THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A
   PLAN OF REORGANIZATION BEFORE FILING OF A VOLUNTARY REORGANIZATION CASE UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE. BECAUSE A CHAPTER 11 CASE HAS NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF ITS CHAPTER 11 CASE, UNITED STATES LEATHER, INC. EXPECTS PROMPTLY TO SEEK ORDERS OF THE BANKRUPTCY COURT (I) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION AND THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE, AND (II) CONFIRMING ITS PLAN OF REORGANIZATION.



                              DISCLOSURE STATEMENT,

                              Dated March 31, 1998

                       Prepetition Solicitation of Ballots
                                 With Respect to

                The Financial Restructuring (the "Restructuring")
                                       of
                           UNITED STATES LEATHER, INC.
                                     ("USL")


                To the holders of United States Leather, Inc.'s
                       10.25% Senior Notes, due 2003, and
             shares of common stock of United States Leather, Inc.,

                        Through a Prepackaged Chapter 11
                             Plan of Reorganization

             This Disclosure Statement, the appendices and exhibits hereto, the accompanying forms of Ballot, and the related materials delivered herewith are being furnished by USL pursuant to section 1126(b) of the United States Bankruptcy Code, in connection with the solicitation by it of acceptances of the proposed plan of reorganization described herein (the "Plan"). USL is soliciting such acceptances from all creditors and holders of USL Common Stock that would be impaired under the Plan.

             This prepetition solicitation of Ballots will expire at 5:00 p.m., Central Daylight Time, on May 6, 1998 (the "Voting Deadline"), unless extended. Ballots to accept or reject the Plan may be revoked at any time prior to the earlier of (i) the commencement of a reorganization case under Chapter 11 of the Bankruptcy Code, and (ii) 5:00 p.m., Central Daylight Time, on the Voting Deadline. Thereafter, Ballots may be revoked only with the approval of the Bankruptcy Court.

             THE NOTEHOLDERS AND STOCKHOLDERS SOLICITED HEREBY ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY ALL THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT BEFORE SUBMITTING BALLOTS PURSUANT TO THE
   SOLICITATION.

             NO UNITED STATES BANKRUPTCY COURT HAS APPROVED THIS DISCLOSURE STATEMENT OR THE MERITS OF THE CHAPTER 11 PLAN OF REORGANIZATION DESCRIBED HEREIN.

             CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, THE LIQUIDATION ANALYSIS APPENDED HERETO AS EXHIBIT B, AND THE FINANCIAL PROJECTIONS APPENDED HERETO AS EXHIBIT C IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. (SEE "FORWARD-LOOKING STATEMENTS.")

             This Disclosure Statement is being furnished to each creditor of USL known by USL to hold a claim against USL that would be impaired under the Plan and each holder of USL Common Stock. This Disclosure Statement is to be used solely by each such holder in connection with its evaluation of the Plan. Use of this Disclosure Statement for any other purpose is not authorized. Without the prior written consent of USL, this Disclosure Statement may not be reproduced or provided to others (other than to those advisors of a holder of an impaired Claim or Interest who need to know such information in order to assist such holder in its evaluation of the
   Plan).

             USL has not commenced a case under Chapter 11 of the Bankruptcy Code as of the date of this Disclosure Statement. In the event, however, that USL receives properly completed Ballots (which are not timely revoked) indicating acceptance of the Plan in sufficient number and amount to meet the voting requirements prescribed by section 1126 of the Bankruptcy Code, USL intends to file with the Bankruptcy Court a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and to seek as promptly thereafter as is practicable confirmation by the Bankruptcy Court of the Plan. Consummation of the Plan is expected to occur shortly following the entry of an order of confirmation (the "Confirmation Order") of the Plan by the Bankruptcy Court.

             The Board of Directors of USL has unanimously approved this Disclosure Statement, the Solicitation, the Plan, and all the transactions contemplated hereby and thereby and recommends that all impaired creditors and all holders of USL Common Stock submit Ballots accepting the Plan and the transactions contemplated thereby.

             The Plan provides, among other things, for the cancellation of all outstanding shares of USL Common Stock and the issuance of 10,000,000 shares of Reorganized USL common stock to be issued under the Plan (the "New Common Stock"). Holders of USL's 10.25% Senior Notes, due 2003 (the "Notes"), will receive 9,700,000 shares of New Common Stock in exchange for the Notes. Based upon the outstanding principal balance of the Notes, each such holder will receive 74.61538 shares of New Common Stock for each $1,000 of principal amount of Notes owned by such holder (rounded to the nearest whole number of shares). Holders of USL Common Stock will receive 300,000 shares of New Common Stock. Based upon the number of shares of USL Common Stock expected to be outstanding as of the Petition Date, each such holder will receive 100 shares of New Common Stock for each share of USL Common Stock owned by such holder. The total voting power of Noteholders and Stockholders is subject to dilution in the event that the Post-Restructuring Board implements a Management Stock Incentive Program, which is authorized under the Plan and which would allow up to 1,000,000 additional shares of New Common Stock to be issued for management stock options. (For information about the Management Stock Incentive Program,
   see section VII.D.   "Certain Factors to Be Considered   Potential
   Dilution of Noteholder and Stockholder Voting Power as a Result of Management Stock Incentive Program.")

             DURING THE PENDENCY OF ANY BANKRUPTCY CASE THAT WILL BE FILED IN CONNECTION WITH THE RESTRUCTURING, USL INTENDS TO REMAIN IN POSSESSION OF AND TO OPERATE ITS BUSINESS IN THE ORDINARY COURSE AND (SUBJECT TO THE APPROVAL OF THE BANKRUPTCY COURT) TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL OF ITS UNDISPUTED SECURED CREDITORS, TRADE CREDITORS, AND EMPLOYEES. USL's secured creditors, trade creditors, and employees will be unimpaired under the Plan, and USL intends to pay all allowed prepetition claims of such creditors and employees in full. (See section VI.B. C "Summary of the Plan C Treatment of the Classes Under the Plan.")

             Members of an informal committee of holders of the Notes (the "Informal Noteholders' Committee") have participated in the negotiation of the proposed terms of the Plan, including the terms and distribution of the New Common Stock among Noteholders and Stockholders. Counsel to the Informal Noteholders' Committee has advised USL that members of the Informal Noteholders' Committee and other Noteholders, collectively holding over 50% of the outstanding principal amount of the Notes, have indicated that they currently intend to approve the terms of the Plan based on the information available to them as of the date hereof.

             The Informal Noteholders' Committee has retained Wachtell, Lipton, Rosen & Katz ("Wachtell, Lipton") as its legal adviser. USL is paying the fees and expenses of Wachtell, Lipton. Each member of the Informal Noteholders' Committee is acting exclusively on its own behalf and not as a fiduciary or representative of any other person. Counsel for the Informal Noteholders' Committee can be contacted at:

                       Wachtell, Lipton, Rosen & Katz
                       51 West 52nd Street
                       New York, NY  10019-6150
                       Attention:  Chaim J. Fortgang
                       Phone:  (212) 403-1000
                       Fax:   (212) 403-2000

             The Bankruptcy Code generally requires acceptance of the Plan by specified percentages, voting in separate classes, of all classes of impaired claims and interests of the debtor (the "Requisite Acceptances"). For purposes of the Bankruptcy Code, each class of impaired claims is considered to have accepted the Plan if the Plan is accepted by creditors in such class that hold at least two-thirds (2/3) in aggregate dollar amount and more than one-half (1/2) in number of the allowed claims of such class held by those creditors that have timely voted on the Plan; each class of equity interests is considered to have accepted the Plan if the Plan is accepted by holders of equity interests in such class that hold at least two-thirds (2/3) in aggregate amount of the interests in such class held by holders that have timely voted on the Plan. UNDER THE BANKRUPTCY CODE, ONLY THE VOTES ACTUALLY CAST TO ACCEPT OR REJECT THE PLAN WILL BE COUNTED FOR PURPOSES OF DETERMINING THE ACCEPTANCE OR REJECTION OF THE PLAN BY ANY IMPAIRED CLASS OF CLAIMS OR INTERESTS. Accordingly, the Plan could be approved by any impaired class of claims with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the claims of such class. If the Requisite Acceptances are received, the Bankruptcy Court is otherwise satisfied that the Solicitation and the Plan conform to the requirements of the Bankruptcy Code, and the Plan is confirmed by the Bankruptcy Court and becomes effective, all holders of impaired Claims and Interests (including those who rejected or are deemed to have rejected the Plan and those who did not submit Ballots to accept or reject the Plan) will be bound by the terms of the Plan.

             In the event that the Requisite Acceptances of any particular Class are not received, or if received are timely revoked, in either case, prior to the termination of the Solicitation, USL reserves the absolute right to use any and all Ballots accepting the Plan that were received pursuant to the Solicitation, and not timely revoked, to seek Confirmation of the Plan (or of any modification thereof that does not adversely affect the treatment of the Classes of Claims or Interests with respect to which such Ballots were cast) pursuant to section 1129(b) of the Bankruptcy Code.

             NO REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER FEDERAL OR STATE SECURITIES LAWS HAS BEEN MADE BY USL WITH RESPECT TO ANY OF THE NEW SECURITIES CONTEMPLATED BY THE PLAN THAT MAY BE DEEMED TO BE OFFERED BY VIRTUE OF THE SOLICITATION. USL IS RELYING ON SECTIONS 3(a)(9) AND 4(2) OF THE SECURITIES ACT AND SIMILAR STATE LAW PROVISIONS, AND/OR SECTION 1145(a) OF THE BANKRUPTCY CODE TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW THE OFFER OF ANY NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION.

             THE NEW SECURITIES TO BE ISSUED PURSUANT TO THE PLAN WILL NOT BE REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAWS. SUCH NEW SECURITIES WILL BE ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS PROVIDED BY SECTION 1145(a) OF THE BANKRUPTCY CODE. TO THE EXTENT
   SECTION 1145(a) DOES NOT SO EXEMPT THIS SOLICITATION OR SUCH ISSUANCE, REORGANIZED USL WILL RELY ON EXEMPTIONS PROVIDED BY SECTIONS 3(a)(9) AND 4(2) OF THE SECURITIES ACT AND ON SIMILAR STATE LAW PROVISIONS. (SEE
   SECTION XI. C "APPLICABILITY OF CERTAIN SECURITIES LAWS.")

             IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF USL AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. NEITHER THE PLAN NOR THE NEW COMMON STOCK TO BE ISSUED PURSUANT TO THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY ANY BANKRUPTCY COURT, BY THE COMMISSION, OR BY ANY STATE SECURITIES COMMISSION, OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, NOR HAS ANY BANKRUPTCY COURT, THE COMMISSION, OR ANY SUCH STATE SECURITIES COMMISSION OR OTHER AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS OR MAY BE A CRIMINAL OFFENSE.

             No person has been authorized to give any information or make any representation with respect to USL or the Plan that is not contained in this Disclosure Statement. If any such information or representation is given or made, it must not be relied upon. The statements contained in this Disclosure Statement are made as of the date hereof, and neither delivery of this Disclosure Statement nor any exchange or issuance of New Common Stock pursuant to the Plan will, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

             Holders of impaired Claims and Interests should not construe the contents of this Disclosure Statement as providing any legal, business, financial, or tax advice. Each such holder should consult with its own legal, business, financial, and tax advisors with respect to any such matters concerning this Disclosure Statement, the Solicitation, the Plan, and the transactions contemplated hereby and thereby.

   FORWARD-LOOKING STATEMENTS

             THIS DISCLOSURE STATEMENT INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT INCLUDED IN THIS DISCLOSURE STATEMENT, INCLUDING, WITHOUT LIMITATION, PROJECTIONS AND STATEMENTS REGARDING USL'S FUTURE FINANCIAL POSITION, BUSINESS STRATEGY, BUDGETS, PROJECTED COSTS, AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. IN ADDITION, FORWARD-LOOKING STATEMENTS GENERALLY CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "MAY," "WILL," "EXPECT," "INTEND," "ESTIMATES," "ANTICIPATE," "BELIEVE," "SHOULD," "PLANS," OR "CONTINUE," OR THE NEGATIVE THEREOF, OR VARIATIONS THEREON, OR SIMILAR TERMINOLOGY. WITHOUT LIMITING THE FOREGOING, FORWARD-LOOKING STATEMENTS ARE SET FORTH HEREIN UNDER THE CAPTIONS "BUSINESS AND OPERATIONS OF USL," "ANTICIPATED
   EVENTS BEFORE AND DURING THE CHAPTER 11 CASE," "APPENDIX B   UNITED STATES
   LEATHER, INC. LIQUIDATION ANALYSIS," AND "APPENDIX C   UNITED STATES
   LEATHER, INC. PROJECTED FINANCIAL DATA." ALTHOUGH USL BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM USL'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED UNDER "CERTAIN FACTORS TO BE CONSIDERED" AND ELSEWHERE IN THIS DISCLOSURE STATEMENT. ALL WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO USL, OR PERSONS ACTING ON ITS BEHALF, ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                      UNITED STATES BANKRUPTCY COURT
                       EASTERN DISTRICT OF WISCONSIN


    In re:

    United States Leather, Inc.,
    a Wisconsin corporation,                Case No. __________________
                                           Honorable _________________

                                                             Chapter 11
                              Debtor.

    Employer ID No. 13-3503310


                DISCLOSURE STATEMENT DATED MARCH 31, 1998.



    Thomas L. Shriner, Jr.
    Andrew J. Wronski
    Foley & Lardner
    777 E. Wisconsin Avenue
    Milwaukee, WI 53202-5367
    Telephone:  (414) 271-2400
    Fax:  (414) 297-4900

                                TABLE OF CONTENTS

                                                                         Page

   FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . . .  v

   EXECUTIVE SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
        A.   Summary of the Plan . . . . . . . . . . . . . . . . . . . . .  1
        B.   Summary of Post-Consummation Operations . . . . . . . . . . .  3

   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

   DISCLOSURE STATEMENT WITH RESPECT TO USL'S PLAN OF
   REORGANIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

   I.   INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
        A.   Notice to Holders of Claims and Interests . . . . . . . . . . 14
        B.   Solicitation Package  . . . . . . . . . . . . . . . . . . . . 15
        C.   Voting Procedures, Ballots, and Voting Deadlines (for Holders of
             Impaired Claims)  . . . . . . . . . . . . . . . . . . . . . . 16
        D.   USL's Legal and Financial Advisors  . . . . . . . . . . . . . 17

   II.  COMPONENTS AND SUMMARY EXPLANATION OF THE PLAN . . . . . . . . . . 18
        A.   Distribution of New Common Stock  . . . . . . . . . . . . . . 18
        B.   Consequences of the Plan on Holders of Impaired Claims and
             Interests . . . . . . . . . . . . . . . . . . . . . . . . . . 18
             1.   Consequences of Plan on Noteholders  . . . . . . . . . . 18
             2.   Consequences of Plan on Holders of USL Common Stock  . . 19
             C.   Consequences of Plan on Holders of Trade Claims  . . . . 19

   III.      KEY EVENTS LEADING TO THE SOLICITATION AND DECISION TO COMMENCE
             A CHAPTER 11 REORGANIZATION . . . . . . . . . . . . . . . . . 19
             A.   The Leveraged Buyout . . . . . . . . . . . . . . . . . . 19
             B.   The 1996 Holding Company Recapitalization  . . . . . . . 19
             C.   Liquidity Problems . . . . . . . . . . . . . . . . . . . 20
             D.   Formation of, and Negotiations with, the Informal
                  Noteholders' Committee . . . . . . . . . . . . . . . . . 21
             E.   The Banks, the Refinancing, and the Prepetition Credit
                  Facility . . . . . . . . . . . . . . . . . . . . . . . . 22

   IV.       BUSINESS AND OPERATIONS OF USL  . . . . . . . . . . . . . . . 24
             A.   General Information  . . . . . . . . . . . . . . . . . . 24
             B.   The Leather Manufacturing Process  . . . . . . . . . . . 25
             C.   Sales  . . . . . . . . . . . . . . . . . . . . . . . . . 26
             1.   Furniture Group  . . . . . . . . . . . . . . . . . . . . 26
             2.   Footwear and Specialty Leather Group . . . . . . . . . . 27
             3.   Automotive Group . . . . . . . . . . . . . . . . . . . . 28
             4.   International Sales  . . . . . . . . . . . . . . . . . . 28
             5.   Major Customers  . . . . . . . . . . . . . . . . . . . . 29
             6.   Other  . . . . . . . . . . . . . . . . . . . . . . . . . 29
             D.   Raw Materials  . . . . . . . . . . . . . . . . . . . . . 29
             E.   Research and Development . . . . . . . . . . . . . . . . 30
             F.   Employees  . . . . . . . . . . . . . . . . . . . . . . . 30
             G.   Properties . . . . . . . . . . . . . . . . . . . . . . . 31
             H.   Legal Proceedings  . . . . . . . . . . . . . . . . . . . 32
             I.   Business and Operations of Reorganized USL . . . . . . . 32

   V.        ANTICIPATED EVENTS BEFORE AND DURING THE CHAPTER 11 CASE  . . 32
             A.   Merger of New Holding Company and USLH Into USL  . . . . 32
             B.   Commencement of the Chapter 11 Case  . . . . . . . . . . 33
             C.   Administration of the Chapter 11 Case  . . . . . . . . . 33
             D.   Creditors' Committee . . . . . . . . . . . . . . . . . . 33
             E.   DIP Credit Facility and Emergence Credit Facility  . . . 33
             F.   Confirmation Hearing . . . . . . . . . . . . . . . . . . 34
             G.   Bar Date . . . . . . . . . . . . . . . . . . . . . . . . 34

   VI.       SUMMARY OF THE PLAN . . . . . . . . . . . . . . . . . . . . . 35
             A.   Overall Structure of the Plan  . . . . . . . . . . . . . 35
             B.   Treatment of the Classes Under the Plan  . . . . . . . . 36
             C.   Treatment of Trade Creditors and Employees Under
                    the Plan . . . . . . . . . . . . . . . . . . . . . . . 40
             1.   Provisions for Trade Creditors . . . . . . . . . . . . . 40
             2.   Provisions for Employees . . . . . . . . . . . . . . . . 40
             D.   Post-Restructuring Board . . . . . . . . . . . . . . . . 41
             E.   Restated Articles of Incorporation and By-Laws . . . . . 41
             F.   Procedures Pertaining to Distributions . . . . . . . . . 41
             G.   Corporate Action . . . . . . . . . . . . . . . . . . . . 42
             H.   Retiree Benefits . . . . . . . . . . . . . . . . . . . . 42
             I.   Executory Contracts and Unexpired Leases . . . . . . . . 42
             1.   Executory Contracts and Unexpired Leases Assumed
                  Unless Specifically Rejected . . . . . . . . . . . . . . 43
             2.   Officers' and Directors' Indemnification Rights  . . . . 43
             3.   Compensation and Benefit Programs  . . . . . . . . . . . 43
             J.   Conditions Precedent to the Effective Date . . . . . . . 44
             K.   Effects of Plan Confirmation . . . . . . . . . . . . . . 46
             1.   Discharge of USL . . . . . . . . . . . . . . . . . . . . 46
             2.   Revesting  . . . . . . . . . . . . . . . . . . . . . . . 46
             3.   Injunction . . . . . . . . . . . . . . . . . . . . . . . 46
             4.   Releases . . . . . . . . . . . . . . . . . . . . . . . . 46
             L.   Exculpation  . . . . . . . . . . . . . . . . . . . . . . 48
             M.   Retention of Jurisdiction  . . . . . . . . . . . . . . . 48
             N.   Amendments to Plan/Revocation or Withdrawal  . . . . . . 48

   VII.      CERTAIN FACTORS TO BE CONSIDERED  . . . . . . . . . . . . . . 49
             A.   General Considerations . . . . . . . . . . . . . . . . . 49
             B.   Certain Bankruptcy Considerations  . . . . . . . . . . . 49
             C.   Inherent Uncertainty of Financial Projections  . . . . . 49
             D. Potential Dilution of Noteholder and Stockholder Voting Power as a Result of Management Stock Incentive Program 50
             E.   Market for New Common Stock  . . . . . . . . . . . . . . 51
             F.   Competition  . . . . . . . . . . . . . . . . . . . . . . 51
             G.   Environmental Matters  . . . . . . . . . . . . . . . . . 52
             1.   Toronto, Ontario Facility  . . . . . . . . . . . . . . . 53
             2.   Wastewater Discharges  . . . . . . . . . . . . . . . . . 53
             3.   Off-Site Liabilities . . . . . . . . . . . . . . . . . . 54
             H.   Financial Condition of USL . . . . . . . . . . . . . . . 56
             I.   Disruption of Operations . . . . . . . . . . . . . . . . 57
             J.   Considerations Relating to Acceptance of the Plan  . . . 58
             1.   Risk of Non-Confirmation of the Plan . . . . . . . . . . 58
             2.   Risk That Plan Will Not Be Consummated . . . . . . . . . 58

   VIII.     ALTERNATIVES TO THE PLAN  . . . . . . . . . . . . . . . . . . 59

   IX.       CONFIRMATION OF THE PLAN  . . . . . . . . . . . . . . . . . . 59
             A.   Disclosure and Solicitation  . . . . . . . . . . . . . . 59
             B.   Acceptance of the Plan . . . . . . . . . . . . . . . . . 60
             C.   Best-Interests Test  . . . . . . . . . . . . . . . . . . 61
             D.   Financial Feasibility  . . . . . . . . . . . . . . . . . 63
             E.   Estimated Expense of Administration  . . . . . . . . . . 63

   X.        DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . 63
             A.   General  . . . . . . . . . . . . . . . . . . . . . . . . 63
             B.   New Common Stock . . . . . . . . . . . . . . . . . . . . 64
             C.   Preferred Stock  . . . . . . . . . . . . . . . . . . . . 64
             D.   Certain Statutory Provisions . . . . . . . . . . . . . . 64
             E.   Restated Articles of Incorporation and Restated By-Laws  65

   XI.       APPLICABILITY OF CERTAIN SECURITIES LAWS  . . . . . . . . . . 66
             A.   Initial Issuance of New Common Stock . . . . . . . . . . 66
             B.   Resale of New Common Stock . . . . . . . . . . . . . . . 66

   XII.      VOTING REQUIREMENTS AND PROCEDURES  . . . . . . . . . . . . . 68
             A.   Voting on the Plan . . . . . . . . . . . . . . . . . . . 68
             1.   Who May Vote . . . . . . . . . . . . . . . . . . . . . . 68
             2.   Voting Procedures for Holders of Impaired Claims and
                  Interests on the Record Date . . . . . . . . . . . . . . 68
             3.   Beneficial Owners of Notes . . . . . . . . . . . . . . . 69
             4.   Brokerage Firms, Banks, and Other Nominees . . . . . . . 70
             5.   Voting Deadline and Extensions . . . . . . . . . . . . . 70
             6.   Withdrawal or Change of Votes on the Plan  . . . . . . . 70
             B.   Surrender of Notes . . . . . . . . . . . . . . . . . . . 71

   XIII.     CERTAIN FEDERAL INCOME TAX CONSIDERATIONS . . . . . . . . . . 71
             A.   Federal Income Tax Consequences to USL . . . . . . . . . 71
             1.   Discharge of Indebtedness  . . . . . . . . . . . . . . . 71
             2.   Use of Tax Attributes  . . . . . . . . . . . . . . . . . 72
             B.   Federal Income Tax Consequences to Holders of Claims . . 73
             1.   Holders of Unimpaired Claims . . . . . . . . . . . . . . 73
             2.   Holders of Notes . . . . . . . . . . . . . . . . . . . . 73

   XIV.      MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . 75

   CONCLUSION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76

                                EXECUTIVE SUMMARY

             United States Leather, Inc. ("USL") has not yet commenced a case under Chapter 11 of the United States Bankruptcy Code as of the date of this Disclosure Statement. USL is conducting this prepetition Solicitation in order to obtain sufficient acceptances of a plan of reorganization (the "Plan") before filing a Chapter 11 case. The Plan, which is included herewith as Appendix A, sets forth how Claims against and Interests in USL will be treated following USL's emergence (as "Reorganized USL") from Chapter 11. This Disclosure Statement describes certain aspects of the Plan, USL's business operations, significant events precipitating the proposed Restructuring, and related matters. This Executive Summary is intended solely as a summary of the distribution provisions of the Plan and certain matters relating to USL's business.
   FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS AND SCHEDULES THERETO IN THEIR ENTIRETY.

        A.   Summary of the Plan

             The principal purpose of the Plan is to effectuate a deleveraging of USL whereby approximately $139 million of principal and interest owed by USL to holders of its 10.25% Senior Notes, due 2003 (the "Notes"), will be converted to equity. Specifically, in exchange for a discharge of USL's debt obligations under the Notes, USL will distribute to the holders of the Notes 97% of the common stock of Reorganized USL (the "New Common Stock") (subject to dilution if and when the Management Stock Incentive Program is implemented). The Plan is the product of months of negotiations with an informal committee of holders of the Notes (the "Informal Noteholders' Committee") and has the support of the members of that committee and other Noteholders, who, in the aggregate, are believed to hold more than one-half in principal amount of the Notes. It is contemplated that, except for the Claims of present and former holders of the Notes, no creditors of USL holding Allowed Claims will be affected or impaired by the Chapter 11 Case. The Plan impairs holders of USL Common Stock as they will receive only 3% of the New Common Stock of Reorganized USL (subject to dilution if and when the Management Stock Incentive Program is implemented).

             Under the Plan, Claims against and Interests in USL are divided into seven Classes. (Administrative Expense Claims, in accordance with section 1123(a)(1) of the Bankruptcy Code, have not been classified.) All other Claims and all Interests are classified and will receive the distributions and recoveries described in the table below.

             The table summarizes the classification and treatment of the prepetition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail in section VI.B.
   "Summary of the Plan   Treatment of the Classes Under the Plan."  This
   summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which is attached as Appendix A hereto.

         Class Description              Treatment Under the Plan

    Class 1   Priority Tax Claims    -  Not impaired
    (if any)
                                     -  A holder of an Allowed Class
                                     1 Claim will receive (i) Cash
                                     equal to the amount of such
                                     Allowed Class 1 Claim or (ii)
                                     such other treatment as to
                                     which USL and such holder will
                                     have agreed in writing.

    Class 2   Other Priority Claims  -  Not impaired
    (if any)
                                     -  A holder of an Allowed Class
                                     2 Claim will receive (i) Cash
                                     equal to the amount of such
                                     Allowed Class 2 Claim or (ii)
                                     such other treatment as to
                                     which USL and such holder will
                                     have agreed in writing.

    Class 3   Miscellaneous Secured  -  Not impaired
    Claims (if any)
                                     -  A holder of an Allowed Class
                                     3 Claim will be entitled, at
                                     USL's option, to (i) receive
                                     the allowed amount of such
                                     Claim in full and in Cash, (ii)
                                     have all its legal, equitable,
                                     and contractual rights with
                                     respect to its Allowed Class 3
                                     Claim Reinstated, (iii) have
                                     its collateral, to the extent
                                     it secures the payment
                                     obligations of USL to such
                                     holder, returned to it, or (iv)
                                     receive such other treatment as
                                     to which USL and such holder
                                     will have agreed in writing.

    Class 4   Prepetition Credit     -  Not impaired
    Agreement Claims
                                     -  A holder of an Allowed Class
                                     4 Claim will be paid in full in
                                     Cash the amount of its Allowed
                                     Class 4 Claim on the Effective
                                     Date.

    Class 5   Note Claims            -  Impaired

                                     -  A holder of an Allowed Class
                                     5 Claim will receive its pro
                                     rata share of the 9,700,000
                                     shares of New Common Stock to
                                     be distributed to Noteholders
                                     under the Plan.

    Class 6   General Unsecured      -  Not impaired
    Claims Against USL (which
    includes claims of trade         -  A holder of an Allowed Class
    creditors)                       6 Claim will be paid in the
                                     ordinary course of USL's
                                     business and, accordingly, will
                                     not be entitled to receive any
                                     distribution under the Plan.
                                     Such Allowed Claims, if not so
                                     paid during the pendency of the
                                     Chapter 11 Case, will be
                                     Reinstated and paid in the
                                     ordinary course of business
                                     pursuant to the terms of the
                                     applicable invoice or agreement
                                     (if any) relating to such
                                     Claims or as otherwise required
                                     by applicable non-bankruptcy
                                     law.

    Class 7   Interests in Respect   -  Impaired
    of USL Common Stock
                                     -  A holder of an Allowed 7
                                     Interest will receive its pro
                                     rata share of the 300,000
                                     shares of New Common stock to
                                     be distributed to Stockholders
                                     under the Plan.


             After careful review of USL's current business operations, estimated recoveries in a liquidation scenario, and prospects as an ongoing business, USL has concluded that the recovery to holders of Claims and Interests will be maximized by USL's continued operation as a going concern. USL believes that its business and assets have significant value that would not be realized by liquidating USL either in whole or in substantial part.

        B.   Summary of Post-Consummation Operations

             As a result of Confirmation and Consummation of the Plan, USL (as Reorganized USL) will continue to operate as an independent business. Included herein as Appendix C is projected financial information that forecasts the financial performance of Reorganized USL through December 31, 2000. These projections are based on the current business plan for Reorganized USL. The ongoing post-Consummation operations of Reorganized USL will be financed through the Prepetition Credit Facility. (See
   section III.E   "Key Events Leading to the Solicitation and Decision to
   Commence a Chapter 11 Reorganization   The Banks, the Refinancing, and the
   Prepetition Credit Facility.")

                                   DISCLAIMER

             ALL NOTEHOLDERS AND STOCKHOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE PRECEDING EXECUTIVE SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS AND APPENDICES ANNEXED TO THE PLAN, AND THIS DISCLOSURE STATEMENT AS A WHOLE. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

             THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
   SECTION 1126(b) OF THE BANKRUPTCY CODE AND RULE 3018(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY BANKRUPTCY COURT OR BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), NOR HAS ANY BANKRUPTCY COURT OR THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF USL SHOULD NOT RELY UPON THIS DISCLOSURE STATEMENT FOR SUCH PURPOSES AND SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

             AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

             THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE DESCRIPTION SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF USL OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY SUCH PARTY, BUT NO SUCH PARTY (OTHER THAN USL) MAKES ANY REPRESENTATION REGARDING SUCH DESCRIPTIONS.

             THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING USL OR ANY OTHER PARTY.

             HOLDERS OF IMPAIRED CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. EACH SUCH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL, AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

                                   DEFINITIONS

             Rules of Interpretation. As used herein, the following terms have the respective meanings specified below, and such meanings shall be equally applicable to both the singular and plural, and masculine and feminine, forms of the terms defined. Captions and headings to articles, sections, and exhibits are inserted for convenience of reference only, and they are not intended to be part of or to affect the interpretation of this Disclosure Statement. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply. Any capitalized term used herein that is not defined herein but that is defined in the Bankruptcy Code or in the Plan shall have the meaning ascribed to that term in the Bankruptcy Code or in the Plan.

             1. Administrative Expense Claim means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, without limitation, any Claims of the Prepetition Lenders or the Banks arising under the DIP Credit Facility, the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of USL, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, Professional Fees, and all fees and charges assessed against the Estate under section 1930 of title 28 of the United States Code.

             2. Allowed means (i) with respect to a Claim (other than an Administrative Expense Claim), any such Claim, proof of which was timely and properly filed or, if no proof of claim was filed, that has been or hereafter is listed by USL on its Schedules as liquidated in amount and not disputed or contingent, and, in either case, a Claim as to which no objection to the allowance thereof, or motion to estimate for purposes of allowance, shall have been filed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection, or any motion to estimate for purposes of allowance, shall have been so filed, to the extent allowed by a Final Order; and (ii) with respect to an Administrative Expense Claim, any such Administrative Expense Claim as to which no objection to the allowance thereof has been interposed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been so interposed, to the extent allowed by a Final Order. Except as otherwise provided in the Plan, no amounts accruing from and after the Petition Date, including, without limitation, principal, interest, fees, and expenses, shall be Allowed with respect to any Claim.

             3. Allowed Class . . . Claim means an Allowed Claim in the particular Class described.

             4. Ballot means (i) the form of master ballot provided for use by brokers, banks, proxy intermediaries, or other nominees that hold Notes as of record on behalf of one or more beneficial owners, (ii) the form of ballot provided to beneficial owners of Notes in order to permit such holders to vote on the Plan, and (iii) the form of ballot provided to beneficial owners of USL Common Stock in order to permit such holders to vote on the Plan.

             5. Bankruptcy Code means the Bankruptcy Reform Act of 1978, as amended from time to time, as applicable to the Chapter 11 Case, set forth in sections 101 et seq. of title 11 of the United States Code.

             6. Bankruptcy Court means the United States Bankruptcy Court for the Eastern District of Wisconsin, or such other court that exercises jurisdiction over the Chapter 11 Case or any proceeding therein, including the United States District Court for the Eastern District of Wisconsin, to the extent reference of the Chapter 11 Case or any proceeding therein is withdrawn.

             7. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Case, including the local rules and standing orders of the Bankruptcy Court.

             8. Banks means any banks or other lenders, other than the Prepetition Lenders, that may extend, or become parties to agreements, instruments, or other documents extending, the DIP Credit Facility or the Emergence Credit Facility.

             9.   Bar Date has the meaning given in section 7.14 of the Plan.

             10. Business Day means a day other than a Saturday, Sunday, or other day on which banks in New York, New York are authorized or required by law to be closed.

             11. Cash means legal tender of the United States or its equivalent.

             12. Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code with respect to the USL, to be filed in the Bankruptcy Court and administered as In re United States Leather, Inc.

             13. Claim means a claim against USL, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code, including, without limitation, (a) any right to payment from USL arising before the Confirmation Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) any right to an equitable remedy against USL for breach of performance if such breach gives rise to a right of payment from USL, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

             14. Class means a category of holders of Claims or Interests as described in Article III of the Plan.

             15.  Commission means the Securities and Exchange Commission.

             16.  Confirmation means confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

             17. Confirmation Date means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.

             18. Confirmation Hearing means the hearing on confirmation of the Plan under section 1128 of the Bankruptcy Code.

             19. Confirmation Order means the order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

             20. Consummation means the satisfaction of all conditions to the consummation of the Plan set forth in sections 11.01 and 11.02 of the Plan or the waiver of such conditions as provided in section 11.03 of the Plan.

             21. Creditors' Committee means the official committee of unsecured creditors appointed in the Chapter 11 Case by the United States Trustee, if any, pursuant to section 1102 of the Bankruptcy Code, as modified by the addition or removal of members from time to time.

             22. Cure means the distribution of Cash, or such other property as may be agreed upon by the parties and ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

             23. Debtor means USL, on and after the Petition Date, as debtor and debtor-in-possession.

             24. DIP Credit Facility means the revolving credit facility to be provided to the Debtor pursuant to section 364 of the Bankruptcy Code by either (i) the Banks, on such terms and conditions as to which the Banks and the Debtor may agree or (ii) the Prepetition Lenders, substantially in accordance with the terms set forth in Exhibit A-1 to the Prepetition Credit Agreement, or such other terms to which the Debtor and the Prepetition Lenders may agree, together with the agreements, instruments, documents and orders of the Bankruptcy Court authorizing and governing such facility.

             25. Disallowed Claim means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order, or (b) a Claim as to which a Bar Date has been established by the Bankruptcy Code, Bankruptcy Rules, or a Final Order of the Bankruptcy Court, but no proof of Claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code, Bankruptcy Rules, or any Final Order of the Bankruptcy Court.

             26. Disclosure Statement means this Disclosure Statement of United States Leather, Inc., dated March 31, 1998, as amended, supplemented, or modified from time to time, pertaining to the Plan.

             27. Disputed Claim means any Administrative Expense Claim, Claim, or portion thereof, as to which USL or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and Bankruptcy Rules, which objection or request has not been withdrawn or determined by a Final Order or otherwise settled as provided in section 6.02 of the Plan. As of any date of determination, any Claim that is an Allowed Claim or a Disallowed Claim, or that has been withdrawn, will not be considered a Disputed Claim.

             28. Effective Date means the first Business Day on which all of the conditions set forth in sections 11.01 and 11.02 of the Plan have been satisfied or waived as provided in section 11.03 of the Plan.

             29. Emergence Credit Facility means the revolving credit facility to be provided to Reorganized USL pursuant to an agreement, to be dated as of the Effective Date, (i) among Reorganized USL and the Banks on such terms and conditions as to which the Banks and Reorganized USL may agree or, as the case may be, (ii) among Reorganized USL and the Prepetition Lenders, substantially in accordance with the terms set forth in Exhibit A-2 to the Prepetition Credit Agreement, or such other terms as to which Reorganized USL and the Prepetition Lenders may agree, together with the agreements, instruments, and other documents governing such facility.

             30. Estate means the estate of USL in the Chapter 11 Case, created pursuant to section 541 of the Bankruptcy Code.

             31. Final Order means an order or judgment entered by the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and the parties (a) that has not been reversed, stayed, modified, or amended, (b) as to which no appeal, certiorari proceeding, reargument, or other review or rehearing has been requested or is still pending, and (c) as to which the time for filing a notice of appeal, petition for certiorari, or request for reargument or further review or rehearing shall have expired.

             32. Indenture means the Indenture, dated as of August 2, 1993, entered into by and between USL and M&I First National Bank, as trustee, relating to the Notes.

             33. Informal Noteholders' Committee means the informal and unofficial committee of Noteholders formed prior to the commencement of the Chapter 11 Case.

             34. Informal Noteholders' Committee Expenses means the fees and expenses outstanding on the Effective Date incurred by the Informal Noteholders' Committee on behalf of holders of the Allowed Note Claims (including, without limitation, the fees and expenses of counsel) in connection with the negotiation and documentation of the Plan, the Plan-related documents, and the Chapter 11 Case.

             35. Interest means any equity interest in USL represented by USL Common Stock.

             36. New Common Stock means the common stock of Reorganized USL, $.01 par value per share, authorized for issuance under the Plan.

             37. Note Claims means all Claims directly or indirectly arising from or under, or relating in any way to, the Notes, including Claims for accrued but unpaid interest, and the Informal Noteholders' Committee Expenses.

             38. Notes means United States Leather, Inc.'s 10.25% Senior Notes, due 2003.

             39.  Noteholders means holders of the Notes as of the Record
   Date.

             40. Other Priority Claim means a Claim for an amount entitled to priority in right of payment under section 507(a)(3), (4), (5), or (6) of the Bankruptcy Code.

             41. Person means an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government or any political subdivision thereof, or any other entity.

             42. Petition Date means the date on which USL will file its petition for relief commencing the Chapter 11 Case.

             43. Plan means the plan of reorganization, substantially in the form attached hereto as Appendix A, as the same may be amended, modified, or otherwise supplemented from time to time.

             44. Post-Restructuring Board means the Board of Directors of Reorganized USL as of the Effective Date.

             45. Prepetition Credit Agreement means the Loan and Security Agreement, dated as of January 14, 1998, among USL and the Prepetition Lenders, together with all agreements, instruments, and other documents related thereto or entered into in connection therewith, each as amended, modified, or supplemented from time to time, including, without limitation, under Amendment No. 1 To Loan and Security Agreement.

             46. Prepetition Credit Agreement Claims means all Claims of the Prepetition Lenders arising under or related to the Prepetition Credit Agreement, which, for purposes of the Plan, shall be deemed to be an Allowed Claim and a Secured Claim in an amount equal to the excess of (a) all "Obligations" (as such term is defined in the Prepetition Credit Agreement) under the Prepetition Credit Agreement over (b) the sum of all payments made in Cash by the Debtor to the Prepetition Lenders prior to the Effective Date on account of such Prepetition Credit Agreement Claims pursuant to any order of the Bankruptcy Court authorizing and approving the DIP Credit Facility.

             47. Prepetition Credit Facility means the credit facility extended by the Prepetition Lenders to USL pursuant to the Prepetition Credit Agreement.

             48. Prepetition Lenders means BankAmerica Business Credit, Inc., as agent and lender, PNC Bank National Association and LaSalle Business Credit, Inc., as lenders, pursuant to the Prepetition Credit Agreement, the DIP Credit Facility, and/or the Emergence Credit Facility, as the case may be, and their respective successors and assigns, and any other lenders that may become parties to any of the foregoing credit facilities.

             49. Priority Tax Claim means a Claim, other than an Administrative Claim, of a governmental unit of the kind entitled to priority under section 507(a)(8) of the Bankruptcy Code.

             50. Professional Fees means a Claim of a professional, retained in the Chapter 11 Case, pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses relating to services incurred prior to and including Confirmation, when and to the extent any Claim described above is approved by a Final Order entered pursuant to section 330, 331, 503(b), or 1103 of the Bankruptcy Code.

             51. Record Date means, with respect to the Notes, March 27, 1998 and, with respect to USL Common Stock, April 30, 1998.

             52. Registration Rights Statement means the agreement, to be entered into on or before the Effective Date and in form reasonably acceptable to the Debtor and the Informal Noteholders' Committee, pursuant to which Reorganized USL shall grant certain "shelf" and/or "demand" rights with respect to registration of the New Common Stock under the Securities Act to the holders of New Common Stock.

             53. Reinstated or Reinstatement means leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim, so as to leave such Claim unimpaired, in accordance with section 1124 of the Bankruptcy Code, thereby entitling the holder of such Claim to, but not more than, (a) reinstatement of the original maturity of the obligations on which such Claim is based and (b) payment, as provided herein, of an amount of Cash consisting solely of the sum of
   (i) matured but unpaid principal installments, without regard to any acceleration of maturity, accruing prior to the Effective Date, (ii) accrued but unpaid interest as of the Effective Date, and (iii) reasonable fees, expenses, and charges, to the extent such fees, expenses, and charges are allowed under the Bankruptcy Code and are provided for in the agreement or agreements on which such Claim is based.

             54.  Reorganized USL means USL from and after the Effective
   Date.

             55. Requisite Acceptances means, with respect to each Class of Claims entitled to vote on the Plan, acceptance of the Plan, in the form of a vote on a Ballot in favor of the Plan, by at least two-thirds (2/3) in aggregate dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class held by those holders of Claims in such Class that have timely voted on the Plan and, with respect to each Class of Interests entitled to vote on the Plan, acceptance of the Plan, in the form of a vote on a Ballot in favor of the Plan, by at least two-thirds (2/3) in aggregate amount of the Interests of such Class held by those holders of Interests in such Class that have timely voted on the Plan.

             56. Restated Articles of Incorporation means the Restated Articles of Incorporation of United States Leather, Inc., substantially in the form of Appendix E hereto.

             57. Restated By-Laws means the By-Laws of United States Leather, Inc., substantially in the form of Appendix F hereto.

             58. Restructuring means USL's proposal, including, but not limited to, the terms described in the Plan and in this Disclosure Statement, for the resolution of USL's outstanding Claims and Interests.

             59. Schedules means, collectively, the schedules of assets and liabilities and the statement of financial affairs to be filed by USL with the Bankruptcy Court, pursuant to section 521 of the Bankruptcy Code and Rule 1007 of the Bankruptcy Rules, as the same may be amended or supplemented from time to time.

             60. Secured Claim means any Claim against USL held by any entity, including a subsidiary, affiliate, or judgment creditor of USL, to the extent such Claim constitutes a secured Claim under sections 506(a) or 1111(b) of the Bankruptcy Code, other than a Claim that is an Administrative Expense Claim, a Class 1 Claim, or a Class 2 Claim.

             61. Securities Act means the Securities Act of 1933, as amended from time to time.

             62. Solicitation means USL's prepetition solicitation, including, but not limited to, dissemination of this Disclosure Statement, of acceptances of the Plan from Noteholders and Stockholders.

             63. Stockholders means holders of Interests in USL Common Stock, as of the Record Date.

             64. USL means United States Leather, Inc., a Wisconsin corporation.

             65. USL Common Stock means the common stock of USL, $.01 par value per share.

             66. Voting Deadline means May 6, 1998, or such later date as USL may determine, on which USL's prepetition solicitation of Ballots will expire.

                        DISCLOSURE STATEMENT WITH RESPECT
                         TO USL'S PLAN OF REORGANIZATION

   I.   INTRODUCTION

             United States Leather, Inc., a Wisconsin corporation, hereby transmits this Disclosure Statement pursuant to section 1126(b) of the United States Bankruptcy Code and Rule 3018(b) of the Federal Rules of Bankruptcy Procedure for use in its prepetition Solicitation of votes on its proposed plan of reorganization (the "Plan"). A copy of the Plan is attached to this Disclosure Statement as Appendix A.

             This Disclosure Statement sets forth certain information regarding USL's prepetition history, significant events leading up to the Chapter 11 Case, and the anticipated organization and operations of Reorganized USL after Consummation of the Plan and USL's emergence (as "Reorganized USL") from Chapter 11. This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of Confirmation of the Plan, certain risk factors associated with the New Common Stock to be issued to Noteholders and Stockholders under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims and Interests in impaired Classes must follow for their votes to be counted.

             FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND
   INTERESTS IN USL, PLEASE SEE SECTION VI.   "SUMMARY OF THE PLAN" AND
   SECTION VII.   "CERTAIN FACTORS TO BE CONSIDERED."

             THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, AND OTHER EVENTS AND FINANCIAL INFORMATION. ALTHOUGH USL BELIEVES THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY USL'S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. USL IS UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

             NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING USL OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE RESTRUCTURING AS TO HOLDERS OF CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE RESTRUCTURING AS TO HOLDERS OF CLAIMS OR INTERESTS.

        A.   Notice to Holders of Claims and Interests

             This Disclosure Statement is being transmitted to (1) the holders of USL's 10.25% Senior Notes, due 2003, as of the Record Date (the "Noteholders"), as the only holders of Claims in an impaired Class of Claims and (2) the holders of USL Common Stock as of the Record Date (the "Stockholders") as the only holders of Interests in an impaired Class of Interests.

             Section 1125 of the Bankruptcy Code requires that disclosure of adequate information be made in connection with the solicitation of acceptances of a plan of reorganization. Section 1125(a) of the Bankruptcy Code defines adequate information as "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims and equity interests of the relevant class to make an informed judgment about the plan . . . ."  The primary purpose of this Disclosure Statement is to provide Noteholders and Stockholders with adequate information so that they can make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

             Pursuant to the provisions of the Bankruptcy Code, only classes of claims or equity interests that are "impaired" are entitled to vote to accept or reject the Plan. (For a complete description of the requirements for acceptance of the Plan, see section IX. - "Confirmation of the Plan.") The following Classes of Claims and Interests are impaired under the Plan: Classes 5 and 7. (See section VI.B. - "Summary of the Plan - Treatment of the Classes Under the Plan" for a description of these Classes.) USL is seeking acceptance of the Plan by Noteholders and Stockholders holding Claims and Interests in these Classes. All other Classes are unimpaired, and holders of Claims in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

             WHEN CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN USL, WHETHER OR NOT THEY ARE ENTITLED TO VOTE OR DID VOTE ON THE PLAN, AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS, YOU ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT CAREFULLY. IN PARTICULAR, ALL HOLDERS OF IMPAIRED CLAIMS AGAINST USL AND ALL HOLDERS OF INTERESTS IN USL ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, USL's business and operations, and considerations pertinent to acceptance or rejection of the Plan.

             NO STATEMENT OR REPRESENTATION CONCERNING USL, THE DISCLOSURE STATEMENT, OR THE PLAN, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT, HAS BEEN AUTHORIZED BY USL TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN OR FOR ANY OTHER PURPOSE. No solicitation of votes may be made until distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning USL other than the information contained herein.

             CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. (SEE "FORWARD-LOOKING STATEMENTS.")

             The statements contained in this Disclosure Statement are made as of the date hereof, unless another time is specified. Neither the delivery of this Disclosure Statement nor Consummation of the Plan will create any implication that the information contained herein is correct at any time subsequent to such date. Except with respect to the projected financial information set forth in Appendix C hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof. Such events may have a material impact on the information contained in this Disclosure Statement. USL and Reorganized USL do not intend to up-date the Projections. Thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, USL does not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not, under any circumstances, imply that the information herein is correct or complete as of any time subsequent to the date hereof.

             All statements made in this Disclosure Statement concerning the amounts, nature, or ownership of Claims against or Interests in USL are made without prejudice to USL's rights to dispute any such Claims or Interests.

        B.   Solicitation Package

             Accompanying this Disclosure Statement are copies of the Plan (Appendix A hereto) and, for voting on the Plan by Noteholders and Stockholders, who comprise the only Classes that are impaired and entitled to receive a distribution under the Plan, and thus are the only Persons permitted to vote on the Plan, as appropriate, (a) with respect to Noteholders, either (i) a form of master Ballot for use by brokers, banks, proxy intermediaries, or other nominees that hold Notes as of record on behalf of one or more beneficial owners or (ii) a form of beneficial owner Ballot for use by beneficial owners of Notes, or (b) with respect to beneficial owners of USL Common Stock, a form of Ballot to be used in voting to accept or to reject the Plan.

        C. Voting Procedures, Ballots, and Voting Deadlines (for Holders of Impaired Claims)

             After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by checking the appropriate box on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided so that it is RECEIVED by the Voting Deadline (as defined below). Please note that if you hold the Notes evidencing your Claim through a broker or other financial intermediary, you may have to return your Ballot to such broker or financial intermediary sufficiently in advance of the Voting Deadline so as to permit such broker or financial intermediary to fill out and return a master Ballot by the Voting Deadline. NOTEHOLDERS SHOULD
   REFER TO SECTION XII.   "VOTING REQUIREMENTS AND PROCEDURES" FOR FURTHER
   INFORMATION REGARDING VOTING PROCEDURES.

             IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN MAY 6, 1998 AT 5:00 P.M., CENTRAL DAYLIGHT TIME (THE "VOTING DEADLINE"), OR SUCH LATER DATE TO WHICH THIS SOLICITATION MAY BE EXTENDED BY USL. DO NOT RETURN NOTES OR STOCK CERTIFICATES WITH YOUR BALLOT.

             ANY BALLOTS RECEIVED THAT DO NOT INDICATE EITHER AN ACCEPTANCE OR A REJECTION OF THE PLAN SHALL BE DEEMED AN ACCEPTANCE OF THE PLAN.

             BALLOTS TO ACCEPT OR REJECT THE PLAN MAY BE REVOKED ANY TIME PRIOR TO THE EARLIER OF (A) THE COMMENCEMENT OF USL'S CHAPTER 11 CASE, AND
   (B) 5:00 P.M., CENTRAL DAYLIGHT TIME, ON THE VOTING DEADLINE. THEREAFTER, BALLOTS MAY BE REVOKED ONLY WITH THE APPROVAL OF THE BANKRUPTCY COURT.

             THE SOLICITATION PURSUANT TO THIS DISCLOSURE STATEMENT WILL EXPIRE ON MAY 6, 1998. USL RESERVES THE RIGHT TO EXTEND THIS SOLICITATION FOR SUCH PERIOD OR PERIODS AS IT MAY DETERMINE. USL WILL MAKE A PUBLIC ANNOUNCEMENT OF ANY SUCH EXTENSION BY RELEASE TO THE DOW JONES NEWS SERVICE PRIOR TO 9:00 A.M., NEW YORK CITY TIME, ON THE NEXT BUSINESS DAY FOLLOWING THE PREVIOUSLY SCHEDULED VOTING DEADLINE.

             If you did not receive a Ballot in your package and believe that you should have, did not receive the appropriate Ballot, received a damaged Ballot or lost your Ballot, wish to receive additional copies of this Disclosure Statement at your own expense, or if you have any questions about the procedures for voting your Claim or Interest, or with respect to the packet of materials that you have received, please contact:

                       Foley & Lardner
                       777 East Wisconsin Avenue, Suite 3800
                       Milwaukee, Wisconsin 53202
                       Attention:  Andrew J. Wronski
                       Phone:   (414) 297-5518
                       Fax:     (414) 297-4900

             USL BELIEVES THAT THE PLAN PROVIDES GREATER RECOVERY AND VALUE TO NOTEHOLDERS AND STOCKHOLDERS THAN WOULD LIQUIDATION OR OTHER AVAILABLE ALTERNATIVES. USL, THEREFORE, BELIEVES THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF EACH AND EVERY CLASS OF CLAIMS AND INTERESTS AND RECOMMENDS THAT ALL NOTEHOLDERS AND STOCKHOLDERS VOTE TO ACCEPT THE PLAN.

             THE PLAN HAS THE SUPPORT OF EVERY MEMBER OF THE INFORMAL NOTEHOLDERS' COMMITTEE, EACH OF WHICH PRESENTLY INTENDS TO VOTE TO ACCEPT THE PLAN. THE INFORMAL NOTEHOLDERS' COMMITTEE, THEREFORE, UNANIMOUSLY RECOMMENDS THAT ALL OTHER NOTEHOLDERS VOTE TO ACCEPT THE PLAN.

        D.   USL's Legal and Financial Advisors

             USL's legal and financial advisors are Foley & Lardner and Houlihan, Lokey, Howard & Zukin Capital, respectively. They can be contacted at:

    Foley & Lardner                  Houlihan, Lokey, Howard & Zukin
    777 E. Wisconsin Avenue          Capital
    Suite 3800                       31 West 52nd Street, 11th Floor
    Milwaukee, Wisconsin  53202      New York, New York 10019
    Phone:  (414) 271-2400           Attn:   Michael A. Kramer
    Fax:    (414) 297-4900                   David R. Hilty
    Attn:   Thomas L. Shriner, Jr.
            Andrew J. Wronski


   II.  COMPONENTS AND SUMMARY EXPLANATION OF THE PLAN

             The principal purpose of the Plan is to effectuate a substantial deleveraging of the indebtedness of USL. In particular, approximately $139 million of principal and interest owed by USL to the holders of the Notes will be exchanged for 97% of the New Common Stock of Reorganized USL (subject to dilution if and when the Management Stock Incentive Program is implemented). It is contemplated that, except for (i) Class 5 Noteholders Claims and (ii) Class 7 Interests of holders of USL Common Stock, no Class of Claims against or Interests in USL will be impaired by the Plan.

        A.   Distribution of New Common Stock

             On the Effective Date, the Noteholders will each receive their pro rata share of 9,700,000 shares of the New Common Stock of Reorganized USL. On the Effective Date, as part of the distribution to Class 5, USL will pay the reasonable and actual costs and expenses of the Informal Noteholders' Committee, including, without limitation, the fees of counsel for the Informal Noteholders' Committee.

             On the Effective Date, the holders of USL Common Stock will receive their pro rata share of 300,000 shares of the New Common Stock of Reorganized USL.

        B.   Consequences of the Plan on Holders of Impaired Claims and
             Interests

             The Plan, provided that USL receives the Requisite Acceptances and that the Effective Date occurs, will have the following consequences on holders of impaired Claims and Interests.

             1.   Consequences of Plan on Noteholders

             Upon the Effective Date, each holder of an Allowed Class 5 Noteholders Claim will receive its pro rata share of the 9,700,000 newly issued shares of New Common Stock of Reorganized USL to be distributed to Noteholders under the Plan. Specifically, each such holder will receive
   74.61538 shares of New Common Stock for each $1,000 of principal amount of Notes owned by such holder (rounded to the nearest whole number of shares). The overall interest and voting power of holders of Allowed Class 5 Noteholders Claims in Reorganized USL is subject to dilution in the event that the Management Stock Incentive Program is adopted. The Management Stock Incentive Program would permit up to 1,000,000 shares of the New Common Stock of Reorganized USL to be issued to key employees of Reorganized USL in the form of options or as determined by the Post-
   Restructuring Board of Directors.  (See section VII.D.   "Certain Factors
   To Be Considered   Potential Dilution of Noteholder and Stockholder Voting
   Power as a Result of Management Stock Incentive Program.")

             On the Effective Date, non-accepting Noteholders will not be permitted to retain their Notes under the Plan. All of the Notes will be exchanged for New Common Stock, the Indenture will be eliminated, and any and all obligations of USL with respect to the Notes will be discharged, except that the Notes shall represent the right, to the extent that a Class 5 Note Claim is Allowed, to participate in the distributions contemplated by the Plan.

             2.   Consequences of Plan on Holders of USL Common Stock

             Upon the Effective Date, each holder of an Allowed Class 7 Interest will receive its pro rata share of the 300,000 shares of New Common Stock of Reorganized USL to be distributed to Stockholders under the Plan. Specifically, each such holder will receive 100 shares of New Common Stock for each share of USL Common Stock owned by such holder. The overall interest and voting power of Stockholders who will receive New Common Stock under the Plan is also subject to dilution in the event that the Management Stock Incentive Program is implemented. (See section
   VII.D.   "Certain Factors To Be Considered   Potential Dilution of
   Noteholder and Stockholder Voting Power as a Result of Management Stock Incentive Program.") On the Effective Date, the USL Common Stock will be extinguished.

        C.   Consequences of Plan on Holders of Trade Claims

             Holders of trade Claims that are Allowed will retain all legal, equitable, and contractual rights under the Plan. Such trade creditors will not be required to file proofs of claim or, absent further order of the Bankruptcy Court, take other action in the Chapter 11 Case. Pursuant to the Plan, the Allowed Claims of USL's trade creditors will be paid in full in the ordinary course of USL's business. Trade Claims, if not so paid during the pendency of the Chapter 11 Case, will become the obligations of Reorganized USL and be paid pursuant to the terms of the applicable invoice or agreement (if any) relating to such Claims.

   III. KEY EVENTS LEADING TO THE SOLICITATION AND DECISION TO COMMENCE A CHAPTER 11 REORGANIZATION

        A.   The Leveraged Buyout

             USL was formed in December 1988 for the purpose of acquiring Lackawanna Leather Company, Inc., Pfister & Vogel Tanning Co., and A. L. Gebhardt, Inc. in a leveraged buyout sponsored by Bear Stearns Acquisition Corp. VII ("BSAC VII"), an affiliate of The Bear Stearns Companies, Inc.

        B.   The 1996 Holding Company Recapitalization

             In a series of transactions completed in 1993, USL was reorganized into a corporate structure consisting of USL and two new holding companies: United States Leather Holdings, Inc. ("USLH"), which owned 100% of the capital stock of USL, and U.S. Leather Holdings, Inc. ("Old Holdings"), which, in turn, owned 100% of the capital stock of USLH. Old Holdings also carried, as of April 9, 1996, $86.0 million aggregate principal amount of 15% Senior Debentures Due 2004 (the "Old Holdings Debentures"), approximately 87% of which were owned by The Equitable Life Assurance Society of the United States and certain of its affiliates and 13% of which were owned by First Plaza Group Trust (the "Former Holding Company Debenture Holders"). The Old Holdings Debentures were secured by the capital stock of USLH.

             A default occurred with respect to the Old Holdings Debentures due to the noncompliance, as of December 31, 1995, of Old Holdings with a financial covenant contained in the Old Holdings Debentures. Old Holdings was unable to cure the default; however, the default did not give rise to any cross-defaults or other recourse to the Notes or the $65 million revolving credit facility in place at the time (the "Old Credit Facility").

             On April 9, 1996, a series of transactions was completed, with the consent of Old Holdings, USLH, and USL, which resulted in the Former Holding Company Debenture Holders foreclosing on their security (the "1996 Holding Company Recapitalization"). Such foreclosure resulted in the cancellation of the Old Holdings Debentures and the contribution of all USLH capital stock to Leather U.S., Inc. (the "New Holding Company"), a company wholly owned by the Former Holding Company Debenture Holders. The foreclosure also resulted in the elimination of any ownership interest in USLH or USL by the previous equity holders. The nominees of the previous equity holders resigned from the Board of Directors of USL and were replaced by nominees of the New Holding Company. The 1996 Holding Company Recapitalization did not cause a default under any of the existing debt of USL, nor did it constitute a change of control or default under the Notes or the Old Credit Facility.

             Upon the consummation of the 1996 Holding Company Recapitalization, USL became a wholly-owned subsidiary of USLH, which, in turn, became a wholly-owned subsidiary of the New Holding Company. The New Holding Company and USLH had no assets other than the shares of their respective subsidiary and had no independent operations. USL owns all of its operating assets directly, except those owned by A.R. Clarke, Ltd. ("A.R. Clarke"), USL's wholly-owned subsidiary. USL's principal indebtedness is the Notes and obligations owed under the Prepetition Credit Facility.

        C.   Liquidity Problems

             USL's ongoing liquidity requirements arise principally from its indebtedness and working capital needs. Such requirements are primarily driven by mandatory interest and principal payments and fluctuations in raw material costs. Cattlehide suppliers generally require selling terms of cash on delivery. USL, therefore, borrows under its revolving credit facilities to meet its working capital needs.

             USL experienced severe liquidity problems in 1997, due primarily to operating losses and high debt service costs. On December 31, 1997, USL's aggregate indebtedness was $173.5 million (compared with $162.1 million in 1996), consisting of $135.6 million of principal and accrued interest on the Notes and $37.9 million due under a $65 million credit facility that replaced the Old Credit Facility (the "Replacement Credit Facility"). In January 1998, USL refinanced the Replacement Credit Facility (see E of this section - "The Banks, the Refinancing, and the Prepetition Credit Facility"). On January 31, 1998, however, USL suspended making payments on the Notes because it did not have sufficient liquidity to make such payments.

        D. Formation of, and Negotiations with, the Informal Noteholders' Committee

             In May 1997, USL retained Houlihan, Lokey, Howard, and Zukin Capital ("Houlihan, Lokey") as financial advisor and Foley & Lardner as restructuring counsel to advise it with respect to restructuring USL's capital structure. In September 1997, at a special meeting between USL and certain Noteholders, USL announced its intention to restructure the Notes.

             In October 1997, the Informal Noteholders' Committee was formed to negotiate the terms and conditions of a restructuring of USL that would primarily affect the Noteholders and Stockholders. The Informal Noteholders' Committee represented holders of in excess of 50% of the principal amount of the Notes. The Informal Noteholders' Committee retained the law firm of Wachtell, Lipton, Rosen & Katz ("Wachtell, Lipton") as legal advisors. USL agreed, at the request of the Informal Noteholders' Committee, to pay, and has in fact paid to date, the reasonable fees and expenses of Wachtell, Lipton incurred in connection with the representation of the Informal Noteholders' Committee.

             During late 1997 and the early part of 1998, USL and its legal and financial advisors met with the advisors to the Informal Noteholders' Committee to discuss a potential restructuring. In March 1998, USL and the Informal Noteholders' Committee reached an agreement on the general terms of a restructuring of the Notes. The terms of the restructuring proposal - which are reflected in the Plan - provide for the cancellation of all outstanding shares of USL Common Stock and, subsequent to Confirmation and Consummation of a Chapter 11 plan of reorganization, the issuance of 10,000,000 new shares of Reorganized USL. Noteholders will receive 9,700,000 shares of New Common Stock in exchange for the Notes. Holders of USL Common Stock will receive the remaining 300,000 shares of New Common Stock. USL and the Informal Noteholders' Committee also agreed that the Post-Restructuring Board of Directors could authorize the issuance of 1,000,000 additional shares of New Common Stock for management stock options to be administered by a compensation committee of the Post-Restructuring Board of Directors. All of USL's other creditors holding Allowed Claims, including trade suppliers, would be paid in full in the ordinary course of USL's business or as otherwise provided in the Plan.

             USL and the Informal Noteholders' Committee also agreed as to the composition of the Board of Directors of Reorganized USL (the "Post-Restructuring Board of Directors"). Under the agreement, as well as the Plan, the Post-Restructuring Board of Directors will consist of five members, four of whom will be appointed by the Informal Noteholders' Committee and one of whom will be nominated by management of Reorganized USL.

             USL, on behalf of Reorganized USL, also undertook to make reasonable efforts to develop a public market for the trading of New Common Stock, including, but not limited to, issuing appropriate releases of information and otherwise complying with the requirements of Rule 144(c) of the Securities Act, conducting informational meetings with potential investors and research analysts, registering the New Common Stock under the Securities Exchange Act of 1934 so that Reorganized USL will be a public reporting company, and obtaining, if reasonably possible, the listing of the New Common Stock on a national securities exchange, such as NASDAQ. Moreover, USL agreed to enter into the Registration Rights Agreement on or before the Effective Date, pursuant to which any Noteholder or Stockholder who would be deemed, post-Confirmation, to be an "affiliate" of Reorganized USL by reason of such Person's equity holdings in the company or otherwise will be granted certain "shelf" and/or "demand" registration rights.

             Finally, the restructuring proposal provided that releases would be granted to USL, its parents, affiliates, directors, and officers, and to Noteholders and Stockholders, among others. The Plan and the Disclosure Statement incorporate the terms of the restructuring proposal.

        E.   The Banks, the Refinancing, and the Prepetition Credit Facility

             In November 1996, USL entered into a $65 million asset-based revolving credit facility (the "Replacement Credit Facility") that replaced the Old Credit Facility. By its amended terms, the Replacement Credit Facility matured on December 31, 1997. Borrowing availability under the Replacement Credit Facility was based on accounts receivable and inventory balances, less certain exclusions, amounts already borrowed, and letters of credit issued under the facility. From February to November 1997, the Replacement Credit Facility was amended a number of times to, among other things, modify certain financial covenants. By December 31, 1997, USL had exhausted all but $0.5 million of availability under the Replacement Credit Facility, exacerbating the company's liquidity problems, and still had not adequately resolved financial covenants under that facility. As a result of the limited availability under the Replacement Credit Facility, as well as pricing and operational issues, in October 1997, USL began discussions with various financial institutions relating to alternate credit facilities.

             On or about January 14, 1998, these discussions culminated in a new $55 million revolving credit facility (the "Prepetition Credit Facility"). On or about that date, USL entered into a Loan and Security Agreement with the lenders party thereto and BankAmerica Business Credit, Inc., as agent (the "Prepetition Credit Agreement"). Pursuant to the Prepetition Credit Agreement, the Prepetition Lenders have agreed to extend USL $70,000,000 of debtor-in-possession financing and $70,000,000 of post-Chapter 11 emergence financing in accordance with the terms and conditions set forth in the Prepetition Credit Agreement and the debtor-in-possession and emergence financing term sheets attached thereto. Under those terms, the proceeds of any debtor-in-possession facility extended by the Prepetition Lenders will first be used to repay all amounts owing under the Prepetition Credit Facility and, thereafter, for USL's working capital needs during the Chapter 11 Case, subject to the terms and conditions of such facility. In turn, the proceeds of any emergence financing facility extended by the Prepetition Lenders will first be used to repay all amounts owing under any debtor-in-possession financing extended by the Prepetition Lenders, to pay Administrative Expense Claims under the Plan, up to an agreed amount, to fund certain transaction costs and expenses, and to fund Reorganized USL's working capital needs, subject to the terms and conditions of such facility. Loan availability under the Prepetition Credit Facility, as well as under the debtor-in-possession and emergence credit facilities made available by the Prepetition Lenders, is based on USL's accounts receivable and inventory after certain exclusions.

             The Prepetition Credit Facility, as well as the debtor-in-possession and emergence credit facilities made available by the Prepetition Lenders, provide USL with greater availability than did the Replacement Credit Facility. In addition, the Prepetition Credit Facility does not test financial covenants until the fiscal quarter of USL ending December 31, 1998. The Prepetition Credit Facility also offers more favorable pricing than the Replacement Credit Facility, and, importantly, provides for Chapter 11 debtor-in-possession and post-Chapter 11 emergence financing on terms that USL considers attractive. In addition, the debtor-in-possession and emergence credit facilities made available by the Prepetition Lenders also provide USL with $5.5 million of additional availability over that in the Prepetition Credit Facility due to the elimination of an availability reserve, in that same amount (subject to adjustment), that the Prepetition Lenders required prepetition. As discussed further in the Projections (Appendix C), USL believes that this additional availability, coupled with the discharge of its obligations under the Notes, as provided in the Plan, will provide USL with sufficient liquidity and working capital to successfully emerge from Chapter 11.

             USL presently expects that the Prepetition Lenders will extend the DIP Credit Facility and the Emergence Credit Facility in accordance with the terms described above. It is possible, however, that as a result of future events, another lender or group of lenders might provide such facilities on terms that USL considers more favorable than the facilities offered by the Prepetition Lenders. In such event, USL would first use, upon Bankruptcy Court approval, the proceeds of the DIP Credit Facility to repay all "Obligations" owed to the Prepetition Lenders under the Prepetition Credit Agreement and then to fund its working capital needs during the Chapter 11 Case. The proceeds of the Emergence Credit Facility will, in turn, be used to pay all amounts owed under the DIP Credit Facility, and then to fund USL's working capital needs after the Effective Date.

   IV.  BUSINESS AND OPERATIONS OF USL

             THE FOLLOWING CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES, AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN OR SUGGESTED BY ANY SUCH STATEMENT. (SEE "FORWARD-LOOKING STATEMENTS.")

        A.   General Information

             USL is one of the largest and most diversified producers of leather in North America and a leading leather producer for the domestic upholstery and footwear markets. USL produces and sells a broad line of finished leather and related products that are sold to a diverse customer base in the United States and internationally.

             Furniture Group. USL, under the trade name Lackawanna Leather, is a leading supplier of upholstery leather to the furniture industry. Furniture Group sales were approximately $70.2 million in 1997 and approximately $95.0 million in 1996.

             Footwear and Specialty Leather Group. USL is a leading producer of finished leather for footwear, personal accessories, sporting goods, apparel, and other personal leather goods. Selling under the brand names Pfister & Vogel, A. L. Gebhardt, A. R. Clarke, and Caldwell Moser, the Group's sales totaled approximately $181.7 million in 1997 and $181.0 million in 1996.

             Automotive Group. USL is an emerging producer of finished leather for use in automobile interiors. Automotive Group sales were $50.4 million in 1997 and $18.2 million in 1996.

             USL also sells unfinished hides, partially finished hides, and leather by-products to other leather producers, although these sales generate only a small portion of USL's overall sales revenue. The USL Trading Division ("Trading") traded hides and sold partially finished leather and unwanted or excess hides. This division was discontinued in 1996. Prior thereto, Trading's 1996 sales were $7.4 million. USL also operated a branch in Germany that procured partially finished hides from outside sources (principally from South America), contracted for them to be finished, and sold the finished leather to furniture manufacturers in Europe. This operation was also discontinued in 1996, prior to which its 1996 sales were approximately $4.2 million.

             USL also produced collagen, a protein extracted from cattlehides, for sale to food manufacturers. Prior to discontinuing this operation in 1997, collagen sales were approximately $3.2 million, compared with $6.0 million for all of 1996.

             Prior to 1996, USL, while reporting as an integrated company, operated as a series of stand-alone divisions or subsidiaries with separate financial statements and management teams for each unit. During 1996, USL eliminated this divisional structure and reorganized its management structure along functional lines, and its business structure (i.e., segment financial reporting) along the lines of markets served. While USL has preserved Lackawanna Leather, Pfister & Vogel, A.L. Gebhardt, Caldwell-Moser, and A.R. Clarke as valued trade names and has preserved the corporate existence of A.R. Clarke, Ltd. as a wholly-owned subsidiary, USL no longer evaluates or reports business results according to these designations.

        B.   The Leather Manufacturing Process

             The leather manufacturing process begins with the conversion of raw cattle hides into "wet blue" leather through soaking and agitation in alkaline and chromium solutions that dissolve the hair and preserve the hide. The term "wet blue" is derived from the fact that this initial tanning process turns the hides a bluish color.

             After bluing, hides are split and shaved to obtain uniform thicknesses and separated into classifications referred to as grain (the outside portion of the split hide, which is considered the more desirable and is used to make higher quality finished leathers) and splits (the interior portion of the hide used to make less expensive suedes and other leathers). Grains are further sorted according to the quality of the tanned hide, based on such criteria as appearance, the number of surface defects, and weight. Hides are then colored with dyes, treated with fat liquors to soften and smooth the leather, and dried and finished through a variety of sophisticated processes that improve the appearance and performance of the grain and, in some cases, add such properties as water resistance. Finally, hides are electronically measured and packaged for shipment to customers who, with the exception of certain automotive customers, cut the finished leather for their products. In the case of certain automotive customers, USL cuts the leather into prescribed patterns (known as "cut sets") and sells such sets to seating manufacturers.

             As with any manufacturing process that involves organic materials, such as cattlehides, which vary from lot to lot and season to season, both art and science go into the successful production of quality leathers. The manufacturing process must consistently generate finished leathers with the distinctive properties that customers require. The process also requires a selection of hides in order to manufacture the array of products that customers demand.

             By its nature, leather manufacturing regularly generates excess and off-quality products. Excess inventories may be created by changes in leather fashions, overestimation of customer requirements for a particular leather product, or customer returns. Hide defects, equipment malfunctions, or manufacturing mistakes may create off-quality inventories. Historically, USL held such inventories for rework and/or resale into other finished markets. This practice, however, consumed manufacturing capacity and sales effort and often required such stocks to remain idle in inventory until a suitable opportunity to rework or sell the products arose. In 1996, USL changed its policy in order to dispose of these inventories more quickly. USL now writes such inventories down to a lower estimated net realizable value and attempts to sell them more promptly. The new policy calls for less rework, fewer small-lot sales (which require extensive time and effort from the sales force), and more bulk sales to leather brokers, particularly those offshore.

        C.   Sales

             The following table summarizes USL's sales (in millions of dollars) in its three principal lines of business for the past three years:

                          Year Ended December 31,
                          1997      1996       1995

    Furniture Group      $ 70.2    $ 95.0     $121.2

    Footwear and
     Specialty
     Leather Group       $181.7    $181.0     $191.7

    Automotive Group     $ 50.4    $ 18.2     $  9.3

    Other                $  3.2    $ 17.6     $ 38.5
                          -----    ------     ------
       Total Net Sales   $305.5    $311.8     $360.7
                          =====    ======     ======

             USL sells its products in markets that tend to be cyclical. Furniture Group sales are affected by housing starts, competition, interest rates, consumer confidence levels, and overall economic conditions. Footwear and Specialty Leather Group sales tend to be functions of retail and fashion trends and can also be affected by international markets, since the majority of footwear is now manufactured overseas. Likewise, Automotive Group sales are influenced by automobile sales and the economic and social factors that influence such sales.

             1.   Furniture Group

             The Furniture Group was founded as Lackawanna Leather in 1896 and continues to sell under the Lackawanna trade name today. The Group produces and markets finished leather for the furniture industry and, to a lesser extent, the aircraft seat manufacturing industry. Group sales in 1997 were $70.2 million, which accounted for 23.0% of USL's net sales in 1997, and were $95.0 million in 1996, which accounted for 30.5% of USL's 1996 net sales.

             Finished upholstery leather is sold primarily to furniture manufacturers, generally at three different price categories:
   promotional, mainstream and upscale. Under the Lackawanna trade name, USL is a leader in the mainstream and upscale categories and has a substantial share of the promotional price market. Selling such brands as Regency, Passport, Captiva, Rustica, and Commanche, the Group has built on its strength in these categories to develop and sell new leathers at competitive prices, thus helping to satisfy consumer demand for quality leather furniture at affordable prices. To maintain its leading market position, the Group works closely with its customers to develop and refine its leather upholstery products in a variety of fashion-oriented colors and textures.

             The Furniture Group receives tanned and partially tanned hides primarily from USL's tanneries in Omaha, Nebraska and Milwaukee, Wisconsin, although it also acquires tanned hides and finished leather from other international tanneries. The Group finishes the hides and then packages and ships them from its plant in Conover, North Carolina.

             2.   Footwear and Specialty Leather Group

             USL markets finished leather to the footwear and specialty leather industries under the trade names of the companies originally acquired to form the Footwear and Specialty Leather Group - Pfister & Vogel, A.L. Gebhardt, A.R. Clarke, and Caldwell Moser. The Group is a leading producer of finished leathers used to make high quality dress and casual footwear, rugged outdoor and athletic footwear, leather apparel, sporting goods, and personal accessories such as gloves, belts, and handbags. Under the Caldwell Moser trade name, the Group produces leather for shoelaces and harder, more durable, leathers for such applications as shoe soles, saddles, and animal collars. The Group also provides contract tanning and finishing services to other small leather producers and sells finished splits, wet blue, and various leather by-products. Group sales in 1997 were $181.7 million, which accounted for 59.5% of USL's 1997 net sales. Sales were $181.0 million in 1996, which accounted for 58.1% of USL's net sales that year.

             The diversity of the Group's product line, enhanced regularly by the introduction of new products, is the source of USL's competitive strength in the footwear and specialty leather market. Under the Pfister & Vogel trade name alone, USL markets over 100 types of shoe leather, each with its own distinct combination of color, finish, and texture. Examples are Durashu, the standard penny loafer shoe leather since the 1950's; Raindance, a highly water-resistant shoe leather used in outdoor hiking and boat shoes; Thunderhead, a heavy oil, water-resistant outdoor leather used in outdoor hiking shoes; and Cyclone, a heavy oil, pull-up leather used in men's casual footwear. The color, texture, and consistency of its various products have been developed through a process that USL considers to be proprietary in nature.

             The Footwear and Specialty Leather Group manufactures finished leather at facilities located in Milwaukee, Wisconsin, New Albany, Indiana, and Toronto, Ontario. Through the diversity and flexibility of these facilities, USL is able to (a) produce a wide variety of leather products, including waterproof and water-resistant leathers, as well as splits and other by-products, (b) support a customer base numbering in excess of 1,000, (c) productively utilize the different selections of leather each lot of hides produces, and (d) support, as needed, the tanning needs of USL's Furniture and Automotive Groups.

             Export sales are an increasingly important aspect of the international footwear market, as manufacturers continue to shift production from domestic facilities to overseas operations, especially in the Far East. In addition to exporting finished products into these markets, USL had also contracted for certain leather tanning and finishing in China to support the growing demand for such operations in closer proximity to shoe manufacturers' overseas operations. In 1997, USL concluded that this method of serving Asian markets was ineffective and discontinued this operation.

             USL supports its footwear and specialty leather sales through a direct sales and marketing force augmented by manufacturers' representatives in Europe, Asia, Canada, and the United States. USL also maintains a sales office in Taiwan to support its Far East sales operations.

             3.   Automotive Group

             USL formed the Automotive Group in 1992 to supply finished leather to the worldwide automotive leather interior market, which USL believes to be over $1.0 billion per year. Until 1996, the Group's sales consisted almost exclusively of finished hides sold to original equipment manufacturers and aftermarket suppliers. In 1996, however, the Group began selling cut sets to seating manufacturers that supply a major domestic automobile manufacturer. Of the Group's $18.2 million of 1996 sales, approximately 37% were sold as cut sets. Approximately 75% of the Group's $54.0 million in 1997 sales were sold as cut sets, consisting of sales on 14 cut-to-pattern contracts.

             USL manufactures its Automotive Group leather at its facilities in Omaha, Nebraska. The Automotive Group markets its products through automotive manufacturer's representatives located in the United States, Canada, and Asia.

             4.   International Sales

             International sales include export sales from USL's domestic operations, and sales by A.R. Clarke, Ltd. (USL's Canadian subsidiary and a part of the Footwear and Specialty Leather Group) to markets other than the United States, and sales, prior to discontinuation, from USL's German operations. International sales (in millions of dollars) for the years 1997, 1996, and 1995 were as follows:

                          Year Ended December 31,
                          1997      1996      1995
    Asia                 $ 61.5    $ 46.5    $ 53.6

    Europe               $ 15.3    $ 17.1    $ 16.8

    Americas             $ 43.9    $ 44.9    $ 49.0
                         ------    ------    ------
    Total
     International
     Sales               $120.7    $108.5    $119.4
                         ======    ======    ======


             5.   Major Customers

             USL had no customer that accounted for more than 10% of its combined net sales in 1997.

             6.   Other

             In 1997, USL discontinued the manufacture and sale of food-quality collagen at its facilities in Omaha, Nebraska. Although the business was modestly profitable, it created significant operating challenges and inefficiencies because the process required fresh hides to be soaked immediately upon receipt and because of the need to maintain manufacturing standards regulated by the U.S. Food and Drug Administration. These obstacles and the non-strategic nature of this by-product prompted USL to close this operation in July 1997. Prior to discontinuation, collagen sales were $3.2 million, $6.0 million, and $5.9 million in 1997, 1996, and 1995, respectively.

             In 1996, USL discontinued its USL Trading Division and the German operations of its Furniture Group. These operations consisted mostly of buying and selling activities, rather than the core manufacturing competencies for which USL has become best known. Neither operation produced a material strategic or financial benefit or was expected to produce such a benefit in the foreseeable future.

             In 1997, USL placed its operations in New Albany, Indiana (Caldwell Moser) and Berlin, Wisconsin (Berlin Leather) up for sale. No suitable buyers for these operations emerged and, in January 1998, USL took them off the market. USL has since closed its finishing plant in Berlin, Wisconsin and transferred products finished at this location to other facilities.

        D.   Raw Materials

             The single largest component of the cost of finished leather is the cost of cattlehide. Hide costs in each of the past three years have accounted for approximately 60% of USL's cost of goods sold. USL purchases approximately 5% of all the hides taken from cattle slaughtered in the United States and is among the largest U.S. buyers of raw domestic cattle hides. The three largest domestic meat packers account for approximately 70% of the total number of U.S. cattle slaughtered for commercial purposes and, accordingly, are also USL's largest hide suppliers. USL purchases most of its raw cattle hides domestically on a spot basis. Such hides are readily available, and the concentration of hide supplies among a limited number of meat packers has not historically had a material effect on USL's ability to source raw hides.

             In 1997, imported cattlehides in the form of partially tanned and finished leather constituted approximately 13% of USL's manufacturing material requirements. Most of those imports came from tanners in Thailand and Argentina.

             USL's diverse product line enables it to utilize a wide variety of hide grades and types. Consequently, USL is able to purchase large quantities of varied hides and use substantially all of the hides contained in each shipment. This, in turn, enables USL to centralize its raw hide purchasing. USL does, from time to time, however, resell hides it is unable to use. Since such resales also occur on a spot basis, USL may incur gains or losses in connection with reselling hides.

             Hides are a by-product of the cattle slaughtered to meet the worldwide demand for beef and beef products. Prices are subject to cyclical, seasonal, and other market fluctuations. In the past, USL has generally been able to pass raw material price increases through to customers, except when the demand for finished leather was weak. The customer price increases required to pass through increased raw materials costs take time to implement. Thus, when cattlehide prices have risen significantly in a short period of time, USL's margins have suffered until price increases could be fully implemented. Price increases, however, may also lessen demand for leather goods by prompting customers to consider alternative materials, especially in the furniture and automotive segments. Changes in hide prices immediately impact USL's cost of goods sold because USL recognizes such changes immediately through its LIFO method of accounting. Given the delays in passing such changes through to selling prices for finished products, hide price fluctuations have had and may continue to have a material impact on USL's reported financial results.

             From time to time, in an effort to improve the selection and yield of hides, USL has built hide inventories during the fall for use during the winter season. Such hide buys benefit USL because the hides have fewer defects and less hair than those purchased in winter and, as a result, cost less to tan and generally produce higher quality leathers. USL did not execute such a hide buy in 1996 or 1997.

             Other materials consumed in leather tanning and finishing, such as chemicals and dyes, typically constitute less than 13% of USL's total cost of goods sold. Such materials are readily available from a variety of suppliers.

        E.   Research and Development

             USL's research and development activities are directed toward leather product development and improvement designed to meet the specific requirements of its customers. They involve both the formulation of proprietary processes and the development of new leather finishes. USL works closely with its customers in its product development initiatives. USL spent approximately $1.9 million, $2.3 million, and $2.4 million for research and development in 1997, 1996, and 1995, respectively.

        F.   Employees

             As of March 1, 1998, USL employed approximately 1,800 full-time employees, approximately 92% of whom were engaged in manufacturing, with the remaining 8% engaged in sales, marketing, and administrative activities. Approximately 900 employees engaged in manufacturing activities as of March 1, 1998 were covered by collective bargaining agreements. One agreement covering approximately 415 employees represented by the United Food and Commercial Workers Union (the "UFCWU") expires on May 60, 1998. USL and the UFCWU began negotiating a new contract in mid-March 1998, and the USL expects to have a new agreement in place by the May 60, 1998 expiration of the existing agreement, although no assurance can be given as to when such an agreement will be reached.

        G.   Properties

             As of March 1, 1998, USL operated 16 manufacturing facilities in North America. Nine were located in Wisconsin, three were located in Nebraska, and one each was located in North Carolina, Indiana, Texas, and Ontario. In addition, USL owned a manufacturing facility in Berlin, Wisconsin, which it closed in January 1998. USL owns all but two of its facilities. The leased facilities are subject to customary commercial leases. The lease term for the Omaha facility expires in 2000; the lease for the El Paso facility has a month-to-month term. The aggregate floor area of these facilities is approximately 1.5 million square feet, as follows:

                           Approximate                   Principal
                              Area        Owned or        Purpose
       Location           (in sq. ft.)     Leased       of Facility

    Milwaukee, WI            340,000        Owned      Manufacturing
    Milwaukee, WI            140,000        Owned      Manufacturing
    Conover, NC              175,000        Owned      Manufacturing
    Toronto, Ontario         130,000        Owned      Mfg./Warehouse
    New Albany, IN           120,000        Owned      Manufacturing
    Omaha, NE                108,000        Owned      Manufacturing
    Milwaukee, WI            81,000         Owned     Admin./Warehouse
    Milwaukee, WI            70,000         Owned      Manufacturing
    Milwaukee, WI            70,000         Owned      Mfg./Warehouse
    Milwaukee, WI            50,000         Owned     Admin./Warehouse
    Omaha, NE                50,000         Owned      Manufacturing
    Berlin, WI               40,000         Owned      Manufacturing
    Milwaukee, WI            26,000         Owned        Warehouse
    Omaha, NE                24,000        Leased      Manufacturing
    Milwaukee, WI            22,000         Owned        Warehouse
    El Paso, TX               1,600        Leased        Warehouse
    Berlin, WI (Closed)      80,000         Owned      Manufacturing

             USL considers its plant and equipment to be in generally good condition. In addition to capital expenditures to replace worn out or obsolete equipment, USL incurred expenses to maintain and repair its plant and equipment of $9.3 million, $10.2 million, and $10.5 million in 1997, 1996, and 1995, respectively.

        H.   Legal Proceedings

             In May 1995, USL received a request for information from the United States Customs Service (the "Customs Service") concerning the classification and duties paid on a series of importations of Russian and Romanian wet blue from 1991 to 1993. Upon review of the Harmonized Tariff Schedules in effect in 1991, 1992, and 1993, USL determined that it had paid less than the proper import duty and thereupon paid approximately $164,000 in additional duty. In April and September 1996, the Customs Service issued a total of three penalty notices related to this matter. One of the penalty cases relating to such notices has been settled for less than $12,000. The two remaining cases are pending, with a total potential exposure of approximately $680,000. Petitions for relief from the two remaining penalty cases have been filed, and a final administrative determination is expected by the end of 1998. USL believes it has adequately reserved for any additional duties or penalties.

             USL is also involved in other litigation and proceedings. Based on current information, management believes that future costs, if any, in excess of insurance coverage, with respect to such litigation and proceedings will not be material to USL's financial position or results of operations.

        I.   Business and Operations of Reorganized USL

             There can be no assurance that the business and operations of Reorganized USL following the Consummation of the Plan will not change in a material way as compared to the business and operations of USL as conducted on the date of this Disclosure Statement.

   V.   ANTICIPATED EVENTS BEFORE AND DURING THE CHAPTER 11 CASE

             THE FOLLOWING CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES, AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN OR SUGGESTED BY ANY SUCH STATEMENT. (SEE "FORWARD-LOOKING STATEMENTS.")

        A.   Merger of New Holding Company and USLH Into USL

             The provisions of the Plan assume that, prior to the Petition Date, the New Holding Company and USLH will have been merged into USL.
   USL will be the surviving corporation and remain a Wisconsin corporation. The capital stock of the New Holding Company will be replaced with capital stock of USL. Specifically, 3,000 shares of USL Common Stock will be issued to the Former Holding Company Debenture Holders in the same proportion in which the Former Holding Company Debenture Holders owned the common stock of the New Holding Company.

        B.   Commencement of the Chapter 11 Case

             If the Solicitation results in the acceptance of the Plan by holders of the requisite number of Claims and Interests, USL intends to commence the Chapter 11 Case. Following the Petition Date, USL will continue to operate its business and manage its properties as debtor and debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

        C.   Administration of the Chapter 11 Case

             Operational Matters. On the Petition Date, USL will request that the Bankruptcy Court enter a series of orders designed to minimize any disruption of business operations and to facilitate the Restructuring.

             Payment of Debt Incurred in the Ordinary Course of Business.
   The objective of the Chapter 11 Case is to restructure the outstanding indebtedness to Noteholders and the USL Common Stock held by Stockholders. It is essential to the Plan that relationships with trade vendors and other holders of debt incurred in the ordinary course of business, and relationships with employees and consultants, not be disrupted or impaired. Consequently, USL, promptly after the Petition Date, will request that the Bankruptcy Court enter an order authorizing USL to pay, in its discretion, all undisputed indebtedness and obligations (other than the indebtedness or liabilities that are impaired and to be restructured under the Plan) incurred in the ordinary course of business as such indebtedness and obligations mature in accordance with their terms, or as otherwise provided by applicable non-bankruptcy law, and to pay salaries, wages, benefits, and other amounts owed to employees and consultants. These include obligations that were, or may have been, incurred prior to the Petition Date.

             Cash Management. USL will request that the Bankruptcy Court enter an order authorizing USL to continue its current cash management system. The order would allow USL to fund its day-to-day obligations, such as payroll, taxes, employee benefits, and insurance.

        D.   Creditors' Committee

             Pursuant to section 1102 of the Bankruptcy Code, the United States Trustee is required to appoint a committee of creditors holding unsecured claims. In light of the prepackaged nature of the Plan, the existence and likely continued functioning of the Informal Noteholders' Committee, and USL's request for an order authorizing it to pay prepetition ordinary course liabilities (with certain exceptions), it is possible that the United States Trustee may elect, in the exercise of its discretion, not to appoint a statutory committee of unsecured creditors.

        E.   DIP Credit Facility and Emergence Credit Facility

             On the Petition Date, USL will seek, among other things, an order(s) from the Bankruptcy Court approving the extension of the DIP Credit Facility on an interim and final basis. Although USL presently expects that the DIP Credit Facility will be provided by the Prepetition Lenders pursuant to the terms of the Prepetition Credit Agreement and the debtor-in-possession financing term sheet attached thereto, it is possible that the DIP Credit Facility could be provided by another lender or group of lenders. In either event, the proceeds of the DIP Credit Facility will first be used to pay all "Obligations" owed to the Prepetition Lenders under the Prepetition Credit Agreement and then to fund USL's working capital needs during the Chapter 11 Case.

             During the pendency of the Chapter 11 Case, USL will also negotiate the terms and conditions of an agreement, to be executed as of the Effective Date, pursuant to which the Emergence Credit Facility will be extended. Although USL presently expects that the Prepetition Lenders will provide the Emergence Credit Facility pursuant to the terms of the Prepetition Credit Agreement and the emergence financing term sheet attached thereto, it is possible that the Emergence Credit Facility could be provided by another lender or group of lenders. In either event, the proceeds of the Emergence Credit Facility will first be used to pay all undisputed amounts owed under the DIP Credit Facility and then to fund Reorganized USL's working capital needs after the Effective Date.

        F.   Confirmation Hearing

             USL anticipates that as soon as practicable after commencing the Chapter 11 Case, it will seek an order of the Bankruptcy Court scheduling the hearing to consider Confirmation of the Plan. USL anticipates that notice of the hearing will be published in the Wall Street Journal (National Edition) and the New York Times, and will be mailed to all known holders of Claims and Interests, at least twenty-five days before the date by which objections must be filed with the Bankruptcy Court.

        G.   Bar Date

             In accordance with the provisions of the Bankruptcy Code and the Bankruptcy Rules, USL will request that the Bankruptcy Court enter an order (the "Bar Date Order") establishing the last date and time by which proofs of Claims (other than Claims of governmental authorities) against, and proofs of Interests in, USL must be filed (the "Bar Date"). Additionally, USL expects that it will request that the Bar Date Order provide that, unless otherwise ordered by the Bankruptcy Court, Claims arising from the rejection of executory contracts and unexpired leases subsequent to the Bar Date are to be filed no later than twenty days after the later of (a) notice of entry of an order approving such rejection or
   (b) notice of entry of the Confirmation Order. USL anticipates that a notice of the Bar Date will be published in the Wall Street Journal (National Edition) and the New York Times, and that a proof of claim form or proof of equity interest form, as the case may be, and instructions for its completion will be mailed to all known holders of Claims and Interests subject to the Bar Date Order, at least twenty days before the Bar Date.

   VI.  SUMMARY OF THE PLAN

             THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT AS APPENDIX A, AND TO THE EXHIBITS ATTACHED THERETO.

             THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE SHOULD BE MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS.

             THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN USL UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST AND INTERESTS IN USL, REORGANIZED USL, AND OTHER PARTIES IN INTEREST.

        A.   Overall Structure of the Plan

             Promptly following the commencement of the Chapter 11 Case, USL expects to seek orders of the Bankruptcy Court (i) approving this Disclosure Statement as containing adequate information and the solicitation of votes as being in compliance with section 1126(b) of the Bankruptcy Code and (ii) confirming the Plan, in order to allow USL to emerge promptly from chapter 11, thereby preserving its going-concern value. USL believes that in the competitive industry in which it operates, a lengthy chapter 11 case could impair USL's financial condition and value and dim the prospects for a successful reorganization. USL believes that the Plan, as described below, provides the best possible recovery to creditors, Noteholders, and Stockholders consistent with the establishment of a viable financial basis for Reorganized USL's future operations. The Plan will remove over $139 million of unsecured indebtedness from USL's balance sheet. This deleveraging of the company is the keystone of the Plan and will provide USL with the financial flexibility necessary to compete in the highly competitive leather manufacturing and processing industry.

             Under the Plan, Claims against and Interests in USL are divided into different Classes. If the Plan is confirmed by the Bankruptcy Court and consummated, on the Effective Date, and at certain times thereafter, as Claims are resolved, liquidated, or otherwise allowed, USL will distribute Cash, New Common Stock, and other property in respect of certain Classes of Claims and Interests as provided in the Plan. The Classes of Claims against and Interests in USL created under the Plan, the treatment of those Classes under the Plan, and the New Common Stock and other property to be distributed under the Plan are described below.

             The terms of the Plan are based upon, among other things, USL's assessment of its ability to achieve the goals of its current business plan, make distributions pursuant to the Plan, and repay its continuing obligations in a manner consistent with the working capital requirements of Reorganized USL's business. In conjunction with the Plan, USL has provided financial projections of earnings and cash flows for each of the two and one-half year periods from July 1, 1998 through December 31, 2000, based on its current business plan. The Projections are appended hereto as Appendix C.

             The Plan is intended to implement the Restructuring by providing for the following transactions:

                  (a) The cancellation of all outstanding shares of USL Common Stock and the issuance of 10,000,000 shares of New Common Stock of Reorganized USL.

                  (b) The exchange of all outstanding Notes, plus all accrued but unpaid interest through the Petition Date, for 9,700,000 shares of New Common Stock. As a result, each $1,000 of principal amount of the Notes will be exchanged for 74.61538 shares of New Common Stock.

                  (c) The exchange of all outstanding shares of USL Common Stock for the remaining 300,000 shares of New Common Stock. As a result each outstanding share of USL Common Stock will be exchanged for 100 shares of New Common Stock.

                  (d) The appointment of the Post-Restructuring Board of Directors by the Informal Noteholders' Committee, which shall appoint four directors, and management of Reorganized USL, which shall nominate one director.

             If the Plan is accepted, non-accepting Noteholders will not be permitted to retain their Notes. All of the Notes would be exchanged for New Common Stock, and the Indenture would be eliminated.

        B.   Treatment of the Classes Under the Plan

             A chapter 11 plan of reorganization (i) divides claims and interests into separate classes; (ii) specifies the treatment of each such class under the plan in satisfaction of the claims or interests in that class; and (iii) contains other provisions to implement the reorganization of the debtor.

             A chapter 11 plan may specify that certain classes of claims or interests are either to be paid in full upon effectiveness of the plan or are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired" and are deemed to accept the plan. It is not necessary to solicit votes from such classes.

             The following is a more detailed description of the Classes into which the Plan divides all Claims and Interests and the treatment offered each Class. This description is qualified in its entirety by reference to the Plan, the body of which is attached hereto as Appendix A.

             Administrative Expense Claims (Unclassified)

             Description. Administrative Expense Claims are any Claims for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(l) of the Bankruptcy Code.

             Treatment. As provided in section 2.01 of the Plan, each holder of an Allowed Administrative Expense Claim will be paid in full in Cash as soon as practicable after (but in any event within 30 days of) the later of (a) the Effective Date and (b) the date such Administrative Expense Claim becomes Allowed, unless such holder shall agree to a different treatment (including any different treatment that may be provided for in the documentation governing such Claim); provided however, that Allowed Administrative Expense Claims with respect to liabilities and obligations incurred by USL in the ordinary course of business during the Chapter 11 Case (including, without limitation, such Claims of vendors and suppliers in respect of goods sold and services furnished to USL in the ordinary course of USL's business) may be assumed by Reorganized USL and be paid in full in Cash by Reorganized USL in accordance with the terms and conditions of the particular transaction and any agreements and instruments related thereto; provided further, however, that any Claims of the Prepetition Lenders or, as the case may be, the Banks arising under the DIP Credit Facility shall be paid in full in Cash on the Effective Date.

             Class 1:  Priority Tax Claims (Unimpaired)

             Description. The Class 1 Claims consist of all Claims, other than Administrative Expense Claims, of a governmental unit of the kind entitled to priority under section 507(a)(8) of the Bankruptcy Code.

             Treatment. As provided in section 4.01 of the Plan, Class 1 will not be impaired and will be deemed to have accepted the Plan. Each holder of an Allowed Class 1 Claim shall receive payment in full in Cash of the amount of its Allowed Class 1 Claim as soon as practicable after (but in any event within 30 days of) the later of (a) the Effective Date and (b) the date such Class 1 Claim becomes Allowed, unless such holder shall agree to a different treatment.

             Class 2:  Other Priority Claims (Unimpaired)

             Description. The Class 2 Claims consist of all Claims for amounts entitled to priority in right of payment under sections 507(a)(3),
   (4), (5) or (6) of the Bankruptcy Code.

             Treatment. As provided in section 4.02 of the Plan, Class 2 will not be impaired and will be deemed to have accepted the Plan. Each holder of an Allowed Class 2 Claim shall be paid in full in Cash the amount of its Allowed Class 2 Claim as soon as practicable after (but in any event within 30 days of) the later of (a) the Effective Date and (b) the date such Class 2 Claim becomes Allowed, unless such holder shall agree to a different treatment (including any different treatment that may be provided for in the documentation governing such Claim).

             Class 3:  Miscellaneous Secured Claims (Unimpaired)

             Description. The Class 3 Claims consist of all Claims secured by a security interest in or lien upon property of USL, other than Claims in Class 4.

             Treatment. As provided in section 4.03 of the Plan, Class 3 will not be impaired and will be deemed to have accepted the Plan. Unless the holder of an Allowed Class 3 Claim agrees to a different treatment, such Claim shall receive one of the following alternative treatments, at the election of USL and Reorganized USL:

             1. Reorganized USL shall pay such holder in full in Cash the amount of its Allowed Class 3 Claim as soon as practicable after (but in any event within 30 days of) the later of (i) the Effective Date and (ii) the date such Allowed Class 3 Claim becomes Allowed.

             2. The Claim shall be Reinstated and all legal, equitable, and contractual rights to which such Allowed Class 3 Claim entitles the holder thereof shall be unaltered by the Plan.

             3. All collateral securing such Allowed Class 3 Claim shall be transferred and surrendered to such holder, without representation or warranty by or recourse against Reorganized USL.

             Class 4:  Prepetition Credit Agreement Claims (Unimpaired)

             Description. The Class 4 Claims consist of all Claims arising under or related to the Prepetition Credit Agreement.

             Treatment. As provided in section 4.04 of the Plan, Class 4 will not be impaired and will be deemed to have accepted the Plan. On the Effective Date, each holder of an Allowed Class 4 Claim will be paid in full in Cash the amount of its Allowed Class 4 Claim.

             Class 5:  Note Claims (Impaired)

             Description. The Class 5 Claims consist of all Claims relating to, arising under, in respect of, or in connection with the Notes, including all Claims for accrued but unpaid interest.

             Treatment. As provided in section 5.01 of the Plan, Class 5 will be impaired and will be entitled to vote on the Plan. On the Effective Date, each holder of an Allowed Class 5 Claim will receive its pro rata share of 9,700,000 shares of New Common Stock, which equals
   74.61538 shares of New Common Stock for each $1,000 of principal amount of Notes owned by such holder, rounded to the nearest whole number of shares. No fractional shares of New Common Stock will be issued. In addition, as part of the distribution to Class 5, the Informal Noteholders' Committee Expenses will be paid in full in Cash on the Effective Date. No other distribution will be made to holders of Allowed Class 5 Claims in respect of their Allowed Class 5 Claims, including, without limitation, Claims for accrued but unpaid interest on the Notes.

             Class 6:  General Unsecured Claims Against USL (Unimpaired)

             Description. The Class 6 Claims consist of all Claims against USL, other than Claims that are otherwise classified hereby or that are Administrative Expense Claims.

             Treatment. As provided in section 4.05 of the Plan, Class 6 will not be impaired and will be deemed to have accepted the Plan. Each holder of an Allowed Class 6 Claim shall be paid in full in the ordinary course of USL's business and, accordingly, will not receive any distribution on the Effective Date under the Plan. Such Allowed Class 6 Claims, if not so paid during the pendency of the Chapter 11 Case, will be Reinstated and paid in the ordinary course of Reorganized USL's business pursuant to the terms of any applicable invoice or agreement relating to such Claims or as otherwise required by applicable non-bankruptcy law.

             Class 7:  Interests in Respect of USL Common Stock (Impaired)

             Description. Class 7 consists of all Interests in respect of USL Common Stock.

             Treatment. As provided in section 5.02 of the Plan, Class 7 will be impaired and will be entitled to vote on the Plan. On the Effective Date, the holder of an Allowed Class 7 Interest shall receive its pro rata share of 300,000 shares of New Common Stock, which equals 100 shares of New Common Stock for each share of USL Common Stock owned by such holder. No other distribution will be made to holders of Allowed Class 7 Interests in respect of their Allowed Class 7 Interests.

        C.   Treatment of Trade Creditors and Employees Under the Plan

             1.   Provisions for Trade Creditors

             USL proposes that all Allowed Claims of its trade creditors will not be impaired and will be paid in full.

             If the Plan is confirmed, holders of trade Claims that are Allowed or Scheduled will not be required to file proofs of claim with the Bankruptcy Court, and the Bar Date will not be enforced as to such trade Claims. Upon and after the Effective Date (subject to Bankruptcy Court approval prior to the Effective Date), all trade Claims not already paid will be paid in full in the ordinary course of business of Reorganized USL. If USL or Reorganized USL dispute any trade Claim, such dispute will be determined, resolved, or adjudicated, as the case may be, in the manner in which such dispute would have been determined, resolved, or adjudicated if the Chapter 11 Case had not been commenced and will survive Consummation as if the Chapter 11 Case had not been commenced. At USL's option, such dispute may be brought before, and resolved by, the Bankruptcy Court.

             Any Claim arising from the rejection of an executory contract or unexpired lease under the Plan will be paid when such Claim is Allowed by the Bankruptcy Court.

             2.   Provisions for Employees

             To ensure the continuity of USL's workforce and further accommodate the unimpaired treatment of employee benefits, promptly after the Petition Date, USL will seek an order from the Bankruptcy Court authorizing USL's banks to honor payroll checks outstanding as of the Petition Date (or to issue replacement checks), to permit employees to utilize paid vacation time accrued prior to the Petition Date (so long as they remain employees of USL), and to continue paying medical and other benefits under all applicable insurance plans. Employee Claims and benefits not paid or honored prior to Consummation of the Plan will be paid or honored upon the Effective Date or as soon thereafter as such payment or other obligation becomes due or performable. Employees will not be required to file proofs of claim on account of employee Claims with the Bankruptcy Court, and the Bar Date will not be enforced as to such Claims. Under the Plan, salaries or wages, as the case may be, accrued paid vacation, health related benefits, severance benefits, field management and executive/administrative management incentive plans, and similar employee benefits with respect to USL employees will be unaffected.

        D.   Post-Restructuring Board

             On the Effective Date, the Board of Directors of Reorganized USL shall consist of the Post-Restructuring Board, and the operation of Reorganized USL shall become the general responsibility of the Post-Restructuring Board in accordance with applicable non-bankruptcy law.

             The Post-Restructuring Board will consist of five directors. Four directors will be appointed by the Informal Noteholders' Committee. One director will be nominated by the management of Reorganized USL.

        E.   Restated Articles of Incorporation and By-Laws

             On the Effective Date, Reorganized USL shall be deemed to have adopted the Restated Articles of Incorporation and Restated By-Laws. As soon as practicable, on or after the Effective Date, Reorganized USL will file its Restated Articles of Incorporation with the Department of Financial Institutions of the State of Wisconsin. Except to the extent inconsistent with the terms of the Plan, after the Effective Date, Reorganized USL may further amend the Restated Articles of Incorporation and may amend the Restated By-Laws as permitted by such Restated Articles of Incorporation, such Restated By-Laws, and applicable state law.

        F.   Procedures Pertaining to Distributions

             Only Allowed Claims - that is, Claims that are not disputed, contingent, unliquidated, or the subject of a motion to estimate - are entitled to receive distributions under the Plan. Any distribution to which the holder of a Claim is otherwise entitled under the Plan shall not be made unless and until the Claim becomes Allowed. Any estimates of Claims or Interests set forth in this Disclosure Statement may vary from the final amounts of Claims or Interests allowed by the Bankruptcy Court and are provided without prejudice to USL's right to contest them.

             USL reserves the right to contest and to object to any Claims, including, without limitation, those Claims that are specifically referenced in the Plan, are not listed in the Schedules, are listed in the Schedules as disputed, contingent, or unliquidated in amount, or are listed therein at a lesser amount than asserted by the holder of the Claim. Objections will be litigated to a Final Order. However, USL may compromise and settle any objections to Claims, subject to the approval of the Bankruptcy Court, and may seek Bankruptcy Court estimation of disputed Claims pursuant to section 502(c) of the Bankruptcy Code.

             In general, distributions under the Plan (whether of Cash or New Common Stock) will be made as soon as practicable after (but in any event within 30 days of) the later of (a) the Effective Date and (b) the date the pertinent Claim or Interest becomes Allowed, and upon surrender of the Notes or other instruments or certificates, if any, pertaining to such Claims or Interests. In the event that USL elects to Reinstate a Claim, payments will be made pursuant to the terms of the documentation underlying such Claim or as otherwise required by applicable non-bankruptcy law.

             A holder of an Allowed Claim who fails, within two years after the Effective Date, to take the actions required under the Plan to receive payment or any other distribution will forfeit all rights to such payment or distribution.

             Except as otherwise provided in the Plan, on the Effective Date the Notes, the USL Common Stock, and all instruments and agreements governing any Claims or Interests in Classes 5 or 7 will be deemed cancelled and will not represent any Claim against or Interest in USL (other than the right to receive distributions under the Plan). Except as otherwise provided in the Plan or in section 1141(d) of the Bankruptcy Code, the payments and distributions made under the Plan will be in full and final satisfaction of all Claims and Interests.

        G.   Corporate Action

             Upon entry of the Confirmation Order by the Clerk of the Bankruptcy Court, all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan), without the necessity of any further action on the part of USL's shareholders or directors or on the part of Reorganized USL's shareholders or directors.

        H.   Retiree Benefits

             On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, Reorganized USL shall continue to pay all retiree benefits (if any), as that term is defined in section 1114(a) of the Bankruptcy Code, maintained or established by USL prior to the Confirmation Date, without prejudice to Reorganized USL's rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements.

        I.   Executory Contracts and Unexpired Leases

             Subject to the approval of the Bankruptcy Court, the Bankruptcy Code empowers USL to assume or reject executory contracts and unexpired leases. As a general matter, an "executory contract" is a contract under which material performance (other than payment of money) is due by each party. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection by USL. In the case of rejection of employment agreements and leases of real property, such damage Claims are subject to certain limitations imposed by the Bankruptcy Code. If an executory contract or unexpired lease is assumed, USL must Cure any defaults (or provide adequate assurance that it will promptly do so), and it must perform its obligations thereunder in accordance with the terms of such agreement. Failure to perform its obligations would result in a Claim for damages that ordinarily would be entitled to Administrative Expense Claim status.

             1. Executory Contracts and Unexpired Leases Assumed Unless Specifically Rejected

             On and as of the Effective Date, all executory contracts and unexpired leases that exist between USL and any Person will be specifically assumed, except for any executory contracts and unexpired leases that have been specifically rejected with the approval of the Bankruptcy Court on or before the Effective Date, or in respect of which a motion for rejection has been filed with the Bankruptcy Court on or before the Effective Date. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code. Claims created by the rejection of executory contracts and unexpired leases must be filed with the Bankruptcy Court no later than twenty days after entry of a Final Order authorizing such rejection. Any such Claims not filed within such time shall be forever barred from assertion against USL, Reorganized USL, and any of their respective properties and estates.

             2.   Officers' and Directors' Indemnification Rights

             For purposes of the Plan, USL's obligations to indemnify its or its present or former parents', subsidiaries', or affiliates' present and former directors, officers, and employees against any obligations, liabilities, costs, or expenses pursuant to the articles of incorporation or by-laws of USL or of such parents, subsidiaries, or affiliates, applicable state law, specific agreement, or any combination of the foregoing, shall not survive Confirmation of the Plan and shall be discharged, regardless of whether indemnification is owed in connection with an event occurring prior to, upon, or subsequent to the commencement of the Chapter 11 Case.

             Reorganized USL will, however, maintain in force for a period of two years following the Effective Date policies of Directors' and Officers' Liability Insurance, covering directors and officers of USL and containing substantially the same provisions and limits of coverage as the policies that were in force on the Petition Date. Reorganized USL will also be responsible for paying the deductible or retention amounts under such policies for such two-year period.

             3.   Compensation and Benefit Programs

             All employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of USL applicable generally to its employees as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans and life, accidental death and dismemberment insurance plans, shall continue in full force and effect, without prejudice to Reorganized USL's rights under the terms of those arrangements or applicable non-bankruptcy law to terminate or modify the foregoing arrangements.

        J.   Conditions Precedent to the Effective Date

             Section 11.01 of the Plan provides that the Plan shall not be confirmed unless the aggregate amount of Allowed Class 6 General Unsecured Claims as of the date of the Confirmation Hearing, is less than $25,000,000, unless this condition is waived pursuant to section 11.03 of the Plan.

             Section 11.02 of the Plan provides that the Plan shall not become effective unless and until the following conditions have been satisfied or waived pursuant to section 11.03 of the Plan:

        1. The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Debtor, the Informal Noteholders' Committee, and (i) the Prepetition Lenders, provided that the Prepetition Lenders have extended the DIP Credit Facility or, as the case may be, (ii) the Banks, provided that the Banks have extended the DIP Credit Facility.

        2. The Confirmation Order shall have become a Final Order and provide, among other things, that:

             (a) The provisions of the Confirmation Order are non-severable and mutually dependent.

             (b) Except as expressly provided in the Plan, USL is discharged, effective upon Confirmation, from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and USL's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or non-contingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of USL that has either been assumed or rejected in the Chapter 11 Case or pursuant to the Plan, or obligation of USL incurred before Confirmation, or from any conduct of USL prior to Confirmation, or that otherwise arose before Confirmation, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date.

             (c) The Plan does not provide for the liquidation of all or substantially all of the property of USL, and its Confirmation is not likely to be followed by the liquidation of Reorganized USL or the need for further financial reorganization.

             (d) Any objection, not previously withdrawn or settled, to the adequacy of the information contained in the Disclosure Statement is overruled, and the information contained in the Disclosure Statement was adequate for the purpose of soliciting Ballots for Confirmation of the Plan.

        3.   The Post-Restructuring Board shall have been designated.

        4. The Bankruptcy Court shall have entered one or more orders (which may be the Confirmation Order) that have become Final Orders, authorizing the assumption and assignment of all unexpired leases and executory contracts that were not expressly rejected.

        5.   No request for revocation of the Confirmation Order under
             section 1144 of the Bankruptcy Code shall have been made or, if made, shall remain pending.

        6. All other actions required by Article VII of the Plan to occur on or before the Effective Date shall have occurred.

        7.   None of USL's pension plans shall have been terminated.

        8. The Emergence Credit Facility shall have been entered into between Reorganized USL and the Prepetition Lenders or, as the case may be, the Banks, and all agreements, instruments, or other documents contemplated by the Emergence Credit Facility shall have been executed by Reorganized USL and the Prepetition Lenders or, as the case may be, the Banks, and all of the conditions precedent to the effectiveness of such agreements, instruments, and other documents (other than Consummation of the Plan) shall have been satisfied in full or duly waived.

        9. The Debtor shall have concurrently satisfied all of its obligations under the DIP Credit Facility, and the DIP Credit Facility shall have been terminated.

        10.  The Debtor shall have entered into the Registration Rights
             Agreement.

        If one or more of the conditions specified in sections 11.01 or 11.02 of the Plan have not occurred or been duly waived as provided in Section
   11.03 on or before 60 days after the Confirmation Date, upon notification submitted by the Debtor to the Bankruptcy Court, to counsel for the Informal Noteholders' Committee, and to counsel for the Prepetition Lenders or the Banks, as appropriate under section 11.03 of the Plan, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) the Debtor's obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

        K.   Effects of Plan Confirmation

             1.   Discharge of USL

             Except as provided in the Plan, the entry of the Confirmation Order shall, provided that the Effective Date occurs, discharge USL's liabilities and terminate all rights and interests of USL's Noteholders, Stockholders, and other creditors to the fullest extent authorized or provided for by the Bankruptcy Code, including, without limitation, sections 524 and 1141 thereof.

             2.   Revesting

             Except as otherwise expressly provided in the Plan or in the Confirmation Order, on the Effective Date, title to all property of USL shall revest in Reorganized USL, free and clear of all Claims, liens, encumbrances, charges, Interests, and other interests of Noteholders and Stockholders arising on or before the Effective Date, and Reorganized USL may operate its business, from and after the Effective Date, free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court.

             3.   Injunction

             The satisfaction, release, and discharge pursuant to the Plan will also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or cause of action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

             4.   Releases

                  a.   Release by Persons Accepting Distributions Under the
                       Plan

             Pursuant to section 13.06 of the Plan, except as otherwise specifically provided for by the Plan, any Person accepting any distribution of Cash, New Common Stock, or any other property pursuant to the Plan shall be presumed conclusively to have released USL, Reorganized USL, and their current and former parents, subsidiaries, and affiliates (the "Released Parties"), and the Released Parties' current and former directors, officers, stockholders, employees, agents, representatives, attorneys, accountants, advisors, financial advisors, and other professionals retained by the Released Parties and their predecessors, successors, and assigns, and any Person claimed to be liable derivatively through any of the foregoing, from any and all claims, debts, actions, or causes of action, whether known or unknown, and whether based upon facts now known or unknown, direct or derivative, in law, equity, or bankruptcy, that any such Person, and anyone claiming in a derivative capacity from such Person, had, now has, or hereafter can, shall, or may have against such Persons, from the beginning of the world to the Effective Date, arising from, in connection with, or related to any act or omission related to the Debtor, the Chapter 11 Case, or the Plan, except for willful misconduct or gross negligence. The release described in the preceding sentence shall be enforceable as a matter of contract law against any Person that accepts any distribution pursuant to the Plan (including each creditor whose Claim is unimpaired).

                  b. Release by Reorganized USL and Persons Accepting Distributions Under the Plan

             Pursuant to section 13.06 of the Plan, upon the Effective Date, USL, Reorganized USL, and each Person accepting any distribution of Cash, New Common Stock, or any other property under the Plan (including each creditor whose Claim is unimpaired) will conclusively be deemed to have released and discharged the following parties, their current and former parents, subsidiaries, affiliates, directors, officers, stockholders, employees, agents, representatives, attorneys, accountants, advisors, financial advisors, and other professionals retained by such parties, and their predecessors, successors, and assigns: (i) the Debtor, (ii) the Creditors' Committee, if any, (iii) the Informal Noteholders' Committee,
   (iv) the Prepetition Lenders, (v) the Banks, (vi) all holders of Interests, and (vii) all Noteholders (collectively, the "Released Persons") from any and all liability, claims, debts, actions, or causes of action, whether known or unknown and whether based upon facts now known or unknown, direct or derivative, in law, equity, or bankruptcy, which USL, Reorganized USL, or any Person accepting any distribution under the Plan had, now has, or hereafter can, shall, or may have against such Released Persons, from the beginning of the world to the Effective Date, arising from, in connection with, or related to any act or omission related to the Notes, the Interests, the negotiation and prosecution of the Plan, or to such Released Persons' past service with, for, or on behalf of USL, including, but not limited to, prosecution of the Chapter 11 Case, except for willful misconduct or gross negligence. The release described in the preceding sentence shall be enforceable as a matter of contract law against any Person that accepts any distribution pursuant to the Plan (including each creditor whose Claim is unimpaired).

             Notwithstanding anything contained herein, USL and Reorganized USL are not releasing or waiving any counterclaim or right of setoff either may have with respect to an Allowed Claim that is Reinstated under the Plan.

        L.   Exculpation

             Neither USL, Reorganized USL, the Informal Noteholders' Committee, the Creditors' Committee, if any, the Prepetition Lenders, the Banks, nor any of their respective parents, subsidiaries, or affiliates, nor any of their respective members, officers, directors, employees, agents, attorneys, accountants, or other advisors, shall have or incur any liability to any holder of a Claim or Interest or Person accepting any distribution of Cash, New Common Stock, or any other property under the Plan (including each creditor whose Claim is unimpaired) for any act or omission in connection with, or arising out of, the negotiation of the Plan, pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and in all respects such Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and will be fully protected in acting or in refraining from action in accordance with such advice.

        M.   Retention of Jurisdiction

             The Plan provides for the retention of jurisdiction by the Bankruptcy Court over the Chapter 11 Case for the purpose of determining, among other things, all disputes relating to Claims, all other issues arising in connection with the interpretation, implementation, or enforcement of the Plan, and all other matters pending on the Effective Date.

        N.   Amendments to Plan/Revocation or Withdrawal

             USL may alter, amend, or modify the Plan under section 1127 of the Bankruptcy Code at any time or from time to time prior to or after the Confirmation Date upon such notice and hearing as shall be required by the Bankruptcy Code, the Bankruptcy Rules, or Final Order of the Bankruptcy Court. In any event, USL shall provide notice of any proposed alterations, amendments, or modifications to counsel for the Informal Noteholders' Committee and counsel for the Creditors' Committee, if any.

             USL also may revoke or withdraw the Plan prior to the Confirmation Date. If USL revokes or withdraws the Plan prior to the Confirmation Date, then the Plan will be deemed null and void. In such event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any claims by or Claims against USL or any other Person or to prejudice in any manner the rights of USL or any Person in any further proceedings involving USL or to constitute an admission of any sort by USL or any other Person.

   VII. CERTAIN FACTORS TO BE CONSIDERED

             Prior to deciding whether to vote to accept or reject the Plan, each Noteholder and Stockholder should carefully consider all of the information contained in this Disclosure Statement, especially the factors described or cross-referenced in the following paragraphs.

        A.   General Considerations

             The formulation of a reorganization plan is the principal purpose of a chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against and Interests in USL.
   Reorganization of USL under the proposed Plan also avoids the potentially adverse impact of a liquidation on USL employees, and many of its customers, suppliers, and trade vendors.

        B.   Certain Bankruptcy Considerations

             If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Case will continue rather than be converted to a chapter 7 liquidation, or that any alternative plan of reorganization would be on terms as favorable to holders of Claims and Interests as the terms of the Plan. If a liquidation or protracted reorganization were to occur, the distributions to Noteholders under the Plan would be significantly reduced. USL believes that in a chapter 7 liquidation, before Noteholders received any distributions, additional administrative expenses of a trustee and such trustee's attorneys, accountants, and other professionals would cause a substantial diminution in the value of the Estate. In addition, certain Claims would arise by reason of the liquidation and from the rejection of unexpired leases and other executory contracts in connection with the cessation of USL's operations. Moreover, the Noteholders would receive substantially less because of the inability to realize the greater going concern value of USL's assets in a liquidation.

             USL's liquidation analysis, prepared with Houlihan, Lokey's assistance, is premised on a liquidation in a chapter 7 case and is attached hereto as Appendix B. In the analysis, USL has taken into account the nature, status, and underlying value of its assets, the ultimate realizable value of its assets, and the extent to which such assets are subject to liens and security interests. Based on this analysis, it is likely that a liquidation of USL's operations would produce less value for distribution to Noteholders than that recoverable in each instance under the Plan. In the opinion of USL, the recoveries projected to be available in liquidation are not likely to afford holders of Claims and Interests as great a realization potential as does the Plan.

        C.   Inherent Uncertainty of Financial Projections

             USL's financial projections are attached as Appendix C to this Disclosure Statement. The Projections forecast USL's operations through the period ending December 31, 2000. The Projections are based on numerous assumptions that are an integral part of the Projections, including Confirmation and Consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized USL, industry performance, general business and economic conditions, competition, adequate financing, continued supply of hides and other raw materials at assumed prices, and other matters, many of which are beyond the control of Reorganized USL and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of Reorganized USL's operations. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

        D. Potential Dilution of Noteholder and Stockholder Voting Power as a Result of Management Stock Incentive Program

             On or after the Effective Date, the Post-Restructuring Board of Directors may implement a Management Stock Incentive Program (the "Program"). Under the Program, stock options for up to 1,000,000 shares of New Common Stock could be issued to key employees of Reorganized USL. If the Program is implemented, a Compensation Committee of the Post-Restructuring Board of Directors will establish and administer the Program and determine the terms and conditions under which any such management stock options will vest. If implemented, the Program could, assuming that stock options provided under the Program are exercised, reduce the proportionate ownership represented by the New Common Stock distributed to Noteholders and Stockholders under the Plan and dilute the voting power of Noteholders and Stockholders.

             Assuming the implementation of the Program and the exercise of all the options issuable under the Program, the following table illustrates the potential dilution to the proportionate ownership represented by the New Common Stock to be distributed to Noteholders and Stockholders under the Plan:

                     Plan Distribution               Fully-Diluted
                    Shares    % Ownership            Shares    % Ownership
    Noteholders   9,700,000        97.0%           9,700,000        88.2%
    Stockholders    300,000         3.0%             300,000         2.7%
    Management            0         0.0%           1,000,000         9.1%
                 ----------        -----          ----------        ------
                 10,000,000        100.0%         11,000,000        100.0%

   E.   Market for New Common Stock

             There is no existing market for USL Common Stock, and there can be no assurance that a trading market for the New Common Stock will develop. Accordingly, no assurance can be given as to the liquidity of the market for such securities or the price at which any sales may occur, which will depend upon the number of holders thereof, the interest of securities dealers in maintaining a market in such securities, and other factors beyond the control of USL or Reorganized USL.

             On or before the Effective Date, the Debtor or Reorganized USL will enter into the Registration Rights Agreement, pursuant to which any Noteholder or Stockholder who would be deemed, post-Confirmation, to be an "affiliate" of Reorganized USL by reason of such Person's equity holdings in the company or otherwise will be granted certain "shelf" and/or "demand" registration rights. Reorganized USL will use its best efforts to effectuate a listing of New Common Stock on a national securities exchange or NASDAQ as of the Effective Date. In addition, Reorganized USL will use its best efforts to cause to be filed with the Commission on the Effective Date a registration statement on an appropriate form with respect to New Common Stock and to maintain its status as a reporting company under the Securities Exchange Act of 1934. While such registration is expected to facilitate the trading of New Common Stock on an national securities exchange such as NASDAQ, there can be no assurance that such securities will be so listed or included or that an active trading market for the securities will develop and continue. In addition, there can be no assurance as to the degree of price volatility in any market for the New Common Stock that does develop. Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such securities in the future or as to the price at which such sale might occur. If such markets were to exist, the securities could trade at prices higher or lower than the value ascribed to them in this Disclosure Statement, depending upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, Reorganized USL.

             Under the Bankruptcy Code, the issuance of the New Common Stock to be distributed pursuant to the Plan and the subsequent resale of such New Common Stock by entities that are not "underwriters" (as defined in section 1145(b) of the Bankruptcy Code) are not subject to the registration requirements of Section 5 of the Securities Act. (See section XI.C "Applicability of Certain Securities Laws.")

        F.   Competition

             Each of USL's principal markets   furniture, footwear and
   specialty leather, and automotive   is highly competitive, and certain of
   USL's competitors may have greater financial or other resources than USL. Competition is based on price, service, quality, and the ability to supply customers in a timely manner with a diverse product line through widespread marketing and distribution channels. USL has historically been subject to both domestic and international competition. USL's efforts to increase its international sales could be adversely affected by, among other things, currency fluctuations.

             Furniture Group. The Furniture Group competes with both foreign and domestic leather manufacturers, domestic agents who represent foreign tanneries, and companies that import leather in a partially tanned state to finish and sell domestically. Foreign leather manufacturers with significant domestic facilities include Elmo Leather of America, Inc., a Swedish concern, Valdapone SPA, an Italian concern, and Louis Schweitzer GmbH, a German concern that is represented by Arcona Trading Co., Inc. Domestic manufacturers include Prime Tanning Company, Inc., Irving Tanning Company, Inc., and Garden State Tanning, Inc. Agents located in the United States that represent several small foreign tanneries domestically include Americraft Leather, Inc. and Friitala of America, Inc. Arpel Trading Co., Inc. represents foreign tanneries domestically and imports foreign partially tanned hides to finish and sell in the United States. Arpel also purchases partially tanned hides produced and rejected by domestic leather manufacturers, including USL, to refinish and sell domestically.

             Footwear and Specialty Leather Group. Competition in the footwear and specialty leather markets is highly fragmented. In the men's footwear market, in which USL competes primarily under the Pfister & Vogel trade name, its principal competitors include Prime Tanning Company, Inc., the Irving Tanning Company, Inc., S. B. Foot Tanning Company, and Dominion Tanners (Canada), a division of United Canadian Shares, Limited. Competitors in other market segments tend to be smaller tanneries with a single or very limited product focus.

             Automotive Group. Domestically, competitors that supply leather products to the automotive industry include Eagle Ottawa Leather Company, a division of Albert Trostel & Sons Company, Garden State Tanning, Inc., and Seton Leather Company. These competitors supply predominantly precut leather to seat and interior manufacturers. Additional competition in the United States comes from smaller foreign tanneries seeking to enter the U.S. automotive market. Whole hide competition in international automotive OEM markets typically comes from furniture leather manufacturers, including those previously mentioned.

        G.   Environmental Matters

             USL's leather manufacturing and finishing operations are subject to numerous U.S. and Canadian federal, state, provincial, and local laws and regulations governing the protection of the environment. These laws and regulations establish specific requirements for the handling of hazardous materials and wastes, impose limitations on the emission of air and water pollutants, and establish administrative requirements for permits and reporting. USL places a high priority on compliance with environmental laws and regulations and believes that it has obtained all material permits, licenses, orders, or agreements from appropriate federal, state, provincial, and local regulators currently required for its manufacturing operations. USL's Board of Directors has adopted appropriate policies toward environmental compliance, and USL has a designated corporate officer responsible for implementing such policies.

             Except as set forth below, USL is not aware of any current material environmental liabilities that exist at any of USL's facilities because of prior leather manufacturing operations or waste management practices. USL has also implemented appropriate programs designed to minimize pollution and waste production.

             1.   Toronto, Ontario Facility

             During 1997, USL discovered subsurface contamination of soil and ground water with chlorinated hydrocarbons at its facility in Toronto, Ontario. The contamination had crossed property boundaries to an adjacent commercial property. USL has reported the contamination to the Ontario Ministry of Environment and Energy, as required by law. Likewise, USL has filed a claim against the previous owner of A.R. Clarke for restoration of the site under the terms of an Asset Purchase Agreement between USL and the previous owner. Options for on-site management and/or remediation are under investigation.

             2.   Wastewater Discharges

             USL believes that all of its facilities have either installed appropriate pretreatment equipment and are in compliance in all material respects with federal, state, provincial, and local pretreatment categorical standards or are zero discharge facilities. Besides having to comply with such categorical standards specific to the tanning industry, each facility must also comply with local generic pretreatment standards as a condition of discharge. Operational systems are subject to upsets and equipment malfunctions, which may lead to occasional violations of such discharge standards.

             In 1995, one of USL's Milwaukee, Wisconsin facilities experienced equipment malfunctions that caused chromium discharges in excess of allowable limits. A Consent Order with the Milwaukee Metropolitan Sewerage District ("MMSD") was signed, which provided for daily sampling and a fine of less than $100,000. Although USL implemented measures to provide additional redundancy and monitoring to reduce the likelihood of a recurrence of such excess chromium discharges, and although such recurrences have been reduced, they have not been eliminated. In October 1996, USL received a Notice of Noncompliance from the MMSD for two incidents of excess chromium discharges during the first quarter of 1996, and in January 1997 USL self-reported two additional such occurrences. These incidents were caused by cross-connections in the facility's various effluent collection sewers. Corrective measures were taken, and USL continues daily monitoring for chromium. No fines or penalties were levied as a consequence of the 1996 or 1997 incidents.

             USL received a Notice of Continuing Violation from the MMSD for exceeding on September 26, 1996 the oil and grease discharge limits at another of its Milwaukee, Wisconsin facilities. A subsequent Notice of Noncompliance was issued following its exceeding such limits on January 14, 1997. USL implemented steps to improve controls over slug loads of oil and grease discharged into the municipal sewer systems, including increased sampling and testing. USL also petitioned the MMSD to revise USL's Discharge Permits to allow it to use an alternate method for testing discharge quantities. The proposed alternate method is easier to comply with than the method previously specified by the Discharge Permit. The controls over slug discharges were effective. In addition, the MMSD approved the alternate testing method. As a result of these two developments, the facility has been compliant since January 14, 1997, and the MMSD has discontinued its enforcement action. No fines or penalties were levied on USL relating to this action.

             In July 1996, the U.S. Environmental Protection Agency ("EPA") revised the categorical pH standard for tannery discharges to publicly owned treatment works. This revised standard has allowed USL's facilities in Milwaukee, Wisconsin and Omaha, Nebraska to discontinue costly pH neutralization. Based on EPA's action, authorities in Toronto, Ontario also modified pH standards, thus allowing USL's A.R. Clarke operation to also cease such neutralization procedures.

             3.   Off-Site Liabilities

             Under existing environmental laws, companies may be held liable for cleanup costs if they arrange for the disposal or treatment of hazardous substances that are subsequently released into the environment. Accordingly, USL may be potentially liable for the cleanup of hazardous substances at facilities to which USL shipped hazardous substances for treatment or disposal. There are a number of solvents and other materials containing hazardous substances that have been shipped from USL's facilities for disposal or treatment.

             In February 1998, USL received a notice from the EPA of the opportunity to participate in a de minimis settlement at the Caldwell Systems, Inc. site in North Carolina. USL believes that at least a portion of any potential liability associated with this site should be borne by Beatrice Companies, Inc. ("Beatrice") under the terms of the Asset Purchase Agreement dated January 13, 1985 and has tendered the defense and indemnification of the claim to Beatrice, which has not yet responded to the tender. The EPA settlement would require a payment by USL of $45,949.47, in exchange for a release from future liability at the site related to specific issues. The settlement agreement contains some exceptions for coverage, including liability for natural resource damages. At this time, USL is evaluating the settlement offer. It is not possible to determine what, if any, liability USL may have for any matters that are not covered by the settlement agreement.

             In August 1997, A.L. Gebhardt and Lackawanna Leather each received information requests under section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") regarding the Peter Cooper Site in Gowanda, New York. Pursuant to the terms of the Asset Purchase Agreement dated January 13, 1985, Beatrice has agreed to defend and indemnify USL for any potential liability associated with Lackawanna Leather at this site. Beatrice has agreed to defend USL with respect to potential liability associated with of A.L. Gebhardt. At this time, however, it is not possible to determine what, if any, liability USL will have with respect to this site.

             The North Carolina Department of Environment, Health and Natural Resources ("DEHNR") identified USL's facilities at Conover, North Carolina as a potentially responsible party ("PRP") that arranged for the disposal or treatment of hazardous waste at the Seaboard Chemical facility in North Carolina. During the Phase I Remediation process, USL was adjudged to be a de minimis contributor to the site and, with its payment of $25,512, was able to discharge its Phase I Remediation liability. USL joined a PRP group consisting of 946 companies to negotiate the Phase II Remedial Investigation and Feasibility Study with the DEHNR. This group negotiated an Administrative Order of Consent with the DEHNR to conduct the remedial investigation of the site. The Administrative Order contains a covenant not to sue the members of the PRP group and provides signatories with protection from contribution actions. Although there can be no assurances, USL expects that (1) USL will continue to be identified as a de minimis contributor to the site, (2) USL's share of the costs remaining to clean up the site will aggregate less than $500,000, and (3) since approximately 35% of the wastes in question were sent to the site during ownership of the Conover facilities by Beatrice, it will assume its pro rata share of the cleanup costs under the indemnity provisions of the January 13, 1985 Asset Purchase Agreement that conveyed these facilities to USL.

             In March 1993 and December 1995, the EPA completed removal actions at the Cherokee Oil Sites, a commercial waste treatment facility located in Charlotte, North Carolina. USL had sent non-hazardous wastewater from its facilities in Conover, North Carolina to these sites between December 1988 and October 1990. EPA spent approximately $6.5 million to clean up and remove wastes from the sites and is now attempting to recover costs from users of the facility. In March 1996, EPA sent USL a CERCLA Section 104(e) Information Request relative to the wastes sent by USL to the sites. USL responded to the request in May 6996 and, in order to prevent the Department of Justice from filing a cost recovery action in federal court, executed a Tolling Agreement along with other parties to allow time to negotiate a settlement. In March 1997, USL and the EPA tentatively agreed to settle USL's share of cleanup costs for approximately $78,000. The resulting settlement Consent Decree has been approved by a Federal District Court.

        H.   Financial Condition of USL

             APPENDED HERETO AND INCORPORATED HEREIN AS APPENDIX D IS USL'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 (THE "FORM 10-K"). THE FORM 10-K CONTAINS DETAILED INFORMATION ABOUT USL'S FINANCIAL PERFORMANCE AND CONDITION AND USL'S BUSINESS AND OPERATIONS. WHAT FOLLOWS IN THIS SECTION IS A SUMMARY OF SOME OF THE INFORMATION REPORTED IN THE FORM 10-K. THIS SUMMARY IS NOT INTENDED AS A COMPREHENSIVE SUMMARY OF THAT INFORMATION, NOR AS A SUBSTITUTE FOR THE FORM 10-K. NOTEHOLDERS AND STOCKHOLDERS ARE ENCOURAGED TO REVIEW THE FORM 10-K IN ITS ENTIRETY, AS AN INTEGRAL PART OF THIS DISCLOSURE STATEMENT, BEFORE VOTING ON THE PLAN.

             USL reported net operating losses in each of the last two years. Excluding non-recurring accounting adjustments, the principal reason for these losses was USL's inability to generate sufficient operating income to offset interest expenses. Other causes were decreased sales volume in two of USL's three core businesses, higher and more volatile hide prices, which USL was unsuccessful in fully passing through to customers, increased costs associated with quality and delivery problems encountered during 1996, and USL's unprofitable (to date) entry into the automotive cut set manufacturing market. Also contributing to the losses incurred during 1997 were adverse behaviors by customers and suppliers caused by uncertainty about USL's announced plan of restructuring and whether it will be successfully consummated. These losses impaired USL's ability to fully meet all of its obligations.

             USL did not make the interest payment on the Notes that was due on January 31, 1998. As a result, USL has classified as of December 31, 1997 all of the amounts owed in respect of the Notes ($136.4 million, including interest, as of January 31, 1998), as current liabilities, resulting in a negative working capital position as of such date. Excluding the foregoing amounts from current liabilities, USL's working capital as of December 31, 1997, would have been $18.0 million.

             USL's failure to make the interest payment on the Notes that was due on January 31, 1998 constituted an event of default under the Prepetition Credit Facility. Under the terms of the Prepetition Credit Facility, such event of default gives the Banks the right to accelerate any and all obligations due under the Prepetition Credit Facility and to refuse to make any additional advances under the Prepetition Credit Facility. The Banks have not, however, declared a default under the Prepetition Credit Facility or invoked any of the remedies available to the Banks under the terms of the Prepetition Credit Facility. USL currently intends to continue to make all payments required under the Prepetition Credit Facility to the extent that it is able.

             USL used $3.9 million of net cash for operating activities during 1997, principally because cash generated from improved working capital efficiencies, most notably inventories, was insufficient to offset operating losses, and because USL paid $13.2 million of interest on the Notes in 1997. In light of current economic conditions, USL does not believe that cash generated from its operating activities during 1998 will be sufficient to satisfy its existing obligations under the Prepetition Credit Facility and the Notes. In addition, as a result of USL's default under the Notes, it is unlikely that USL would be able to obtain any additional source of funds to meet its future expenses.

             USL does not believe that it will be able to maintain operations in the long term without consummating the Plan. USL has suffered a significant downturn in its business as a result of a general downturn in the leather industry and because of uncertainties surrounding USL's financial condition. In the event that the Plan is not consummated, USL believes that it will be unable to fund its working capital requirements in the near term and that the difficulties it has faced in recent months will worsen, including (i) an inability to make capital expenditures necessary to maintain its production capabilities, (ii) the reluctance of its customers to enter into contracts with a supplier whose viability and ability to deliver products on a timely basis may be in question, (iii) the reluctance of suppliers to ship hides and other supplies, or the imposition of shortened payment or cash payment terms, (iv) an inability to retain competent managers or to implement a strategic, long-term business plan, (v) the need for management to devote a substantial amount of its time and energy to the financial difficulties of USL, rather than focusing upon business operations, and (vi) an inability to access capital markets. While Consummation of the Plan will not assure that any or all of such difficulties will be overcome, management believes that, if the Plan is not consummated, such difficulties will cause the value of USL's business to deteriorate further.

             It is likely that USL will file for protection under chapter 11 of the Bankruptcy Code, whether or not the Requisite Acceptances to the Plan are obtained. In addition, because events of default currently exist under the Notes, it is possible that Noteholders could file an involuntary petition seeking to place USL in bankruptcy. In a bankruptcy proceeding that is not based upon the Plan, there is a substantial risk that, as a result of the significant disruption to USL's business expected to be caused thereby (including the probable loss of contracts and orders), there would be no value available for distribution to Stockholders and there would be materially less value available for distribution to Noteholders than that proposed in the Plan.

             Even if the Plan is consummated, USL's ability to meet its debt service obligations in the future will depend upon a number of factors outside USL's control, including the condition of the United States economy. Although there are no principal repayment obligations under the Prepetition Credit Facility, there can be no assurance that USL will be able to satisfy its obligations after Consummation of the Plan.

        I.   Disruption of Operations

             The Chapter 11 Case, even in connection with a consensual plan, could adversely affect USL's relationships with its trade creditors, employees, and customers. If such relationships are adversely affected, USL's operations could be materially adversely affected.

        J.   Considerations Relating to Acceptance of the Plan

             1.   Risk of Non-Confirmation of the Plan

             Even if all impaired Classes of Claims accept or are deemed to have accepted the Plan, or, with respect to a Class that rejects the Plan, the requirements for "cram down" are met, the Bankruptcy Court, which may exercise substantial discretion, may choose not to confirm the Plan.
   Section 1129 of the Bankruptcy Code requires, among other things, a demonstration that the Confirmation of the Plan will not be followed by liquidation or need for further financial reorganization of USL (the "feasibility test") and that the value of distributions to creditors who do not accept the Plan is not less than the value of distribution such creditors would receive if USL were liquidated under chapter 7 of the Bankruptcy Code (the "Best Interests Test"). Although USL believes that
   the Plan will satisfy such tests (see section IX.C.   "Confirmation of the
   Plan   Best-Interests Tests"), there can be no assurance that the
   Bankruptcy Court will reach the same conclusion.

             USL reserves the right to seek Confirmation of the Plan from the Bankruptcy Court by employing the "cram down" procedure set forth in section 1129(b) of the Bankruptcy Code if a Class of Claims votes to reject the Plan. In order to confirm the Plan under section 1129(b), the Bankruptcy Court must determine that, in addition to satisfying all other requirements for Confirmation, the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired Class that has not accepted the Plan. Again, in the event that USL employs the "cram down" procedure, there can be no assurance that the Bankruptcy Court will find that these additional requirements have been satisfied.

             2.   Risk That Plan Will Not Be Consummated

             Consummation of the Plan is subject to several conditions.  (See
   section VI.J.   "Summary of the Plan   Conditions Precedent to the
   Effective Date.") There can be no assurance that all these conditions will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated or that the Effective Date will occur.

   VIII.     ALTERNATIVES TO THE PLAN

             The Plan is the culmination of USL's efforts to solve its financial difficulties by restructuring. That effort has entailed lengthy discussions with the Informal Noteholders' Committee and USL Stockholders and extensive input from legal and financial advisors.

             The USL Board of Directors has determined that the Plan provides the best basis on which to reorganize USL and accordingly recommends that all Noteholders and Stockholders vote to accept the Plan.

             If the Plan is not confirmed, other plans could be proposed by USL or (if the Bankruptcy Court allows) other parties in interest. Given the substantial and lengthy effort that has led to the present Plan and the paramount importance of continuing USL's operations to preserve the maximum value of USL's assets, USL greatly doubts that an alternative plan could be formulated and confirmed without an extensive and costly delay in the Chapter 11 Case and the attendant risk of significant disruption to USL's business expected to be caused thereby (including the probable loss of contracts and orders). In such circumstances, there would be no value available for distribution to Stockholders, and there would be materially less value available for distribution to Noteholders than that proposed by the Plan. A discussion of the effect that a chapter 7 liquidation would have on the recovery of the holders of Claims and Interests is set forth herein. (See section IX.C. C "Confirmation of the Plan - Best-Interests Test.")

   IX.  CONFIRMATION OF THE PLAN

             Under chapter 11 of the Bankruptcy Code, confirmation is the determination by the Bankruptcy Court that a plan of reorganization satisfies the requirements of the Bankruptcy Code and will provide the basis for the reorganization of the chapter 11 debtor. The principal requirements for Confirmation of the Plan are summarized below. Parties in interest will receive notice of the time fixed for the Confirmation Hearing and will have the opportunity to object to Confirmation. If the Plan is confirmed, each member of each Class will be bound by it, regardless of whether that member voted to accept the Plan.

        A.   Disclosure and Solicitation

             This Disclosure Statement is presented to the holders of Claims and Interests in impaired Classes to satisfy the requirements of sections 1125 and 1126 of the Bankruptcy Code. Section 1125 of the Bankruptcy Code requires that full disclosure be made to all holders of Claims and Interests in impaired Classes at the time of, or before, solicitation of acceptances of a plan of reorganization is commenced. Section 1126(b) of the Bankruptcy Code provides that the holder of a Claim or Interest who accepts a plan of reorganization before the commencement of a case under chapter 11 of the Bankruptcy Code is filed is deemed to have accepted such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing adequacy of disclosure in connection with such solicitation.

             Upon the commencement of the Chapter 11 Case, USL will promptly request that the Bankruptcy Court find that the solicitation of acceptances from holders of Claims and Interests was in compliance with sections 1125 and 1126 of the Bankruptcy Code and, therefore, that holders of Claims and Interests that have accepted or rejected the Plan pursuant to this Solicitation are deemed to have accepted or rejected the Plan for purposes of Confirmation of the Plan under the Bankruptcy Code.

        B.   Acceptance of the Plan

             In order to confirm the Plan, the Bankruptcy Court must conclude that the Plan has been accepted by each Class that is "impaired" under the Plan. A class is "impaired" under a plan unless the plan: (i) leaves unaltered the legal, equitable, and contractual rights to which the claim or interest entitles the holder of such claim or interest; (ii) Cures any default and Reinstates the original terms of the obligation; or (iii) provides that, on the effective date of the plan, the holder of the claim or interest receives cash equal to the allowed amount of such claim or, with respect to an interest, the greater of any fixed liquidation preference to which such interest holder is entitled or any fixed price at which the debtor may redeem the interest.

             In the present instance, Classes 5 and 7 are impaired by the Plan and are, therefore, entitled to vote on the Plan. Classes 1, 2, 3, 4, and 6 are not impaired under the Plan and, therefore, are conclusively deemed to accept it.

             The Bankruptcy Court must further conclude that at least one of the impaired Classes of Claims that accepts the Plan has accepted the Plan without counting any acceptance of the Plan by any "insider." Any Person who is a director, officer, person in control, or general partner of USL or one of its affiliates, any relative of any such Person, any subsidiary of USL, or any partnership in which USL or one of its subsidiaries is a general partner would be an insider for this purpose.

             The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the allowed claims of that class that have timely voted on a plan. The Bankruptcy Code defines acceptance of a plan by a class of interests as acceptance by holders of at least two-thirds (2/3) in amount of the allowed interests of that class that have timely voted on the plan. A vote may be disqualified if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

             A VOTE TO ACCEPT OR REJECT THE PLAN CAN OCCUR ONLY BY PROPER SUBMISSION OF A DULY EXECUTED BALLOT. FAILURE OF A HOLDER OF A CLAIM OR INTEREST TO VOTE DOES NOT CONSTITUTE A VOTE TO REJECT THE PLAN BY SUCH HOLDER.

        C.   Best-Interests Test

             Before the Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Plan provides, with respect to each impaired Class of Claims or Interests, that each member of such Class of Claims or Interests either (a) has accepted the Plan or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Person would receive or retain if USL were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

             To determine the value that holders of impaired Claims and impaired Interests would receive if USL were liquidated, the Bankruptcy Court would consider evidence concerning the dollar amount that would be generated from the liquidation of USL's assets and properties in the context of a chapter 7 liquidation case. The cash amount that would be available for satisfaction of administrative expenses, priority claims, unsecured claims, and equity interests would consist of the proceeds resulting from the disposition of assets of USL augmented by the cash held by USL at the time of the commencement of the chapter 7 case. In order to dispose of USL's assets and properties in the most efficient and orderly manner, a going-concern sale of USL or its business units would be pursued. As part of a going-concern sale of USL or its business units, a purchaser or purchasers would assume the necessary ongoing business liabilities of USL, including accrued expenses such as payroll and accounts payable to vendors. The assumption of the accounts payable to vendors by a purchaser or purchasers would not have a material affect on the liquidation analysis since significant amounts of these payables to vendors are currently backed by letters of credit under the Prepetition Credit Facility. This analysis assumes that no distribution of the net proceeds is required to be paid on the ongoing business liabilities nor will the letters of credit supporting the majority of these ongoing business liabilities be drawn, since these liabilities would be assumed in the sale or sales. Any such cash amount consisting of the proceeds from the disposition of USL's assets would be reduced by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that might result from the termination of USL's businesses and the use of chapter 7 for the purpose of liquidation. Next, any remaining cash would be allocated to creditors and common shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

             USL's costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those payable to attorneys and other professionals that such a trustee might engage, including a financial advisor to market USL's assets for sale, plus any unpaid expenses incurred by USL during a chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants, and other professionals, and costs and expenses of members of any committees appointed by the United States Trustee. In addition, as described above, claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into or assumed by USL during the pendency of a chapter 11 case.

             Such claims, costs, expenses, and fees and such other claims that might arise in a liquidation case or result from a pending chapter 11 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority claims and unsecured claims.

             To determine if the Plan is in the best interests of each impaired Class of Claims and Interests, the estimated present value of the distributions from the proceeds of the liquidation of USL's assets and properties, after subtracting the amounts attributable to the foregoing Claims and any other Claims having priority under the Bankruptcy Code over the Claims in such impaired Class, are then compared with the value of the property offered to such impaired Class of Claims and Interests under the Plan.

             Distributions to Noteholders, other unsecured creditors, and Stockholders would be made in accordance with the "absolute priority" rule
   - with Noteholders and other unsecured creditors having to receive full payment (including postpetition interest at the legal rate) before Stockholders could receive any payment.

             USL believes that liquidation would entail a diminution in the total value available for distribution for a variety of reasons, including the following:

        1. Liquidation would entail substantial additional expense of the bankruptcy proceeding arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee.

        2. Liquidation would entail the sale of USL's assets, in a "forced sale" atmosphere of a publicized liquidation of USL.

        3. Liquidation would result in the loss of any potential value realizable from the strategic initiatives currently being implemented by USL, including a rationalization of manufacturing for footwear, the reestablishment of Lackawanna as a strong brand-name in the furniture business, investments in new information systems, and the inherent built-in profitability in the automotive business as the lower margin contracts used to enter this market run off.

        4. The adverse effects on the salability of USL due to the departure of key employees.

        5. Any proceeds received from liquidation would likely be reduced by amounts set aside to settle environmental liabilities that would have priority over other unsecured claims.

        6. The substantial delay (and the attendant uncertainty) inherent in a liquidation would itself reduce the present value of distributions.

             USL believes that it will be able to establish that the best-interests test has been met, as supported by the liquidation analysis attached as Appendix B hereto (the "Liquidation Analysis"). The Liquidation Analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the assets of USL. This analysis is based upon a number of significant assumptions, which are described therein, including effectuating the liquidation through a sale of the business operations of USL as a going-concern. The Liquidation Analysis does not purport to be a valuation of USL's assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

        D.   Financial Feasibility

             The Bankruptcy Code also requires that confirmation not be likely to be followed by the liquidation of the debtor or the need for further financial reorganization. USL believes that the Plan meets this feasibility test. (See Appendix C for USL's projections of its post-Consummation financial performance and operations.)

        E.   Estimated Expense of Administration

             USL estimates that the expense of administering the Plan will be approximately between $2,700,000 and $4,000,000, although that figure could increase if there are significant contested matters.

   X.   DESCRIPTION OF CAPITAL STOCK

             The terms of the New Common Stock (to be issued and distributed to Classes 5 and 7) and the rights attendant thereto will be substantially identical to the terms of the USL Common Stock and the rights attendant thereto. Because the USL Common Stock will be cancelled as part of the Plan, the New Common Stock will be the only class of capital stock of Reorganized USL outstanding upon Consummation of the Plan. The following is a summary of certain provisions of the authorized capital stock of USL and Reorganized USL.

        A.   General

             The authorized capital stock of USL consists of forty million (40,000,000) shares of USL Common Stock, par value $.01 per share, and five million (5,000,000) shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). For a description of the number of shares of USL Common Stock beneficially owned by each holder of USL Common Stock as of December 31, 1997, see Item 12 of the Form 10-K attached hereto as Appendix D. Stockholders will suffer a very substantial dilution in their ownership interest in Reorganized USL as a result of the distribution of New Common Stock to Noteholders pursuant to the Plan.

             Upon Consummation of the Plan, there are expected to be approximately 10,000,000 shares of New Common Stock outstanding, and no shares of Preferred Stock outstanding. The Restated Articles of Incorporation, which will be adopted and deemed effective upon the Effective Date, do not authorize the issuance of Preferred Stock. Hence, Reorganized USL will only be authorized to issue the New Common Stock.

        B.   New Common Stock

             The New Common Stock is entitled to such dividends as may be declared from time to time by the Post-Restructuring Board of Directors in accordance with applicable law and as limited by the Prepetition Credit Facility. It is not contemplated that Reorganized USL will pay any cash dividends on the New Common Stock in the foreseeable future.

             Except as provided under Wisconsin law, only the holders of New Common Stock will be entitled to vote for the election of directors of Reorganized USL and on all other matters. The holders of New Common Stock will be entitled to one vote for each share of New Common Stock held by them, subject to section 180.1150 of the Wisconsin Statutes. (See section X.D. C "Certain Statutory Provisions.") Holders of New Common Stock will not have cumulative voting rights in connection with the election of directors, which means that holders of shares entitled to exercise more than 50% of the voting power represented at any meeting of shareholders will be entitled to elect all of the directors to be elected at any such meeting.

             All shares of New Common Stock will be entitled to participate equally in distributions in liquidation. Except as the Post-Restructuring Board of Directors may in its discretion otherwise determine, holders of New Common Stock will have no preemptive rights to subscribe for or to purchase shares of Reorganized USL. There are no conversion rights, sinking fund, or redemption provisions applicable to the New Common Stock. The shares of New Common Stock to be issued pursuant to the Plan will be fully paid and nonassessable, except as provided by section 180.0622(2)(b) of the Wisconsin Statutes and judicial interpretations thereof relating to personal liability of shareholders for all debts owing to employees of USL for services performed (not to exceed six months' service in any one case).

        C.   Preferred Stock

             The Post-Restructuring Board of Directors will not have the authority pursuant to USL's Restated Articles of Incorporation to issue Preferred Stock. The New Common Stock is the only authorized class of stock under the Restated Articles of Incorporation.

        D.   Certain Statutory Provisions

             Section 180.1150 of the Wisconsin Statutes provides that the voting power of shares held by any person or persons acting as a group that is greater than 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from Reorganized USL or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

             Sections 180.1140 to 180.1144 of the Wisconsin Statutes contain certain limitations and special voting provisions applicable to specified business combinations involving Reorganized USL and a significant shareholder, unless the Board of Directors approves the business combination or the shareholder's acquisition of shares before such shares are acquired. Similarly, sections 180.1130 to 180.1133 of the Wisconsin Statutes contain special voting provisions applicable to certain business combinations, unless specified minimum price and procedural requirements are met.

             Following commencement of a takeover offer, section 180.1134 of the Wisconsin Statutes imposes special voting requirements on certain share repurchases effected at a premium to the market and on certain asset sales by Reorganized USL, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

             The foregoing provisions of the Wisconsin Statutes could have the effect of delaying, deterring, or preventing a change in control of Reorganized USL.

        E.   Restated Articles of Incorporation and Restated By-Laws

             Under the Restated Articles of Incorporation and Restated By-Laws, the Post-Restructuring Board of Directors is comprised of five members who, after the terms of the initial Directors (four of whom who will be appointed by the Informal Noteholders' Committee and one of whom will be appointed by management) expire, will be elected by the shareholders for a one-year term at the annual meeting of shareholders. (The Restated Articles of Incorporation are attached as Appendix E hereto. The Restated By-Laws are attached as Appendix F hereto.) The Restated Articles of Incorporation provide that any vacancies on the Post-Restructuring Board of Directors shall be filled only by the affirmative vote of a majority of the directors in office, even if less than a quorum. Any director so elected will serve until the next election of directors and until his or her successor is duly elected and qualified.

             The Restated Articles of Incorporation provide that any director may be removed from office with or without cause cause, but only by the affirmative vote of more than one-half of all outstanding shares entitled to vote in the election of directors.

             The Restated By-Laws give the Post-Restructuring Board of Directors discretion to postpone shareholder meetings, including, within certain limits, special meetings of shareholders. Additionally, the President or the Post-Restructuring Board of Directors (acting by resolution) may adjourn a shareholder meeting at any time prior to the transaction of business at such meeting. The Restated By-Laws also contain strict time deadlines and procedures applicable to shareholders seeking to nominate a person for election as a director or to otherwise bring business before a regular meeting.

             The provisions of Reorganized USL's Restated Articles of Incorporation and Restated By-Laws summarized above could have the effect of delaying, deterring, or preventing a change in control of USL.

   XI.  APPLICABILITY OF CERTAIN SECURITIES LAWS

             The issuance of the shares of New Common Stock under the Plan raises certain securities law issues under the Bankruptcy Code and federal and state securities laws, which are discussed in this section. This section should not be considered applicable to all situations or to all Noteholders or Stockholders receiving shares of New Common Stock under the Plan. Those Noteholders and Stockholder should note that there can be no assurance that a market for the New Common Stock will develop. Holders of the New Common Stock should consult their own legal counsel concerning the facts and circumstances with respect to the transfer of shares of New Common Stock in their particular case. USL has not sought a "no action" letter from the Commission or any state securities commission with respect to any matter discussed herein.

        A.   Initial Issuance of New Common Stock

             Section 1145 of the Bankruptcy Code provides that the securities registration and/or qualification requirements of federal and state securities laws do not apply to the offer or sale of stock or other securities of a debtor or its successor if the offer or sale occurs under a plan of reorganization and the securities are transferred in exchange (or principally in exchange) for a claim against or equity interest in a debtor. Accordingly, the initial issuance of the shares of New Common Stock by Reorganized USL will be exempt from the registration and/or qualification requirements of federal and state law under section 1145 of the Bankruptcy Code.

        B.   Resale of New Common Stock

             Any Person who is not (i) an "underwriter" under section 1145 of the Bankruptcy Code, (ii) an "affiliate" under Rule 144 ("Rule 144") of the Securities Act, or (iii) a "dealer" as defined in the Securities Act, and who resells shares of New Common Stock need not comply with the registration requirements of the Securities Act or seek an exemption therefrom in order to resell any New Common Stock distributed to such Person under the Plan. In addition, on or before the Effective Date, the Debtor will enter into the Registration Rights Agreement in a form reasonably acceptable to the Debtor and the Informal Noteholders' Committee.

             BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER OF NEW COMMON STOCK MAY BE AN UNDERWRITER, USL MAKES NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE NEW COMMON STOCK TO BE DISTRIBUTED UNDER THE PLAN.

             Section 1145(b)(1) of the Bankruptcy Code provides:

             (b)(1) Except as provided in paragraph (2) of this subsection and except with respect to ordinary trading transactions of an entity that is not an issuer, an entity is an underwriter under section 2(11) of the Securities Act of 1933, if such entity -

             (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest;

             (B) offers to sell securities offered or sold under the plan for the holders of such securities;

             (C) offers to buy securities offered or sold under the plan from the holders of such securities, if such offer to buy is -

             (i)  with a view to distribution of such securities; and

             (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

             (D) is an issuer, as used in such section 2(11), with respect to such securities.

             (2) An entity is not an underwriter under section 2(11) of the Securities Act of 1933 or under paragraph (1) of this subsection with respect to an agreement that provides only for -

             (A) (i) the matching or combining of fractional interests in securities offered or sold under the plan into whole interests, or

                  (ii) the purchase or sale of such fractional interests from or to entities receiving such fractional interests under the plan; or

             (B) the purchase or sale for such entities of such fractional or whole interests as are necessary to adjust for any remaining fractional interests after such matching.

             (3) An entity other than an entity of the kind specified in paragraph (1) of this subsection is not an underwriter under section 2(11) of the Securities Act of 1933 with respect to any securities offered or sold to such entity in the manner specified in subsection (a)(1) of this section.

        USL RECOMMENDS THAT RECIPIENTS OF NEW COMMON STOCK UNDER THE PLAN CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.

        There can be no assurance that an active market for any of the New Common Stock to be distributed under the Plan will develop and no assurance can be given as to the prices at which the New Common Stock might be traded.

   XII. VOTING REQUIREMENTS AND PROCEDURES

        A.   Voting on the Plan

             This Disclosure Statement and the appropriate Ballot are being distributed to all holders of Claims and Interests who are entitled to vote on the Plan. There are separate Ballots designated for each impaired voting Class in order to facilitate vote tabulation; however, all Ballots are substantially similar in form and substance and the term "Ballot" is used without intended reference to the Ballot of any specific Class of Claims or Interests or to any particular form of Ballot. The instructions attached to the Ballot should be read in connection with this section of the Disclosure Statement.

             If you have any questions about the procedure for voting your Claim or Interest or the packet of materials you received, please contact:

                       Foley & Lardner
                       777 East Wisconsin Avenue, Suite 3800
                       Milwaukee, WI  53202
                       Attention:  Andrew J. Wronski.
                       Phone:    (414) 297-5518
                       Fax: (414) 297-4900

             1.   Who May Vote

             Holders of Claims and Interests in the following Classes are receiving or retaining property under the Plan, are impaired by the Plan, and are, therefore, entitled to vote on the Plan:

             Class 5:  Claims of Holders of Notes; and

             Class 7: Holders of Interests in USL Common Stock

             Only holders of Notes and holders of USL Common Stock on the Record Date are eligible to vote on the Plan. With respect to Noteholders, the Record Date is March 27, 1998. With respect to Stockholders, the Record Date is April 30, 1998.

             2. Voting Procedures for Holders of Impaired Claims and Interests on the Record Date

             If you are a registered holder of Notes on the Record Date, you will receive the Ballot relating to the Notes that you hold of record. Registered holders may include brokerage firms, commercial banks, trust companies, or other nominees. If such nominees hold Notes, but do not hold Notes for their own account, they should immediately provide copies of this Disclosure Statement and the appropriate Ballot to their customers and to beneficial owners. For further instructions, see "Beneficial Owners of Notes" below. Any beneficial owner who has not received a Disclosure Statement or Ballot should contact its brokerage firm or nominee, or Foley & Lardner, at the address listed above.

             If you are a registered holder of USL Common Stock on the Record Date, you will receive the Ballot relating to USL Common Stock. Any holder of USL Common Stock that has not received a Disclosure Statement or Ballot should contact Foley & Lardner at the address listed above.

             All votes to accept or reject the Plan with respect to any Class of Claims or Interests must be cast by using the appropriate form of Ballot designated for such Class. Ballots must be received no later than 5:00 p.m., Central Daylight Time, on May 6, 1998, the Voting Deadline.
   USL will make a public announcement of any extension of the Voting Deadline by release to the Dow Jones News Service prior to 9:00 a.m., New York City Time, on the next business day following the previously scheduled Voting Deadline.

             Holders of impaired Claims and Interests on the Record Date who vote on the Plan should complete and sign the Ballot in accordance with instructions thereon, being sure to check the appropriate box entitled "Accept the Plan" or "Reject the Plan." Each holder must vote all Notes or USL Common Stock beneficially owned in a particular Class in the same way (i.e., all "accept" or all "reject"), even if such Notes or USL Common Stock are owned through more than one broker or bank.

             3.   Beneficial Owners of Notes

             Any holder holding Notes on the Record Date in its own name can vote by completing and signing the enclosed Ballot and returning it directly to Foley & Lardner so that it is received on or before the Voting Deadline.

             Any holder holding Notes on the Record Date through a nominee can vote by completing the beneficial owner Ballot and returning it to such nominee early enough to permit such registered holder to transcribe the information from the beneficial owner Ballot onto a master Ballot and return the master Ballot to Foley & Lardner before the Voting Deadline.

             You may receive multiple copies of this Disclosure Statement, especially if you own Notes through more than one broker or bank. If you submit more than one Ballot because you beneficially own Notes through more than one broker or bank, be sure to indicate in Item 3 on your Ballot(s) the names of ALL broker-dealers or other intermediaries who hold Notes for you.

             By submitting a vote for or against the Plan, you are certifying that you are the holder of the Notes being voted or an authorized signatory for such a holder. Your submission of a Ballot will also constitute a request that you (or in the case of an authorized signatory, the beneficial owner) be treated as the beneficial holder of such securities for purposes of voting on the Plan.

             4.   Brokerage Firms, Banks, and Other Nominees

             A nominee that is the registered holder of a Note for a beneficial owner, or is a participant in a securities clearing agency and is authorized to vote in the name of such securities clearing agency pursuant to an omnibus proxy and is acting for one or more beneficial owner(s), can vote on behalf of such beneficial owner(s) by (i) distributing a copy of this Disclosure Statement and all appropriate Ballots to such beneficial owner(s), (ii) collecting all such Ballots,
   (iii) completing a master Ballot compiling the votes and other information from the Ballots collected, and (iv) transmitting such completed master Ballot to Foley & Lardner so that it is received by the Voting Deadline.
   A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such beneficial owner(s).

             5.   Voting Deadline and Extensions

             In order to be counted for purposes of voting on the Plan, all of the information requested on the applicable Ballot must be provided. Ballots must be received by Foley & Lardner at its address set forth on the Ballot no later than 5:00 p.m., Central Daylight Time, on May 6, 1998, the Voting Deadline.

             6.   Withdrawal or Change of Votes on the Plan

             A Ballot may be withdrawn by delivering a written transmission notice of withdrawal to Foley & Lardner (or, in the case of Notes held by a nominee, to the nominee so that the nominee may deliver such notice of revocation to Foley & Lardner), in each case, so that Foley & Lardner receives such notice prior to the Voting Deadline. Thereafter, withdrawal may be effected only with the approval of the Bankruptcy Court.

             In order to be valid, a notice of withdrawal must (i) specify the name of the holder who submitted the votes on the Plan to be withdrawn, (ii) contain the description of the Notes or USL Common Stock to which it relates and the aggregate principal amount of Notes or number of shares of USL Common Stock held by such holder, and (iii) be signed by the holder in the same manner as the Ballot. USL expressly reserves the absolute right to contest the validity of any such withdrawals of votes on the Plan.

             Any holder who has previously submitted to Foley & Lardner (or, in the case of Notes held by a nominee, to the nominee so that the nominee may deliver such subsequent Ballot to Foley & Lardner prior to the Voting Deadline) a properly completed Ballot may change such vote by submitting to Foley & Lardner prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the one that bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received. If more than one master Ballot is submitted and the later dated master Ballot(s) supplement rather than supersede the earlier master Ballot(s), please mark the subsequent master Ballot(s) with the words "Additional Votes" or such other language as is customarily used to indicate additional votes that are not meant to revoke earlier votes.

        B.   Surrender of Notes

             As a condition to receiving any distribution pursuant to the Plan, each holder of Notes or shares of USL Common Stock must (i) surrender such Notes or shares to Reorganized USL or (ii) provide an affidavit of loss with regard to such Notes or shares that is in form and substance satisfactory to Reorganized USL. If no surrender of such Notes or shares occurs and such holder does not provide an affidavit acceptable to Reorganized USL, then no distribution may be made to any holder whose Claim or Interest is based on such Note(s) or shares. NOTES AND SHARE CERTIFICATES SHOULD NOT BE RETURNED WITH THE BALLOT(S).

   XIII.     CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

             The following is a general summary of certain material federal income tax consequences of the Plan for USL, Noteholders, and Stockholders. This summary does not discuss all aspects of federal income taxation that may be relevant to USL, to a particular Noteholder, or to a particular Stockholder in light of specific investment circumstances, or to Noteholders or Stockholders subject to special treatment under the federal income tax laws, such as parties related to USL, insurance companies, financial institutions, dealers in securities, tax-exempt entities, foreign corporations, or individuals who are not citizens or residents of the United States, and Noteholders who hold Notes as part of a straddle, hedge, or conversion transaction. It also does not discuss any aspects of state, local, or foreign taxation. This summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury regulations promulgated thereunder, rulings, and judicial decisions, all of which are subject to change, possibly with retroactive effect. Moreover, the tax consequences of certain aspects of the Plan are uncertain because of the lack of applicable legal precedent.

             Consequently, each Noteholder and Stockholder is urged to consult with his or her own tax advisor as to the specific tax consequences to him or her of the Plan.

        A.   Federal Income Tax Consequences to USL

             1.   Discharge of Indebtedness

             USL will realize discharge of indebtedness income if a Claim is not paid in full or if a Claim is Reinstated or modified, provided that such Reinstatement or modification constitutes a "significant modification" that is a realization event for tax purposes and the holder of the Claim is not paid in full (i.e., does not receive Cash and/or property with a fair market value equal to the full amount of the Claim). In accordance with this rule, USL will realize discharge of indebtedness income upon the exchange of the Notes for New Common Stock, except and only to the extent that payment of the indebtedness would have resulted in a deduction. Such discharge of indebtedness income will equal the excess of the amount owed by USL with respect to such Notes over the fair market value of the New Common Stock transferred to the holders of such Notes. For purposes of the tax projections set forth herein, the computation of the discharge of indebtedness income assumes that the fair market value of New Common Stock transferred to Noteholders equals approximately $50.3 million.

             Such discharge of indebtedness income will not be included in USL's gross income but will generally be applied first to reduce USL's end-of-the-year tax attributes (e.g., net operating and capital loss carryovers) and then, to the extent the amount of such discharge of indebtedness income exceeds USL's tax attributes, to reduce USL's adjusted tax basis in its assets. It is anticipated that the discharge of indebtedness income realized from the exchange of the Notes for New Common Stock will result in the elimination of USL's tax attributes, including net operating losses, and a substantial reduction in the tax basis of its assets.

             2.   Use of Tax Attributes

             Pursuant to the Plan, approximately 97% of the New Common Stock will be issued to the Noteholders, and the remaining 3% will be issued to the Stockholders. As a result, USL will undergo an "ownership change" within the meaning of the Tax Code as of the date on which the New Common Stock is distributed (the "Distribution Date"). Accordingly, USL's ability to use certain tax attributes (including any net operating losses, remaining net operating loss carryovers, or net unrealized built-in losses) that arose prior to the ownership change to offset its taxable income, if any, generated in taxable periods after the ownership change will be subject to an annual limitation (the "Annual Limitation"). The Annual Limitation generally will equal (i) the value of USL immediately after the ownership change multiplied by (ii) the long-term tax-exempt rate, as announced each month by the Treasury Department, on the date of the ownership change. However, the Annual Limitation will equal zero if Reorganized USL does not continue the "business enterprise" of USL, as that term is defined for tax purposes, for at least two years from the Distribution Date.

             As set forth above, it is anticipated that USL's net operating loss carryovers will be eliminated as a result of USL's realization of discharge of indebtedness income. Accordingly, the Projections assume that USL will not have any tax attributes that carry-over from periods prior to the Consummation of the Plan. The Projections further assume that discharge of indebtedness income will result in a reduction in the basis of its assets. Such a reduction will have the effect of reducing tax-deductible depreciation in future periods, including those periods covered by the Projections.

        B.   Federal Income Tax Consequences to Holders of Claims

             1.   Holders of Unimpaired Claims

             A holder whose Claim is paid in full on the Effective Date will recognize gain or loss for federal income tax purposes equal to the difference between such payment and his adjusted tax basis in the Claim.
   A holder whose Claim is Reinstated, provided that such Reinstatement does not result in a "significant modification" of the Claim for tax purposes, will not realize gain or loss as a result of the Plan. However, a holder whose Claim is Reinstated or modified in a way that is considered a "significant modification" of the Claim for tax purposes, or who is treated as having received interest, damages, or other income in connection with a Reinstatement or modification, will realize gain or loss for federal income tax purposes. Such gain or loss will be recognized unless such Reinstatement or modification constitutes a tax-free recapitalization, which is unlikely.

             2.   Holders of Notes

             General. In general, Noteholders will realize gain or loss on the exchange of an Allowed Class 5 Claim for New Common Stock in an amount equal to the difference between (i) the fair market value of the New Common Stock received and (ii) the adjusted tax basis of the holder in the Notes surrendered in exchange therefor. The Plan does not mandate an allocation of the distributions to holders of Allowed Class 5 Claims as between principal and interest.

             Whether or not a Noteholder will be required or allowed to recognize the gain or loss realized on the exchange of Notes for New Common Stock depends on whether such exchange constitutes a recapitalization. This, in turn, depends upon whether the Notes constitute "securities" for federal income tax purposes. Whether an instrument constitutes a "security" for federal income tax purposes is determined based on all the facts and circumstances. Certain authorities have held that the length of the term of a debt instrument is a factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other Noteholders, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or are accrued.

             Thus, in general, if the Notes constitute securities, the exchange of Notes for New Common Stock will constitute a recapitalization and the gain or loss realized by a Noteholder will not be recognized for federal income tax purposes as a result of the Plan. The tax basis of a holder of New Common Stock received in the exchange generally will be equal to the adjusted tax basis of such holder in the Notes surrendered in exchange therefor increased by the gain, if any, recognized. The holding period of a holder of the New Common Stock received in the exchange generally will include the holding period of such holder in the Notes surrendered in exchange therefor (provided such Notes were held as a capital asset at the time of the exchange).

             If the Notes do not constitute securities, the entire amount of gain or loss realized by a Noteholder will be recognized for federal income tax purposes. The tax basis of a Noteholder in the New Common Stock will be equal to the fair market value of the New Common Stock at the time of the exchange. In that event, the holding period of a holder of the New Common Stock will begin on the day following the day of the exchange.

             Except for the amount of gain attributable to accrued market discount (which market discount is subject to the rules described below) and/or accrued interest (also as described below), any gain or loss recognized on the exchange will be capital gain or loss if the Notes are capital assets in the hands of the Noteholder. Any such capital gain or loss on the exchange of a Note will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the Note has been held by the holder for more than one year; otherwise, the capital gain or loss will be short-term. An individual's net long-term capital gain is subject to federal income tax at a maximum stated rate of either 20%, if the individual has held the Notes for more than 18 months prior to the exchange, or 28%, if the individual has held the Notes for not more than 18 months prior to the exchange. An individual's short-term capital gain is taxed at ordinary income tax rates. An individual's capital loss is first deductible against other capital gains and then the amount of any remaining capital loss, up to $3,000 (or $1,500 for married persons filing separately), is deductible against other income. Capital losses in excess of these amounts will carry over as a capital loss to succeeding years.

             In addition, the recognition of capital gain on the Notes could cause an individual to exceed certain income thresholds which, in turn, could cause items of income otherwise not taxable to the individual to become taxable and/or could affect the individual's ability to utilize all or a portion of his or her personal exemptions, certain itemized deductions, and certain other deductions.

             For corporations, a capital gain is subject to federal income tax at a stated maximum rate of 35%, while any capital loss can be offset only against capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to be offset against net capital gains generated in those years.

             Market Discount. A debt instrument (such as a Note) has "market discount" if its stated redemption price at maturity exceeds its tax basis in the hands of the holder immediately after its acquisition, unless a statutorily-defined de minimis exception applies. If the exchange of Notes with market discount for New Common Stock pursuant to the Plan does not qualify as a recapitalization, a Noteholder generally will be treated as recognizing ordinary income on the exchange equal to the amount of market discount that accrued during the Noteholder's period of ownership. This rule will not apply to a Noteholder who had previously elected to include market discount in income as it accrued for federal income tax purposes.

             Accrued Interest. If any amount of the consideration received by a Noteholder in exchange for Notes were deemed for tax purposes to be allocable to accrued but unpaid interest, the Noteholder would have ordinary income in that amount unless the Noteholder had previously included such interest in income. On the other hand, a Noteholder who had previously included such interest in income should recognize a loss to the extent the prior inclusion exceeds the amount of such consideration allocable to accrued but unpaid interest. It is unclear whether such a loss is capital or ordinary.

             The law is also uncertain regarding the proper allocation of the New Common Stock received by Noteholders between principal and interest. Although Treasury Department regulations generally require each payment under a loan to be treated first as a payment of accrued and unpaid interest, these regulations do not specify whether such an approach applies in the context of loan termination payments made by a Noteholder pursuant to a Chapter 11 plan or reorganization. Moreover, the regulations do not specify how the consideration received in a recapitalization should be allocated. As a result, no assurance can be given that the Internal Revenue Service will not attempt to allocate some portion of the New Common Stock received under the Plan to some or all of the accrued but unpaid interest on the Notes, which would require Noteholders to include such amount in ordinary income as described in the paragraph above. Allocation of consideration between principal and interest in this circumstance could result in the recognition of ordinary income and capital loss. Capital losses generally are not fully deductible against ordinary income (as set forth above).

             Notwithstanding the general discussion above, the tax basis of a Noteholder in New Common Stock treated as received in satisfaction of accrued interest on the Notes, if any, should be equal to the amount of interest income treated as satisfied by the receipt of such stock. Additionally, a Noteholder's holding period in such stock should begin on the day following the date on which such stock is distributed.

   XIV. MANAGEMENT

             On the Effective Date, the operation of Reorganized USL will become the general responsibility of the Post-Restructuring Board in accordance with applicable non-bankruptcy law. For a list of, and information regarding, the current directors and executive officers of USL, see Items 10 and 11 of the Form 10-K attached hereto as Appendix D.

                                   CONCLUSION

             Noteholders and Stockholders solicited hereby are urged to vote to accept the Plan by timely completing and submitting their ballots.

   Milwaukee, Wisconsin

   March 31, 1998

                                    Respectfully submitted,

                                    UNITED STATES LEATHER, INC.



                                    By  /s/ Kinzie L. Weimer
                                          Kinzie L. Weimer, Secretary

                             APPENDIX A

                                 TO
        DISCLOSURE STATEMENT OF UNITED STATES LEATHER, INC.
                         DATED MARCH 31, 1998

                      PLAN OF REORGANIZATION OF
                      UNITED STATES LEATHER, INC.

                        UNITED STATES BANKRUPTCY COURT
                        EASTERN DISTRICT OF WISCONSIN


    In re:

    United States Leather, Inc.,
    a Wisconsin corporation,                Case No. __________________
                                           Honorable _________________

                                                             Chapter 11
                              Debtor.

          Employer ID No. 13-3503310


                 PLAN OF REORGANIZATION OF UNITED STATES LEATHER, INC.


   Thomas L. Shriner, Jr.
   Andrew J. Wronski
   Foley & Lardner
   777 E. Wisconsin Avenue
   Milwaukee, WI 53202-5367
   Telephone: (414) 271-2400
   Fax: (414) 297-4900

                                TABLE OF CONTENTS

                                                                          Page
   INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
        1.01 Administrative Expense Claim  . . . . . . . . . . . . . . . .  1
        1.02 Allowed . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
        1.03 Allowed Class . . . Claim . . . . . . . . . . . . . . . . . .  2
        1.04 Ballot  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
        1.05 Bankruptcy Code . . . . . . . . . . . . . . . . . . . . . . .  2
        1.06 Bankruptcy Court  . . . . . . . . . . . . . . . . . . . . . .  2
        1.07 Bankruptcy Rules  . . . . . . . . . . . . . . . . . . . . . .  2
        1.08 Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
        1.09 Bar Date  . . . . . . . . . . . . . . . . . . . . . . . . . .  3
        1.10 Business Day  . . . . . . . . . . . . . . . . . . . . . . . .  3
        1.11 Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
        1.12 Chapter 11 Case . . . . . . . . . . . . . . . . . . . . . . .  3
        1.13 Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
        1.14 Class . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
        1.15 Commission  . . . . . . . . . . . . . . . . . . . . . . . . .  3
        1.16 Confirmation  . . . . . . . . . . . . . . . . . . . . . . . .  3
        1.17 Confirmation Date . . . . . . . . . . . . . . . . . . . . . .  3
        1.18 Confirmation Hearing  . . . . . . . . . . . . . . . . . . . .  3
        1.19 Confirmation Order  . . . . . . . . . . . . . . . . . . . . .  3
        1.20 Consummation  . . . . . . . . . . . . . . . . . . . . . . . .  3
        1.21 Creditors' Committee  . . . . . . . . . . . . . . . . . . . .  4
        1.22 Cure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
        1.23 Debtor  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
        1.24 DIP Credit Facility . . . . . . . . . . . . . . . . . . . . .  4
        1.25 Disallowed Claim  . . . . . . . . . . . . . . . . . . . . . .  4
        1.26 Disclosure Statement  . . . . . . . . . . . . . . . . . . . .  4
        1.27 Disputed Claim  . . . . . . . . . . . . . . . . . . . . . . .  4
        1.28 Effective Date  . . . . . . . . . . . . . . . . . . . . . . .  4
        1.29 Emergence Credit Facility . . . . . . . . . . . . . . . . . .  5
        1.30 Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
        1.31 Final Order . . . . . . . . . . . . . . . . . . . . . . . . .  5
        1.32 Indenture . . . . . . . . . . . . . . . . . . . . . . . . . .  5
        1.33 Informal Noteholders' Committee . . . . . . . . . . . . . . .  5
        1.34 Informal Noteholders' Committee Expenses  . . . . . . . . . .  5
        1.35 Interest  . . . . . . . . . . . . . . . . . . . . . . . . . .  5
        1.36 New Common Stock  . . . . . . . . . . . . . . . . . . . . . .  5
        1.37 Note Claims . . . . . . . . . . . . . . . . . . . . . . . . .  5
        1.38 Noteholders . . . . . . . . . . . . . . . . . . . . . . . . .  5
        1.39 Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
        1.40 Other Priority Claim  . . . . . . . . . . . . . . . . . . . .  6
        1.41 Person  . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
        1.42 Petition Date . . . . . . . . . . . . . . . . . . . . . . . .  6
        1.43 Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
        1.44 Post-Restructuring Board  . . . . . . . . . . . . . . . . . .  6
        1.45 Prepetition Credit Agreement  . . . . . . . . . . . . . . . .  6
        1.46 Prepetition Credit Agreement Claims . . . . . . . . . . . . .  6
        1.47 Prepetition Credit Facility . . . . . . . . . . . . . . . . .  6
        1.48 Prepetition Lenders . . . . . . . . . . . . . . . . . . . . .  6
        1.49 Priority Tax Claim  . . . . . . . . . . . . . . . . . . . . .  6
        1.50 Professional Fees . . . . . . . . . . . . . . . . . . . . . .  7
        1.51 Record Date . . . . . . . . . . . . . . . . . . . . . . . . .  7
        1.52 Registration Rights Agreement . . . . . . . . . . . . . . . .  7
        1.53 Reinstated or Reinstatement . . . . . . . . . . . . . . . . .  7
        1.54 Reorganized USL . . . . . . . . . . . . . . . . . . . . . . .  7
        1.55 Requisite Acceptances . . . . . . . . . . . . . . . . . . . .  7
        1.56 Restated Articles of Incorporation  . . . . . . . . . . . . .  7
        1.57 Restated By-Laws  . . . . . . . . . . . . . . . . . . . . . .  7
        1.58 Restructuring . . . . . . . . . . . . . . . . . . . . . . . .  8
        1.59 Schedules . . . . . . . . . . . . . . . . . . . . . . . . . .  8
        1.60 Secured Claim . . . . . . . . . . . . . . . . . . . . . . . .  8
        1.61 Securities Act  . . . . . . . . . . . . . . . . . . . . . . .  8
        1.62 Solicitation  . . . . . . . . . . . . . . . . . . . . . . . .  8
        1.63 Stockholders  . . . . . . . . . . . . . . . . . . . . . . . .  8
        1.64 USL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
        1.65 USL Common Stock  . . . . . . . . . . . . . . . . . . . . . .  8
        1.66 Voting Deadline . . . . . . . . . . . . . . . . . . . . . . .  8
   ARTICLE II ADMINISTRATIVE EXPENSE CLAIMS  . . . . . . . . . . . . . . .  9
        2.01 Administrative Expense Claims.  . . . . . . . . . . . . . . .  9
   ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS  . . . . . . . . . .  9
        3.01 Class 1:  Priority Tax Claims.  . . . . . . . . . . . . . . .  9
        3.02 Class 2:  Other Priority Claims.  . . . . . . . . . . . . . .  9
        3.03 Class 3:  Miscellaneous Secured Claims. . . . . . . . . . . . 10
        3.04 Class 4:  Prepetition Credit Agreement Claims.  . . . . . . . 10
        3.05 Class 5: Note Claims. . . . . . . . . . . . . . . . . . . . . 10
        3.06 Class 6: General Unsecured Claims Against USL.  . . . . . . . 10
        3.07 Class 7:  Interests in Respect of USL Common Stock. . . . . . 10
   ARTICLE IV TREATMENT OF UNIMPAIRED CLASSES (Classes 1, 2, 3, 4, and 6)  10
        4.01 Class 1 (Priority Tax Claims).  . . . . . . . . . . . . . . . 10
        4.02 Class 2 (Other Priority Claims).  . . . . . . . . . . . . . . 10
        4.03 Class 3 (Miscellaneous Secured Claims). . . . . . . . . . . . 11
        4.04 Class 4 (Prepetition Credit Agreement Claims).  . . . . . . . 11
        4.05 Class 6 (General Unsecured Claims Against USL). . . . . . . . 11
        4.06 Unimpaired Classes. . . . . . . . . . . . . . . . . . . . . . 11
   ARTICLE V TREATMENT OF IMPAIRED CLASSES (Classes 5 and 7) . . . . . . . 12
        5.01 Class 5 (Note Claims).  . . . . . . . . . . . . . . . . . . . 12
        5.02 Class 7 (Interests in Respect of USL Common Stock). . . . . . 12
        5.03 Impaired Classes and Interests. . . . . . . . . . . . . . . . 12
   ARTICLE VI DISPUTED CLAIMS  . . . . . . . . . . . . . . . . . . . . . . 12
        6.01 Disputed Claims; Objections to Claims.  . . . . . . . . . . . 12
        6.02 Resolution of Claims. . . . . . . . . . . . . . . . . . . . . 12
   ARTICLE VII MEANS FOR IMPLEMENTATION OF THE PLAN  . . . . . . . . . . . 13
        7.01 Management of Reorganized USL.  . . . . . . . . . . . . . . . 13
        7.02 Restated Articles of Incorporation and Restated By-Laws.  . . 13
        7.03 Emergence Credit Facility.  . . . . . . . . . . . . . . . . . 13
        7.04 Operations of Debtor Between Confirmation and
             Consummation. . . . . . . . . . . . . . . . . . . . . . . . . 13
        7.05 Exclusivity.  . . . . . . . . . . . . . . . . . . . . . . . . 14
        7.06 Term of Injunctions or Stays. . . . . . . . . . . . . . . . . 14
        7.07 Cancellation of Existing Securities, Instruments, and
             Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . 14
        7.08 Distribution of Consideration.  . . . . . . . . . . . . . . . 14
        7.09 Registration Rights Agreement.  . . . . . . . . . . . . . . . 16
        7.10 Corporate Action. . . . . . . . . . . . . . . . . . . . . . . 16
        7.11 Effectuating Documents; Further Transactions. . . . . . . . . 16
        7.12 Authorization for Management Stock Incentive Program. . . . . 16
        7.13 Retiree Benefits. . . . . . . . . . . . . . . . . . . . . . . 16
        7.14 Ordinary Course and Scheduled Liabilities.  . . . . . . . . . 17
        7.15 Effect of Failure to File Proof of Claim by Bar Date. . . . . 17
   ARTICLE VIII ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION
             BY IMPAIRED CLASSES OF CLAIMS . . . . . . . . . . . . . . . . 18
        8.01 Classes Entitled to Vote. . . . . . . . . . . . . . . . . . . 18
        8.02 Class Acceptance Requirement. . . . . . . . . . . . . . . . . 18
        8.03 Cram Down.  . . . . . . . . . . . . . . . . . . . . . . . . . 18
   ARTICLE IX PRESERVATION OF LITIGATION CLAIMS AND RIGHTS OF ACTION . . . 18
        9.01 Retained Litigation Claims and Rights of Action.  . . . . . . 18
        9.02 Preservation of Insurance.  . . . . . . . . . . . . . . . . . 18
   ARTICLE X EXECUTORY CONTRACTS AND UNEXPIRED LEASES19
        10.01  Assumption. . . . . . . . . . . . . . . . . . . . . . . . . 19
        10.02  Payments Related to Assumption. . . . . . . . . . . . . . . 19
        10.03  Officers' and Directors' Indemnification Rights.  . . . . . 19
        10.04  Compensation and Benefit Programs.  . . . . . . . . . . . . 20
   ARTICLE XI CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . 20
        11.01  Conditions to Confirmation. . . . . . . . . . . . . . . . . 20
        11.02  Conditions to Consummation. . . . . . . . . . . . . . . . . 20
        11.03  Waiver of Conditions. . . . . . . . . . . . . . . . . . . . 22
        11.04  Effect of Failure of Conditions.  . . . . . . . . . . . . . 22
        11.05  Notice to Bankruptcy Court. . . . . . . . . . . . . . . . . 22
   ARTICLE XII MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN . . . . 22
        12.01  Modification of Plan. . . . . . . . . . . . . . . . . . . . 22
        12.02  Revocation or Withdrawal of Plan. . . . . . . . . . . . . . 23
        12.03  Nonconsensual Confirmation. . . . . . . . . . . . . . . . . 23
   ARTICLE XIII EFFECT OF CONFIRMATION . . . . . . . . . . . . . . . . . . 24
        13.01  Binding Effect. . . . . . . . . . . . . . . . . . . . . . . 24
        13.02  Discharge of Debtor.  . . . . . . . . . . . . . . . . . . . 24
        13.03  Injunction. . . . . . . . . . . . . . . . . . . . . . . . . 24
        13.04  Revesting.  . . . . . . . . . . . . . . . . . . . . . . . . 24
        13.05  Operation of Business.  . . . . . . . . . . . . . . . . . . 25
        13.06  Releases. . . . . . . . . . . . . . . . . . . . . . . . . . 25
        13.07  Exculpation.  . . . . . . . . . . . . . . . . . . . . . . . 26
        13.08  Termination of Committees.  . . . . . . . . . . . . . . . . 26
   ARTICLE XIV RETENTION OF JURISDICTION . . . . . . . . . . . . . . . . . 26
        14.01  Jurisdiction of Bankruptcy Court. . . . . . . . . . . . . . 26
        14.02  Failure of Bankruptcy Court to Exercise Jurisdiction. . . . 28
   ARTICLE XV MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . 28
        15.01  Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
        15.02  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . 28
        15.03  Saturday, Sunday, or Legal Holiday. . . . . . . . . . . . . 28
        15.04  Payment of Statutory Fees.  . . . . . . . . . . . . . . . . 28
        15.05  Severability. . . . . . . . . . . . . . . . . . . . . . . . 28
        15.06  Modification of Treatment of Claims or Interests. . . . . . 29
        15.07  Section 1145 Exemption. . . . . . . . . . . . . . . . . . . 29
        15.08  Section 1146 Exemption. . . . . . . . . . . . . . . . . . . 29
        15.09  Governing Law.  . . . . . . . . . . . . . . . . . . . . . . 29
        15.10  Withholding and Reporting Requirements. . . . . . . . . . . 29
        15.11  Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . 30

                                  INTRODUCTION

             United States Leather, Inc. ("USL" or the "Debtor"), as debtor and debtor-in-possession, proposes this plan of reorganization (the "Plan"), as it may be amended, pursuant to section 1121(a) of title 11 of the United States Code, for the resolution of its outstanding creditor claims and equity interests.

             All impaired creditors and equity security holders are strongly encouraged to consult the Disclosure Statement relating to this Plan, which discusses the Debtor and its management, business, assets, and liabilities, before voting to accept or to reject this Plan.

             Subject to the restrictions on modification set forth in section 1127 of the Bankruptcy Code and those restrictions on modification set forth in Article XII of this Plan, the Debtor reserves the right to alter, amend, or modify this Plan one or more times before its substantial Consummation.

                                    ARTICLE I
                                   DEFINITIONS

             Rules of Interpretation. As used herein, the following terms have the respective meanings specified below, and such meanings shall be equally applicable to both the singular and plural, and masculine and feminine, forms of the terms defined. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained in this Plan. Captions and headings to articles, sections, and exhibits are inserted for convenience of reference only, and they are not intended to be part of or to affect the interpretation of this Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply. Any capitalized term used herein that is not defined herein but that is defined in the Bankruptcy Code shall have the meaning ascribed to that term in the Bankruptcy Code. In addition to such other terms as are defined in other sections of this Plan, the following terms (which appear in this Plan and in the Disclosure Statement as capitalized terms) have the following meanings as used in this Plan.

             1.01 Administrative Expense Claim means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, without limitation, any Claims of the Prepetition Lenders or the Banks arising under the DIP Credit Facility, the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of USL, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, Professional Fees, and all fees and charges assessed against the Estate under section 1930 of title 28 of the United States Code.

             1.02 Allowed means (i) with respect to a Claim (other than an Administrative Expense Claim), any such Claim, proof of which was timely and properly filed or, if no proof of claim was filed, that has been or hereafter is listed by the Debtor on its Schedules as liquidated in amount and not disputed or contingent, and, in either case, a Claim as to which no objection to the allowance thereof, or motion to estimate for purposes of allowance, shall have been filed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection, or any motion to estimate for purposes of allowance, shall have been so filed, to the extent allowed by a Final Order; and (ii) with respect to an Administrative Expense Claim, any such Administrative Expense Claim as to which no objection to the allowance thereof has been interposed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been so interposed, to the extent allowed by a Final Order. Except as otherwise provided herein, no amounts accruing from and after the Petition Date, including, without limitation, principal, interest, fees, and expenses, shall be Allowed with respect to any Claim.

             1.03 Allowed Class . . . Claim means an Allowed Claim in the particular Class described.

             1.04 Ballot means (i) the form of master ballot provided for use by brokers, banks, proxy intermediaries, or other nominees that hold Notes as of record on behalf of one or more beneficial owners, (ii) the form of ballot provided to beneficial owners of the Notes in order to permit such holders to vote on the Plan, and (iii) the form of ballot provided to beneficial owners of USL Common Stock in order to permit such holders to vote on the Plan.

             1.05 Bankruptcy Code means the Bankruptcy Reform Act of 1978, as amended from time to time, as applicable to the Chapter 11 Case, set forth in sections 101 et seq. of title 11 of the United States Code.

             1.06 Bankruptcy Court means the United States Bankruptcy Court for the Eastern District of Wisconsin, or such other court that exercises jurisdiction over the Chapter 11 Case or any proceeding therein, including the United States District Court for the Eastern District of Wisconsin, to the extent reference of the Chapter 11 Case or any proceeding therein is withdrawn.

             1.07 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Case, including the local rules and standing orders of the Bankruptcy Court.

             1.08 Banks means any banks or other lenders, other than the Prepetition Lenders, that may extend, or become parties to agreements, instruments, or other documents extending, the DIP Credit Facility or the Emergence Credit Facility.

             1.09      Bar Date has the meaning given in section 7.14 hereof.

             1.10 Business Day means a day other than a Saturday, Sunday, or other day on which banks in New York, New York are authorized or required by law to be closed.

             1.11 Cash means legal tender of the United States or its equivalent.

             1.12 Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code with respect to the Debtor, pending in the Bankruptcy Court, administered as In re United States Leather, Inc., Case No. _____ (Chapter 11).

             1.13 Claim means a claim against USL, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code, including, without limitation, (a) any right to payment from the Debtor arising before the Confirmation Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) any right to an equitable remedy against the Debtor for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

             1.14 Class means a category of holders of Claims or Interests described in Article III hereof.

             1.15      Commission means the Securities and Exchange
   Commission.

             1.16 Confirmation means confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

             1.17 Confirmation Date means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.

             1.18 Confirmation Hearing means the hearing on confirmation of the Plan under section 1128 of the Bankruptcy Code.

             1.19 Confirmation Order means the order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

             1.20 Consummation means the satisfaction of all conditions to the consummation of the Plan set forth in sections 11.01 and 11.02 hereof or the waiver of such conditions as provided in section 11.03 hereof.

             1.21 Creditors' Committee means an official committee of unsecured creditors appointed in the Chapter 11 Case by the United States Trustee, if any, pursuant to section 1102 of the Bankruptcy Code, as modified by the addition or removal of members from time to time.

             1.22 Cure means the distribution of Cash, or such other property as may be agreed upon by the parties and ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

             1.23 Debtor means USL, on and after the Petition Date, as debtor and debtor-in-possession.

             1.24 DIP Credit Facility means the revolving credit facility to be provided to the Debtor pursuant to section 364 of the Bankruptcy Code by either (i) the Banks, on such terms and conditions as to which the Banks and the Debtor may agree or (ii) the Prepetition Lenders, substantially in accordance with the terms set forth in Exhibit A-1 to the Prepetition Credit Agreement, or such other terms to which the Debtor and the Prepetition Lenders may agree, together with the agreements, instruments, documents, and orders of the Bankruptcy Court authorizing and governing such facility.

             1.25 Disallowed Claim means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or (b) a Claim as to which a Bar Date has been established by the Bankruptcy Code, Bankruptcy Rules, or a Final Order of the Bankruptcy Court, but no proof of Claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code, Bankruptcy Rules, or any Final Order of the Bankruptcy Court.

             1.26 Disclosure Statement means the Disclosure Statement of United States Leather, Inc., dated March 31, 1998, as amended, supplemented, or modified from time to time, pertaining to the Plan.

             1.27 Disputed Claim means any Administrative Expense Claim, Claim, or portion thereof, as to which the Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request has not been withdrawn or determined by a Final Order or otherwise settled as provided in section 6.02 hereof. As of any date of determination, any Claim that is an Allowed Claim or a Disallowed Claim, or that has been withdrawn, will not be considered a Disputed Claim.

             1.28 Effective Date means the first Business Day on which all of the conditions set forth in sections 11.01 and 11.02 hereof have been satisfied or waived as provided in section 11.03 hereof.

             1.29 Emergence Credit Facility means the revolving credit facility to be provided to Reorganized USL pursuant to an agreement, to be dated as of the Effective Date, (i) among Reorganized USL and the Banks on such terms and conditions as to which the Banks and Reorganized USL may agree or, as the case may be, (ii) among Reorganized USL and the Prepetition Lenders substantially in accordance with the terms set forth in Exhibit A-2 to the Prepetition Credit Agreement, or such other terms as to which Reorganized USL and the Prepetition Lenders may agree, together with the agreements, instruments, and other documents governing such facility.

             1.30 Estate means the estate of USL in the Chapter 11 Case, created pursuant to section 541 of the Bankruptcy Code.

             1.31 Final Order means an order or judgment entered by the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and the parties (a) that has not been reversed, stayed, modified, or amended, (b) as to which no appeal, certiorari proceeding, reargument, or other review or rehearing has been requested or is still pending, and (c) as to which the time for filing a notice of appeal, petition for certiorari, or request for reargument or further review or rehearing shall have expired.

             1.32 Indenture means the Indenture, dated as of August 2, 1993, and entered into by and between USL and M&I First National Bank, as trustee, relating to the Notes.

             1.33 Informal Noteholders' Committee means the informal and unofficial committee of Noteholders formed prior to the commencement of the Chapter 11 Case.

             1.34 Informal Noteholders' Committee Expenses means the fees and expenses outstanding on the Effective Date incurred by the Informal Noteholders' Committee on behalf of holders of the Allowed Note Claims (including, without limitation, the fees and expenses of counsel) in connection with the negotiation and documentation of the Plan, the Plan-related documents, and the Chapter 11 Case.

             1.35 Interest means any equity interest in the Debtor represented by USL Common Stock.

             1.36 New Common Stock means the common stock of Reorganized USL, $.01 par value per share, authorized for issuance under the Plan.

             1.37 Note Claims means all Claims directly or indirectly arising from or under, or relating in any way to, the Notes, including Claims for accrued but unpaid interest, and the Informal Noteholders' Committee Expenses.

             1.38 Noteholders means holders of the Notes as of the Record Date.

             1.39 Notes means United States Leather, Inc.'s 10.25% Senior Notes, due 2003.

             1.40 Other Priority Claim means a Claim for an amount entitled to priority in right of payment under section 507(a)(3), (4),
   (5), or (6) of the Bankruptcy Code.

             1.41 Person means an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government, or any political subdivision thereof, or any other entity.

             1.42 Petition Date means May ____, 1998, the date on which USL filed its petition for relief commencing the Chapter 11 Case.

             1.43 Plan means this plan of reorganization, as it may be amended, modified, or otherwise supplemented from time to time.

             1.44 Post-Restructuring Board means the Board of Directors of Reorganized USL as of the Effective Date, as provided in section 7.01 hereof.

             1.45 Prepetition Credit Agreement means the Loan and Security Agreement, dated as of January 14, 1998, among USL and the Prepetition Lenders, together with all agreements, instruments, and other documents related thereto or entered into in connection therewith, each as amended, modified, or supplemented from time to time, including, without limitation, under Amendment No. 1 To Loan and Security Agreement.

             1.46 Prepetition Credit Agreement Claims means all Claims of the Prepetition Lenders arising under or related to the Prepetition Credit Agreement, which, for purposes of the Plan, shall be deemed to be an Allowed Claim and a Secured Claim in an amount equal to the excess of
   (a) all "Obligations" (as such term is defined in the Prepetition Credit Agreement) under the Prepetition Credit Agreement over (b) the sum of all payments made in Cash by the Debtor to the Prepetition Lenders prior to the Effective Date on account of such Prepetition Credit Agreement Claims pursuant to any order of the Bankruptcy Court authorizing and approving the DIP Credit Facility.

             1.47 Prepetition Credit Facility means the credit facility extended by the Prepetition Lenders to USL pursuant to the Prepetition Credit Agreement.

             1.48 Prepetition Lenders means BankAmerica Business Credit, Inc., as agent and lender, PNC Bank National Association and LaSalle Business Credit, Inc., as lenders, pursuant to the Prepetition Credit Agreement, the DIP Credit Facility, and/or the Emergence Credit Facility, as the case may be, and their respective successors and assigns, and any other lenders that may become parties to any of the foregoing credit facilities.

             1.49 Priority Tax Claim means a Claim, other than an Administrative Claim, of a governmental unit of the kind entitled to priority under section 507(a)(8) of the Bankruptcy Code.

             1.50 Professional Fees means a Claim of a professional, retained in the Chapter 11 Case, pursuant to sections 327 and 1103 of the Bankruptcy Code, or otherwise, for compensation or reimbursement of costs and expenses relating to services incurred prior to and including Confirmation, when and to the extent any Claim described above is approved by a Final Order entered pursuant to section 330, 331, or 503(b) of the Bankruptcy Code.

             1.51 Record Date means, with respect to the Notes, March 27, 1998 and, with respect to USL Common Stock, April 30, 1998.

             1.52 Registration Rights Agreement means the agreement, to be entered into on or before the Effective Date and in form reasonably acceptable to the Debtor and the Informal Noteholders' Committee, pursuant to which Reorganized USL shall grant certain "shelf" and/or "demand" rights with respect to registration of the New Common Stock under the Securities Act to the holders of New Common Stock.

             1.53 Reinstated or Reinstatement means leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired, in accordance with section 1124 of the Bankruptcy Code, thereby entitling the holder of such Claim to, but not more than, (a) reinstatement of the original maturity of the obligations on which such Claim is based and (b) payment, as provided herein, of an amount of Cash consisting solely of the sum of
   (i) matured but unpaid principal installments, without regard to any acceleration of maturity, accruing prior to the Effective Date, (ii) accrued but unpaid interest as of the Effective Date, and (iii) reasonable fees, expenses, and charges, to the extent such fees, expenses, and charges are allowed under the Bankruptcy Code and are provided for in the agreement or agreements on which such Claim is based.

             1.54      Reorganized USL means USL from and after the Effective
   Date.

             1.55 Requisite Acceptances means, with respect to each Class of Claims entitled to vote on the Plan, acceptance of the Plan, in the form of a vote on a Ballot in favor of the Plan, by at least two-thirds (2/3) in aggregate dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class held by those holders of Claims in such Class that have timely voted on the Plan and, with respect to each Class of Interests entitled to vote on the Plan, acceptance of the Plan, in the form of a vote on a Ballot in favor of the Plan, by at least two-thirds (2/3) in aggregate amount of the Interests of such Class held by those holders of Interests in such Class that have timely voted on the Plan.

             1.56 Restated Articles of Incorporation means the Restated Articles of Incorporation of United States Leather, Inc., substantially in the form of Appendix E to the Disclosure Statement.

             1.57 Restated By-Laws means the By-Laws of United States Leather, Inc., substantially in the form of Appendix F to the Disclosure Statement.

             1.58 Restructuring means USL's proposal, including, but not limited to, the terms described in the Plan and the Disclosure Statement, for the resolution of USL's outstanding Claims and Interests.

             1.59 Schedules means, collectively, the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor with the Bankruptcy Court on the Petition Date, pursuant to section 521 of the Bankruptcy Code and Rule 1007 of the Bankruptcy Rules, as the same have been or may hereafter be amended or supplemented from time to time.

             1.60 Secured Claim means any Claim against the Debtor held by any entity, including a subsidiary, affiliate, or judgment creditor of the Debtor, to the extent such Claim constitutes a secured Claim under sections 506(a) or 1111(b) of the Bankruptcy Code, other than a Claim that is an Administrative Expense Claim, a Class 1 Claim, or a Class 2 Claim.

             1.61 Securities Act means the Securities Act of 1933, as amended from time to time.

             1.62 Solicitation means USL's prepetition solicitation, including, but not limited to, dissemination of the Disclosure Statement, of acceptances of the Plan from Noteholders and Stockholders.


             1.63 Stockholders means holders of Interests in USL Common Stock, as of the Record Date.

             1.64 USL means United States Leather, Inc., a Wisconsin corporation.

             1.65 USL Common Stock means the common stock of USL, $.01 par value per share.

             1.66 Voting Deadline means May 6, 1998, or such further date, on which USL's prepetition solicitation of Ballots expired.

                                   ARTICLE II
                          ADMINISTRATIVE EXPENSE CLAIMS

             2.01 Administrative Expense Claims. Each holder of an Allowed Administrative Expense Claim shall be paid in full in Cash as soon as practicable after (but in any event within thirty days of) the later of
   (a) the Effective Date and (b) the date such Administrative Expense Claim becomes Allowed, unless such holder shall agree to a different treatment (including any different treatment that may be provided for in the documentation governing such Claim); provided, however, that Allowed Administrative Expense Claims with respect to liabilities and obligations incurred by the Debtor in the ordinary course of business during the Chapter 11 Case (including, without limitation, such Claims of vendors and suppliers in respect of goods sold and services furnished to the Debtor in the ordinary course of the Debtor's business) may be assumed by Reorganized USL and be paid by Reorganized USL in the ordinary course of business in accordance with the terms and conditions of the particular transaction and any agreements and instruments relating thereto; provided further, however, that any Claims of the Prepetition Lenders or, as the case may be, the Banks arising under the DIP Credit Facility shall be paid in full in Cash on the Effective Date.

                                   ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS

             All Claims and Interests, except Administrative Expense Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, as described above, have not been classified.

             For purposes of the Plan, Claims and Interests are classified as provided below. A Claim is classified in a particular Class only to the extent that such Claim qualifies within the description of that Class and is classified in a different Class to the extent that the Claim qualifies within the description of that different Class.

             A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

             3.01 Class 1: Priority Tax Claims. Class 1 consists of all Priority Tax Claims. As described in Article IV hereof, Class 1 is not impaired and is not entitled to vote on the Plan.

             3.02 Class 2: Other Priority Claims. Class 2 consists of all Other Priority Claims. As described in Article IV hereof, Class 2 is not impaired and is not entitled to vote on the Plan.

             3.03 Class 3: Miscellaneous Secured Claims. Class 3 consists of all Secured Claims, other than the Prepetition Credit Agreement Claims. As described in Article IV hereof, Class 3 is not impaired and is not entitled to vote on the Plan.

             3.04 Class 4: Prepetition Credit Agreement Claims. Class 4 consists of all Prepetition Credit Agreement Claims. As described in
   Article IV hereof, Class 4 is not impaired and is not entitled to vote on the Plan.

             3.05 Class 5: Note Claims. Class 5 consists of the Note Claims. As described in Article V hereof, Class 5 is impaired and is entitled to vote on the Plan.

             3.06 Class 6: General Unsecured Claims Against USL. Class 6 consists of all Claims against USL, other than Claims that are otherwise classified hereby or that are Administrative Expense Claims. As described in Article IV hereof, Class 6 is unimpaired and is not entitled to vote on the Plan.

             3.07 Class 7: Interests in Respect of USL Common Stock. Class 7 consists of all Interests arising from or in any way associated with the USL Common Stock. As described in Article V hereof, Class 7 is impaired and is entitled to vote on the Plan.

                                   ARTICLE IV
                         TREATMENT OF UNIMPAIRED CLASSES
                           (CLASSES 1, 2, 3, 4, AND 6)

             4.01 Class 1 (Priority Tax Claims). Each holder of an Allowed Class 1 Claim shall be paid in full in Cash the amount of its Allowed Class 1 Claim as soon as practicable after (but in any event within thirty days of) the later of (a) the Effective Date and (b) the date such Class 1 Claim becomes Allowed, unless such holder shall agree to a different treatment.

             4.02 Class 2 (Other Priority Claims). Each holder of an Allowed Class 2 Claim shall be paid in full in Cash the amount of its Allowed Class 2 Claim as soon as practicable after (but in any event within thirty days of) the later of (a) the Effective Date and (b) the date such Class 2 Claim becomes Allowed, unless such holder shall agree to a different treatment (including any different treatment that may be provided for in the documentation governing such Claim).

             4.03 Class 3 (Miscellaneous Secured Claims). With respect to each Allowed Class 3 Claim, unless the holder thereof shall agree to a different treatment (including any different treatment that may be provided for in the documentation governing such Claim), the holder of an Allowed Class 3 Claim shall receive one of the following alternative treatments, at the election of the Debtor or Reorganized USL made on or prior to the Effective Date:

                  (i) The Debtor shall pay such holder in full in Cash the amount of such Claim as soon as practicable after (but in any event within thirty days of) the later of (i) the Effective Date and (ii) the date such Claim becomes Allowed.

                  (ii)  The Claim shall be Reinstated and the
             legal, equitable, and contractual rights to which such Claim entitles the holder thereof shall be unaltered by this Plan.

                  (iii) All collateral securing such Claim shall be transferred and surrendered to such holder, without representation or warranty by or recourse against the Debtor or Reorganized USL.

             4.04 Class 4 (Prepetition Credit Agreement Claims). Each holder of an Allowed Class 4 Claim shall be paid in full in Cash the amount of its Allowed Class 4 Claim on the Effective Date.

             4.05 Class 6 (General Unsecured Claims Against USL). Each holder of an Allowed Class 6 Claim shall be paid in full in the ordinary course of business of USL and, accordingly, will not receive any distribution under the Plan on the Effective Date. Such Allowed Class 6 General Unsecured Claim, if not so paid during the pendency of the Chapter 11 Case, will be Reinstated and will be paid in the ordinary course of business in accordance with the terms of any invoice or agreement relating to such Allowed Class 6 Claim or as otherwise provided by applicable non-bankruptcy law.

             4.06 Unimpaired Classes. By virtue of the foregoing provisions of this Article IV, the Claims in Classes 1, 2, 3, 4, and 6 are not impaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, these Classes are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan, and solicitation of acceptances of holders of Claims in those Classes is not required.

                                    ARTICLE V
                          TREATMENT OF IMPAIRED CLASSES
                                (CLASSES 5 AND 7)

             5.01 Class 5 (Note Claims). On the Effective Date, each holder of an Allowed Class 5 Claim will receive its pro rata share of 9,700,000 shares of New Common Stock. No fractional shares of New Common Stock will be issued. In addition, on the Effective Date, the Debtor shall pay the Informal Noteholder's Committee Expenses in full. No other distribution will be made to holders of Allowed Class 5 Claims in respect of their Class 5 Claims, including, without limitation, Claims for accrued but unpaid interest on the Notes.

             5.02 Class 7 (Interests in Respect of USL Common Stock). On the Effective Date, each holder of an Allowed Class 7 Interest will receive its pro rata share of 300,000 shares of New Common Stock. No other distribution will be made to holders of Allowed Class 7 Interests in respect of their Class 7 Interests.

             5.03 Impaired Classes and Interests. By virtue of the foregoing provisions and Interests of this Article V, Classes 5 and 7 are impaired under the Plan, and holders of Allowed Claims and Interests in such Classes are entitled to vote to accept or reject the Plan.

                                   ARTICLE VI
                                 DISPUTED CLAIMS

             6.01 Disputed Claims; Objections to Claims. Only Claims that are Allowed shall be entitled to distributions under the Plan. Until a Disputed Claim becomes an Allowed Claim, no distributions otherwise available to the holder of such Claim will be made, and no Cash or shares of New Common Stock otherwise distributable to such holder will be distributed. The Debtor reserves the right to contest and object to any Claims (whether or not a proof of Claim has been filed), including, without limitation, those Claims that are specifically referenced herein, that are not listed in the Schedules, are listed in the Schedules as disputed, contingent, or unliquidated in amount, or are listed in the Schedules at a lesser amount than asserted by the holder of the Claim.
   Any party in interest, including the Debtor, may object to the allowance of any Claim. Unless otherwise ordered by the Bankruptcy Court, all objections to Claims (other than Administrative Expense Claims) shall be filed with the Bankruptcy Court and served upon counsel to the Debtor, counsel to the Creditors' Committee, if any, and the holder of the Claim objected to on or before the later of the Effective Date and 25 days after the date (if any) that a proof of claim is timely filed in respect of such Claim. The last day for filing objections to Administrative Expense Claims shall be set pursuant to an order of the Bankruptcy Court.

             6.02 Resolution of Claims. Objections filed in the Bankruptcy Court will be litigated to a Final Order. However, the Debtor reserves the right to compromise and settle, withdraw, or resolve by any other method approved by the Bankruptcy Court, any objection to a Disputed Claim, and may seek the Bankruptcy Court's estimation of any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code. All Disputed Claims shall be resolved in the Bankruptcy Court, except to the extent that (a) the Debtor may otherwise elect consistent with this Plan and the Bankruptcy Code or (b) the Bankruptcy Court may otherwise order.

             As soon as reasonably practicable after a Disputed Claim becomes an Allowed Claim, or on such date as this Plan shall otherwise provide, the holder of such Allowed Claim shall receive all payments and distributions to which such holder is then entitled under this Plan. To the extent any Claim is disallowed, the Debtor will retain any Cash or New Common Stock that would otherwise have been distributable on account of such Claim.

                                   ARTICLE VII
                      MEANS FOR IMPLEMENTATION OF THE PLAN

             7.01 Management of Reorganized USL. On the Effective Date, the operation of Reorganized USL shall become the general responsibility of the Post-Restructuring Board, in accordance with applicable law. The Post-Restructuring Board shall consist of five directors. Four of the initial directors of Reorganized USL shall be designated by the Informal Noteholders' Committee. The remaining director shall be nominated by management of Reorganized USL. All members of the Post-Restructuring Board shall be deemed to have been elected on the Effective Date However, in the event that any officer or director is unwilling or unable to take office at that time, the resulting vacancy shall be filled by action of the Post-Restructuring Board.

             7.02 Restated Articles of Incorporation and Restated By-Laws. On the Effective Date, Reorganized USL shall be deemed to have adopted the Restated Articles of Incorporation, which shall (among other things) include a provision that prohibits the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code, and the Restated By-Laws. As soon as practicable on or after the Effective Date, Reorganized USL will file its Restated Articles of Incorporation with the Department of Financial Institutions of the State of Wisconsin. Except to the extent inconsistent with the terms of this Plan, after the Effective Date, Reorganized USL may further amend the Restated Articles of Incorporation and may amend the Restated By-Laws, as permitted by such Restated Articles of Incorporation, such Restated By-Laws, and applicable state law.

             7.03 Emergence Credit Facility. On the Effective Date, Reorganized USL shall, in accordance with the Plan, enter into the Emergence Credit Facility.

             7.04 Operations of Debtor Between Confirmation and Consummation. The Debtor shall continue to operate as debtor-in-possession, subject to the supervision of the Bankruptcy Court, pursuant to the Bankruptcy Code, during the period from Confirmation through and until Consummation, and any obligation incurred by the Debtor during that period shall constitute an Administrative Expense Claim; provided, however, that nothing herein shall preclude the Debtor from taking any step it deems necessary or desirable to prepare for and effect the Consummation of the Plan.

             7.05 Exclusivity. The Debtor shall retain the exclusive right to amend the Plan and solicit acceptances thereof until Consummation.

             7.06 Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and extant immediately prior to Confirmation shall remain in full force and effect until Consummation.

             7.07 Cancellation of Existing Securities, Instruments, and Agreements. On the Effective Date, except as otherwise provided herein, all securities and all instruments and agreements governing any Claims or Interests impaired hereby shall be deemed cancelled and terminated, and the obligations of the Debtor relating to, arising under, in respect of, or in connection with such securities, instruments, and agreements shall be discharged; provided, however, that except as otherwise provided herein, Notes, share certificates, and other evidences of Claims or Interests shall, effective upon the Effective Date, represent the right to participate, to the extent such Claims or Interests are Allowed, in the distributions contemplated by the Plan.

             7.08  Distribution of Consideration.

             (a) Distribution Agent. Reorganized USL shall distribute all property to be distributed under this Plan. Reorganized USL may employ or contract with other entities to assist in or perform the distribution of such property.

             (b) Distribution of Cash. Cash payments made pursuant to this Plan shall be in legal tender of the United States, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

             (c) Distribution of New Common Stock. On the Effective Date, Reorganized USL will distribute the New Common Stock to the holders of Allowed Class 5 Claims and Allowed Class 7 Interests in accordance with the provisions of this Plan.

             (d) Fractional Shares. Fractional shares of the New Common Stock shall not be issued under this Plan. If, but for this section, a Person would be entitled to receive a fractional share, then such Person shall be issued in lieu thereof either no share (if such fraction is less than one-half) or one whole share (if such fraction is equal to or greater than one-half).

             (e) Surrender of Securities. Each holder of a Note, share certificate, or other instrument evidencing an Allowed Claim or Interest shall surrender the same to Reorganized USL, and Reorganized USL shall distribute or shall cause to be distributed to the holders thereof the appropriate distribution of property hereunder. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Note, share certificate, or other instrument is received by Reorganized USL, or the unavailability of such Note, share certificate, or other instrument is established to the satisfaction of Reorganized USL. Any such holder that fails to surrender or cause to be surrendered such Note, share certificate, or other instrument, or to execute and deliver an affidavit of loss and indemnity satisfactory to Reorganized USL, and, in the event that Reorganized USL so requests, fails to furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to Reorganized USL within two years after the Effective Date shall be deemed to have forfeited all Claims or Interests represented by such Note, share certificate, or other instrument and shall not participate in any distribution hereunder in respect of such Note, share certificate, or other instrument, and all property in respect of such forfeited distribution, including (if applicable) interest accrued thereon, shall irrevocably revert to Reorganized USL. Notwithstanding the foregoing, all Claims shall be discharged by this Plan to the extent provided herein regardless of whether and when any surrender, indemnity, or bond required or permitted by this section is provided, and regardless of whether Reorganized USL makes a distribution hereunder without compliance with this section. Reorganized USL, in its sole discretion, may waive the requirements of this section.

             (f) Delivery of Distributions. Distributions to holders of Allowed Claims and Interests shall be made by Reorganized USL (a) at the addresses for such holders set forth on the list of record holders of the Notes and USL Common Stock as of the appropriate Record Date or (b) at the addresses reflected in USL's books and records. If any holder's distribution is returned to Reorganized USL, or such other agent as Reorganized USL may designate, as the case may be, no further distributions to such holder shall be made unless and until Reorganized USL, or such other agent as Reorganized USL may designate, as the case may be, is notified of such holder's then current address, at which time all missed distributions shall be made to such holder. Amounts in respect of undeliverable distributions made through Reorganized USL, or any such other agent as Reorganized USL may designate, as the case may be, shall be returned to Reorganized USL until such distributions are claimed. All claims for undeliverable distributions shall be made within two years following the Effective Date. After such date, all unclaimed property shall irrevocably revert to Reorganized USL in accordance with section 7.08(g) hereof.

             (g) Distribution of Unclaimed Property. If any Person entitled to receive Cash or New Common Stock under the provisions of this Plan does not claim such Cash or New Common Stock on the Effective Date, or on such other date when such Person becomes eligible for distribution of such Cash or New Common Stock, such Cash or New Common Stock will be set aside and (in the case of Cash) held in a segregated, interest-bearing fund to be maintained by Reorganized USL. If such Person presents itself within two years following the Effective Date, such Cash or New Common Stock, together with any interest or dividends earned thereupon, will be paid or distributed by Reorganized USL to such Person. If such Person does not present itself within two years following the Effective Date, such Cash, New Common Stock, or any other property distributable under the provisions of this Plan shall irrevocably revert to Reorganized USL, and the Claim of any such holder or successor to such holder shall be discharged and forever barred. Neither the Debtor nor Reorganized USL shall be required to attempt to locate any such Person.

             (h) Setoffs. The Debtor may, but shall not be required to, set off against any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim the Debtor may have against such holder.

             7.09 Registration Rights Agreement. On or before the Effective Date, the Debtor shall enter into the Registration Rights Agreement with Noteholders who may be deemed "affiliates" or "underwriters" under applicable law.

             7.10 Corporate Action. Upon entry of the Confirmation Order by the Clerk of the Bankruptcy Court, all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, the adoption and filing with the Department of Financial Institutions of the State of Wisconsin of the Restated Articles of Incorporation, and the adoption of the Restated By-Laws. All matters provided for under the Plan involving the corporate structure of the Debtor or Reorganized USL in connection with the Plan (including any corporate action required by the Debtor or Reorganized USL in connection with the Plan) shall be deemed to have occurred and shall be in effect pursuant to chapter 180 of the Wisconsin Business Corporation Law and the Bankruptcy Code, without any requirement of further action by the stockholders or directors of the Debtor or Reorganized USL.

             7.11 Effectuating Documents; Further Transactions. On the Effective Date, the Chairman of the Post-Restructuring Board, the President, the Chief Operating Officer, the Chief Financial Officer, or any other appropriate officer of Reorganized USL, shall be, and they hereby are, authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, certificates, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan in the name of and on behalf of Reorganized USL. The Secretary or Assistant Secretary of Reorganized USL shall be authorized to certify or attest to any of the foregoing actions, if necessary.

             7.12 Authorization for Management Stock Incentive Program. Upon the Effective Date, the Post-Restructuring Board shall be, and it hereby is, authorized, in its sole discretion, to implement a Management Stock Incentive Program with such terms and conditions that the Post-Restructuring Board, in its sole discretion, shall deem to be in the best interests of Reorganized USL, and, pursuant to such terms and conditions, to authorize the issuance of no more than 1,000,000 additional shares of New Common Stock to certain employees and officers of Reorganized USL.

             7.13 Retiree Benefits. On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, Reorganized USL shall continue to pay all retiree benefits (if any), as that term is defined in section 1114 of the Bankruptcy Code, maintained or established by the Debtor prior to the Confirmation Date, without prejudice to Reorganized USL's rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements.

             7.14 Ordinary Course and Scheduled Liabilities. Subject to the terms hereof, neither holders of Claims that are listed on the Debtor's Schedules and are not listed as disputed, contingent, unliquidated, or unknown, nor holders of Claims relating to liabilities arising before or after the Petition Date in respect of goods and services purchased by USL in the ordinary course of its business, nor the Prepetition Lenders, nor, as the case may be, the Banks shall be required to file any proof of Claim or request for payment of such Claims, unless the holder of such Claim disputes the amount of the Claim as scheduled by the Debtor. Such Claims shall be paid or otherwise satisfied by the Debtor and/or Reorganized USL in accordance with the terms of this Plan, without any further action by the holders of such Claims.

             7.15 Effect of Failure to File Proof of Claim by Bar Date. In accordance with the provisions of the Bankruptcy Code and the Bankruptcy Rules, the Debtor will request that the Bankruptcy Court enter an order establishing the last date and time by which proofs of Claims (other than Claims of governmental authorities) against, and proofs of Interests in, USL must be filed (the "Bar Date"). Except as provided in section 7.13 hereof, or as otherwise provided by a Final Order of the Bankruptcy Court, any Claim or Interest with respect to which the holder of such Claim or Interest has not filed a proof of Claim or proof of Interest by the Bar Date shall be forever barred and any obligation of USL with respect to such Claim or Interest shall be discharged and released to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, by sections 524 and 1141(d)(1)(A) of the Bankruptcy Code.

                                  ARTICLE VIII
      ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY IMPAIRED
                                CLASSES OF CLAIMS

             8.01 Classes Entitled to Vote. Each impaired Class that will receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. Any Class of Claims that is not impaired shall be deemed to have accepted the Plan and shall not be entitled to vote to accept or reject the Plan.

             8.02 Class Acceptance Requirement. Under section 1126(c) of the Bankruptcy Code, Class 5 has accepted the Plan if the holders of at least two-thirds (2/3) in amount and more than one-half (1/2) in number of Allowed Claims of such Class who have timely voted on the Plan have voted to accept the Plan. Under section 1126(d) of the Bankruptcy Code, Class 7 has accepted the Plan if the holders of at least two-thirds (2/3) in amount of Allowed Interests of such Class who have timely voted on the Plan have voted to accept the Plan.

             8.03 Cram Down. The Debtor reserves the right to request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

                                   ARTICLE IX
             PRESERVATION OF LITIGATION CLAIMS AND RIGHTS OF ACTION

             9.01 Retained Litigation Claims and Rights of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, except for (a) avoidance actions arising under section 547 of the Bankruptcy Code (which would be meaningless, given the treatment of Claims hereunder, which negates the possibility of transfers subject to avoidance thereunder), and
   (b) to the extent otherwise provided in this Plan or in the Confirmation Order, Reorganized USL shall retain and may expressly, in its sole discretion, enforce, sue on, settle, or compromise (or decline to do any of the foregoing), all claims, rights of action, suits, and proceedings, whether in law or in equity, whether known or unknown (including, without limitation, any and all avoidance actions that USL, Reorganized USL, or the Estate may hold against any Person), and such claims, rights of action, suits, and proceedings shall remain assets of Reorganized USL. Reorganized USL or any of its successors may pursue such claims and rights of action, as appropriate, in accordance with the best interests of Reorganized USL or its successors who hold such claims or rights of action.

             9.02 Preservation of Insurance. The Debtor's discharge and release from all Claims as provided herein, except as necessary to be consistent with this Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against USL or any other Person.

                                    ARTICLE X
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

             10.01 Assumption. On and as of the Confirmation Date, all executory contracts and unexpired leases that exist between the Debtor and any Person are hereby specifically assumed, except for any executory contracts and unexpired leases that have been specifically rejected by the Debtor with the approval of the Bankruptcy Court on or before the Confirmation Date or in respect of which a motion for rejection has been filed with the Bankruptcy Court on or before the Confirmation Date. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code. Claims created by the rejection of executory contracts and unexpired leases must be filed with the Bankruptcy Court no later than 20 days after entry of a Final Order authorizing such rejection (or, if later, the Bar Date established by the Bankruptcy Court for prepetition Claims generally). Any such Claims not filed within such time shall be forever barred from assertion against the Debtor, Reorganized USL, and their respective properties and estates.

             10.01 Payments Related to Assumption. Any monetary amounts by which any executory contract or unexpired lease to be assumed under the Plan may be in default shall be satisfied by Cure under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or the assignee of the Debtor assuming such contract or lease. In the event of a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of Reorganized USL or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment.

             10.02 Officers' and Directors' Indemnification Rights. Notwithstanding any other provisions of the Plan, the obligations of the Debtor to indemnify its or its parents', subsidiaries', or affiliates' present and former directors, officers, and employees against any obligations, liabilities, costs, or expenses pursuant to the articles of incorporation or by-laws of the Debtor, applicable state law, specific agreement, or any combination of the foregoing, shall not survive Confirmation of the Plan and shall be discharged, regardless of whether indemnification is owed in connection with an event occurring prior to, upon, or subsequent to the commencement of the Chapter 11 Case; provided, however, that Reorganized USL shall maintain in force for a period of two years following the Effective Date policies of Directors' and Officers' Liability Insurance, covering pre-Effective Date directors and officers of USL and containing substantially the same provisions and limits of coverage as the policies that were in force on the Petition Date, and Reorganized USL shall also be responsible for paying the deductible or retention amounts under such policies for such two-year period.

             10.03 Compensation and Benefit Programs. All employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of the Debtor applicable generally to its employees, including agreements and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under this Plan, but only to the extent that rights under such agreements and programs are held by the Debtor or Persons who are USL employees as of Confirmation, and the Debtor's obligations under such agreements and programs to Persons who are employees of the Debtor on Confirmation shall survive Confirmation of this Plan, without prejudice to Reorganized USL's rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or plans as have previously been rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs.

                                   ARTICLE XI
                              CONDITIONS PRECEDENT

             11.01 Conditions to Confirmation. The Plan shall not be confirmed unless the aggregate amount of Allowed Class 6 General Unsecured Claims on the date of the Confirmation Hearing is less than $25,000,000, unless this condition is waived pursuant to section 11.03 hereof.

             11.02 Conditions to Consummation. The Plan shall not be consummated unless and until the following conditions shall have been satisfied or waived pursuant to section 11.03 hereof:

             (a) The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Debtor, the Informal Noteholders' Committee, and (i) the Prepetition Lenders, provided that the Prepetition Lenders have extended the DIP Credit Facility or, as the case may be, (ii) the Banks, provided that the Banks have extended the DIP Credit Facility.

             (b) The Confirmation Order shall have become a Final Order and provide, among other things, that:

                  (i) The provisions of the Confirmation Order are non-severable and mutually dependent.

                  (ii) Except as expressly provided in the Plan, USL is discharged effective upon Confirmation from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or non-contingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of USL that has either been assumed or rejected in the Chapter 11 Case or pursuant to the Plan, or obligation of USL incurred before Confirmation, or from any conduct of USL prior to Confirmation, or that otherwise arose before Confirmation, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date.

                  (iii) The Plan does not provide for the liquidation of all or substantially all of the property of USL, and its Confirmation is not likely to be followed by the liquidation of Reorganized USL or the need for further financial reorganization.

                  (iv) Any objection, not previously withdrawn or settled, to the adequacy of the information contained in the Disclosure Statement is overruled, and the information contained in the Disclosure Statement was adequate for the purpose of soliciting Ballots for Confirmation of the Plan.

             (c)  The Post-Restructuring Board shall have been designated.

             (d) The Bankruptcy Court shall have entered one or more orders (which may be the Confirmation Order), which have become Final Orders, authorizing the assumption and assignment of all unexpired leases and executory contracts that were not expressly rejected.

             (e)  No request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made or, if made, shall remain pending.

             (f) All other actions required by Article VII to occur on or before the Effective Date shall have occurred.

             (g) None of the Debtor's pension plans shall have been terminated.

             (h) The Emergence Credit Facility shall have been entered into among Reorganized USL and the Prepetition Lenders or, as the case may be, the Banks, and all agreements, instruments, or other documents contemplated by the Emergence Credit Facility shall have been executed by Reorganized USL and the Prepetition Lenders or, as the case may be, the Banks, and all of the conditions precedent to the effectiveness of such agreements, instruments, and other documents (other than Consummation of the Plan) shall have been satisfied in full or duly waived.

             (i) The Debtor shall have concurrently satisfied all of its obligations under the DIP Credit Facility, and the DIP Credit Facility shall have been terminated.

             (j) The Debtor shall have entered into the Registration Rights Agreement.

             11.03 Waiver of Conditions. The Debtor and the Informal Noteholders' Committee may, in writing, waive any of the conditions set forth in sections 11.01 or 11.02 hereof at any time without notice or hearing, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan; provided, however, that the waiver of the conditions set forth in sections 11.01, 11.02(a), (b), (h), and (i) shall also require the written consent of (i) the Prepetition Lenders, provided that the Prepetition Lenders have extended the DIP Credit Facility, or, as the case may be, (ii) the Banks, provided that the Banks have extended the DIP Credit Facility.

             11.04 Effect of Failure of Conditions. If one or more of the conditions specified in sections 11.01 or 11.02 of the Plan have not occurred or been duly waived as provided in section 11.03 on or before 60 days after the Confirmation Date, upon notification submitted by the Debtor to the Bankruptcy Court, to counsel for the Informal Noteholders' Committee, and to counsel for the Prepetition Lenders or the Banks, as appropriate under section 11.03 hereof, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Interests shall be restored to the status quo ante as of the Business Day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) the Debtor's obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

             11.05 Notice to Bankruptcy Court. The Debtor shall notify the Bankruptcy Court in writing promptly after the Effective Date that the Plan has become effective.

                                   ARTICLE XII
               MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

             12.01 Modification of Plan. The Debtor may alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. The Debtor shall provide parties in interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or order of the Bankruptcy Court and shall, in any event, provide such notice to counsel to the Creditors' Committee, if any, counsel to the Informal Noteholders' Committee, and counsel to the Prepetition Lenders or the Banks, as appropriate.

             After the Confirmation Date and prior to the substantial Consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtor may, under section 1127(b) of the Bankruptcy Code, and so long as the treatment of holders of Claims or Interests under the Plan is not adversely affected, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, the Confirmation Order, and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002, or order of the Bankruptcy Court.

             12.02     Revocation or Withdrawal of Plan.

             (a) Right to Revoke. The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.

             (b) Effect of Withdrawal or Revocation. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, or if Confirmation or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of any executory contract or unexpired lease affected by the Plan, and any document or agreement executed pursuant to or in furtherance of the Plan, shall be deemed null and void. In such event, nothing contained herein, and no acts taken in preparation for Consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other Person or to prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor or to constitute an admission of any sort by the Debtor or any other Person.

             12.03 Nonconsensual Confirmation. In the event that any impaired Class of Claims or Interests shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtor reserves the right (a) to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code or (b) to modify the Plan in accordance with section 12.01 hereof.

                                  ARTICLE XIII
                             EFFECT OF CONFIRMATION

             13.01 Binding Effect. The provisions of this Plan shall be binding upon and inure to the benefit of USL, Reorganized USL, the holders of Claims, whether or not they have voted to accept the Plan, the holders of Interests, whether or not they have voted to accept the Plan, and their respective successors and assigns.

             13.02 Discharge of Debtor. All property distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Interests of any nature whatsoever against the Debtor or any of its assets or properties, and, except as otherwise provided herein or in the Confirmation Order, upon Confirmation, USL shall be deemed discharged and released to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, by sections 524 and 1141(d)(1)(A) of the Bankruptcy Code. The entry of the Confirmation Order shall be, provided that the Effective Date occurs, a judicial determination of discharge and release of all liabilities of USL.

             13.03 Injunction. Except as otherwise expressly provided herein, the entry of the Confirmation Order shall, provided that the Effective Date occurs, permanently enjoin all Persons that have held, currently hold, or may hold a Claim or other debt or liability that is discharged or released pursuant to the Plan or who have held, currently hold, or may hold an Interest terminated pursuant to the Plan from taking any of the following actions in respect of such discharged or released Claim, debt, or liability or such terminated Interest: (a) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind against the Debtor, Reorganized USL, or their respective property; (b) enforcing, levying, attaching, collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against the Debtor, Reorganized USL, or their respective property; (c) creating, perfecting, or enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind against the Debtor, Reorganized USL, or their respective property; (d) asserting any setoff, right of subrogation, or recoupment of any kind, directly or indirectly, against any debt, liability, or obligation due to the Debtor, Reorganized USL, or their respective property; and (e) proceeding in any manner in any place whatsoever that does not conform to or comply with or is inconsistent with the provisions of the Plan.

             13.04 Revesting. Except as otherwise expressly provided herein or in the Confirmation Order, pursuant to section 1141(b) of the Bankruptcy Code, on the Effective Date, all property and assets of the Estate of the Debtor shall revest in Reorganized USL, free and clear of all Claims, liens, encumbrances, charges, Interests, and other interests of creditors and equity security holders arising on or before the Effective Date. Thereafter, Reorganized USL may operate its business, from and after the Effective Date, free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court. Without limiting the foregoing, Reorganized USL may, without application to or approval by the Bankruptcy Court, pay Professional Fees and expenses that it may incur after Confirmation.

             13.05 Operation of Business. Until the Effective Date, the Debtor shall operate its business as debtor-in-possession under the Bankruptcy Code. On and after the Effective Date, Reorganized USL shall operate its business and may buy, use, acquire, and dispose of its assets free of any restrictions contained in the Bankruptcy Code or imposed by the Bankruptcy Court, except as provided herein.

             13.06 Releases. Except as otherwise specifically provided for by this Plan, any Person accepting any distribution of Cash, New Common Stock, or any other property pursuant to this Plan (including any creditor whose Claim is unimpaired) shall be presumed conclusively to have released USL, Reorganized USL, and their current and former parents, subsidiaries, and affiliates, and their respective current and former directors, officers, shareholders, employees, agents, representatives, attorneys, accountants, advisors, financial advisors, and other professionals retained by USL, Reorganized USL, and their respective current and former parents, subsidiaries, and affiliates, and their predecessors, successors and assigns, and any Person claimed to be liable derivatively through any of the foregoing, from any and all claims, debts, actions, or causes of action, whether known or unknown, and whether based upon facts now known or unknown, direct or derivative, in law, equity, or bankruptcy, that any such Person, and anyone claiming in a derivative capacity from such Person, had, now has, or hereafter can, shall, or may have against such Persons, from the beginning of the world to the Effective Date, arising from, in connection with, or related to any act or omission related to the Debtor, the Chapter 11 Case, or the Plan, except for willful misconduct or gross negligence. The release described in the preceding sentence shall be enforceable as a matter of contract law against any Person that accepts any distribution pursuant to this Plan (including each creditor whose Claim is unimpaired).

             Upon the Effective Date, Reorganized USL and each Person accepting any distribution of Cash, New Common Stock, or any other property under the Plan (including each creditor whose Claim is unimpaired) will be conclusively deemed to have released and discharged the following parties, their current and former members, parents, subsidiaries, affiliates, directors, officers, shareholders, employees, agents, representatives, attorneys, accountants, advisors, financial advisors, and other professionals retained by such parties, and their predecessors, successors, and assigns: (i) the Debtor, (ii) the Creditors' Committee, if any, (iii) the Noteholders' Committee; (iv) the Prepetition Lenders; (v) the Banks; (vi) all Stockholders; and (vii) all Noteholders (collectively, the "Released Persons") from any and all liability, claims, debts, actions, or causes of action, whether known or unknown and whether based upon facts now known or unknown, direct or derivative, in law, equity, or bankruptcy, which Reorganized USL, the Debtor, or any Person accepting a distribution under the Plan had, now has, or hereafter can, shall, or may have against such Released Persons, from the beginning of the world to the Effective Date, arising from, in connection with, or related to any act or omission related to the Notes, the Interests, the negotiation and prosecution of the Plan, or to such Released Person's past service with, for, or on behalf of the Debtor, including, but not limited to, prosecution of the Chapter 11 Case, except for willful misconduct or gross negligence. The release described in the preceding sentence shall be enforceable as a matter of contract law against any Person that accepts any distribution pursuant to this Plan (including each creditor whose Claim is unimpaired).

             The releases embodied in this Plan are in addition to, and not in lieu of, any other release separately given, conditionally or unconditionally.

             13.07 Exculpation. Neither USL, Reorganized USL, the Creditors' Committee, if any, the Informal Noteholders' Committee, the Prepetition Lenders, the Banks, nor any of their respective present or former parents, subsidiaries, affiliates, members, officers, directors, employees, agents, attorneys, accountants, or other advisors, shall have or incur any liability to any holder of a Claim or Interest, any Person accepting any distribution of Cash, New Common Stock, or any other property under the Plan (including each creditor whose Claim is unimpaired), or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their respective successors or assigns, for any act or omission in connection with, relating to, or arising out of, the negotiation of the Plan, the solicitation of acceptance of the Plan, the pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence; and in all respects such Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and will be fully protected in acting or in refraining from action in accordance with such advice.

             13.08 Termination of Committees. The appointment of each official statutory committee appointed in the Chapter 11 Case, if any, shall terminate on the Effective Date.

                                   ARTICLE XIV
                            RETENTION OF JURISDICTION

             14.01 Jurisdiction of Bankruptcy Court. Following the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, under sections 105(a) and 1142 of the Bankruptcy Code, of all matters arising out of, and related to, the Chapter 11 Case and the Plan including, among other things, the following matters:

             (a) All adversary proceedings, applications, motions, contested matters, and other litigated matters pending on the Effective Date, and all claims by or against USL arising under the Bankruptcy Code or non-bankruptcy law (if made applicable under the Bankruptcy Code), including claims to avoid fraudulent transfers under section 548 of the Bankruptcy Code, whether such claims are commenced before or after the Effective Date.

             (b) Proceedings to ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished as provided herein.

             (c) All pending or future objections to or requests for estimation of Claims and Interests, including any objections to the classification of any Claim or Interest, and proceedings to allow, disallow, or estimate any Claim or Interest, in whole or in part.

             (d) Proceedings to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated.

             (e) Proceedings to construe and to take any action to enforce the Plan or the Confirmation Order and to issue such orders as may be necessary for the implementation, execution, and Consummation of the Plan.

             (f) Proceedings to hear and determine any applications to modify the Plan, to cure any defect or omission or to reconcile any inconsistency in the Plan, including any exhibit thereto, or in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan and to implement and effectuate the Plan.

             (g) Proceedings to hear and determine all applications for Professional Fees, compensation, and reimbursement of expenses under sections 330, 331, and 503(b) of the Bankruptcy Code.

             (h) Proceedings to hear and determine all pending or future controversies, suits, and disputes that may arise in connection with the interpretation, implementation, or enforcement of the Plan or any documents intended to implement the provisions of the Plan.

             (i) Proceedings to consider and rule on the compromise and settlement of any Claim against or cause of action on behalf of USL or its Estate.

             (j) Proceedings to hear and determine, if necessary, or to estimate or liquidate any and all Claims arising from the rejection of executory contracts or unexpired leases, pursuant to the Plan or otherwise.

             (k) Proceedings to determine such other matters as may be provided for in the Confirmation Order or other orders of the Bankruptcy Court as may be authorized under the provisions of the Bankruptcy Code or any other applicable law.

             (l) Proceedings to enforce all orders, judgments, injunctions, and rulings entered in the Chapter 11 Case.

             (m) Proceedings to issue such orders as may be necessary or appropriate in aid of Confirmation and to facilitate Consummation of the Plan.

             (n) Proceedings to recover all assets of USL, or property of its Estate, wherever located.

             (o) Proceedings to hear and determine other issues presented or arising under the Plan.

             (p) Proceedings to hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

             (q)  Entry of a final decree closing the Chapter 11 Case.

             Following the Effective Date, the Bankruptcy Court will retain non-exclusive jurisdiction of the Chapter 11 Case for the following purposes:

             (a) To hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes, tax benefits, and similar or related matters with respect to the Debtor or its Estate arising prior to the Effective Date or relating to the period of administration of the Chapter 11 Case, including, without limitation, matters concerning state, local, and federal taxes, in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

             (b) To hear any other matter not inconsistent with the Bankruptcy Code.

             14.02 Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter arising under, arising in, or related to the Chapter 11 Case, including with respect to the matters set forth above in section 14.01 hereof, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

                                   ARTICLE XV
                            MISCELLANEOUS PROVISIONS

             15.01 Time. In computing any period of time prescribed or allowed by the Plan, Bankruptcy Rule 9006 shall apply, unless otherwise expressly provided.

             15.02 Headings. The headings and captions to articles, sections, and exhibits used in this Plan are inserted for convenience of reference only and neither constitute a portion of the Plan nor in any manner affect the provisions or interpretation of the Plan.

             15.03 Saturday, Sunday, or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

             15.04  Payment of Statutory Fees.  All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

             15.05 Severability. Should any provision of this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of this Plan. To the extent that any provision of the Plan would, by its inclusion in the Plan, prevent or preclude the Bankruptcy Court from entering the Confirmation Order, the Bankruptcy Court, on the request of the Debtor, may modify or amend, or permit the Debtor to modify or amend, such provision, in whole or in part as necessary to cure any defect or remove any impediment to Confirmation of the Plan existing by reason of such provision; provided, however, that such modification or amendment must be otherwise permitted under section l2.01 of this Plan.

             15.06 Modification of Treatment of Claims or Interests. The Debtor and Reorganized USL reserve the right to modify the treatment of any Allowed Claim or Interest in any manner adverse only to the holder of such Claim or Interest at any time after Consummation upon the consent of the holder of the Allowed Claim or Interest being adversely affected.

             15.07 Section 1145 Exemption. Pursuant to, in accordance with, and solely to the extent provided under section 1145 of the Bankruptcy Code, the issuance of the New Common Stock under this Plan is exempt from the registration requirements of Section 5 of the Securities Act, as amended, and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in such New Common Stock and is deemed to be a public offering of the New Common Stock.

             15.08  Section 1146 Exemption.  To the extent permitted by section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the execution, delivery, or recording of an instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, or the revesting, transfer, or sale of any property of the Debtor, pursuant to, in implementation of, or as contemplated by the Plan shall not be taxed under any State or local law imposing a stamp tax, transfer tax, or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or other governmental unit in which any instrument hereunder or of the type referred to above is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

             15.09 Governing Law. Except to the extent the Bankruptcy Code, the Bankruptcy Rules, or other federal laws apply, the laws of the State of Wisconsin shall govern the construction and implementation of the Plan and all rights and obligations arising under the Plan. The laws of the State of Wisconsin shall govern all corporate governance matters.

             15.10 Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall, to the extent applicable, be subject to any such withholding and reporting requirements.

             15.11 Notice. Any notice required or permitted to be provided to the Debtor in connection with the Plan shall be in writing and served by (a) certified mail, return receipt requested; (b) hand delivery; or (c) overnight delivery service, to be addressed as follows:

             To the Debtor:
             United States Leather, Inc.
             1403 West Bruce Street
             Milwaukee, WI 53204
             Attention:  Mr. Kinzie L. Weimer

             With a copy to:

             Foley & Lardner
             777 East Wisconsin Avenue, Suite 3800
             Milwaukee, WI 53202
             Attention:  Thomas L. Shriner, Jr.

             To the Informal Noteholders' Committee:

             Wachtell, Lipton, Rosen & Katz
             51 West 52nd Street
             New York, NY  10019
             Attention:  Chaim J. Fortgang.

             To the Prepetition Lenders:

             Kaye, Scholer, Fierman, Hays & Hardler, LLP
             425 Park Avenue
             New York, NY  10022
             Attention:  Herbert S. Edelman
             (or counsel for the Banks as may be subsequently designated):

   Dated:    Milwaukee, Wisconsin
             May ___ , 1998

                                 Respectfully submitted,

                                 UNITED STATES LEATHER, INC.


                                 ______________________________________
                                 Kinzie L. Weimer, Secretary

                                APPENDIX B

                                    TO
            DISCLOSURE STATEMENT OF UNITED STATES LEATHER, INC.
                           DATED MARCH 31, 1998

                        UNITED STATES LEATHER, INC.
                           LIQUIDATION ANALYSIS

                                   APPENDIX B
                           UNITED STATES LEATHER, INC.
                              LIQUIDATION ANALYSIS

   THE FOLLOWING CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES, AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN OR SUGGESTED BY ANY SUCH STATEMENT. (SEE "FORWARD-LOOKING STATEMENTS" IN THE DISCLOSURE STATEMENT.)

   This Liquidation Analysis has been provided solely for the purpose of providing an estimate of the amount of liquidation proceeds that might be generated as a result of a hypothetical chapter 7 liquidation of USL. This Liquidation Analysis does not reflect a valuation of USL's assets on a Post-Restructuring basis.

    Estimated Enterprise Value of United States
     Leather, Inc.(1)                                 $104.5
    Less:  Discount Factor of 20.0%                    (20.9)
                                                      ------
    Enterprise Value Net of Discount(2)                $83.6

    Less:
    Prepetition Credit Facility as of December 31,
     1998(3)                                          ($46.5)
    Accrued Interest through December 31, 1998(4)       (2.9)
                                                      ------
    Total                                             ($49.4)

    Estimated Company Sale Proceeds                    $34.2

    Estimated Cash Flow During Liquidation Period(5)   ($7.5)
                                                       -----
    Gross Liquidation Value                            $26.7

    Less:
    Trustee Fees(6)                                    ($2.3)
    Chapter 7 Professionals(7)                          (2.4)
                                                       -----
    Net Liquidation Proceeds as of December 31, 1998   $22.0

    Present Value of Net Liquidation Proceeds as of
     Assumed July 1, 1998 Effective Date(8)            $20.5

    Less:  Priority Claims                              $0.0
                                                       -----
    Net Proceeds Distributable to Holders of
     Impaired Claims and Equity Interests              $20.5


   Notes:

   (1) USL's enterprise value assumes a piecemeal sale of each of its operating divisions with each division's value determined by a multiple of its total revenues. The multiples were determined based upon the following factors, not necessarily in order of importance.

        (a) USL's historical consolidated financial statements, relevant historical financial and operating information, and projected financial and operating performance as reflected therein;

        (b) Information provided by senior management with regard to USL's business and products;

        (c) USL's marketing expertise, operating advantages and disadvantages, as well as other aspects of its business;

        (d) Certain economic, industry, and company specific information that was deemed to be appropriate and relevant; and

        (e) Acquisition values, multiples, and premiums for companies within the leather industry.

        Applying the factors set forth above, USL's businesses have a collective value of approximately $104.5 million, as illustrated in the following table.

                                    Fiscal
                                     1997                 Concluded
             Division              Revenues   Multiple      Value

             Lackawana              $123.8      0.35       $ 43.3

             Pfister & Vogel       $  93.4      0.35       $ 32.7

             A.L. Gebhardt         $  57.7      0.35       $ 20.2

             A.R. Clarke           $  17.3      0.30       $  5.2

             Caldwell Moser        $  10.3      0.30       $  3.1

             Total Value of
              Divisions                                    $104.5

   (2) A chapter 7 liquidation requires that a business be sold expeditiously. This analysis assumes that a liquidation would be
        accomplished in 6 months (July 1, 1998   December 31, 1998).  There
        is a risk, however, that significant delays may occur. Because USL's revenues and cash flow are heavily dependent on maintenance of its customer base due to the heavily competitive nature of the leather manufacturing industry, significant delays would likely cause a reduction in USL's customer base. Revenues and cash flow and, in turn, potential realizable value likely would suffer. Employee morale, productivity and key-employee retention may also suffer as a result of delays in the sale process. Based on the foregoing, the going concern value has been reduced by the application of a 20% discount factor recognizing the six-month liquidation period in chapter 7 described above. The discount applied by any particular purchaser could be materially different due to these various factors.

        In addition, this distressed sale scenario assumes that the operating liabilities, such as accounts payable (approximately $7.5 million) and accrued expenses (i.e., payroll) would be assumed by the purchasers.

   (3) Projected balance as of December 31, 1998 per USL's stand-alone business plan. Does not include the negative effect the liquidation process will have on operating cash flow (i.e., operating losses, increased working capital needs). The negative effect on operating cash flow is incorporated in the line item "Estimated Cash Flow During Liquidation Period."

   (4) Assumes (i) an average balance on the Prepetition Credit Facility of $46.0 million for the eight-month period beginning on the assumed filing date of May 1, 1998, and ending December 31, 1998, and (ii) an average interest rate of 9.5%.

   (5) Cash flow from operations (EBITDA less increases in working capital) is estimated to be approximately $7.5 million less under the liquidation scenario than under USL's stand-alone business plan.

   (6) Section 326 of the United States Bankruptcy Code limits United States Trustee fees to 3% of gross liquidation proceeds. Gross liquidation proceeds are assumed to be the Net Enterprise Value, net of the discount factor, plus the estimated cash flow during the liquidation period.

   (7) Case administration costs, including fees of counsel and other professionals retained by the chapter 7 Trustee, are estimated at $400,000 per month for the six-month liquidation period (assumes the Chapter 11 case is converted to a Chapter 7 case two months after the filing).

   (8) The Net Liquidation Proceeds as of December 31, 1998 have been discounted to the assumed July 1, 1998, Effective Date in order to illustrate recoveries to unsecured creditors and equity holders under the plan and a chapter 7 liquidation on a comparable basis.


   Application of Proceeds Available for Distribution

   The table below sets forth (i) the estimated proceeds available for distribution to holders of impaired Claims and Interests in a hypothetical chapter 7 liquidation of USL and (ii) a comparison of the estimated recoveries under the Plan with the estimated recoveries to such holders in a chapter 7 liquidation after giving effect to all contractual subordination provisions, and assuming $20.6 million of available proceeds as outlined above. As shown in the table below, USL believes that, under the Plan, each member of an impaired Class of Claims or Interests will receive property with a value in excess of the value that such Class member would receive in a chapter 7 liquidation. Therefore, USL believes that the Plan satisfies the requirements of the best interests test as set forth in section 1129(a)(7) of the Bankruptcy Code.

                  Chapter 7 Liquidation                    Prepackaged Plan
              Approximate
               Aggregate                     Percentage   Value of    Percentage
                 Claim         Value of       Recovery  Distribution   Recovery
               Amounts(a)   Distribution(b)                  (c)

  Noteholders     $140.0        $20.5           14.6%       $50.3        36.0%

  Stockholders      N/A         $ 0.0            0.0%       $ 2.0        >0.0%

   (a) Assumes USL's Chapter 11 case is filed on May 1, 1998. Therefore, the respective Claim amounts include interest accrued to such date.

   (b) Represents the aggregate cash available for distribution to Noteholders and Stockholders. The distribution date under the Plan is anticipated to be earlier than the distribution date in a chapter 7 liquidation and, as a result, the estimated proceeds from a chapter 7 liquidation have been discounted to the July 1, 1998 Effective Date.

   (c) Based upon the reorganized equity to be distributed to Noteholders pursuant to the Plan. The value of the equity is based upon a going concern valuation of $100 million (which assumes the Consummation of the Plan and performance based upon the Projections contained in Appendix C of the Disclosure Statement), less estimated post-Restructuring senior debt of $48.1 million. Under the Plan, Noteholders will receive 97% of the New Common Stock of Reorganized USL.

                                   APPENDIX C

                                      TO
                DISCLOSURE STATEMENT OF UNITED STATES LEATHER, INC.
                             DATED MARCH 31, 1998

                          UNITED STATES LEATHER, INC.
                 PROJECTED POST-RESTRUCTURING FINANCIAL DATA

                                   APPENDIX C
                           UNITED STATES LEATHER, INC.
                   PROJECTED POST-RESTRUCTURING FINANCIAL DATA

   THE FOLLOWING CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES, AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN OR SUGGESTED BY ANY SUCH STATEMENT. (SEE "FORWARD-LOOKING STATEMENTS" IN THE DISCLOSURE STATEMENT.)

        A.   Introduction

             These projected financial statements and other data (the "Projections") were prepared in order to show the projected results of Reorganized USL's operations following Consummation of the Plan. The Projections should be read in conjunction with the Disclosure Statement, including section VII. C "Certain Factors to be Considered."

             All capitalized terms not defined in this Appendix have the same meanings ascribed to them in the Disclosure Statement to which these Projections are appended.

             The Projections, and the significant assumptions on which they are based, were prepared solely to assist Noteholders and Stockholders in deciding whether to accept or reject the Plan. USL does not ordinarily, as a matter of course, publicly disclose projections as to future revenues, earnings, or cash flows and does not intend to do so in the future; nor does USL intend to update or otherwise revise the Projections to reflect circumstances or events that have transpired since their preparation in March 1998. Nonetheless, Reorganized USL's regular quarterly and annual financial statements, and the accompanying management discussion and analysis, contained in its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K will contain information concerning Reorganized USL's financial condition and results of operations during the projected period.

             THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE FINANCIAL ACCOUNTING STANDARDS BOARD, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY INDEPENDENT CERTIFIED ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON ASSUMPTIONS, WHICH, ALTHOUGH BELIEVED TO BE REASONABLE UNDER THE CIRCUMSTANCES, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND USL'S CONTROL. THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY OF USL, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED.

             The Projections included herein are:

             1. Pro Forma Consolidated Balance Sheet of USL, as of July 1, 1998 (the assumed Effective Date of the Plan), based on USL's historical balance sheet updated to reflect the effect of projected activity up to the Effective Date, and the projected effects of Consummation of the Plan and of the "fresh start" accounting (as promulgated by the AICPA Statement of Position 90-7, entitled "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code") that Consummation of the Plan will require.

             2. Projected Consolidated Statements of Operations and Selected Financial Data of USL as of July 1, 1998.

             3. Projected Statement of Cash Flow for USL for the six-month period ending June 30, 1998.

             4. Projected Consolidated Balance Sheets of USL as of the periods ending in December 1998, 1999, and 2000.

             5. Projected Consolidated Statement of Operations and Other Financial Data for USL as of the periods ending in December 1998, 1999, and 2000.

             6. Projected Consolidated Statement of Cash Flows for USL as of the periods ending in December 1998, 1999, and 2000.

             The Projections have been prepared on the basis of generally accepted accounting principles consistent with those currently adopted by USL in the preparation of its historical financial statements, except as noted in the accompanying assumptions. The Projections should be read in conjunction with the significant assumptions set forth below, and with USL's audited consolidated financial statements for the year ended December 31, 1997, which are included in the Form 10-K attached as Appendix D to the Disclosure Statement.

             The Projections present, to the best of management's knowledge and belief, the expected financial position, results of operations, and cash flows of USL and Reorganized USL for the periods shown. Accordingly, the Projections reflect management's judgment, as of the date of the Disclosure Statement, with respect to expected future operating conditions. All estimates and assumptions shown within the Projections were developed by management and in certain instances reflect the anticipated operating results of strategies that have been subjected to very limited testing at the time of preparation of the Projections. The assumptions disclosed herein are those that management believes are significant to the Projections. There will normally be differences between projected and actual results because events and circumstances frequently do not occur as expected.

             The Projections reflect the effect of Consummation of the Plan and adjustments based on the "fresh start" accounting that Consummation of the Plan will require. The Projections are based on a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies, some of which are beyond the control of Reorganized USL and its management. The Projections are based upon assumptions of future business decisions that are subject to change. Accordingly, there can be no assurance that the projected results will be realized, and actual results may vary materially from those projected. If actual results are lower than those shown or if the assumptions used in formulating the Projections are not realized, Reorganized USL's operating results and cash flows and, consequently, its ability to perform under the Plan, may be materially adversely affected.

             Management does not intend to revise the Projections solely to reflect circumstances existing after the date of the Disclosure Statement or to reflect the occurrence of unanticipated events. Management assumes no responsibility to advise users of the Projections about any subsequent changes.

             WHILE MANAGEMENT BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL STATEMENTS FOR THE PROJECTED PERIOD, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. USL URGES NOTEHOLDERS AND STOCKHOLDERS TO CONSIDER THE ASSUMPTIONS CAREFULLY IN REACHING THEIR DETERMINATION OF WHETHER TO ACCEPT OR REJECT THE PLAN.

        B.   Reorganized USL's Business

             Reorganized USL will continue the business of USL. As part of its strategic operating plan, Reorganized USL will continue the implementation of certain initiatives undertaken by USL in 1997.

        C.   Significant Assumptions

             USL operates in a highly competitive industry, and its and Reorganized USL's earnings may be significantly adversely affected by the actions of its competitors or suppliers. Many of the products that USL manufactures and markets are subject to changes in fashion demands or other phenomena that may render certain products obsolete or unable to be sold at prices planned or previously experienced. In addition, USL's products are sold to companies whose businesses are cyclical in nature and are subject to changes in global economic conditions. The Projections that follow generally assume that no material change in the competitive environment or general economic conditions that presently exist will occur during the projected period.

             As explained in the Disclosure Statement, the single largest component of the cost of finished leather is the cost of the cattlehide, which accounts for approximately 60% of USL's cost of goods sold. Cattlehide is a by-product of cattle slaughtered to meet the worldwide demand for beef and beef products and, therefore, cattlehide prices are subject to cyclical, seasonal, and other market fluctuations, including the overall demand for beef, the supply of cattle being bred for slaughter, and worldwide leather demand. In late 1997, the demand for cattlehide dropped, resulting in a significant decline in the price of U.S. cattlehide. USL considers this decline in hide prices to be temporary and projects that they will return to their previous levels before the end of 1998 and continue to increase annually thereafter.

             USL has also assumed that some, but not all, of the projected increases in costs associated with cattlehide purchases will eventually be passed through to customers. Increases in selling prices, however, often take time and selling effort to implement, and rates of success and timing of implementation differ from business to business, and from customer to customer within each business. As a result, USL's profitability may be materially affected by increases in cattlehide prices. Such effects, moreover, may be more pronounced during periods of high price volatility.

             No assumptions are made with regard to investments in or benefits derived from significant strategic initiatives Reorganized USL may undertake after the Effective Date. STRATEGIC INITIATIVES ARE AN IMPORTANT REASON THAT USL HAS UNDERTAKEN THIS REORGANIZATION. ALTHOUGH THERE CAN BE NO ASSURANCES THAT SUCH INITIATIVES WILL BE IDENTIFIED OR CONSUMMATED, USL BELIEVES THAT, BY HAVING THE FINANCIAL ABILITY TO INVEST IN SUCH OPPORTUNITIES AS THEY ARISE, THERE IS A REASONABLE BASIS TO FORECAST THE IMPROVEMENT IN USL'S FINANCIAL PERFORMANCE THAT IS REFLECTED IN THESE PROJECTIONS.

        D.   Effects of Reorganization and Fresh Start Accounting.

             The Plan provides for an exchange of the Notes for 9,700,000 shares of New Common Stock, resulting in the cancellation of the Notes, the extinguishment and discharge of USL's liability on the Notes and any accrued interest thereon, and the establishment of new equity in Reorganized USL.

             The following sets forth the pro forma projected balance sheet of Reorganized USL as of the Effective Date is (assumed to be July 1, 1998), and the projected statements of operations and cash flows for the six months immediately preceding the Effective Date, and depicts the effect of the reorganization and fresh start accounting on each. For purposes of the Projections, USL has assumed an enterprise value (i.e., assets, less liabilities excluding debt) of $100 million as of the Effective Date. The estimated enterprise value is highly dependent upon achieving the future financial results set forth in the projections and certain other assumptions, the realization of which cannot be assured.
   The valuations set forth herein represent estimated reorganization values and do not necessarily reflect values that could be attained in public or private markets. The equity value assumed for purposes of the Projections does not purport to be an estimate of the post-reorganization market value. Such trading value, if any, may be materially different from the reorganization equity value ranges associated with the valuation analysis.

      UNITED STATES LEATHER, INC. AND SUBSIDIARIES PROJECTED CONSOLIDATED
                            BALANCE SHEETS (UNAUDITED)
             (Amounts in Thousands, Except Share and Per Share Data)


                           Period
                           Ended                                   Restated
                          June 30,    Reorganized    Fresh Start    July 1,
                            1998          Adj.          Adj.         1998
                                          (a)            (b)
   Assets

   Cash                  $  1,050   $          -   $         -       $1,050
   Accounts Receivable     34,000              -             -       34,000
   Inventories             45,800              -         8,500       54,300
   Other Current
    Assets                    900              -             -          900
                          -------      ---------      --------      -------
      Total Current
        Assets             81,750              -         8,500       90,250

   Property, Plant and
    Equipment, Net         40,700              -             -       40,700
   Deferred Financing
    Costs                   4,000         (3,150)            -          850
   Other Assets             1,250              -             -        1,250
   Excess
    Reorganization
    Value                       -              -        11,968       11,968
                          -------        -------       -------      -------
      Total Assets       $127,700      $  (3,150)     $ 20,468     $145,018
                          =======        =======       =======      =======
   Liabilities and
    Stockholders'
    Equity
   Current Maturities
    of Long Term Debt    $140,000      $(140,000)    $       -    $       -
   Revolving Credit
    Facility               48,100              -             -       48,100
   Accounts Payable &
    Payable to Banks        8,700              -             -        8,700
   Accrued Liabilities     11,068              -             -       11,068
   Deferred Income
    Taxes                       -              -             -            -
                          -------        -------      --------      -------
      Total Current
        Liabilities       207,868       (140,000)            -       67,868

   Deferred Income
    Taxes                       -         13,250         3,250       16,500
   Other Long Term
    Liabilities             8,800              -             -        8,800
   Capital Stock           92,342         51,850       (92,342)      51,850
   Retained Earnings     (181,310)        71,750       109,560            -
                          -------        -------       -------      -------
      Total Current
        Liabilities &
        Shareholder
        Equity           $127,700       $ (3,150)     $ 20,468     $145,018
                          =======        =======       =======      =======

       UNITED STATES LEATHER, INC. AND SUBSIDIARIES PROJECTED CONSOLIDATED
        STATEMENTS OF OPERATIONS AND SELECTED  FINANCIAL DATA (UNAUDITED)
             (Amounts in Thousands, Except Share and Per Share Data)

                                    Six       Reorganization
                                months ended  & fresh start  June 30, 1998
                               June 30, 1998   Adjustments      Reported
                                               (a),(b),(c)

   Net sales                    $139,900         $     -       $139,900
   Cost of goods sold            127,400               -        127,400
                                 -------                        -------
   Gross profit                   12,500               -         12,500
   Selling, general &
    admin. expenses               12,000               -         12,000
   Reorganization
    expenses                       2,700               -          2,700
   Amortization                      600               -            600
   Adjust accounts to
    fair value (gain)                  -         (20,468)       (20,468)
                                 -------        --------       --------
   Income (loss) from
    operations                    (2,800)         20,468         17,668
   Interest expense                7,900 (d)           -          7,900
   Other (income) expense              -               -              -
                                 -------        --------       --------
   Income (loss) before
    taxes                        (10,700)         20,468          9,768
   Income tax provision
    (benefit)                          -          13,250         13,250
   Extraordinary gain
    (loss)                             -          64,532         64,532
                                 -------        --------       --------
   Net income (loss)           $ (10,700)       $ 71,750      $  61,050

   Other Data:
   LIFO charge (credit)           $ (600)
   FIFO gross profit margin         8.5%
   FIFO EBITDA (e)                 3,500

                  UNITED STATES LEATHER, INC. AND SUBSIDIARIES
           PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
             (Amounts in Thousands, Except Share and Per Share Data)

                                                                Six Months
                                                                   Ended
                                                               June 30, 1998
   Cash Flows from Operating Activities:
    Net income                                                  $ 60,050
    Adjustments to reconcile net income to net cash provided
      by operating activities:
        Noncash gains associated with Restructuring              (71,750)
        Depreciation and amortization                              4,200
        Noncash interest expense                                   6,050
        Deferred income taxes
        Change in assets and liabilities:
         Accounts receivable                                      (1,664)
         Inventories                                              (2,470)
         Prepaid expenses and other                                  (78)
         Accounts payable                                           (414)
         Accrued liabilities                                      (3,583)
         Income taxes payable                                          -
         Other long-term liabilities                                  (4)
                                                                 -------
              Net cash (used) provided by operating
              activities                                          (8,663)
                                                                 -------
   Cash Flows from Investing Activities
    Capital expenditures                                          (1,500)
    Proceeds from sales of fixed assets                                -
    Purchase of software license                                       -
                                                                 -------
              Net cash used in investing activities               (1,500)
                                                                 -------
   Cash Flows from Financing Activities:
    Payments of revolving credit facility                        (37,932)
    Borrowings under revolving credit facility                    48,100
    Net change in payable to bank                                      -
    Payment of long-term debt                                         (9)
                                                                 -------
              Net cash provided (used) by financing
              activities                                          10,159
                                                                 -------
   Net decrease in cash                                               (4)
   Cash, beginning of period                                       1,054
                                                                 -------
   Cash, end of period                                            $1,050
   Supplemental cash flow disclosures:                           =======
    Interest paid                                                  1,850
    Income taxes refunded (net)                                        -


   Notes pertaining to the preceding statements and the effects of the reorganization and fresh start accounting.

        (a) Reflects the extinguishment of $130,000 of principal, $10,000 of interest accrued from August 1, 1997 through April 30, 1998, and the write-off of $3,150 of deferred financing expenses related to the Notes. Cancellation of debt income ($88,150) arising from the exchange is projected to be partially reduced by the application of $62,000 of net operating loss carryforwards
             (NOLs) to this COD income, and the write-off of $3,150 deferred financing expenses. The resulting $23,000 reduction in the tax basis of fixed assets creates a timing difference that gives rise to a $8,750 deferred tax liability. Elimination of these NOLs, in turn, results in further provisions for deferred taxes aggregating $4,500 due principally to timing differences which the NOLs had sheltered. The net effect of these reorganization adjustments is an extraordinary after-tax gain of $73,950.

        (b) USL proposes to account for the reorganization using the principles of fresh start accounting as required by the Statement of Position 90-7 ("SOP 90-7") issued by the AICPA.
             USL has estimated a reorganization value of $145,018 after the Effective Date. In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible and identifiable intangible assets and liabilities and stated at their estimated fair value. The unallocated portion of the reorganization value is classified as Excess Reorganization Value, which, based on preliminary discussions, USL estimates will be amortized over 20 years. For purposes of this presentation, book values have been assumed to equal fair values except for inventories, which are detailed in footnote (c) below. USL is currently performing appraisals of various assets, including its fixed assets, which could lead to additional adjustments to the book values and result in a different Excess Reorganization Value as of the Effective Date. The amount of shareholders' equity in the fresh start balance sheet is not an estimate of the trading value of the New Common Stock after Confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably
             estimated at this time.   USL does not make any representation
             as to the trading value of the shares of New Common Stock to be issued pursuant to the Plan.

        (c) After the Effective Date, USL will continue to value its inventories according to the last-in, first-out (LIFO) method of accounting. In accordance with SOP 90-7, inventory has been reflected at its aggregate fair value of as of the Effective Date. Accordingly, USL estimates that it will record a $8,500 step-up in the value of its LIFO inventories as of the Effective Date. SOP 90-7 has no impact on the tax basis of assets. This step-up for book purposes, therefore, constitutes a temporary difference for which a deferred tax liability of $3,250 is also established as of the Effective Date.

        (d) Includes $1,375 of deferred finance charges written off in connection with the termination of the Replacement Credit Facility.

        (e) FIFO EBITDA, the primary earnings measurement used in the Prepetition Credit Facility, represents income or loss from operations plus non-cash charges related to depreciation and amortization of intangible assets, plus or minus charges or credits to operations related to the change in the LIFO inventory reserve, plus or minus certain other gains or charges related to non-recurring transactions. FIFO EBITDA is not determined pursuant to generally accepted accounting principles and should not be considered in isolation or as an alternative to GAAP-derived measurements.

      E. Assumptions and Projected Financial Performance of Reorganized USL After the Effective Date

        For purposes of the following projections and analysis only, 1998 is considered to be a single twelve-month period, instead of the two shorter periods that the Plan will require under GAAP. Management believes that, with the exception of the reorganization and fresh start accounting adjustments discussed previously, combining the two accounting periods into one of the same duration as preceding and succeeding years permits more meaningful comparisons and more informative analysis.

      1.     Net Sales

             Net sales are projected to decline from 1997 to 1998 principally because of (i) the discontinuance of three operations that contributed approximately $11.8 million of sales, but little margin, in 1997, (ii) lower sales volume anticipated in the Footwear and Specialty Leather Group due to expectations of continued weakness in many retail markets, loss of share resulting from increased competition, and intentional efforts on the part of Reorganized USL to prune unprofitable products from its mix, and
   (iii) the pass-through to customers of lower cattlehide costs in its Footwear and Automotive businesses. Growth in the Furniture Group, stemming from the repenetration of its traditional markets with new products, and increased cut-set business in the Automotive Group, is projected to offset this decline partially. Sales growth is projected in 1999 and 2000 because of the anticipated pass-through of higher hide costs, continued share gains in the Furniture and Automotive markets, some recovery in the Footwear markets, and anticipated benefits stemming from the 1998 product line overhaul in the Footwear and Specialty Leather Group. USL also believes that its customers will respond favorably to the implementation of the Plan, and projects that this will also contribute to improved sales. Presently, many customers are hesitant to make product sourcing decisions in favor of USL because of the uncertainties surrounding USL's financial condition and proposed restructuring.

             The following table summarizes Reorganized USL's projected sales by line of business:

   ($ in millions)           1998           1999           2000

   Footwear & Specialty
    Leather Group           $145.0         $185.0         $194.0
   Furniture Group            88.0           97.3          100.0
   Automotive Group           56.0           85.9          101.0
                            ------         ------         ------
        Total Sales         $289.0         $368.2         $395.0

        2.   Gross Profits

        Gross profits are projected to improve by approximately 90%, 92%, and 37% in 1998, 1999, and 2000, respectively. The net effect of lower hide costs in 1998, the implementation of productivity initiatives that are expected to more than offset inflation, improved quality, and benefits derived from improvements in Automotive cutting yields and efficiency are the principal reasons for these projected improvements. USL also assumes that the beneficial impact of replacing most existing Automotive contracts with new contracts that have more favorable terms than those that USL bid in order to enter this business in 1995 and 1996 will contribute significantly to improved gross profits in 1999 and 2000. Increasing hide costs are expected to partially offset these gains and gains resulting from volume-related efficiency improvements. Gross margins are projected to increase from 4.1% in 1997 to 10.6% by 2000.

        3.   Selling, General, and Administrative Expenses

        Selling, general, and administrative expenses are projected to decrease modestly to approximately $23.2 million in 1998 and then increase approximately 7% in each of the two years thereafter. Inflation and higher selling expenses associated with increased sales volumes and, in the case of Footwear, expanded sales coverage are projected to be the principal contributors to the 1999 and 2000 increases. Calculated as a percentage of sales, selling, general, and administrative expenses are projected to be 8%, 6.7%, and 6.7% in 1998, 1999, and 2000, respectively.

        4.   Earnings Before Interest, Taxes, Depreciation, and Amortization

        Excluding the effects of provisions for LIFO revaluations and non-recurring gains and losses recorded in 1997 and 1998 (including the cash expenses discussed in the next paragraph in connection with the Plan), earnings before interest, taxes, and non-cash charges for depreciation and amortization ("FIFO EBITDA") are expected to increase each year during the projected period.

        5.   Restructuring Expenses

        USL and Reorganized USL expect to incur approximately $2.7 million of cash expenses in 1998 in consummating the Plan. Substantially all of these expenses will be for legal, advisory, and similar services.

        6.   Interest Expense

        Interest expenses after the Effective Date assume that the Plan will be approved and that all of the debt associated with the Notes will be extinguished. This expense consists principally of debt service associated with borrowings under the Prepetition Credit Facility. In 1998, prior to the Effective Date, the projected interest expense includes debt service accrued under the Notes, the write-off of origination costs for the Replacement Credit Facility, and the amortization of origination costs associated with the Notes. After adjusting for the extinguishment of the Notes and the write-off of previously-incurred origination fees, interest expenses are expected to increase slightly in 1998 and 1999 due to increases initially, and later decreases, in borrowings under the Prepetition Credit Facility. The effect on interest expenses of such increased borrowings, however, will be partially offset by pricing reductions contained in the Prepetition Credit Facility that will take effect initially on the Effective Date, and further upon improved financial performance by Reorganized USL. Cash flow projections that result in such increased or decreased borrowings are described more fully in the liquidity and cash flow section of this section.

        7.   Income (Loss) Before Taxes

        As a result of interest expense exceeding 1998 operating income, USL projects that a pre-tax loss will be incurred in 1998. In 2000, USL projects that pre-tax income of $10.3 million will be generated by the improvement in operating income and cash flows that should begin to reduce bank debt and interest expense during the year.

        8.   Provision for Income Taxes

        Although USL projects that Reorganized USL will generate a taxable loss in 1998 after the Effective Date, it anticipates that this loss will be carried forward and applied to taxable income that occurs in succeeding years. Accordingly, USL anticipates that it will fully provide for such tax benefits in 1998. USL projects an effective tax rate of 38% in each of the periods following the Effective Date. USL projects that no pre-reorganization net operating loss carryforwards will exist after the Effective Date.

        9.   Net Income or Loss

        For the reasons described previously, USL projects that Reorganized USL will generate a net loss of $4,300 for the six months in 1998 following the Effective Date. For the twelve months ended December 31, 1998 and December 31, 1999, USL projects net income of $200 and $6,200, respectively.

        10.  Liquidity and Capital Resources

        USL estimates that cash earnings (FIFO EBITDA) will not be sufficient in 1998 and 1999 to offset cash used for capital expenditures, interest payments, taxes, costs associated with the reorganization, and increases in working capital that will be required to support business growth. As a consequence, USL anticipates that cash used will be $8.4 million and $5.9
   million during 1998 and 1999, respectively.   As a result of earnings
   improvements in 2000, USL projects that Reorganized USL will generate $3.0 million of cash during that period. USL anticipates that Reorganized USL will use availability under the Prepetition Credit Facility to fund the cash flow deficiencies in 1998 and 1999 and that excess cash generated in 2000 will be applied to reduce in borrowings under the Prepetition Credit Facility. Borrowings as of December 31, 1998, 1999, and 2000 are projected to be $46.5 million, $52.4 million, and $49.4 million, respectively.

             Capital expenditures are projected to increase during the projected period to $5.0 million for the twelve months ended December 31, 1998, $6.0 million for the twelve months ended December 31, 1999, and $7.0 million for the twelve months ended December 31, 2000. Most of these expenditures will be used for the replacement of worn out or obsolete manufacturing equipment, safety and environmental compliance, productivity improvements, and computer hardware maintenance and upgrades. USL anticipates that Reorganized USL will continue to expend funds in 1998 and, to a lesser extent, in 1999 to complete and improve the implementation of an enterprise-wide management information system needed to replace obsolete and inefficient legacy systems that, if not replaced, would create century dating problems in 2000. USL estimates that it will spend approximately $2 million over the next two years to complete this effort.

             USL projects that $5.1 million, $9.4 million, and $4.1 million will be used in 1998, 1999, and 2000, respectively, for increases in working capital. Most of the increases will occur in accounts receivable as a function of increased sales projections. Inventories are also expected to increase in order to maintain service levels required for such sales increases and to reflect the increasing cost of cattlehides throughout the projected period. Number of days sales outstanding are projected to remain relatively constant; inventory turnover is expected to improve as Reorganized USL implements new manufacturing systems and simplifies its product lines.

             Provisions have been made in the Prepetition Credit Facility to provide ongoing financing as USL migrates from prepetition status through the Plan and emerges as Reorganized USL. Certain more favorable terms and conditions will be available as USL proceeds through these stages, including additional availability, higher credit limits, and lower pricing. Management believes that the Prepetition Credit Facility, as amended by these more favorable terms, will be sufficient to meet day-to-day liquidity needs throughout the projected period. It is possible, however, that Reorganized USL will need to incur additional debt should further adverse circumstances impacting Reorganized USL's performance arise, or should Reorganized USL identify additional strategic or operational investments that it believes would be prudent to pursue; any such incremental investments would not likely produce cash benefits sufficient to repay such investments until beyond the projected period.

        11.  Projected Balance Sheets

        The following tables set forth condensed projected balance sheets, statements of operations and selected financial data, and cash flows for the six months ending December 31, 1998 (the period during 1998 in which USL assumes that Reorganized USL will operate) and the twelve month periods ending December 31, 1999 and 2000:

                  UNITED STATES LEATHER, INC. AND SUBSIDIARIES
               PROJECTED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
             (Amounts in Thousands, Except Share and Per Share Data)


                                        July 1,             December 31,
                                    1998       1998       1999        2000
   Current Assets:

       Cash                        $1,050     $1,050     $1,050     $1,050
       Accounts receivable         34,000     33,150     39,150     41,750
       Inventories                 54,300     48,100     50,400     50,800
       Other current assets           900        800        800        800
                                  -------    -------    -------    -------
           Total current assets    90,250     83,100     91,400     94,400

       Property, plant and         40,700     40,600     39,400     38,400
       Deferred financing costs       850        700        400        100
       Other assets                 1,250      1,300      1,300      1,300
       Excess reorganization       11,968     11,668     11,168     10,668
                                  -------    -------    -------    -------
          Total assets           $145,018   $137,368   $143,668    144,868
                                  =======    =======    =======    =======
   Current Liabilities:

       Revolving credit facility  $48,100    $46,500    $52,350    $49,400
       Accounts payable &           8,700      9,200     11,000     11,200
       Accrued liabilities         11,068     11,518     11,518     11,568
       Deferred income taxes            -        750      5,250      6,900
                                  -------    -------    -------    -------
           Total current           67,868     67,968     80,118     79,068

   Deferred income taxes           16,500     13,050      7,000      3,050
   Other long-term liabilities      8,800      8,800      8,800      8,800


   Stockholder's Equity:
       Capital stock               51,850     51,850     51,850     51,850
       Retained earnings                -     (4,300)    (4,100)     2,100
                                  -------    -------    -------    -------
   Total stockholder's equity      51,850     47,550     47,750     53,950
                                  -------    -------    -------    -------
   Total liabilities and
     stockholder's equity        $145,018    137,368    143,668    144,868
                                  =======    =======    =======    =======


       UNITED STATES LEATHER, INC. AND SUBSIDIARIES PROJECTED CONSOLIDATED SUMMARY OF OPERATIONS AND SELECTED FINANCIAL DATA (UNAUDITED)

                                 Six months
                                   ended
                                December 31,   Year ended December 31,
                                    1998             1999           2000
    Income Statement Data
    Net Sales                     $149,100        $368,200       $395,000
    Cost of sales                  142,500         337,700        353,100
                                   -------         -------        -------
    Gross profit                     6,600          30,500         41,900
    Selling, general &
     administrative expenses        11,200          24,700         26,400
    Amortization of intangible
     assets                            300             500            500
                                   -------         -------        -------
    Income (loss) from
     operations                     (4,900)          5,300         15,000
    Interest expense                 2,100           4,700          4,700
                                   -------         -------        -------
    Income (loss) before taxes      (7,000)            600         10,300
    Income tax (benefit)
     provision                      (2,700)            400          4,100
                                   -------         -------        -------
    Net income (loss)              $(4,300)           $200         $6,200
                                   =======         =======        =======
    Other Data
    LIFO Charge (credit)            $2,500          $3,000         $1,500
    FIFO Gross Profit Margin          8.0%           9.1%%          11.0%
    FIFO EBITDA (a)                 $4,500         $16,000        $25,000
    Effective Tax Rate              38.0%%          38.0%%          38.0%



     FIFO EBITDA represents income or loss from operations plus non-cash charges related to depreciation and amortization of intangible assets, plus or minus charges or credits to operations related to the change in the LIFO inventory reserve, plus or minus certain other gains or charges related to non-recurring transactions. FIFO EBITDA is not determined pursuant to GAAP and should not be considered in isolation or as an alternative to GAAP-derived measurements. In 1998, $2,850 of cost of goods sold related to the step-up in inventories as of the effective date are excluded from FIFO EBITDA.

                  UNITED STATES LEATHER, INC. AND SUBSIDIARIES
           PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
             (Amounts in Thousands, Except Share and Per Share Data)

                                           Six Months.     Twelve Months
                                         Ended Dec. 31,  Ended December 31,
                                             1998        1999        2000
   Cash Flows from Operating Activities:
    Net loss                              $(4,300)       $200       $6,200
    Adjustments to reconcile net income
      by operating activities:
        Depreciation and amortization       3,900       7,700        8,500
        Noncash interest expense              150         300          300
        Deferred income taxes              (2,700)     (1,550)      (2,300)
        Change in assets and
         Accounts receivable                  850      (6,000)      (2,600)
         Inventories                        6,200      (2,300)        (400)
         Prepaid expenses and other            50           -            -
         Accounts payable                     500       1,800          200
         Accrued liabilities                  450           -           50
         Income taxes payable                   -           -            -
         Other long-term liabilities            -           -            -
                                          -------     -------      -------
              Net cash (used) provided      5,100         150        9,950
                                          -------     -------      -------
   Cash Flows from Investing Activities
    Capital expenditures                   (3,500)     (6,000)      (7,000)
    Proceeds from sales of fixed assets         -           -            -
              Net cash used in investing   (3,500)     (6,000)      (7,000)
                                          -------     -------     --------
   Cash Flows from Financing Activities:
    Payments of revolving credit           (1,600)          -       (2,950)
    Borrowings under revolving credit           -       5,850            -
                                          -------     -------     --------
              Net cash provided (used)     (1,600)      5,850       (2,950)
                                          -------     -------     --------
   Net decrease in cash                         -           -            -
   Cash, beginning of period                1,050       1,050        1,050
                                          -------     -------     --------
   Cash, end of period                     $1,050      $1,050       $1,050
                                          =======     =======     ========
    Interest paid                          $1,950      $4,400       $4,400
    Income taxes paid/(refunded)
     (net)                                    -         2,150       $6,500

                                APPENDIX D
                                   TO
            DISCLOSURE STATEMENT OF UNITED STATES LEATHER, INC.
                           DATED MARCH 31, 1998

                        UNITED STATES LEATHER, INC.
             FORM 10-K FOR FISCAL YEAR ENDED DECEMBER 31, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K
        (Mark One)
        X    ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
             SECURITIES EXCHANGE ACT OF 1934
             For the fiscal year ended December 31, 1997

                                       OR

        __   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
             THE SECURITIES EXCHANGE ACT OF 1934
             For the transition period from __________ to __________

                         Commission file number 33-64142

                           UNITED STATES LEATHER, INC.
                            (Exact name of registrant
                          as specified in its charter)

                        Wisconsin                            13-3503310
               (State or other jurisdiction               (I.R.S. Employer
            of incorporation or organization)           Identification No.)

                  1403 West Bruce Street
                   Milwaukee, Wisconsin                        53204
         (Address of principal executive offices)            (Zip Code)

    Registrant's telephone number, including area code: (414) 383-6030 Securities registered pursuant to Section 12(b) of the Act: None Securities registered pursuant to Section 12(g) of the Act: None

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:
                            Yes  X         No ___

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]
                                 _______________

   As of the date hereof and at all times during 1997 there was no public market for the Company's Common Stock.

   Number of shares outstanding of the Company's Common Stock as of the date hereof: 100
                                 _______________

                 COMPANY'S DOCUMENTS INCORPORATED BY REFERENCE:
                                      None

   Special Note Regarding Forward-Looking Statements

        Certain matters discussed herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those currently anticipated. Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this report and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

   Item 1.        Business

        General

             United States Leather, Inc., a Wisconsin corporation ("USL" or the "Company"), is one of the largest and most diversified producers of leather in North America, and a leading leather producer for the domestic upholstery and footwear markets. USL produces and sells a broad line of finished leather and related products which are sold to a diverse customer base in the United States and internationally.

             Furniture Group. USL, under the trade name Lackawanna Leather, is a leading supplier of upholstery leather to the furniture industry. Furniture Group sales were approximately $70.2 million in 1997 and approximately $95.0 million for 1996.

             Footwear and Specialty Leather Group. USL is a leading producer of finished leather for footwear, personal accessories, sporting goods, apparel and other personal leather goods. Selling under the brand names Pfister & Vogel, A. L. Gebhardt, A. R. Clarke and Caldwell Moser, the Group's sales were approximately $181.7 million in 1997 and approximately $181.0 million for 1996.

             Automotive Group. USL is an emerging producer of finished leather for use in automobile interiors. Automotive Group sales were approximately $50.4 million in 1997 and approximately $18.2 million in 1996.

             USL also sells unfinished hides, partially finished hides and leather by-products to other leather producers, although these sales constitute only a small portion of the USL's overall revenue. The USL Trading Division ("Trading") traded hides and sold partially finished leather and unwanted or excess hides. This division was discontinued in 1996. Prior thereto, Trading's 1996 sales were $7.4 million. USL also operated a branch in Germany that procured partially finished hides from outside sources (principally from South America) contracted for them to be finished and sold the finished leather to furniture manufacturers in Europe. This operation was also discontinued in 1996, prior to which its 1996 sales were approximately $4.2 million. USL also produced collagen, a protein extracted from cattlehides, for sales to food manufacturers.
   Prior to discontinuing this operation in 1997, collagen sales were approximately $3.2 million compared with $6.0 million for all of 1996.

             USL's principal executive offices are located at 1403 West Bruce St., Milwaukee, Wisconsin 53204. Its telephone number is (414) 383-6030.

        The 1996 Holding Company Recapitalization

             In a series of transactions completed in 1993, USL was reorganized into a corporate structure consisting of USL and two new holding companies: United States Leather Holdings, Inc. ("USLH"), which owned 100% of the capital stock of USL, and U.S. Leather Holdings, Inc. ("Old Holdings"), which in turn owned 100% of the capital stock of USLH. Old Holdings also carried, as of April 9, 1996, $86.0 million aggregate principal amount of 15% Senior Debentures Due 2004 (the "Old Holdings Debentures"), approximately 87% of which were owned by The Equitable Life Assurance Society of the United States and certain of its affiliates and 13% of which were owned by First Plaza Group Trust (the "Former Holding Company Debenture Holders"). The Old Holdings Debentures were secured by the capital stock of USLH.

             A default occurred with respect to the Old Holdings Debentures due to the noncompliance, as of December 31, 1995, of Old Holdings with a financial covenant contained in the Old Holdings Debentures. Old Holdings was unable to cure the default; however, the default did not give rise to any cross-defaults or other recourse to the Company's 10-1/4% Senior Notes due 2003 (the "Notes") or revolving credit facility in place at the time (the "Old Credit Facility").

             On April 9, 1996, a series of transactions were completed, with the consent of Old Holdings, USLH and USL, which resulted in the Former Holding Company Debenture Holders foreclosing on their security (the "1996 Holding Company Recapitalization"). Such foreclosure resulted in the cancellation of the Old Holdings Debentures and the contribution of all USLH capital stock to Leather U.S., Inc. (the "New Holding Company"), a company wholly owned by the Former Holding Company Debenture Holders. The foreclosure also resulted in the elimination of any ownership interest in USLH or USL by the previous equity holders. The nominees of the previous equity holders resigned from the Board of Directors of USL and were replaced by nominees of the New Holding Company. The 1996 Holding Company Recapitalization did not cause a default under any of the existing debt of USL, nor did it constitute a change of control or default under the Notes or the Old Credit Facility.

             Upon the consummation of the 1996 Holding Company Recapitalization, USL became a wholly-owned subsidiary of USLH which in turn became a wholly-owned subsidiary of the New Holding Company. The New Holding Company and USLH had no assets other than the shares of their respective subsidiary, and had no independent operations. USL owns all of its operating assets directly, except those owned by A.R. Clarke, Ltd. ("A.R. Clarke"), USL's wholly-owned subsidiary. USL's principal indebtedness are the Notes and borrowings under its revolving credit facility.

             In November 1996, USL entered into a new asset-backed revolving credit facility (the "Replacement Credit Facility") that replaced the Old Credit Facility. From February to November 1997, the Replacement Credit Facility was amended a number of times to, among other things, modify certain financial covenants. In January 1998 USL entered into a new $55 million asset-backed revolving credit facility (the "New Credit Facility") that replaced the Replacement Credit Facility.

        Company Reorganization and Financial Restructuring

             Prior to 1996, the Company, while reporting as an integrated company, operated as a series of stand-alone divisions or subsidiaries with separate financial statements and management teams for each unit. During 1996, the Company eliminated this divisional structure and reorganized its management structure along functional lines, and its business structure (i.e., segment financial reporting) along the lines of markets served.
   While the Company has preserved Lackawanna Leather, Pfister & Vogel, A.L. Gebhardt, Caldwell-Moser, and A.R. Clarke as valued trade names, it no longer evaluates or reports business results according to these designations. During 1996 and continuing in 1997, the Company began a series of initiatives to strengthen the Company's financial position and return it to profitability. Among these initiatives were (1) the reorganization of the management of the Company previously discussed, which included the elimination or replacement of several other senior executives in the Company, and a general reduction in salaried workforce,
   (2) comprehensive reviews of the Company's products and inventories, (3) closing three operations which had not either been profitable or were not strategically critical to the Company, (4) replacing critical talent which had been lost in prior years, and (5) vacating the Company's corporate offices and moving such offices into one of the Company's operating facilities. The Company also continued efforts to grow and improve the business of its Automotive Group.

             The Company experienced liquidity problems in 1997, due primarily to operating losses and high debt service costs. On September, 24, 1997, the Company announced its intention to restructure its debt by converting all or a substantial portion of the Notes into equity in the Company. Since that time, extensive discussions have taken place with certain material holders of the Notes to effect such an exchange of debt for equity. On December 31, 1997, the Company's aggregate indebtedness was $173.5 million (compared with $162.1 million at December 31, 1996), consisting of $135.6 million of principal and accrued interest on the Notes and $37.9 million borrowed under the Replacement Credit Facility.

             In January 1998, the Company entered into the New Credit Facility, a $55 million asset-backed revolving credit facility that replaced the Replacement Credit Facility. On January 31, 1998, the Company failed to make the semi-annual interest payment that was due on the Notes and, as a consequence, reclassified the Notes from long-term debt to current liabilities. The Company does not have the capital resources necessary to satisfy this liability and, as a result, uncertainties exist concerning its ability to continue as a going concern. On March 25, 1998, the Company announced that it had reached an agreement in principle with its shareholders and an informal committee of holders of the Notes to convert all of the Notes into 97% of the equity of the Company outstanding on the date of conversion. Upon completion of the necessary solicitation process, the Company anticipates that it will file a petition with the United States Bankruptcy Court for approval of a prenegotiated Joint Plan of Reorganization (the "Plan") and make the exchange of the Notes for common stock effective within a reasonable period of time thereafter. There can be no assurances, however, that sufficient votes will be obtained to gain approval of the Plan.

             Although the Company had incurred losses in each of the last two years, it believes that it has implemented measures which will stabilize operations and permit it to reverse these losses and become profitable again within a reasonable period of time. The capital restructuring provided by the Plan represents an essential step in this stabilization and return to profitability because it will (1) create greater liquidity and borrowing capacity under the terms of the New Credit Facility, and (2) enable the Company to compete more effectively and demand more favorable terms from suppliers because it will reduce uncertainties in the marketplace regarding the Company's financial stability.

             Because the Company believes that the Plan will be approved, and the measures it has implemented will be successful, the accompanying financial statements have been prepared on a going concern basis. These statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business.

        The Leather Manufacturing Process

             The leather manufacturing process begins with the conversion of raw cattle hides into "wet blue" leather through soaking and agitating in alkaline and chromium solutions that dissolve the hair and preserve the hide. The term "wet blue" is derived from the fact that this initial tanning process turns the hides into a bluish color.

             After bluing, hides are split and shaved to obtain uniform thicknesses and separated into classifications referred to as grain (the outside portion of the split hide which is considered the most desirable and is used to make the higher quality finished leathers) and splits (the interior portion of the hide used to make less expensive suede's and other leathers). Grains are further sorted according to the quality of the tanned hide, based on such criteria as appearance, the number of surface defects and weight. Hides are then colored with dyes, treated with fat liquors to soften and smooth the leather, and then dried and finished through a variety of sophisticated processes to improve the appearance and performance of the grain and, in some cases, to add such properties as water resistance. Finally, hides are electronically measured and packaged for shipment to customers who, with the exception of certain automotive customers, cut the finished leather for their products. In the case of certain automotive customers, USL cuts the leather into prescribed patterns (known as "cut sets"), and then sells such sets to seating manufacturers.

             As with any manufacturing process that involves organic materials such as cattle hides, which vary from lot to lot and season to season, there is a certain amount of art in addition to science which goes into the successful production of quality leathers. The manufacturing processes must consistently generate finished leathers with the distinctive properties customers require. The process also requires a selection of hides in order to permit the manufacture of the array of products customers demand.

             By its nature, leather manufacturing regularly generates excess and off-quality products. Excess inventories may be created by changes in leather fashions, overestimation of customer requirements for a particular leather product or by customer returns. Off-quality inventories may be created by hide defects, equipment malfunctions or manufacturing process mistakes. Historically, USL adopted the practice of holding such inventories for rework and/or resale into other finished markets. Such practices, however, consumed manufacturing capacity and sales effort, and often required such stocks to remain idly in inventory until a suitable opportunity to rework or sell the products arose. In 1996, USL changed its policy toward disposing of these inventories. The new policy calls for less rework, fewer small-lot sales (which require extensive time and effort from the sales force), and more bulk sales to leather brokers, particularly offshore brokers. As a consequence, USL now writes such inventories down to a lower estimated net realizable value and attempts to sell them more promptly.

        Sales

             USL's finished leather operations are divided into three principal lines of business. The following chart summarizes USL's sales by line of business:

                                            Year Ended December 31,
                                        1997         1996             1995
    Furniture Group                    $70.2        $95.0           $121.2
    Footwear and Specialty
      Leather Group                    181.7        181.0            191.7
    Automotive Group                    50.4         18.2              9.3
    Discontinued Operations              3.2         17.6             38.5
                                       -----        -----            -----
         Total Net Sales              $305.5       $311.8           $360.7
                                       =====        =====            =====


             USL sells its products into markets that tend to be cyclical. Furniture Group sales are affected by such factors as housing starts and competition, interest rates, consumer confidence levels and general economic conditions. Footwear and Specialty Leather Goods Group sales tend to be functions of retail and fashion trends, and can also be affected by international markets, since the majority of footwear is now manufactured overseas. Automotive Group sales are influenced by automobile sales and the economic and social factors which influence such sales.

        Furniture Group

             The Furniture Group was founded as Lackawanna Leather in 1896, and continues to sell under the Lackawanna trade name today. The Group produces and markets finished leather for the furniture industry and, to a lesser extent, the aircraft seat manufacturing industry. Group sales in 1997 were $70.2 million, which accounted for 23.0% of USL's net sales in 1997, and were $95.0 million in 1996, which accounted for 30.5% of USL's 1996 net sales.

             Finished upholstery leather is sold primarily to furniture manufacturers, generally at three different price categories:
   promotional, mainstream and upscale. Under the Lackawanna trade name, USL is a leader in the mainstream and upscale categories, and has a substantial share of the market serving the promotional price category. Selling such brands as Regency, Passport, Captiva, Rustica and Commanche, the group has built upon its strength in these categories to develop and sell new leathers at competitive price points, thus helping to satisfy consumer demand for quality leather furniture at affordable prices. To maintain its leading market position, the group works closely with its customer base to develop and refine its leather upholstery products in a variety of fashion-oriented colors and textures.

             The Furniture Group receives tanned and partially tanned hides primarily from USL's tanneries in Omaha, Nebraska and Milwaukee, Wisconsin, although it also acquires tanned hides and finished leathers from other international tanneries. The Group finishes the hides and then packages and ships them from its plant in Conover, North Carolina.

        Footwear and Specialty Leather Group

             USL markets finished leather to the footwear and personal leather goods industries under the trade names of the companies originally acquired to form the Footwear and Specialty Leather Group - Pfister & Vogel, A.L. Gebhardt, A.R. Clarke and Caldwell Moser. The Group is a leading producer of finished leathers used in the production of high quality dress and casual footwear, rugged outdoor and athletic footwear, leather apparel, sporting goods and personal accessories such as gloves, belts and handbags. Under the Caldwell Moser trade name, the Group produces leather for shoe laces and harder, more durable leathers for such applications as shoe soles, saddles and animal collars. The Group also provides contract tanning and finishing services to other small leather producers, and also sells finished splits, wet blue and various leather by-products. Group sales in 1997 were $181.7 million, which accounted for 59.5% of USL's net sales in 1997 net sales. Group sales were $181.0 million in 1996, which accounted for 58.1% of USL's net sales that year.

             The diversity of the Group's product line, enhanced regularly by the introduction of new products, is the source of USL's competitive strength in the footwear and specialty leather market segments. Under the Pfister & Vogel trade name alone, USL markets over 100 types of shoe leather, each with its own distinct combination of color, finish and texture. Examples are Durashu, the standard penny loafer shoe leather since the 1950's, Raindance, a highly water resistant shoe leather used in outdoor hiking and boat shoes, Thunderhead, a heavy oil, water resistant outdoor leather used in outdoor hiking shoes, and Cyclone, a heavy oil, pull-up leather used in men's casual footwear. USL believes that the color, texture and consistency of its various products have been developed through a process that it considers proprietary in nature.

             The Footwear and Specialty Leather Group manufactures finished leather at facilities located in Milwaukee, Wisconsin; New Albany, Indiana; Berlin, Wisconsin; and Toronto, Canada. Through the diversity and flexibility of these facilities, USL is able to (a) produce a wide variety of leather products, including waterproof and water resistant leathers, as well as splits and other by-products, (b) support a customer base numbering in excess of 1,000,(c) productively utilize the different selections of leather each lot of hides produces, and (d) support, as needed, the tanning needs of USL's Furniture and Automotive Groups.

             Export sales are an increasingly important aspect of the international footwear market, as manufacturers continue to shift production from domestic facilities to overseas operations, especially in the Far East. In addition to exporting finished products into these markets, USL had also contracted for certain leather tanning and finishing in China to support the growing demand for such operations in closer proximity to shoe manufacturers" overseas operations. In December, 1997, after concluding that such means of serving Asian markets was not effective, the Company discontinued this operation.

             USL supports its footwear and personal leather goods sales through a direct sales and marketing force augmented by manufacturers representatives in Europe, Asia, Canada and the United States. USL also maintains a sales office in Taiwan to support its Far East sales.

        Automotive Group

             USL formed the Automotive Group in 1992 to supply finished leather to the worldwide automotive leather interior market, which USL believes is over $1.0 billion per year. Until 1996, the Group's sales consisted almost exclusively of finished hides sold to automotive original equipment manufacturers and aftermarket suppliers. In 1996, however, the Group began selling cut sets to seating manufacturers that supply a major domestic automobile manufacturer. Of the Group's $50.4 million of 1997 sales, approximately 75.0% were sold as cut sets. Approximately 37.0% of the Group's $18.2 million sales for 1996 were sold as cut sets.

             USL manufactures its Automotive leather at its facilities in Omaha, Nebraska. The Automotive Group markets its products through automotive manufacturers" representatives located in the United States, Canada and Asia.

        Other

             In 1997, USL discontinued the manufacture and sale of food-quality collagen from its facilities in Omaha, Nebraska. Although the business was modestly profitable, it created significant operating challenges and inefficiencies because the process required fresh hides to be soaked immediately upon receipt, and because of the need to maintain manufacturing standards regulated by the U.S. Food and Drug Administration. These obstacles and the non-strategic nature of this by-product prompted USL to close this operation in July, 1997, Prior to discontinuation, collagen sales were $3.2 million, $6.0 million, and $5.9 million in 1997, 1996, and 1995, respectively.

             In 1996, USL discontinued its USL Trading Division and the German operations of its Furniture Group. These operations consisted mostly of buying and selling activities, rather than the core manufacturing competencies for which USL had become best known. Neither operation produced a material strategic or financial benefit or was expected to produce such a benefit in the foreseeable future. Consequently management discontinued these operations in 1996.

             In 1997, the Company placed its operations in New Albany, IN (Caldwell Moser) and Berlin, WI (Berlin Leather) up for sale. No suitable buyers for these operations emerged and, in January, 1998, the Company took them off the market. It has since closed its finishing plant in Berlin, WI, and transferred products finished at this location to other facilities.

        Raw Materials

             The single largest component of the cost of finished leather is the cost of the cattle hide. Hide costs in each of the past three years have accounted for approximately 60% of USL's cost of goods sold. USL believes it purchases approximately 5% of the hides taken from cattle slaughtered in the United States, and that it is among the largest U.S. buyers of raw domestic cattle hides. The three largest domestic meat packers account for approximately 70% of the total number of U.S. cattle slaughtered for commercial purposes and, accordingly, are also USL's largest suppliers of hides. USL purchases most of its raw cattle hides domestically on a spot basis. Such hides are readily available, and the concentration of hide supplies among a limited number of meat packers has not historically had a material effect on USL's ability to source raw hides.

             Imported cattle hides in the form of partially tanned and finished leather constituted approximately 13% of USL's manufacturing material requirements in 1997. Most of such imports by USL in 1997 were from tanners in Thailand and Argentina.

             USL's diverse product line enables it to utilize a wide variety of hide grades and types. Consequently, USL is able to purchase large quantities of varied hides and use substantially all of the hides contained in each shipment from the meat packers. This, in turn, enables USL to centralize its raw hide purchasing. USL does, from time to time however, resell hides it is unable to use. Since such resales also occur on a spot basis, the Company may incur gains or losses in connection with reselling hides.

             Hides are a by-product of the cattle slaughtered to meet the worldwide demand for beef and beef products. Prices are subject to cyclical, seasonal and other market fluctuations. Historically, USL has been generally successful in passing along raw material price increases to customers unless the demand for finished leather was weak. Such increases take time to implement and when prices rise significantly in a short period of time USL's margins have suffered until such time as the price increases are fully implemented. Such price increases, however, may also impact demand for leather goods by prompting customers to consider alternative materials, especially in the furniture and automotive segments. Hide price increases and decreases immediately impact USL's cost of goods sold because USL recognizes such changes immediately through its
   LIFO method of accounting.   Coupled with delays in passing such changes
   through to selling prices for finished products, hide price fluctuations have had and may continue to have a material impact on USL's reported financial results.

             From time to time, in an effort to improve the selection and yield of hides, USL will build hide inventories during the fall for use during the winter season. Such hide buys benefit USL because the hides have fewer defects, have less hair and therefore cost less to tan, and generally produce higher quality leathers. USL did not execute such a hide buy in 1996 or 1997.

             Other materials consumed in leather tanning and finishing, such as chemicals and dyes, typically aggregate less than 13% of total cost of goods sold. Such materials are readily available from a variety of suppliers.

        Competition

             Each of USL's principal markets - furniture, footwear and personal leather goods, and automotive - is highly competitive, and certain of USL's competitors may have greater financial or other resources than USL. Competition is based on price, service, quality and the ability to supply customers in a timely manner with a diverse product line through wide-spread marketing and distribution channels. USL has historically been subject to both domestic and international competition. USL's efforts to increase its international sales could be adversely affected by, among other things, currency fluctuations.

             Furniture Group. The Furniture Group competes with both foreign and domestic leather manufacturers, domestic agents who represent foreign tanneries, and companies that import leather in a partially tanned state to finish and sell domestically. Foreign leather manufacturers with significant domestic facilities include Elmo Leather of America, Inc., a Swedish concern, Italian Leather (formerly Valdapone SPA), an Italian concern, and Louis Schweitzer GmbH, a German concern that is represented by Arcona Trading Co., Inc. Domestic manufacturers include Prime Tanning Company, Inc., Irving Tanning Company, Inc., and Garden State Tanning, Inc. Agents located in the United States that represent several tanneries domestically include Americraft Leather, Inc., Carroll Companies, Inc. and Friitala of America, Inc. Arpel Trading Co., Inc. represents foreign tanneries domestically and imports foreign partially tanned hides to finish and sell in the United States. Arpel also purchases partially tanned hides produced and rejected by domestic leather manufacturers, including USL, to refinish and sell domestically.

             Footwear and Specialty Leather Group. Competition in the footwear and specialty leather markets is highly fragmented. In the men's footwear market, in which USL competes primarily under the Pfister & Vogel trade name, its principal competitors include Prime Tanning Company, Inc.; Irving Tanning Company, Inc.; S. B. Foot Tanning Company; and Dominion Tanners (Canada), a division of United Canadian Shares, Limited. The Company also faces increased competition from tanneries in the Far East, principally China, whose proximity to footwear manufacturers' operations offer increasingly important competitive advantages. Competitors in other market segments tend to be smaller tanneries with a single or very limited product focus.

             Automotive Group. Domestically, competitors which supply leather products to the automotive industry include Eagle Ottawa Leather Company, a division of Trostel, Albert & Sons Company, Garden State Tanning, Inc. and Seton Leather Company. These competitors supply predominantly precut leather to seat and interior manufacturers. Additional competition in the United States comes from smaller foreign tanneries seeking to enter the U.S. automotive market . Whole hide competition in international automotive OEM markets typically comes from furniture leather manufacturers, including those previously mentioned.

        International Sales

             International sales include export sales from USL's domestic operations, and sales by A.R. Clarke, Ltd. (the Company's Candian subsidiary and part of the Footwear and Specialty Leather Group) to markets other than the United States, and sales, prior to discontinuation, from USL's German operations. International sales for 1997, 1996 and 1995 are as follows:

                                    Year Ended December 31,
                                 1997        1996         1995
                                     (dollars in millions)

   Asia                            $61.5        $46.5       $53.6
   Europe                           15.3         17.1        16.8
   Americas                         43.9         44.9        49.0
                                   -----        -----       -----
     Total International
       Sales                      $120.7       $108.5      $119.4
                                   =====        =====       =====


        Research and Development

             USL's research and development activities are directed toward leather product development and improvement designed to meet the specific requirements of its customers. They involve both the formulation of proprietary processes and the development of new leather finishes. USL works closely with its customers in its product development initiatives. USL has spent approximately $1.9 million, $2.3 million, and $2.4 million for research and development in 1997, 1996 and 1995 respectively.

        Major Customers

             USL had no customer that accounted for more than 10% of its combined net sales in 1997, 1996 or 1995.

        Patents and Trademarks

             Other than with respect to trademarks and tradenames, the Company does not rely to any material degree on intellectual property protection. The Company has no registered copyrights. The Company has been issued two patents relative to certain environmental processes.

             The Company has several registered trademarks and trade names in both the United States and Canada, and has submitted Applications for Registration of trademarks for several more. Registered trade names include Lackawanna Genuine Leather, Pfister & Vogel, and A.L. Gebhardt, among others.

        Employees

             As of December 31, 1997, USL employed approximately 1,800 full-time employees, approximately 92% of which were engaged in manufacturing, with the remaining 8% engaged in sales, marketing and administrative activities. Approximately 900 employees engaged in manufacturing activities as of December 31, 1997 were covered by collective bargaining agreements. One agreement covering approximately 415 employees represented by the United Food and Commercial Workers Union (the "UFCWU") expires on May 10, 1998. The Company and UFCWU are scheduled to begin negotiating a new contract in mid-March 1998, and the Company expects to have a new agreement in place by the May 10, 1998 expiration of the existing agreement, although no assurance can be given as to when such an agreement will be reached.

        Environmental Matters

             The Company's leather manufacturing and finishing operations are subject to numerous federal, state and local laws and regulations governing the protection of the environment. These laws and regulations establish specific requirements for the handling of hazardous materials and wastes, impose limitations on the emission of air and water pollutants and establish administrative requirements for permits and reporting. The Company places a high priority on compliance with environmental laws and regulations, and believes that it has obtained all material permits, licenses, orders or agreements from appropriate federal, state, and local regulators currently required for its manufacturing operations. The Company's Board of Directors has adopted appropriate policies toward environmental compliance, and USL has a designated corporate officer responsible for implementing such policies.

             Except as set forth below, the Company is not aware of any current material environmental liabilities that exist at any of the Company's facilities because of prior leather manufacturing operations or waste management practices. The Company has also implemented appropriate programs designed to minimize pollution and waste production.

             Toronto, Ontario Facility. During 1997, the Company discovered subsurface contamination of soil and ground water with chlorinated hydrocarbons at its A.R. Clarke facility in Toronto, Ontario, Canada. The contamination had crossed property boundaries to an adjacent commercial property. The Company has reported the contamination to the Ontario Ministry of Environment and Energy, as required by the law. Likewise, the Company has filed a claim against the previous owner of A.R. Clarke for restoration of the site under the terms of an Asset Purchase Agreement between the Company and the previous owner. Options for on-site management and/or remediation are under investigation.

             Wastewater Discharges. The Company believes that all of its facilities have either installed appropriate pretreatment equipment and are in compliance in all material respects with federal, state and local pretreatment categorical standards or are zero discharge facilities. Besides having to comply with such categorical standards specific to the tanning industry, each facility must also comply with local generic pretreatment standards as a condition of discharge. Operational systems are subject to upsets and equipment malfunctions, which may lead to occasional violations of such discharge standards.

             In 1995, one of the Company's Milwaukee, Wisconsin facilities experienced equipment malfunctions that caused chromium discharges in excess of allowable limits. A Consent Order with the Milwaukee Metropolitan Sewerage District ("MMSD") was signed, which provided for daily sampling a fine of less than $100,000. Although the Company implemented measures to provide additional redundancy and monitoring to reduce the likelihood of a recurrence of such excess chromium discharges, and although such recurrences have been reduced, they have not been eliminated. In October 1996, the Company received a Notice of Noncompliance from the MMSD for two incidents of excess chromium discharges during the first quarter of 1996, and in January 1997, the Company self-reported two additional such occurrences. These incidents were caused by cross-connections in the facility's various effluent collection sewers. Corrective measures were taken and the Company continues daily monitoring for chromium. No fines or penalties were levied as a consequence of the 1996 or 1997 incidents.

              The Company received a Notice of Continuing Violation from the MMSD for a September 26, 1996 exceedence of the oil and grease discharge limits at another of its Milwaukee, Wisconsin facilities. A subsequent Notice of Noncompliance was issued following a January 14, 1997 exceedence. The Company implemented steps to improve controls over slug loads of oil and grease discharged into the municipal sewer systems,
   including increased sampling and testing.   The Company also petitioned
   the MMSD to revise the Company's Discharge Permits to allow it to use an alternate method for testing discharge quantities. The proposed alternate method is easier to comply with than the method previously specified by the Discharge Permit. The controls over slug discharges were effective. In addition, the MMSD approved the alternate method. As a result of these two developments, the facility has remained compliant since the January 14, 1997 date and the MMSD has discontinued their enforcement action. No fines or penalties have been levied on the Company relating to this action.

             In July, 1996, the Environmental Protection Agency of the United States (the "EPA") revised the categorical pH standard for tannery discharges to publicly owned treatment works. This revised standard as allowed the Company's facilities in Milwaukee, Wisconsin and Omaha, Nebraska to discontinue costly pH neutralization. Based on EPA's action, authorities in Toronto, Canada also modified pH standards, thus allowing the Company's A.R. Clarke operation to also cease such neutralization procedures.

             Off-Site Liabilities. Under existing environmental laws, companies can be held liable for cleanup costs if they arrange for the disposal or treatment of hazardous substances that are subsequently released into the environment. Accordingly, the Company may be potentially liable for the cleanup of hazardous substances at facilities to which the Company shipped hazardous substances for treatment or disposal. there are a number of solvents and other materials containing hazardous substances that have been shipped from the Company's facilities for disposal or treatment.

             In February 1998, the Company received a notice from the EPA of the opportunity to participate in a de minimis settlement at the Caldwell Systems, Inc. site in North Carolina. The Company believes that at least a portion of any potential liability associated with this site should be borne by Beatrice Companies, Inc. under the terms of the Asset Purchase Agreement dated January 13, 1985, and has tendered the defense and indemnification of the claim to Beatrice Companies, Inc. Beatrice has not yet responded to the tender. The EPA settlement would require a payment by the Company of $46,000, in exchange for a release from future liability at the site related to specific issues. The settlement agreement contains some exceptions for coverage, including liability for natural resource damages. At this time, the Company is evaluating the settlement offer.
   It is not possible to determine what, if any, liability the Company may have for any matters that are not covered by the settlement agreement.

             In August 1997, the Company received information requests under
   Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") regarding the Peter Cooper Site in Gowanda, New York with respect to two of its predecessors, A.L. Gebhardt and Lackawanna Leather. Pursuant to the terms of the Asset Purchase Agreement dated January 13, 1985, Beatrice Companies, Inc. has agreed to defend and indemnify the Company for any potential liability associated with Lackawanna Leather at this site. Beatrice Companies, Inc. has agreed to defend this matter on behalf of Lackawanna Leather. At this time, however, it is not possible to determine what, if any, liability the Company, as the successor to A.L. Gebhardt and Lackawanna Leather, will have with respect to this site.

             The North Carolina Department of Environment, Health and Natural Resources ("DEHNR") identified the Company's facilities at Conover, North Carolina as a potentially responsible party ("PRP") that arranged for the disposal or treatment of hazardous waste at the Seaboard Chemical facility in North Carolina. During the Phase I Remediation process, the Company was adjudged to be a de minimis contributor to the site and, with its payment of $25,512, was able to discharge its Phase I Remediation liability. The Company joined a PRP group consisting of 946 companies to negotiate the Phase II Remedial Investigation and Feasibility Study ("RI/FS") with the DEHNR. This group negotiated an Administrative Order of Consent with DEHNR to conduct the remedial investigation of the site. The Administrative Order contains a covenant not to sue the members of the PRP group, and provides signatories with protection from contribution actions. Although there can be no assurances, the Company expects that
   (1) the Company will continue to be identified as a de minimis contributor to the site, (2) the Company's share of the costs remaining to clean up the site will aggregate less than $500,000, and (3) since approximately 35% of the wastes in question were sent to the site during ownership of the Conover facilities by a previous owner, such previous owner will assume his pro rata share of the cleanup costs under the indemnity provisions of the January 13, 1985 Asset Purchase Agreement which conveyed these facilities to the Company.

             In March 1993 and December 1995, the EPA completed removal actions at the Cherokee Oil Sites, a commercial waste treatment facility located in Charlotte, North Carolina. The Company had sent non-hazardous wastewater from its facilities in Conover, North Carolina to these sites between December 1988 and October 1990. EPA spent approximately $6.5 million to clean up and remove wastes from the sites, and is now attempting to recover costs from users of the facility. In March 1996, EPA sent the Company a CERCLA Section 104(e) Information Request ("104(e) Request") relative to the wastes sent by the Company to the sites. The Company responded to the Request in May, 1996 and, in order to prevent the Department of Justice from filing a cost recovery action in federal court, executed a Tolling Agreement along with other parties to allow time to negotiate a settlement. In March 1997, the Company and the EPA tentatively agreed to settle the Company's share of cleanup costs for approximately $78,000. The resulting settlement Consent Decree has been approved by a Federal District Court.

   Item 2.   Properties

             As of December 31, 1997, USL operated 16 manufacturing facilities in North America, of which nine were located in Wisconsin, three were located in Nebraska, and one each was located in North Carolina, Indiana and Toronto, Canada. In addition, USL owned a manufacturing facility in Berlin, Wisconsin which it closed in January 1998. USL owns all but two of its facilities. The leased facilities are subject to customary commercial leases. The term of the lease for the larger facility expires in 2000, while the lease for the smaller facility has a month to month term. The aggregate floor area of the Company's facilities is approximately 1.5 million square feet, as follows:

                     Approximate Area                    Principal Purpose
    Location         (in sq. ft.)      Owned or Leased   of Facility

    Milwaukee, WI    340,000           Owned             Manufacturing
    Milwaukee, WI    140,000           Owned             Manufacturing
    Conover, NC      175,000           Owned             Manufacturing
    Toronto, Canada  130,000           Owned             Mfg./Warehouse
    New Albany, IN   120,000           Owned             Manufacturing
    Omaha, NE        108,000           Owned             Manufacturing
    Milwaukee, WI    81,000            Owned             Admin./Warehouse
    Berlin, WI       80,000            Owned             Manufacturing
    Milwaukee, WI    70,000            Owned             Manufacturing
    Milwaukee, WI    70,000            Owned             Mfg./Warehouse
    Milwaukee, WI    50,000            Owned             Admin./Warehouse
    Omaha, NE        50,000            Owned             Manufacturing
    Milwaukee, WI    26,000            Owned             Warehouse
    Omaha, NE        28,000            Leased            Manufacturing
    Milwaukee, WI    22,000            Owned             Warehouse
    El Paso, TX      1,600             Leased            Warehouse
    Berlin, WI       40,000            Owned             Manufacturing
      (closed)

             USL considers its plant and equipment to be in generally good condition. In addition to capital expenditures to replace worn out or obsolete equipment, USL incurred expenses to maintain and repair its plants and equipment of $9.3 million, $10.2 million, and $10.5 million in 1997, 1996 and 1995 respectively.

             USL's executive offices are located at 1403 W. Bruce St., Milwaukee, WI 53204, within one of the owned facilities summarized above.

   Item 3.   Legal Proceedings

             In May 1995, USL received a request for information from the United States Customs Service (the "Customs Service") concerning the classification and duties paid on a series of importations of Russian and Romanian wet blue from 1991 to 1993. Upon review of the Harmonized Tariff Schedules in effect in 1991, 1992 and 1993, USL determined that it had paid less than the proper import duty and thereupon paid approximately $164,000 in additional duty. In April and September 1996, the Customs Service issued a total of three penalty notices related to this matter. One of the penalty cases relating to such notices has been settled for less than $12,000. The two remaining cases are pending, with a total potential exposure of approximately $680,000. Petitions for relief from two remaining penalty cases have been filed, and a final administrative determination is expected by the end of 1998. USL believes it is adequately reserved for any additional duties or penalties.

             USL is also involved in other litigation and proceedings. Based on current information, management believes that future costs, if any, in excess of insurance coverage with respect to such litigation and proceedings, will not be material to USL's financial position or results of operations.

   Item 4.   Submission of Matters to a Vote of Security-Holders

             No matters were submitted to a vote of the Company's security holders in the fourth quarter of 1997.

   Item 5.   Market for Registrant's Common Equity and Related Stockholder
   Matters

             As of December 31, 1997, there was no public market for the Company's common stock. All 100 shares of the Company's common stock are owned by USLH, which is a wholly owned subsidiary of the New Holding Company. The Company paid no cash dividends on its common equity in 1997 and paid $50,000 in 1996, and, $1.2 million in 1995.

   Item 6.   Selected Financial Data

             The following table sets forth the selected financial data of USL for each of the preceding five years ended December 31, 1997. The selected historical data for each of the preceding five years ended December 31, 1997 are derived from the audited consolidated financial statements of USL. The selected historical financial data presented herein are qualified in their entirety by, and should be read in conjunction with, the USL's Consolidated Financial Statements and Notes thereto included in Item 8 of this Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in
   Item 7 of this Form 10-K.

                  UNITED STATES LEATHER, INC. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                             (Dollars in thousands)

                                                                Year ended December 31,
                                           1997          1996               1995           1994            1993

   Income Statement Data
   Net Sales                             $305,476      $311,843           $360,660       $371,584        $351,902
   Cost of sales(1)                       297,103       293,111            307,556        315,251         295,054
                                          -------       -------            -------        -------         -------
   Gross profit                             8,373        18,732             53,104         56,333          56,848
   Selling, general & administrative
     expenses                              24,254        24,916             22,974         27,040          23,486
   Restructuring expenses                      --         3,744                 --             --              --
   Asset valuation loss (5)               101,000            --                 --             --              --
   Amortization of intangible assets        4,631         4,134              3,529          3,177           3,334
                                          -------       -------            -------        -------         -------
   Income (loss) from operations         (121,512)      (14,062)            26,601         26,116          30,028
   Interest expense                        19,119        17,159             18,062         17,283          23,111
                                          -------       -------            -------        -------         -------
   Income (loss) before provision
     for income taxes and
     extraordinary item                  (140,631)      (31,221)             8,539          8,833           6,917
   Income tax (benefit) provision          (1,273)      (10,999)             4,373          4,685           3,791
                                          -------       -------            -------        -------         -------
   Net income (loss) before
     extraordinary item                  (139,358)      (20,222)             4,166          4,148           3,126
   Extraordinary gain (loss)                   --            --                417             --           (652)
                                          -------       -------            -------        -------         -------
   Net income (loss)                     (139,358)      (20,222)             4,583          4,148           2,474
   Preferred Stock dividends                   --            --                 --             --             705
                                          -------       -------            -------        -------         -------
   Net income (loss) available for
     common shares(2)                   ($139,358)     ($20,222)            $4,583         $4,148          $1,769
                                          =======       =======            =======        =======         =======
   Other Data
   Ratio of earnings to fixed
   charges(3)                                  --            --               1.47           1.50            1.30
   Deficiency of earnings available
     to cover fixed charges(3)          ($140,631)     ($31,221)                --             --              --
   Gross profit margin (3)                   2.7%          6.0%              14.7%          15.2%           16.2%
   EBITDA(4)                              ($7,841)      ($2,941)           $36,319        $34,548         $38,440
   FIFO EBITDA(4)                        ($10,439)        ($972)           $31,845        $44,038         $38,549
   Capital Expenditures                    $3,998        $6,523             $7,948         $6,062          $6,789
   Square footage of finished
     leather sold                         118,110       126,890            138,049        148,804         149,529

   Balance Sheet Data
   Working capital(6)                   ($118,085)      $44,117            $64,925        $65,902         $63,696
   Total assets                          $126,202      $264,822           $285,994       $286,309        $295,525
   Long-term debt, including current
     maturities(6)                       $130,144      $130,257           $130,320       $134,237        $134,871
   Stockholders' equity/(deficit)        $(78,268)      $61,073            $81,265        $78,047         $77,935

   __________________________________________

   (1) Included in cost of sales is a charge (credit) of $(2,598), $1,969, $(4,474), $9,490, and $109 related to the change in LIFO inventory reserve for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.
   (2) The Company paid cash dividends of $50, $1,173 and $4,036 related to shares of common stock in 1996, 1995 and 1994, respectively. There were no cash dividends paid or declared related to common stock for 1997 or 1993.
   (3) For purposes of computing the ratio and deficiency of earnings to fixed charges, earnings represents income from operations, less that portion of rental obligations on operating leases that is representative of interest. Fixed charges represents the sum of interest expense plus such portion of rental obligations that is representative of interest.
   (4) EBITDA, the primary earnings measurement used in the Indenture, represents income or loss from operations plus non-cash charges related to depreciation and amortization of intangible assets and loss on asset impairment. FIFO EBITDA, the primary earnings measuring in the New Credit Facility, represents EBITDA plus or minus charges or credits to operations related to the change in the LIFO inventory reserve from December 31 of the prior year to December 31 of the current year, plus or minus certain other gains or charges related to non-recurring items. Neither EBITDA nor FIFO EBITDA is determined pursuant to generally accepted accounting principles
        (GAAP"), and should not be considered in isolation or as an alteration to GAAP-derived measurements.
   (5)  During 1997 the Company recorded asset valuation losses aggregating
        $101.0 million: a $7.0 million provision recorded in connection with certain operations which the Company put up for sale, and a $94.0 million charge recorded to write off all of the remaining impaired goodwill as of December 31, 1997.
   (6) On January 31, 1998 a semi-annual interest payment that was due on the Notes was not made. As a consequence all of the Notes and accrued interest thereon, totaling $135.0 million, was classified as current as of December 31, 1997, and is included in the working capital deficit.


   Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations


        Year 2000 Computer Compliance

             In order to address the problem relating to the inability of certain computer software programs to process 2-digit year-date codes after December 31, 1999, the Company has conducted a comprehensive review of its computer systems and formulated a plan to modify or replace programs where necessary. It is anticipated that all reprogramming efforts of major programs will be completed by December 31, 1998. Management believes that the cost of completing the plan will be approximately $2.0 million.

        Company Reorganization and Financial Restructuring

             Prior to 1996, the Company, while reporting as an integrated company, operated as a series of stand-alone divisions or subsidiaries with separate financial statements and management teams for each unit. During 1996, the Company eliminated this divisional structure and reorganized its management structure along functional lines, and its business structure (i.e., segment financial reporting) along the lines of markets served. While the Company has preserved Lackawanna Leather, Pfister & Vogel, A.L. Gebhardt, Caldwell-Moser, and A.R. Clarke as valued trade names, it no longer evaluates or reports business results according to these designations.

             During 1996 and continuing in 1997, the Company began a series of initiatives to strengthen the Company's financial position and return it to profitability. Among these initiatives were (1) the reorganization of the management of the Company previously discussed, which included the elimination or replacement of several other senior executives in the Company, and a general reduction in salaried workforce, (2) comprehensive reviews of the Company's products and inventories, (3) closing three operations which had not either been profitable or were not strategically critical to the Company, (4) replacing critical talent which had been lost in prior years, and (5) vacating the Company's corporate offices and moving such offices into one of the Company's operating facilities. The Company also continued efforts to grow and improve the business of its Automotive Group.

             The Company experienced liquidity problems in 1997, due primarily to operating losses and high debt service costs. On September, 24, 1997, the Company announced its intention to restructure its debt by converting all or a substantial portion of the Notes into equity in the Company. Since that time, extensive discussions have taken place with certain material holders of the Notes to effect such an exchange of debt for equity. On December 31, 1997, the Company's aggregate indebtedness was $173.5 million (compared with $162.1 million at December 31, 1996), consisting of $135.6 million of principal and accrued interest on the Notes and $37.9 million borrowed under the Replacement Credit Facility.

             In January 1998, the Company entered into the New Credit Facility, a $55 million asset-backed revolving credit facility that replaced the Replacement Credit Facility. On January 31, 1998, the Company failed to make the semi-annual interest payment that was due on the Notes and, as a consequence, reclassified the Notes from long-term debt to current liabilities. The Company does not have the capital resources necessary to satisfy this liability and, as a result, uncertainties exist concerning its ability to continue as a going concern. On March 25, 1998, the Company announced that it had reached an agreement in principle with its shareholders and an informal committee of holders of the Notes to convert all of the Notes into 97% of the equity of the Company outstanding on the date of conversion. Upon completion of the necessary solicitation process, the Company anticipates that it will file a petition with the United States Bankruptcy Court for approval of a prenegotiated Joint Plan of Reorganization and make the exchange of the Notes for common stock effective within a reasonable period of time thereafter. There can be no assurances, however, that sufficient votes will be obtained to gain approval of the Plan.

             Although the Company had incurred losses in each of the last two years, it believes that it has implemented measures which will stabilize operations and permit it to reverse these losses and become profitable again within a reasonable period of time. The capital restructuring provided by the Plan represents an essential step in this stabilization and return to profitability because it will (1) create greater liquidity and borrowing capacity under the terms of the New Credit Facility, and (2) enable the Company to compete more effectively and demand more favorable terms from suppliers because it will reduce uncertainties in the marketplace regarding the Company's financial stability. There can be no assurance, however, that the measures the Company has implemented nor the effect of the restructuring, if approved, will be sufficient to permit it to remain an ongoing concern.

             Because the Company believes that the Plan will be approved, and the measures it has implemented will be successful, the accompanying financial statements have been prepared on a going concern basis. These statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business.

   General

             The Company reported net sales of $305.5 million, $311.8 million and $360.7 million, in 1997, 1996 and 1995 respectively, of which sales of finished leather accounted for approximately 93%, 90% and 90% respectively. The balance of sales revenues were attributable principally to sales of by-products, which included splits, wet blues and raw cattlehides.

   Results of Operations

             The following table sets forth certain consolidated income statement data of the Company as a percentage of net sales for the periods indicated.

                                           Year Ended December 31,
                                         1997       1996       1995

    Net Sales                           100.0%     100.0%     100.0%
    Gross Profit                           2.7        6.0       14.7
    Income/(loss) from operations        (39.8)      (4.5)       7.4
    Net income/(loss)                    (45.6)      (6.5)       1.3


   1997 Compared to 1996

             General. The Company incurred a net loss of $139.4 million in 1997, compared with a net loss of $20.2 million in 1996. Included in these net losses were certain non-recurring charges recorded by the Company in each of these years. In 1997, the Company wrote off all of the goodwill remaining ($94.0 million) from the 1988 acquisition of the Company's predecessors by the previous equity holders and recorded write downs of long-lived assets ($7.0 million) which the Company held for sale in 1997. The Company also incurred non-recurring charges in 1997 aggregating $6.8 million, including writedowns of excess and obsolete products, provisions for loss on certain automotive contracts, and discontinuation of leather refinishing in China. In 1996, the Company recorded a series of pre-tax charges totaling $16.5 million associated with, among other things, changes in policies for the valuation and disposition of excess and off-quality inventories, restructuring charges, impairment of certain contracts, customer claims regarding the use of certain defective chemicals and the closing of its Trading and German operations (see 1996 compared to 1995). In addition to the above non-recurring charges, the increased loss in 1997 was the result of increased competition from other leather producers, weakened demand for finished leather during most of the second half of 1997, particularly in the footwear and furniture upholstery segments, and loss of market share. The Company attributes the loss of market share to the uncertainties surrounding its financial condition and the financial restructuring which it announced in September 1997. Also contributing to the increased loss in 1997 was the high cost of cattlehides which the Company was unable to recover through higher pricing to customers.

             Net sales. The Company's net sales in 1997 were $305.5 million, a decrease of $6.4 million or 2.0% from the prior year period. Excluding $11.6 million of sales in 1996 from the closed Trading and German operations, comparable 1997 sales increased $5.3 million or 1.8%. Square footage of finished leather sales dropped 6.9% in 1997 compared to 1996. The decrease was principally due to weaker sales volume in the Furniture Group and Footwear and Specialty Leather Group, which was partially offset by increased cut set sales in the Automotive Group.

             USL's operations are divided into three principal lines of business. The following chart summarizes USL's sales by line of business:

                                                Year Ended December 31,
                                              1997       1996       % Change
                                                    ($ in millions)
    Furniture Group                            $70.2      $95.0        (26)%
    Footwear and Specialty Leather Group       181.7      181.0         --
    Automotive Group                            50.4       18.2        177%
    Discontinued Operations                      3.2       17.6         N.A.
                                               -----      -----
         Total Net Sales                      $305.5     $311.8         (2)%
                                               =====      =====

             Furniture Group. Furniture Group sales in 1997 were $70.2 million, a decrease of $24.8 million or 26.1% from 1996. Contributing to the decline was (1) volume lost because of severe price-based competition from foreign tanneries in the Group's promotional product lines, carryover difficulties the Company experienced from its 1996 quality and delivery problems and, to a lesser extent, softening in retail furniture sales, (2) the discontinuation of certain products during the second half of 1996, and (3) lower volume in the Group's mid and high-fashion product lines because of fewer cattlehides which met the Group's quality criteria for these products. Lack of high-impact new product introductions in prior years contributed to the erosion.

             Footwear and Personal Leather Goods Group. Footwear and Personal Leather Goods Group sales were $181.7 million in 1997, an increase of $0.7 million from 1996. Strong first half sales during 1997, particularly in waterproof products, were offset by weakened market conditions during the second half of the year and the reluctance of customers to place substantial product commitments with USL due to uncertainty surrounding the Company's final condition.

             Automotive Group. Automotive Group sales in 1997 were $50.4 million, an increase of $32.2 million or 176.9% from 1996. This increase was entirely attributable to volume in the Group's cut-to-pattern business.

             Gross profit. The Company's gross profit decreased to $8.4 million in 1997, from $18.7 million in 1996, a $10.3 million reduction. Excluding discontinued 1996 operations, gross profit decreased by $9.1 million. Excluding non-recurring charges of $5.3 million in 1997 and $12.2 million in 1996, comparable gross profit from operations decreased by $17.2 million in 1997. Contributing to the lower gross profits in 1997 were lower sales volumes in the Furniture Group and the Footwear and Specialty Leather Group, lingering inefficiencies in the Automotive Group's cut-to-pattern plant, and increased cattlehide prices, which were 3% higher in 1997 than in 1996. The lower volume in the Furniture Group and, during the second half of the year, the Footwear and Specialty Leather Group resulted in higher conversion costs per unit at the facilities manufacturing these products.

             Gross margins were 2.7% for 1997 compared to 6.0% in 1996. Excluding the effects of non-recurring charges, gross margins were 4.5% for 1997 and 9.9% for 1996.

             Selling, general and administrative expenses. Selling, general and administrative expenses during 1997 were $24.3 million, a 2.7% reduction from 1996. Lower compensation and benefit expenses during 1997 were partially offset by higher professional services fees.

             Restructuring expenses. In 1996, the Company incurred $3.7 million of restructuring expenses. These included severance costs associated with a management reorganization, costs incurred in connection with the closing of the Company's German operations, writedown of the lease for the prior corporate headquarters space, and writedown of equipment used in certain manufacturing processes. The Company incurred no restructuring expenses in 1997.

             Asset valuation losses. In 1997, the Company recorded an asset valuation loss of $101.0 million consisting of $94.0 million of unamortized goodwill and $7.0 million for assets held for sale. During the third quarter of 1997 the Company approved a plan to sell two of its operations: Caldwell Moser Leather Co. and Berlin Leather. Both operations are part of the Company's Footwear and Specialty Leather Group. The Company recorded a pretax charge of $7.0 million in the third quarter to reduce the book value of the long-lived assets (property, plant, equipment and goodwill) of these operations to their estimated aggregated fair market value less costs to sell based on a contingent selling arrangement with an investment banker. The assets and sales of these two operations do not represent a material portion of the Company's total assets or sales.

             Although the Company began implementing strategic measures in 1996 which it believes will eventually improve the financial performance of the Company, operating losses continued in 1996 and 1997. Pursuant to SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of', the Company deemed its long-lived assets to be impaired as the future undiscounted cash flows of long-lived assets would not be sufficient to recover the carrying value of such assets. The assets were therefore adjusted to their fair value based upon the estimated present value of expected future cash flows. As a result, all unamortized goodwill was written off with no reduction in the carrying amounts of other long-lived assets.

             Earnings before interest, taxes, depreciation, amortization, and asset valuation loss. Earnings before interest, taxes, depreciation, amortization, asset valuation loss and provisions for LIFO revaluations ("FIFO EBITDA") during 1997 was a loss of $10.4 million compared with a loss of $1.0 million in 1996. The decline was due principally to the change in gross profit previously discussed. FIFO EBITDA, which is the principal earnings measure in the New Credit Facility, is not determined pursuant to generally accepted accounting principles ("GAAP"), and should not be considered in isolation or as an alternative to GAAP-derived measurements

             Interest Expense. Interest expense in 1997 was $19.1 million, $1.9 million higher than that of the prior year. The increase was due to higher outstanding borrowings during the year and higher amortization of deferred financing fees. The higher borrowings under the Replacement Credit Facility were required to fund greater working capital requirements caused earlier in the year by increased cattlehide prices and sales volume growth in the Automotive Group.

             Loss Before Income Taxes. The Company incurred a loss before taxes of $140.6 million in 1997, compared to a loss of $31.2 million in 1996, an increase of $109.4 million. Excluding the effects of non-recurring charges in 1997 of $107.8 million and $16.5 million in 1996 the respective losses were $32.8 million in 1997 compared to $14.7 million in 1996. This increase, as previously discussed, was primarily the result of lower operating margins.

             Income Tax(Benefit)/Provision. In 1997 the Company recorded a tax benefit of $1.3 million compared to a benefit of $11.0 million in 1996. A minimal tax benefit was recorded in 1997 due to the nondeductibility of the goodwill impairment and valuation reserves being established for most of the remaining losses.

             Net Loss. Due to the factors previously discussed, the Company had a net loss of $139.4 million in 1997, compared to a net loss of $20.2 million in 1996.

   1996 Compared to 1995

             General. The Company experienced a net loss of $20.2 million in 1996, compared to a net profit of $4.6 million in 1995. This loss was the result of increased competition from other leather producers, increased cattlehide prices, restructuring and turnaround initiatives undertaken by the Company, and certain quality problems the Company experienced. In connection with the restructuring and turnaround initiatives, the Company recorded a series of charges in 1996 totaling $16.5 million which management believes are unusual or non-recurring items. In the aggregate, these charges increased the Company's cost of goods sold by $12.2 million, selling general and administrative expenses by $0.6 million, and resulted in a charge for restructuring expenses of $3.7 million. The cost of goods sold charges included $8.6 million in inventory reserve provisions to reflect a change in Company policy toward disposing of excess and off-quality products (see Item 1 of this form 10-K under the caption "The Leather Manufacturing Process"), $2.2 million to recognize that certain contracts the Company held were impaired, $0.9 million for the recovery and disposal of products produced using certain chemicals which were later determined to be defective, and $0.5 million in inventory writedowns in connection with the closing of German operations. In addition, the Company incurred operating losses in 1996 aggregating $1.8 million in connection with the activities of the USL Trading Operation and German operations prior to their being discontinued.

             Net Sales. The Company's net sales in 1996 were $311.8 million, a decrease of $48.8 million or 14% from the prior year period. After adjusting for discontinued operations, net sales decreased by $27.9 million or 9% to $300.2 million in 1996 from $328.1 million in 1995. The decrease was entirely attributable to lower finished leather sales.
   Square footage of finished leather sales dropped 8% in 1996 compared to 1995 because of lower volume in the Company's Furniture Group, driven by severe price-based competition from foreign tanneries in the Company's promotional product lines, and quality and delivery problems the Company experienced in 1996 in its mid and high fashion products. Volume in 1996 in the Company's Automotive Group was up substantially from 1995 due to higher OEM and cut-to-pattern business, while volume in the Footwear and Personal Leather Goods Group was approximately unchanged. Average selling prices in 1996 dropped slightly from the levels experienced in 1995 because of (1) lower cattlehide prices in late 1995 and early 1996 which were passed on to customers in 1996, (2) increased sales of excess and off-quality inventories stemming from the Company's previously mentioned policy change, and (3) lower selling prices in certain segments of the Company's Automotive Group business.

             Gross Profit. The Company's gross profit decreased to $18.7 million in 1996, from $53.1 million in 1995, a $34.4 million reduction. Gross margins decreased approximately 8.7%, from 14.7% to 6.0%. Excluding discontinued operations, gross profit decreased by $33.2 million. Much of the decrease was the result of higher cattlehide costs experienced in 1996. After dropping through the second half of 1995 and much of the first half of 1996, the purchase price of cattlehides rose significantly in the second half of 1996. Approximately $7.6 million more was charged to cost of goods sold for hide costs in 1996 than in 1995. Due to the restructuring and turnaround initiatives discussed previously, cost of goods sold increased $12.2 million in 1996. Lower sales volumes and prices resulting in approximately $7.0 million lower gross profit in 1996 than 1995. The Company also experienced increased conversion costs in 1996, as it absorbed inefficiencies and other ramp-up expenses associated with the Automotive Group's cut-to-pattern initiatives, and as it implemented remedial measures to cure quality and delivery problems.

             Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1996 were $24.9 million; compared with $23.0 million in 1995. The increase, after adjusting for $0.6 million of non-recurring unusual items previously discussed, was principally the result of fees paid for outside professional services, including management fees paid to Claymore Partners, and executive recruitment fees paid in connection with the implementation of the Company's reorganization.

             Restructuring Expenses. In 1996, the Company incurred $3.7 million of restructuring expenses. These included severance costs associated with the management reorganization previously discussed, costs incurred in connection with the closing of the Company's German operations, writedown of the lease for the prior corporate headquarters space, and writedown of equipment used in certain manufacturing processes which the Company intends to sell in 1997. No restructuring expenses were recorded in 1995.

             Interest Expense. Interest expense in 1996 was $17.2 million, $0.9 million lower than that of the prior year. The decrease was principally the result of borrowings which averaged approximately $5.2 million lower in 1996 than in 1995, and lower amortization of deferred financing fees.

             Loss Before Taxes and Extraordinary Items. The loss before taxes and extraordinary items was $31.2 million in 1996, compared to income before taxes and extraordinary items of $8.5 million in 1995. Lower gross profits and restructuring expenses were the principal drivers behind the $39.8 million reduction from 1995 to 1996 in the Company's income/(loss) before taxes and extraordinary income.

             Income Tax Provision. The Company recorded a $11.0 million favorable tax provision in 1996, as a result of the operating losses it generated, compared with a $4.4 million charge in 1995. The effective tax rate, prior to the inclusion in income of non-deductible amortization of goodwill and extraordinary items, was 35.2% in 1996, compared with 38.2% in 1995.

             Loss Before Extraordinary Items. The loss before extraordinary items was $20.2 million in 1996, compared with net income before extraordinary items of $4.2 million in 1995. Pre-tax operating losses and the slightly lower tax rate were the reasons for the change.

             Extraordinary Items. In 1995, the Company recorded a $0.4 million extraordinary gain in connection with the repurchase of $4.0 million of its Notes. No extraordinary items were recorded in 1996.

             Net Loss. The net loss was $20.2 million in 1996, compared to net income of $4.6 million in 1995. The reasons for the loss are described above.

   Seasonality

             The Company does not believe that its business is subject to seasonal factors which would materially affect its financial performance. However, the Company periodically shuts down its manufacturing operations during the third and fourth quarter for routine maintenance of such facilities. As a result of these shutdowns, the Company may experience modest declines in sales and profitability during these quarters when compared to other quarters during the year. Further, seasonal variations in hide quality can impact the Company's financial performance. See Item 1 of this Form 10-K under the caption "Raw Materials."

   Liquidity and Capital Resources

             General. The Company's ongoing liquidity requirements arise principally from its indebtedness and the funding of working capital.
   Such requirements are primarily driven by mandatory interest and principal payments, and fluctuations in raw material costs. Vendor credit from cattlehide suppliers had been typically seven days from date of shipment, but during 1997 were generally reduced to cash on delivery, except in such situations were suppliers were secured by letters of credit. The Company attributes the imposition of more restrictive terms to concerns of suppliers about the Company's financial condition. The Company borrows under its revolving credit facilities to meet its working capital needs.

             The Company used $0.4 million for cash for operations during 1997, compared with $1.7 million of cash provided by operations during the same period of 1996. The principal reasons for change in cash flow was due to the increase in net losses, which were partially offset by the increase in cash provided by the reduction of inventory. Days sales outstanding ("DSO") in accounts receivable as of December 31, 1997 were 52 compared with 49 days as of December 31, 1996. The increase in DSO was primarily due to changes in credit terms for certain customers and the increase in Automotive sales, which typically carry longer payment terms.

             Capital expenditures totaled $4.0 million during 1997. This represents a decrease of approximately $3.6 million from the same period in 1996.

             On December 31, 1997, the Company's aggregate indebtedness was $173.5 million, compared with $162.1 million for the same date in 1996. This consisted of $135.6 million of principal and accrued interest on its Notes and $37.9 million borrowed under the Replacement Credit Facility. The Replacement Credit Facility was a $65 million facility, maturing on October 31, 2001. Borrowing availability was based on accounts receivable and inventory balances, less certain exclusions, amounts already borrowed under the facility and letters of credit issued thereunder.

             On January 14, 1998, the Company replaced the Replacement Credit Facility with the New Credit Facility, a $55 million revolving credit facility which is secured by essentially all the assets of the Company. Loan availability is based on the Company's accounts receivable and inventories balances after certain exclusions. The Company entered into the New Credit Facility because it (1) provided additional borrowing availability, (2) eliminated financial covenants for up to one year, (3) offered more favorable pricing, and (4) provided for debtor-in-possession and emergence financing terms which the Company considers attractive. Availability under the New Credit Facility as of the February 28, 1998 was approximately $2.9 million.

             On January 31, 1998, the Company failed to make the semi-annual interest payment which was due on its Notes and, as a consequence, reclassified the Notes from long term debt to current liabilities. The Company does not have the capital resources necessary to satisfy this liability and, as a result, uncertainties exist concerning the Company's ability to continue as a going concern.

             On March 25, 1998, the Company announced that it had reached an agreement in principle with its shareholders and an informal committee of holders of the Notes to convert all of the Notes into 97% of the equity of the Company outstanding on the date of conversion. Upon completion of the necessary solicitation process, the Company anticipates that it will file a petition with the United States Bankruptcy Court for approval of a prenegotiated Joint Plan of Reorganization and make the exchange of the Notes for common stock effective within a reasonable period of time thereafter. There can be no assurances, however, that sufficient votes will be obtained to gain approval of the Plan.

   New Accounting Pronouncements

             Information with respect to new accounting pronouncements is included in Item 8 of this Form 10-K in the Notes to Consolidated Financial Statements.

   Item 8.   Financial Statements and Supplementary Data

             The consolidated financial statements of the Company for the three years ended December 31, 1997 are set forth beginning on page F-1 of this Form 10-K. See Item 14 of this Form 10-K under the caption "Exhibits, Financial Statement Schedules and Reports on Form 8-K" for a complete list of the Company's financial statements and financial statement schedules. The independent public accountants report of Arthur Andersen LLP set forth on page F-1 to this Form 10-K includes an explanatory paragraph regarding substantial doubts about the Company's ability to continue as a going concern.

   Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

             None.

   Item 10.  Directors and Executive Officers

             The following table sets forth the name, age and position with the Company of each person who, as of February 28, 1998, is a director, nominee for director, and/or executive officer of the Company:

             Name           Age           Position with the Company


    Anthony Biancanello      58  President and Chief Executive Officer

    Kinzie L. Weimer         47  Senior Vice President, Chief Financial
                                 Officer and Secretary

    David R. Mathison        46  President of the Furniture and Automotive
                                 Groups

    Terry Horne              60  President of the Footwear & Specialty
                                 Leather Group

    Edwin M. Taylor, Jr.     49  Vice President, Human Resources and
                                 Administration

    George B. Stockman       48  Vice President, Environmental Affairs

    Katalin E. Kutasi        41  Director

    Thomas R. Cochill        58  Director

    Michael J. Drabb         64  Director

    Michael L. Pulte         60  Director

             Anthony Biancanello has been a member of the Company's Board of Directors since April 1996 and President and Chief Executive Officer of the Company since May 1997. Mr. Biancanello is also President of Berwick Capital, Inc., a private investment company he founded in 1990. Prior to this he served as the President and Chief Executive Officer of Laudauer Associates, Inc. Previously, he was the co-founder, in 1976, of The Berwick Group, Inc., a general consulting company which he co-managed until 1990. Prior to this, Mr. Biancanello was a senior consultant with Arthur D. Little, Inc. from 1972 until 1976, and previously held senior systems engineering positions with Sanders Associates, Inc. and the Raytheon Company. Mr. Biancanello also serves as a director of Financial Communications Company, Inc. Mr. Biancanello served as an officer in the United States Navy with service in Vietnam. Mr. Biancanello also serves as President and Chief Executive Officer of Leather U.S., Inc. and USLH.

             Kinzie L. Weimer has served as Senior Vice President, Chief Financial Officer and Secretary of the Company since December 1996. Mr. Weimer previously served as Senior Vice President and Chief Financial Officer of Dade International Inc. from 1995 to 1996, and as Vice President and Chief Financial Officer of Eon Labs, Inc. from 1994 to 1995. Mr. Weimer held a variety of financial management positions in the General Electric Company from 1973 through 1993, including graduating from GE's Financial Management Program in 1975. Mr. Weimer has also served, since December 1996 as Vice President and Secretary of the Leather U.S., Inc. and USLH.

             David R. Mathison has served as President of the Company's Furniture Group since June 1996 and the Automotive Group since December 1997. Mr. Mathison was President of Mathison/Murray Coverings, Ltd. from 1994 to 1997. Prior to that, Mr. Mathison worked for the Company or its predecessors for over ten years, including service as Vice President of Sales at Lackawanna Leather from 1984 to 1991 and National Sales Manager at Lackawanna Leather from 1981 to 1984.

             Terry Horne has served as President of the Company's Footwear and Specialty Leathers Group since April 1997. Mr. Horne was President of Seidel Tanning Corporation from 1995 until he joined the Company in 1997. From 1969 until his retirement in 1993, Mr. Horne served the Company and its predecessors in a variety of sales management and executive rules, including as Executive Vice President from 1991 through 1993.

             Edwin M. Taylor, Jr. has served as Vice President of Human Resources and Administration of the Company since August 1996. Mr. Taylor was Director of Human Resources for the Company's Furniture Group from 1994 until assignment to his present position in 1996. Previously, Mr. Taylor served in increasingly responsible positions in the Human Resources functions of Meredith/Burda Printing Company (a subsidiary of R.R. Donnelley and Sons Company since 1993) from 1979 to 1994.

             George B. Stockman has served as Vice President of Environmental Affairs since January 1995. Previously, Mr. Stockman was Vice President of Manufacturing at the Company's Pfister & Vogel operations from December 1990 until December 1994, and, prior to 1990 served in a variety of technical, environmental and manufacturing positions for Pfister & Vogel since 1972.

             Katalin E. Kutasi has been a member of the Company's Board of Directors since May 1997. Ms. Kutasi is a Senior Vice President of Albion Alliance LLC and has spent over ten years in the field of restructuring. She is currently also a director of Quantegy Acquisition Corp., Riverside Millworks, Inc. and Hotel Property Holdings, Inc.

             Thomas R. Cochill has been a member of the Company's Board of Directors since July 1997. Mr. Cochill served as President and CEO of Webcraft Technologies, Inc. from 1992 through 1997. Prior to that, Mr. Cochill was President of the Commercial Products Group of the Lehigh Press, Inc. In addition to serving on the Board of the Company, Mr. Cochill serves on the Board of Quantegy Acquisition Corp.

             Michael J. Drabb has been a member of the Company's Board of Directors since April 1996. Mr. Drabb has served as Executive Vice President and Director of O'Brien Asset Management since 1993, and previously, was Executive Vice President of The Mutual Life Insurance Company of New York ("MONY") from 1989 until 1992. From 1987 to 1989, Mr. Drabb was President of MONY Capital Management. In addition to serving on the Boards of the Company, Leather U.S., Inc. and USLH, Mr. Drabb is a Director of U.S. Foodservice, Inc. and several funds sponsored by the New York Life Insurance and Annuity Corporation and MONY.

             Michael L. Pulte has been a member of the Company's Board of Directors since April 1996. Mr. Pulte served The Joseph Horne Co., Inc. from 1977 until 1994, including positions as Chairman of the Board, President and Chief Executive Officer from 1991 to 1994, Senior Vice President, Chief Operating Officer and Director from 1987 to 1991, Senior Vice President of Operations and Real Estate from 1979 to 1987 and Vice President and Director of Stores from 1977 to 1979. Previously, Mr. Pulte served in a variety of managerial and professional positions with The M. O'Neil Company and the J. L. Hudson Company. Mr. Pulte has been a member of several professional and civic association boards, and also serves as a Director of Leather U.S., Inc. and USLH.

   Item 11.  Executive Compensation

             The following table sets forth the cash and non-cash compensation paid or accrued in 1997, 1996 and 1995 to the current and former Chief Executive Officer of the Company, and the four other most highly compensated executive officers at the end of 1997 whose combined salary and bonus for 1997 exceeded $100,000.

                                                                                    Defined
              Name and                                               Other        Contribution
         Principal Position        Year     Salary     Bonus    Compensation(1)      Plans

    Anthony Biancanello            1997          -0-   $50,000       $252,000(2)            -0-
     President and CEO             1996          -0-       -0-               -0-            -0-
                                   1995          -0-       -0-               -0-            -0-

    William F. Loftus              1997          -0-       -0-       $263,299(3)            -0-
     Former President and CEO      1996          -0-       -0-       $382,104(3)            -0-
                                   1995          -0-       -0-               -0-            -0-

    Kinzie L. Weimer               1997     $226,042   $50,000               -0-         $5,758
     Senior Vice President,        1996       $8,333       -0-               -0-           $720
     Chief Financial Officer       1995          -0-       -0-               -0-            -0-
     and Secretary

    David R. Mathison              1997     $103,846   $50,000               -0-         $5,061
     President of the Furniture    1996          -0-       -0-               -0-            -0-
     and Automotive Groups         1995          -0-       -0-               -0-            -0-

    Terry Horne                    1997     $166,764       -0-       $30,000( 4)         $7,098
     President of the Footwear     1996          -0-       -0-       $30,000( 4)         $1,248
     and Specialty Leather         1995          -0-       -0-       $70,000( 4)            -0-
     Group

    Edwin M. Taylor, Jr.           1997     $171,384       -0-               -0-         $7,189
     Vice President, Human         1996      $90,912   $20,000               -0-         $2,652
     Resources and                 1995      $98,466     1,250               -0-         $2,954
     Administration


   (1) Except as otherwise provided herein, no amounts for executive perquisites and other personal benefits, securities or property are shown because the aggregate dollar amount per executive is less than the lesser of $50,000 or 10% of annual salary and bonus.

   (2) Amounts paid to Berwick Capital in connection with Mr. Biancanellos' service as President and Chief Executive Office pursuant to the Company's agreement with Berwick Capital See Item 11 of this Form 10-
        K under the caption "Employment Agreements."

   (3) Amounts paid to Claymore Partners Ltd. in connection with Mr. Loftus' service as President and Chief Executive Office pursuant to the Company's agreement with Claymore Partners Ltd. See Item 11 of this
        Form 10-K under the caption "Employment Agreements."

   (4) Includes amounts paid pursuant to severance arrangements in connection with Mr. Horne's previous employment with the Company and its predecessors.

   Director Compensation

             The Company pays non-affiliated Directors an annual fee of $15,000, plus $1,000 per meeting of the Board they attend ($500 for meetings by teleconference). Additionally, the Company pays non-affiliated Directors who are members of Board committees a $500 fee per committee meeting held in connection with a Board meeting and a $1,000 fee for separate committee meetings, and the chairman of any Board committee a $500 quarterly fee. The Company also reimburses Directors for expenses incurred in connection with travel to and from Board and Board committee meetings. Messrs. Cochill, Drabb and Pulte are deemed non-affiliated Directors. Mr. Biancanello, as President and Chief Executive Officer of the Company, and Ms. Kutasi, as an employee of an affiliate of the largest stockholder of the New Holding Company, are deemed affiliated Directors.

   Long Term Incentive Plans

             All long term incentive plans existing prior to the 1996 Holding Company Recapitalization were terminated as of May, 1996.

             Executive Incentive Compensation Plan. In December 1996, the Board of Directors of the Company approved the United States Leather, Inc. Executive Incentive Compensation Plan (the "Incentive Plan") for certain key executive positions within the Company. The purpose of the Incentive Plan is to motivate the key executive group in the Company to achieve certain earnings goals set forth in the Company's annual business plan. The amount of each participant's potential award under the Incentive Plan (the "Target Award") is determined by the Board of Directors at the beginning of each fiscal year as a percentage of such participant's annual base salary. One-half of each participant's Target Award is based on attaining the Company's earnings goal (the "Target Portion") and the other half is based on a subjective evaluation of the participant's individual performance (the "Discretionary Portion"). If the Company exceeds the earnings goal of its business plan, the Target Portion of the Target Award is increased, with a maximum increase of two times such Target Portion if the actual earnings are 50% or greater than the earnings goal; however, in no event will the amount paid to a participant in any given year exceed twice the Target Award set for such participant. An aggregate of $203,750 was awarded under the Incentive Plan with respect to 1997. No awards were made with respect to 1996.

             Executive Equity Ownership Plan. In December 1996, the Board of Directors of the Company approved the United States Leather, Inc. Executive Equity Ownership Plan (the "Equity Ownership Plan") for certain key executive positions within the Company. The purpose of the Equity Ownership Plan is to incent the selected executives to increase the value of the Company, and provide them an opportunity to share in such increased value at such time as the Company may be sold by its present owners to new owners. The Equity Ownership Plan provides for each selected executive to defer all or part of his or her incentive compensation under the Incentive Plan (such incentive compensation to be awarded in the year following that in which it is earned) into the Equity Ownership Plan for a maximum of three years. When the Company is sold, amounts deferred will be paid out to each participant plus (1) interest accrued at predetermined rates on such deferrals, and (2) matching Company contributions based on a formula which is governed by the value of the Company at the time of sale. Such matching contributions may range from zero to twice the amount contributed by each executive. If the Company is not sold within the three-year life of the Equity Ownership Plan, each participant will be paid the sum of his or her deferred incentive compensation plus interest. The Equity Ownership Plan also contains a retention feature which requires each participant to forfeit both his or her contributions and any matching payments should he or she voluntarily terminate his or her employment with the Company prior to the date on which a sale is consummated. No executives participated in the Equity Ownership Plan in 1997.

             Option Grants. No stock options were granted in 1997 or 1996, and none were outstanding from prior years as of December 31, 1997. All rights under stock options granted in prior years terminated with the 1996 Holding Company Recapitalization.

   Compensation Committee Interlocks and Insider Participation

             The Board of Directors compensation committee consists of Mr. Drabb and Mr. Pulte, with Mr. Pulte serving as chairman. No executive officer of the Company has served as a director or member of the compensation committee of any other entity of which one or more executive officers has served on the Board of Directors of the Company.

   Employment Agreements

             Effective May 15, 1997, the Company entered into an agreement with Berwick Capital Inc. ( Berwick') providing for Anthony Biancanellos' service as President and Chief Executive Officer of the Company. Under the terms of this agreement, Berwick is reimbursed at the rate of $2,000 per work day for work performed by Mr. Biancanello, plus out of pocket expenses at cost. The Company also agreed to indemnify Berwick against any liabilities that Berwick may incur in connection with its service to the Company under the agreement.

             Effective April 1, 1996, the Company entered into an agreement with Claymore Partners Ltd. ("Claymore") providing for, among other things, William F. Loftus' service as President and Chief Executive Officer of the Company. Under the terms of this agreement, Claymore also agreed to provide the Company with certain financial consulting and business planning services. In exchange for the services provided, Claymore is reimbursed at the rate of $200 per hour for work performed by partners of Claymore (including Mr. Loftus) and $160 per hour for work performed by senior associates of Claymore, plus in each case, reimbursement for out of pocket expenses at cost. The Company also agreed to indemnify Claymore against any liabilities that Claymore may incur in connection with its service to the Company under the agreement. The agreement with Claymore was terminated in June 1997.

   Item 12.  Security Ownership of Certain Beneficial Owners and Management

             All 100 outstanding shares of the Company's common stock are owned by USLH, which is a wholly-owned subsidiary of the New Holding Company. The common stock of the New Holding Company is owned, in its entirety, by The Equitable Life Assurance Society of the United States and certain of its affiliates (87.23%) and First Plaza Group Trust (12.77%).

   Item 13.  Certain Relationships and Related Transactions

             None.


   Item 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K

   (a)(1) Consolidated Financial Statements                              Page

          Report of Independent Public Accountants . . . . . . . . . . .  F-1

          Consolidated Statements of Operations for the Years
           Ended December 31, 1997, December 31, 1996 and
           December 31, 1995 . . . . . . . . . . . . . . . . . . . . . .  F-2

          Consolidated Balance Sheets - December 31, 1997
           and December 31, 1996 . . . . . . . . . . . . . . . . . . . .  F-3

          Consolidated Statement of Stockholders' Equity for
           the Years Ended December 31, 1997, December 31, 1996
           and December 31, 1995 . . . . . . . . . . . . . . . . . . . .  F-4

          Consolidated Statements of Cash Flows for the Years
           Ended December 31, 1997, December 31, 1996 and
           December 31, 1995 . . . . . . . . . . . . . . . . . . . . . .  F-5

          Notes to Consolidated Financial Statements . . . . . . . . . .  F-6

   (a)(2) Financial Statement Schedules

          None

   (b)    Reports on Form 8-K

          The Company filed a Form 8-K dated September 24, 1997 with respect to the meeting held that day of the holders of its 10-1/4% Senior Notes Due 2003.

   (c)    Exhibits

          The Exhibits filed or incorporated by reference herewith are as specified in the Exhibit Index included herein.

                                   SIGNATURES

             Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

   Dated:  March 30, 1998             UNITED STATES LEATHER, INC.


                                      By:  /s/ Anthony Biancanello
                                           Anthony Biancanello
                                           President and Chief Executive
   Officer

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

             Name                        Title                     Date

    /s/Anthony Biancanello  President and Chief Executive     March 30, 1998
    Anthony Biancanello     Officer and Director
                            (Principal Executive Officer)

    /s/Kinzie L. Weimer     Senior Vice President, Chief      March 30, 1998
    Kinzie L. Weimer        Financial Officer and
                            Secretary (Principal Financial
                            Officer and Principal
                            Accounting Officer)

    /s/Katalin E. Kutasi    Director                          March 30, 1998
    Katalin E. Kutasi

    /s/Thomas R. Cochill    Director                          March 30, 1998
    Thomas R. Cochill

    /s/Michael J. Drabb     Director                          March 30, 1998
    Michael J. Drabb


    /s/Michael L. Pulte     Director                          March 30, 1998
    Michael L. Pulte

           Supplemental Information to be Furnished With Reports Filed
               Pursuant to Section 15(d) of the Act by Registrants
     Which Have Not Registered Securities Pursuant to Section 12 of the Act

             (c) No annual report or proxy material has been sent to the Company's security holders

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



   To the Board of Directors
   of United States Leather, Inc.:

             We have audited the accompanying consolidated balance sheets of United States Leather, Inc. (a Wisconsin corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

             We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

             In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United States Leather, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

             The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note (16) to the financial statements, the Company's recurring losses from operations and an event of default on the Company's $130 million 10-1/4% Senior Notes due 2003 resulting from the failure to make the January, 1998 debt service payment raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note (16). The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                                      /s/ ARTHUR ANDERSEN LLP

   Milwaukee, Wisconsin
   February 19, 1998 (except with respect to the matter discussed in Note (16), as to which the date is March 25, 1998)

                  UNITED STATES LEATHER, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)


                                       For the Years Ended December 31,
                                         1997         1996        1995

   Net Sales                             $305,476    $311,843     $360,660
   Cost of Sales                          297,103     293,111      307,556
                                         --------     -------      -------
   Gross profit                             8,373      18,732       53,104

   Selling, general and
    administrative expenses                24,254      24,916       22,974
   Restructuring expense                       --       3,744           --
   Asset valuation loss                   101,000

   Amortization of intangible
    assets                                  4,631       4,134        3,529
                                         --------    --------      -------
   Income (loss) from operations        (121,512)    (14,062)       26,601
   Interest expense                        19,119      17,159       18,062
                                          -------     -------      -------
   Income (loss) before taxes and
    extraordinary item                  (140,631)    (31,221)        8,539
   Income tax provision (benefit)         (1,273)    (10,999)        4,373
                                         --------    --------      -------
   Net income (loss) before
    extraordinary item                  (139,358)    (20,222)        4,166
   Extraordinary item, net of tax              --          --          417
                                         --------    --------      -------
   Net income (loss)                   ($139,358)   ($20,222)       $4,583
                                         ========    ========      =======
   Per Common Share Data:
   Net income (loss) before
    extraordinary item               ($1,393,580)  ($202,220)      $41,660
   Extraordinary item                          --           -        4,170
                                       ----------    --------      -------
   Basic and diluted earnings per
    share                            ($1,393,580)  ($202,220)      $45,830
                                       ==========    ========      =======



        The accompanying notes are an integral part of these consolidated statements.

                  UNITED STATES LEATHER, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
             (Amounts in thousands, except share and per share data)

                         ASSETS                       As of December 31,
                                                       1997         1996
   Current Assets:
     Cash                                             $1,054        $2,894
     Accounts receivable, less allowances
       of $2,587 and $2,892                           32,336        35,819
     Inventories                                      43,330        64,749
     Prepaid expenses and other                          822         1,228
     Refundable income taxes                              --         2,700
                                                     -------       -------
        Total current assets                          77,542       107,390

   Property, Plant and Equipment:
     Land                                              2,213         2,213
     Buildings and improvements                       18,780        18,424
     Machinery and equipment                          56,766        57,178
     Furniture and fixtures                            2,438         2,746
     Other                                             6,069         6,043
                                                     -------       -------
                                                      86,266        86,604
     Less-Accumulated depreciation                  (43,886)      (36,811)
                                                     -------       -------
     Property, plant and equipment, net               42,380        49,793

   Other Long-Term Assets:
     Goodwill, net of amortization of
       $22,115 in 1996                                    --       101,371
     Other                                             6,280         6,268
                                                     -------       -------
        Total assets                                $126,202      $264,822
                                                     =======       =======
       LIABILITIES AND STOCKHOLDER'S EQUITY

   Current Liabilities:
     Current maturities of long-term debt           $130,144          $210
     Revolving credit facility                        37,932        31,795
     Payable to bank                                   1,778         5,358
     Accounts payable                                  7,335         7,898
     Accrued liabilities                              18,438        17,352
     Income taxes payable                                 --           105
     Deferred income taxes                                --           555
                                                     -------       -------
        Total current liabilities                    195,627        63,273

   Long-Term Liabilities:
     Long-term debt, less current maturities              --       130,047
     Deferred income taxes                                --           794
     Other long-term liabilities                       8,843         9,635

   Stockholder's Equity:
     Preferred Stock, $.01 par value-5,000,000
       shares authorized, no shares issued                --            --
     Common Stock, voting, $.01 par value-
       35,000,000 shares authorized,
       100 shares issued                                   1             1
     Additional paid-in capital                       92,344        92,344
     Cumulative translation adjustment                  (95)         (112)
     Accumulated deficit                           (170,518)      (31,160)
                                                    --------      --------
        Total stockholder's equity/(deficit)        (78,268)        61,073
                                                     -------       -------
        Total liabilities and stockholder's
          equity                                    $126,202      $264,822
                                                     =======       =======

    The accompanying notes are an integral part of these consolidated balance sheets.

                  UNITED STATES LEATHER, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                             (Amounts in thousands)
                                            Common   Additional  Cumulative   Accumulated        Total
                                            Stock     Paid-in    Translation    Deficit      Stockholder's
                                                      Capital    Adjustment                     Equity

   BALANCE, December 31, 1994                    $1     $92,344           --    ($14,298)          $78,047
      Net Income                                 --          --           --        4,583            4,583
      Cumulative Translation Adjustment          --          --        (192)           --            (192)
      Common Stock Dividends                     --          --           --      (1,173)          (1,173)
                                              -----     -------      -------     --------         --------
   BALANCE, December 31, 1995                    $1     $92,344       ($192)    ($10,888)          $81,265
                                              =====     =======      =======     ========         ========
      Net Loss                                   --          --           --     (20,222)         (20,222)
      Cumulative Translation Adjustment          --          --           80           --               80
      Common Stock Dividends                     --          --           --         (50)             (50)
                                              -----     -------      -------     --------         --------
   BALANCE, December 31, 1996                    $1     $92,344       ($112)    ($31,160)          $61,073
                                              =====     =======      =======     ========         ========
      Net Loss                                   --          --           --    (139,358)        (139,358)
      Cumulative Translation Adjustment          --          --           17           --               17
      Common Stock Dividends                     --          --           --           --               --
                                             ------     -------      -------     --------         --------
   BALANCE, December 31, 1997                    $1     $92,344        ($95)   ($170,518)        ($78,268)
                                             ======     =======      =======     ========         ========


        The accompanying notes are an integral part of these consolidated statements.

                  UNITED STATES LEATHER, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                           For the Years Ended December 31,
                                             1997         1996       1995
   Cash Flows from Operating Activities:
      Net income (loss)                    ($139,358)    ($20,222)   $ 4,583
      Adjustments to reconcile net
       income (loss) to net cash
       provided by operating activities:
      Depreciation and amortization            12,671       11,121     9,718
      Noncash loss on asset disposals             412           55         9
      Noncash gain on extraordinary item           --           --     (417)
      Noncash interest expense                    946        1,213     1,455
      Deferred income taxes                   (1,349)     (10,773)      (21)
      Asset valuation loss                    101,000           --        --
      Change in assets and liabilities:
        Accounts receivable                     3,483        8,784     2,774
        Inventories                            21,419        9,137   (1,728)
        Prepaid expenses and other                406          213     1,921
        Other assets                          (2,372)            9     1,791
        Accounts payable                        (563)      (2,469)   (4,010)
        Accrued liabilities                     1,086        4,349     (528)
        Income taxes payable/receivable         2,595      (2,335)       772
        Other long-term liabilities             (792)        2,664   (3,791)
                                             --------     --------   -------
        Net cash (used)/provided by             (416)        1,746    12,528
          operating activities

   Cash Flows from Investing Activities:
      Capital expenditures                    (3,998)      (7,612)   (9,028)
      Acquisition of A.R. Clarke & Co.,
        Limited                                   --           --   (4,914)
                                            --------     --------  --------
      Net cash used in investing
        activities                            (3,998)      (7,612)  (13,942)
                                             --------     --------  --------
   Cash Flows from Financing Activities:
      Payments of revolving credit          (190,780)     (93,049)  (76,648)
       facility
      Borrowings under revolving credit       196,917       98,234    82,258
       facility
      Net change in payable to bank           (3,580)          334       890
      Senior debt refinancing fees                 --      (1,240)        --
      Purchase of Senior Notes                     --           --   (3,280)
      Payment of long-term debt                    --        (163)      (43)
      Payment of common stock dividends            --         (50)   (1,173)
                                             --------     --------  --------
      Net cash provided by financing
       activities                               2,557        4,066     2,004
                                             --------     --------  --------
   Effect of Exchange Rate Changes on
     Cash                                          17           80     (192)
                                             --------     --------  --------
   Net (decrease) increase in cash            (1,840)      (1,720)       398
   Cash, beginning of period                    2,894        4,614     4,216
                                             --------     --------  --------
   Cash, end of period                        $ 1,054      $ 2,894   $ 4,614
                                             =========    ========  ========
   Supplemental cash flow disclosures:
     Interest paid                            $18,228      $15,963   $16,663
     Income taxes                             (1,826)      (1,684)     5,021


        The accompanying notes are an integral part of these consolidated statements.

                  UNITED STATES LEATHER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

             (Amounts in thousands, except share and per share data)

   (1)  Basis of Presentation

   1996 Holding Company Recapitalization:

             On April 9, 1996, a series of transactions were completed with the consent of United States Leather, Inc. ("the Company") which resulted in a change in the ultimate ownership of the Company from U.S. Leather Holdings, Inc. ("Old Holdings") to Leather U.S., Inc. (the "New Holding Company"). Old Holdings had been in default under its senior debentures (the "Old Holdings Debentures") due to the noncompliance by Old Holdings of a financial covenant contained in the Old Holdings Debentures as of December 31, 1995.

             The holders of the Old Holdings Debentures foreclosed, with Old Holdings consent, on their security which was the stock of Old Holdings' direct subsidiary, United States Leather Holdings, Inc. ("USLH"), the immediate parent of the Company. Such foreclosure resulted in the satisfaction and cancellation of the Old Holdings Debentures. The covenant default, and the subsequent consensus foreclosure, did not constitute a default or a change in control under the terms of the Company's existing public or bank debt.

             Such foreclosure resulted in the elimination of any ownership in the Company by Bear Stearns Acquisition Corp. VII, the majority shareholder of Old Holdings, and vested complete ultimate share ownership in the Company in The Equitable Life Assurance Society of the United States and certain of its affiliates and First Plaza Group Trust. The nominees of Bear Stearns Acquisition Corp. VII resigned from the Board of Directors of the Company and were replaced by nominees of the New Holding Company.

             Subsequent to August, 1996, the Company is a direct subsidiary of USLH, which, in turn, is a direct subsidiary of New Holdings Company. The New Holding Company and USLH have no assets other than the shares of common stock of their respective subsidiaries, and have no independent operations.

   Financial Restructuring:

             The Company's financial statements for the year ended December
   31, 1997 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. As discussed in Note (16) to the financial statements, the Company's recurring losses from operations and an event of default on the Company's $130 million 10-1/4% Senior Notes due 2003 resulting from the failure to make the January 1998 debt service payment raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note
   (16).

   (2)  Summary of Significant Accounting Policies

   Revenue recognition:

             Revenue is recognized upon shipment of the Company's products.

   Consolidation

             The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

   Cash:

             The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

   Inventories:

             Substantially all of the Company's inventories are valued at the lower of cost, determined on a last-in, first-out (LIFO) basis, or market. Inventory costs include raw material, primarily cattlehides, labor and factory overhead.

   Property, plant and equipment:

             Property, plant and equipment are stated at cost. Property, plant and equipment is depreciated on a straight-line basis over the following estimated useful lives:

                                                Years

                  Buildings and improvements       30
                  Machinery and equipment          10
                  Furniture and fixtures            7
                  Computer equipment                3

   Goodwill:

             Goodwill is amortized on a straight-line basis over 40 years. The Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related segment's discounted net cash flows over the remaining life of its assets in measuring whether the goodwill is recoverable. Amortization expense was $3,168, $3,497, and $3,177, for 1997, 1996 and 1995,
   respectively. See Note (15) for further discussion on the 1997 assessment of the Company's goodwill and its impairment.

   Other Assets:

             Other assets include $5,202 and $5,306 of deferred financing costs at December 31, 1997 and 1996, respectively. These costs are amortized as interest expense over the terms of the related debt. Such expense was $926, $1,093 and $1,329 for 1997, 1996 and 1995, respectively.

   Accrued liabilities:

             Accrued liabilities include $5,583 and $5,752 of accrued interest payable as of December 31, 1997 and 1996, respectively.

   Payable to bank:

             Payable to bank represents outstanding checks written by the Company in excess of cash balances. This amount is classified as a current liability by the Company.

   Income taxes:

             The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the liability method prescribed by SFAS No. 109, deferred taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

   Net income (loss) per share:

             In 1997, the Financial Standards Board issued Statement of Financial Accounting Standard No. 128 ("SFAS 128") "Earnings Per Share". This statement established a new standard for computing and presenting earnings per share. Basic earnings per share has been computed based on the weighed average number of common shares outstanding (100 in each of 1997, 1996, and 1995). Diluted earnings per share is the same as basic earnings per share in each of 1997, 1996, and 1995 as there are no dilutive securities.

   Research and development:

             Research and development costs are expensed as incurred. Expenses were $1,904, $2,333 and $2,402 for 1997, 1996 and 1995, respectively.

   Refinancing expense:

             The Company incurred expenditures of $369 and $1,225 in 1997 and 1996, respectively, in relation to the refinancing of the revolver discussed in Note (8). These expenditures have been capitalized as deferred financing costs and are included in Other Assets.

   Use of estimates:

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

             The Company's operations are affected by changes in the price of hides. Hides are the key raw material component for the Company's business. Hides are a by-product of the cattle slaughtered to meet the worldwide demand for beef and beef products. Hide prices are subject to cyclical, seasonal and other market fluctuations. Historically, the Company has been generally successful in passing along hide price increases to customers unless the demand for finished leather was weak. Such increases take time to implement and when hide prices rise significantly in a short period of time the Company's margins have suffered until such time as the finished leather price increases are fully implemented. Such finished leather price increases, however, may also impact demand for leather goods by prompting customers to consider alternative materials, especially in the furniture and automotive segments. Hide price increases and decreases immediately impact the Company's cost of goods sold because the Company recognizes such changes through its LIFO method of accounting. Coupled with delays in passing such changes through to selling prices for finished products, hide price fluctuations have had a material impact on the Company's reported financial results.

   Foreign currency translation:

             Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange in effect at fiscal year end. Income and expenses are translated at the average rates of exchange in effect during the year. The related translation adjustments are made directly to a separate component of stockholder's equity.

   Reporting comprehensive income:

             In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130") which is effective for periods beginning after December 15, 1997, including interim periods. SFAS 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements, either in the statement of operations or a separate statement. Additionally, SFAS 130 requires the display of the accumulated balance of other comprehensive income. Adoption of this standard will not have a material impact on the financial statements of the Company.

   Reclassifications

             Certain financial statement amounts have been reclassified to be consistent with the 1997 presentation.

   (3)  Description of Business

             The Company, which operates in a single business segment, produces a broad line of semi-finished and finished leather and related products which are sold domestically and internationally to a diverse customer base in three principal markets:

             Furniture Group - The Company, under the trade name Lackawanna Leather, is a supplier of upholstery leather to the furniture industry.

             Footwear and Specialty Leather Group - The Company is a producer of finished leather for footwear, accessories, sporting goods, apparel and other personal leather goods. Sales are made under the brand names of Pfister & Vogel, A.L. Gebhardt, A.R. Clarke and Caldwell-Moser Leather.

             Automotive Group - The Company is a producer of finished leather for use in automobile interiors.

             International sales include export sales from the Company's domestic operations, and sales by A.R. Clarke, Ltd. (a division of the Footwear and Personal Leather Goods Group) to markets other than the United States, and sales, prior to discontinuation, from the Company's German operations. International sales for the years 1997, 1996 and 1995 are as follows:

    Area                       1997          1996          1995

    Asia                      $61,488       $46,471       $53,631
    Europe                     15,315        17,113        16,763
    Americas                   43,885        44,934        49,008
                              -------       -------       -------
       Total                 $120,688      $108,518      $119,402
                              =======       =======       =======

             In June 1997, the Financial Accounting Standards Board issued Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") which is effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes standards for the reporting of segment information. The Company is currently evaluating the impact this standard will have on future reporting.


   (4)  Purchase of A.R. Clarke & Co., Limited

             On January 30, 1995, the Company purchased substantially all of the non-cash assets of A.R. Clarke & Co., Limited of Toronto, Canada for $4,914 in cash, plus the assumption of certain liabilities approximating $800. This acquisition was accounted for under the purchase method of accounting and accordingly, the acquired company's results of operations are included in the Company's consolidated statement of operations beginning on January 31, 1995. No material amount of goodwill arose out of this acquisition. The purchase was financed through borrowings under the Company's revolving credit facility.

   (5)  Allowance for Doubtful Accounts

             Information for the allowance for doubtful accounts is as follows:

                                    Balance   Additions  Write-offs  Balance
                                   Beginning   Charged     Net of     End of
                                    of Year   to Income  Recoveries    Year

    Year ended December 31, 1997      $2,892        929       1,234    2,587
    Year ended December 31, 1996       3,924      1,752       2,784    2,892
    Year ended December 31, 1995       3,113        927         116    3,924


             The allowance for doubtful accounts is based on management's estimate of amounts expected to be uncollectible considering historical experience and the information management is able to obtain regarding the financial condition of major customers. Due to the concentration of the Company's customers in three key industries (furniture, footwear and personal leather goods, and automotive), significant changes in these markets could cause management's estimates of uncollectible accounts to differ materially from the estimates used in the consolidated financial statements as of December 31, 1997.

   (6)  Inventories

             Inventories consisted of the following at December 31:

                                                     1997          1996
    At lower of cost, using the first-in,
     first-out (FIFO) cost method or market:
       Raw materials and supplies . . . . . . .     $14,150       $18,556
       Work-in-process  . . . . . . . . . . . .      17,322        29,655
       Finished goods . . . . . . . . . . . . .      17,975        25,253
                                                    -------      --------
          Total FIFO inventories  . . . . . . .      49,447        73,464
    Difference between FIFO and LIFO cost
     of inventories . . . . . . . . . . . . . .      (6,117)       (8,715)
                                                    -------      --------
          Total LIFO inventories  . . . . . . .     $43,330       $64,749
                                                    =======      ========


             During 1997, inventory quantities were reduced resulting in liquidations of LIFO inventory layers carried at lower costs which prevailed in prior years. Had these liquidations occurred at current costs the effect of these liquidations would have been a reduced benefit of $3,379.

   (7)  Lease Commitments

             The Company leases certain manufacturing, warehouse, transportation and office facilities and equipment. The leases generally require the Company to pay tax, insurance and maintenance expenses relating to the leased assets.

             As of December 31, 1997, future minimum lease payments required under operating leases are as follows:

                       Year

                       1998                      $363
                       1999                       263
                       2000                       105
                       2001                        56
                       2002                        50
                       Thereafter                   2
                                               ------
                                                 $839
                                               ======

             Rent expense under operating leases for the years ended December 31, 1997, 1996 and 1995 was $565, $504 and $582 respectively.

   (8)  Revolving Credit Facility

             At December 31, 1997 the Company had a five year, $65,000, asset-based revolving credit facility (the "Replacement Credit Facility") with a group of banks that was entered into in November 1996. The Replacement Credit Facility was secured by essentially all of the assets of the Company with the exception of real property. Loans under the Replacement Credit Facility bore interest at a rate equal to prime plus 1.00%. The Company paid a 0.375% commitment fee on the unused portion of the facility. The terms of the agreement covering the Replacement Credit Facility required the Company to, among other things, maintain a minimum quarterly ratio of FIFO earnings before interest expense, income tax expense, depreciation expense and amortization expense ("FIFO EBITDA") to interest expense, a minimum tangible FIFO asset to total debt ratio and minimum EBITDA. The agreement also included restrictions related to capital expenditures and further indebtedness.

             Due to losses incurred in 1996 and 1997, the Company was not in compliance with certain financial covenants as of December 31, 1997 and 1996. Beginning in February 1997, the Replacement Credit Facility was amended several times to (a) eliminate FIFO EBITDA related covenants for 1996, (b) modify FIFO EBITDA related covenants, (c) increase the available reserves for the remainder of 1997 and (d) reduce the maximum amount of the credit facility to $65,000 from $80,000.

             The maximum and average outstanding borrowings and the weighted average interest rates under the Replacement Credit Facility were calculated on daily borrowings outstanding. Letters of credit were $3,356 and $7,619 as of December 31, 1997 and 1996, respectively. These letters of credit guaranteed the Company's compliance with certain contractual obligations relating to imported raw material purchases.

             Information regarding borrowings under the Revolving Credit Facility is as follows:

                                        1997          1996         1995
    At period end -
      Outstanding                     $37,932       $31,795       $26,610
      Interest rate                    9.50%         7.69%         8.10%

    During the period -
      Maximum outstanding             $61,738       $36,842       $43,025
      Average outstanding             $46,914       $24,152       $33,108
      Weighted average interest
        rates                          8.36%         8.17%         8.90%

        On January 14, 1998, the Company replaced the Replacement Credit Facility with the New Credit Facility, a $55,000 revolving facility which is secured by essentially all the assets of the Company. Loans under the New Revolving Credit Facility bear interest at a rate equal to prime plus 1.25% or LIBOR plus 3.00%. The Company pays a 0.375% commitment fee on the unused portion of the facility. The terms of the agreement covering the New Revolving Credit Facility require the Company to, among other things, beginning in 1999 maintain a minimum ratio of FIFO earnings before interest expense, income tax expense, depreciation expense and amortization expense ("FIFO EBITDA") to fixed charges, a minimum tangible net worth and minimum EBITDA. The agreement also includes restrictions related to capital expenditures and further indebtedness.

   (9)  Long-Term Debt

    Long-term debt consisted of the
         following:
                                                      1997            1996
     10 1/4% unsecured Senior Notes due
     2003 (the "Senior Notes") interest
     payable semi-annually January 31,
     and July 31, net of unamortized
     discount of $561 and $661 at
     December 31, 1997 and 1996,
     respectively                                 $129,439        $129,339
    Other                                              705             918
                                                   -------         -------
    Total debt                                     130,144         130,257
    Less - current maturities                    (130,144)           (210)
                                                  --------         -------
    Long-term debt                              $      --         $130,047
                                                  ========         =======

             The terms of the Senior Notes contain certain covenants which restrict, among other things, additional indebtedness, restricted payments and investments. These covenants are generally less restrictive than those contained in the Replacement Credit Facility. At December 31, 1996 the Company did not meet certain financial criteria established by such covenants and therefore was prohibited from incurring any additional indebtedness as defined in the Senior Note indenture. Further, an acceleration of the amounts borrowed under the Replacement Credit Facility after a default would cause a cross-default under the Senior Note indenture.

             On January 31, 1998 a semi annual interest payment was due on the Senior Notes. This interest payment was not made and failure to make the payment represents an event of default. As a consequence all of the Senior Notes are classified as current at December 31, 1997. See Note
   (16).

             Based on quoted market prices or dealer quotes, the fair market value of the outstanding Senior Notes was $57,200 and $113,100 at December 31, 1997 and 1996, respectively. The fair market value of the Replacement Credit Facility discussed in Note 8 approximates its book value.

   (10) Income Taxes

             The Company is an indirect wholly-owned subsidiary of the New Holding Company and it will join in the filing of a consolidated federal income tax return with the New Holding Company. The income tax provision and related tax accounts of the Company are prepared as if the Company were filing on a stand-alone basis.

             Income taxes have been provided for (benefitted) in the accompanying financial statements as follows:

                                 1997              1996             1995
   Current:
        Federal                $   --          $(2,700)           $3,792
        Foreign                    76               311              280
        State                      --                --              297
                               ------           -------          -------
                                   76           (2,389)            4,369
   Deferred                   (1,349)           (8,610)                4
                              -------          --------          -------
                             ($1,273)         ($10,999)           $4,373
                              =======          ========          =======


             A reconciliation of the statutory Federal income tax rate to the effective income tax rate for the year ended December 31 is as follows:

                                            Year ended December 31,
                                           1997        1996       1995

   Statutory Federal income tax rate     ($35.0)%    ($35.0)%     35.0%
   State income taxes, net of Federal
    income tax benefit                     (1.6)      (2.8)        2.3
   Benefit related to foreign sales
    corporation                             --         0.1        (5.5)
   Nondeductible amortization of
    intangibles                             0.8        4.0        13.0
   Asset valuation loss                    24.4         --         --
   Meals and entertainment                  --         0.1         1.0
   Valuation Allowance                     11.6         --         --
   Other                                   (1.1)       (1.6)       5.4
                                           ----        ----       ----
   Effective income tax rate              (0.9)%      (35.2)%     51.2%
                                           ====        ====       ====


             Temporary differences and credits which give rise to deferred tax liabilities as of December 31 are as follows:

                                                 1997           1996
   Deferred tax assets:
     Allowance for doubtful accounts             $977          $1,099
     Accrued liabilities                        4,595           3,150
     Other                                        118              87
     Net operating loss carryforward           21,001           7,428
     Valuation allowance                      (16,867)          (500)
                                               ------          ------
        Total deferred tax assets             $ 9,824         $11,264
                                               ------          ------
   Deferred tax liabilities:
     Depreciation                              $5,383          $7,809
     Inventory                                  4,441           4,804
                                               ------          ------
        Total deferred tax liabilities         $9,824         $12,613
                                               ------          ------
        Net deferred tax liability           $     --         $ 1,349
                                               ======          ======

        The Company has tax benefits from net operating loss carryforwards for Federal tax totaling $17,340 that expire through 2017. In addition the Company has tax benefits from state net operating loss carryforwards for state purposes of $3,661 that expire through 2017. At December 31, 1997, the Company has established valuation reserves for such deferred tax assets to the extent they are not realizable through the turnaround of other temporary differences.

   (11) Stockholder's Equity

   Common Stock

        The Company has 35,000,000 shares of authorized Common Stock, $.01 par value, 100 shares of which are issued and outstanding.

        Prior to 1996, certain members of management held shares in Old Holdings, the Company's ultimate parent. Under the provisions of the stockholders agreement between Old Holdings and the management shareholders (the "Stockholders Agreement"), the Company was obligated to purchase shares held by management, at the employee's option, at their original purchase price (a net amount of approximately $1,870). In January 1996, all of the management shareholders required the Company to purchase their Old Holdings shares as provided for in the Stockholders Agreement. Accordingly, the Company paid $1,755 to those shareholders in January 1996.

   Preferred Stock

        The Company has 5,000,000 shares of authorized preferred stock, $.01 par value, none of which was issued and outstanding. The Board of Directors is authorized to issue preferred stock with such voting powers, dividends, or other rights as it may deem advisable.

   (12) Profit Sharing and Pension Plans

        Substantially all of the employees of United States Leather, Inc. participate in profit sharing plans. Charges to income relating to these plans were $1,527, $1,589 and $1,914 for the periods ending December 31,
   1997, 1996 and 1995, respectively.   Prior to 1995, the Company had
   defined benefit pension plans covering substantially all of the employees of Lackawanna and the salaried employees of United States Leather, Inc. and Pfister & Vogel. In 1995, the Company terminated the plans and settled the accumulated benefit obligation of $8,981 by making lump-sum distributions, and purchasing non-participating annuity contracts.
   Defined benefits were not provided under any successor plan. As a result, the Company recognized a gain of $235 in 1995.

   (13) Incentive Plans

        Executive Incentive Compensation Plan. In December 1996, the Board of Directors of the Company approved the United States Leather, Inc. Executive Incentive Compensation Plan (the "Incentive Plan") for certain key executive positions within the Company. The purpose of the Incentive Plan is to motivate the key executive group in the Company to achieve certain earnings goals set forth in the Company's annual business plan. The amount of each participant's potential award under the Incentive Plan (the "Target Award") is determined by the Board of Directors at the beginning of each fiscal year as a percentage of such participant's annual base salary. One-half of each participant's Target Award is based on attaining the Company's earnings goal (the "Target Portion") and the other half is based on a subjective evaluation of the participant's individual performance (the "Discretionary Portion"). If the Company exceeds the earnings goal of its business plan, the Target Portion of the Target Award is increased, with a maximum increase of two times such Target Portion if the actual earnings are 50% or greater than the earnings goal; however, in no event will the amount paid to a participant in any given year exceed twice the Target Award set for such participant. An aggregate of $203,750 was awarded under the Incentive Plan with respect to 1997. No awards were made with respect to 1996.

        Executive Equity Ownership Plan. In December 1996, the Board of Directors of the Company approved the United States Leather, Inc. Executive Equity Ownership Plan (the "Equity Ownership Plan") for certain key executive positions within the Company. The purpose of the Equity Ownership Plan is to incent the selected executives to increase the value of the Company, and provide them an opportunity to share in such increased value at such time as the Company may be sold by its present owners to new owners. The Equity Ownership Plan provides for each selected executive to defer all or part of his or her incentive compensation under the Incentive Plan (such incentive compensation to be awarded in the year following that in which it is earned) into the Equity Ownership Plan for a maximum of three years. When the Company is sold, amounts deferred will be paid out to each participant plus (1) interest accrued at predetermined rates on such deferrals, and (2) matching Company contributions based on a formula which is governed by the value of the Company at the time of sale. Such matching contributions may range from zero to twice the amount contributed by each executive. If the Company is not sold within the three-year life of the Equity Ownership Plan, each participant will be paid the sum of his or her deferred incentive compensation plus interest. The Equity Ownership Plan also contains a retention feature which requires each participant to forfeit both his or her contributions and any matching payments should he or she voluntarily terminate his or her employment with the Company prior to the date on which a sale is consummated. No executives participated in the Equity Ownership Plan in 1997.

   (14) Environmental Matters

        The Company's production facilities are subject to numerous environmental laws and regulations concerning, among other things, emissions to the air, discharges to the land, surface, subsurface strata and water, and the generation, handling, storage, transportation and treatment of waste byproducts and regulation regarding health and safety matters. The Company believes that its business, operations and facilities are being operated in substantial compliance in all material respects with applicable environmental and health and safety laws and regulations. The Company has been identified as a "potentially responsible party" ("PRP") by the EPA at three off-site disposal facilities and while it has responded to a section 104(e) request concerning its use of another off-site disposal facility, it has not been identified as a PRP at this site. Based on information currently available regarding the estimated remediation costs at these sites and the Company's relatively minimal contributions to such sites, the Company believes that its ultimate liability will not materially adversely affect its consolidated financial statements. In addition, the Company believes that it is entitled to indemnification from the previous owners of its divisions with respect to any potential liability at three of the four sites, although no assurances can be given as to the ability of the Company to enforce, or collect any amounts due under, such indemnification.

   (15) Long-Lived Assets Including Goodwill

        In 1997, the Company recorded an asset valuation loss of $101.0 million consisting of $94.0 million of unamortized goodwill and $7.0 million for assets held for sale. During the third quarter of 1997 the Company approved a plan to sell two of its operations: Caldwell Moser Leather Co. and Berlin Leather. Both operations are part of the Company's Footwear and Specialty Leather Group. The Company recorded a pretax charge of $7.0 million in the third quarter to reduce the book value of the long-lived assets (property, plant, equipment and goodwill) of these operations to their estimated aggregated fair market value less costs to sell based on a contingent selling arrangement with an investment banker. The assets and sales of these two operations do not represent a material portion of the Company's total assets or sales.

        Although the Company began implementing strategic measures in 1996 which it believes will eventually improve the financial performance of the Company, operating losses continued in 1996 and 1997. Pursuant to SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of', the Company deemed its long-lived assets to be impaired as the future undiscounted cash flows of long-lived assets would not be sufficient to recover the carrying value of such assets. The assets therefore were adjusted to their fair value based on the estimated present value of expected future cash flows. As a result, all unamortized goodwill was written off with no reduction in the carrying amounts of other long-lived assets.

   (16) Financial Restructuring Developments and Going Concern Consideration

        The Company is highly leveraged and certain recent developments have had a material adverse effect on the Company's short term liquidity and its ability to service its debts. On January 31, 1998, the Company failed to make the semi-annual interest payment which was due on its 10-1/4% Senior Notes due 2003 (the "Notes") and, as a consequence, reclassified the Notes from long term debt to current liabilities. The Company does not have the capital resources necessary to satisfy this liability and, as a result, substantial doubt exists concerning its ability to continue as a going concern.

        On September, 24, 1997, the Company announced its intention to restructure its debt by converting all or a substantial portion of the Notes into equity in the Company. Since that time, extensive discussions have taken place with certain material holders of the Notes to effect such an exchange of debt for equity. On March 25, 1998, the Company announced that it had reached an agreement in principle with its shareholders and an informal committee of holders of the Notes to convert all of the Notes into equity in the Company. Upon completion of the necessary solicitation process, the Company anticipates that it will file a petition with the United States Bankruptcy Court for approval of a prenegotiated Joint Plan of Reorganization (the "Plan") and make the exchange of the Notes for shares of common stock representing 97% of the then outstanding common stock effective within a reasonable period of time thereafter. There can be no assurances, however, that sufficient votes will be obtained to gain approval of the Plan.

        Although the Company had incurred losses in each of the last two years, it believes that it has implemented measures which will stabilize operations and permit it to reverse these losses and become profitable again within a reasonable period of time. The capital restructuring provided by the Plan represents an essential step in this stabilization and return to profitability because it will (1) create greater liquidity and borrowing capacity under the terms of the New Credit Facility, and (2) enable the Company to compete more effectively and demand more favorable terms from suppliers because it will reduce uncertainties in the marketplace regarding the Company's financial stability. There can be no assurances, however, that the measures the Company has implemented nor the effect of the restructuring, if approved, will be sufficient to permit the Company to remain an ongoing concern.

                                  EXHIBIT INDEX

                           UNITED STATES LEATHER, INC.
                           ANNUAL REPORT ON FORM 10-K

     Exhibit   Exhibit
      Number

       3.1 Restated Articles of Incorporation of the Company, as amended [Incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 33-64142)].

       3.2 Bylaws of the Company, as amended [Incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 33-64142)].

       4.1 Indenture dated August 2, 1993, between the Company and M&I First National Bank, as Trustee, in respect of the Company's 103% Senior Notes due 2003, including the form of Note [Incorporated by reference to Exhibit 4.5 to Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 33-64142)].

       4.2 Revolving Credit Agreement dated as of January 14, 1998, among United States Leather, Inc., A.R. Clarke Limited, BankAmerica Business Credit, Inc. and the other banks which may become parties thereto.

       10.1    Letter Agreement with Claymore Partners, Ltd.
               [Incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996].

       10.2    United States Leather, Inc. Executive Incentive
               Compensation Plan [Incorporated by reference to Exhibit
               10.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996].

       10.3 United States Leather, Inc. Executive Equity Ownership Plan [Incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996].

       10.4    Letter Agreement with Berwick Capital

       12.1 Statement re: computation of ratios (deficiency) of earnings to fixed charges

        21 Subsidiaries of the Company [Incorporated by reference to Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996].

        27     Financial Data Schedule (EDGAR version only)

                                  APPENDIX E

                                     TO
              DISCLOSURE STATEMENT OF UNITED STATES LEATHER, INC.
                             DATED MARCH 31, 1998

                      RESTATED ARTICLES OF INCORPORATION
                          UNITED STATES LEATHER, INC.

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           UNITED STATES LEATHER, INC.

             The following Restated Articles of Incorporation dated as of __________, 1998 duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the Corporation's heretofore existing Articles of Incorporation and all amendments thereto adopted prior to the date hereof:

                                    ARTICLE I

             The name of the Corporation is United States Leather, Inc.

                                   ARTICLE II

             The period of the Corporation's existence is perpetual.

                                   ARTICLE III

             The purpose for which the Corporation is organized is to engage in any lawful activities within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180, Wisconsin Statutes.

                                   ARTICLE IV

             The aggregate number of shares which the Corporation shall have authority to issue is forty-five million (45,000,000) shares of a class designated as "Common Stock," with a par value of $.01 per share.

             A.   COMMON STOCK.

             (1) Dividends. Subject to the provisions of this Article IV, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock.

             (2) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Corporation available for distribution.

             (3) Voting Rights. Except as otherwise provided by the Wisconsin Business Corporation Law, only the holders of Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote the holders of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them respectively.

             B.   PROHIBITION OF ISSUANCE OF CERTAIN SECURITIES.

             Anything herein to the contrary notwithstanding, the issuance of nonvoting equity securities is prohibited.

             C.   PREEMPTIVE RIGHTS.

             Except as the Board of Directors of the Corporation may otherwise authorize or determine from time to time, no shareholder of the Corporation shall have any preferential or preemptive right to subscribe for or purchase from the Corporation any new or additional shares of capital stock of the Corporation or securities convertible into shares of capital stock, whether now or hereafter authorized.

                                    ARTICLE V

             A.   POWERS, NUMBER AND TENURE OF DIRECTORS.

             Subject to the rights of holders of Preferred Stock of the Corporation, the Board of Directors of the Corporation shall consist of five (5) directors. The general powers of the directors of the Corporation shall be as set forth in Section 3.1 of Article III of the By-laws of the Corporation (and as such Section shall exist from time to time.

             B.   REMOVAL OF DIRECTORS.

             Any director may be removed from office, with or without cause, by the affirmative vote of shareholders holding more than one-half of the voting power of the then outstanding shares of all classes of capital stock of the Corporation generally possessing voting rights in the election of directors.


             C.   VACANCIES.

             Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, even if the number of directors then in office is less than a quorum of the Board of Directors. Any director so elected shall serve until the next election of the class for which such director is chosen and until his or her successor is duly elected and qualified.

                                   ARTICLE VI

             The Corporation shall indemnify the officers and the directors of the Corporation to the fullest extent permitted or required by the Wisconsin Business Corporation Law.

                                   ARTICLE VII

             The address of the registered office of the Corporation is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and the name of its registered agent at such address is F&L Corp.

                                  ARTICLE VIII

             The Corporation shall have the express right to acquire and dispose of its own shares on such terms and conditions as the Board of Directors may from time to time determine and agree.

                                  ARTICLE IX

             A special meeting of the shareholders of the Corporation shall be held as provided for in the By-laws of the Corporation, and shall also be held as required by the Wisconsin Business Corporation Law; provided, however, that unless otherwise required by the Wisconsin Business Corporation Law, no special meeting may be called by shareholders of the Corporation unless the holders of at least 15% of all the votes entitled to be cast on any issue proposed to be considered at such meeting sign, date and deliver to the Corporation one or more written demands for such meeting in accordance with the applicable provisions of the By-laws of the Corporation

                                    ARTICLE X

             These Restated Articles of Incorporation may be amended solely as authorized hereby and by law at the time of amendment.

                                    *   *   *

             Pursuant to Section 180.1007(4) of the Wisconsin Business Corporation Law, the undersigned officer of United States Leather, Inc., a Wisconsin corporation (the "Corporation"), hereby certifies as follows:

             1.   The name of the Corporation is United States Leather, Inc.

             2. The foregoing Restated Articles of Incorporation contain amendments to the Articles of Incorporation requiring shareholder approval.

             3. The shareholders of the Corporation duly adopted the foregoing Restated Articles of Incorporation (including such amendments) on __________, 1998, in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

             IN WITNESS WHEREOF, the undersigned has hereunto set his name as of this ____ day of __________, 1998.

                       UNITED STATES LEATHER, INC.

                                 By: ____________________________
                                 Title:



   ________________
             This instrument was drafted by, and should be returned to, Thomas E. Hartman of the firm of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367.

                                 APPENDIX F

                                    TO
            DISCLOSURE STATEMENT OF UNITED STATES LEATHER, INC.
                             DATED MARCH 31, 1998

                            RESTATED BY-LAWS OF
                        UNITED STATES LEATHER, INC.

                                     BY-LAWS

                                       OF

                           UNITED STATES LEATHER, INC.
                            (a Wisconsin corporation)




                               ARTICLE  I. OFFICES

        1.1. Principal and Business Offices. The corporation may have such principal and other business offices, either within or without the State of Wisconsin, as the Board of Directors may designate or as the business of the corporation may require from time to time.

        1.2. Registered Office. The registered office of the corporation required by the Wisconsin Business Corporation Law to be maintained in the State of Wisconsin may be, but need not be, identical with the principal office in the State of Wisconsin, and the address of the registered office may be changed from time to time by the Board of Directors or by the registered agent. The business office of the registered agent of the corporation shall be identical to such registered office.

                            ARTICLE  II. SHAREHOLDERS

        2.1. Annual Meeting. The annual meeting of the shareholders (the "Annual Meeting") shall be held on the second Thursday in the month of May of each year, or at such other time and date as may be fixed by resolution of the Board of Directors. In fixing a meeting date for any Annual Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of its business judgment.

        2.2. Purposes of Annual Meeting. At each Annual Meeting, the shareholders shall elect directors. At any such Annual Meeting, only other business properly brought before the meeting in accordance with
   Section 2.15 of these by-laws may be transacted. If the election of directors shall not be held on the date designated herein, or fixed as herein provided, for any Annual meeting, or any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of shareholders (a "Special Meeting") as soon thereafter as is practicable.

        2.3. Special Meetings.

             (a) A Special Meeting may be called only by (i) the Chairman of the Board, (ii) the President or (iii) the Board of Directors and shall be called by the Chairman of the Board or President upon the demand, in accordance with this Section 2.3, of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.

             (b) In order that the corporation may determine the shareholders entitled to demand a Special Meeting, the board of Directors may fix a record date to determine the shareholders entitled to make such a demand (the "Demand Record Date"). The Demand Record Date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors and shall not be more than 10 days after the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. Any shareholder of record seeking to have shareholders demand a Special Meeting shall, by sending written notice to the Secretary of the corporation by hand or by certified or registered mail, return receipt requested, request the Board of Directors to fix a Demand Record Date. The Board of Directors shall promptly, but in all events within 10 days after the date on which a valid request to fix a Demand Record Date is received, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the Board of Directors within 10 days after the date on which such request is received by the Secretary, the Demand Record Date shall be the 10th day after the first date on which a valid written request to set a Demand Record Date is received by the Secretary. To be valid, such written request shall set forth the purpose or purposes for which the Special Meeting is to be held, shall be signed by one or more shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative) and shall set forth all information about each such shareholder and about the beneficial owner or owners, if any, on whose behalf the request is made that would be required to be set forth in a shareholder's notice described in paragraph (a)(ii) of Section 2.15 of these by-laws.

             (c) In order for a shareholder or shareholders to demand a Special Meeting, a written demand or demands for a Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at a Special Meeting must be delivered to the corporation. To be valid, each written demand by a shareholder for a Special Meeting shall set forth the specific purpose or purposes for which the Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the corporation pursuant to paragraph (b) of this Section 2.3), shall be signed by one or more persons who as of the Demand Record Date are shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative), and shall set forth the name and address, as they appear in the corporation's books, of each shareholder signing such demand and the class and number of shares of the corporation which are owned of record and beneficially by each such shareholder, shall be sent to the Secretary by hand or by certified or registered mail, return receipt requested, and shall be received by the Secretary within 60 days after the Demand Record Date.

             (d) The corporation shall not be required to call a Special Meeting upon demand of a shareholder or shareholders representing less than 15% of all votes entitled to be cast on any issue proposed to be considered at such Special Meeting, unless, in addition to the documents required by paragraph (c) of this Section 2.3, the Secretary receives a written agreement signed by each Soliciting Shareholder (as defined below), pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the corporation's costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the corporation's own solicitation, provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as a director at such meeting is elected, then the Soliciting Shareholder shall not be required to pay such costs. For purposes of this paragraph (d), the following terms shall have the meanings set forth below:

                  (i) "Affiliate" of any Person (as defined herein) shall mean any Person controlling, controlled by or under common control with such first Person.

                  (ii) "Participant" shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (iii) "Person" shall mean any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  (iv) "Proxy" shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

                  (v) "Solicitation" shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Exchange Act.

                  (vi) "Soliciting Shareholder" shall mean, with respect to any Special Meeting demanded by a shareholder or shareholders, any of the following Persons:

                       (A) if the number of shareholders signing the demand or demands of meeting delivered to the corporation pursuant to paragraph (c) of this Section 2.3 is 10 or fewer, each shareholder signing any such demand;

                       (B) if the number of shareholders signing the demand or demands of meeting delivered to the corporation pursuant to paragraph (c) of this Section 2.3 is more than 10, each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the corporation of the documents described in paragraph (c) of this Section 2.3 had engaged or intended to engage in any Solicitation or Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the corporation); or

                       (C) any Affiliate of a Soliciting Shareholder, if a majority of the directors then in office determine, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in paragraph
             (c) of this Section 2.3 and/or the written agreement described in this paragraph (d) in order to prevent the purposes of this Section 2.3 from being evaded.

             (e) Except as provided in the following sentence, any Special Meeting shall be held at such hour and day as may be designated by whichever of the Chairman of the Board, the President or the Board of Directors shall have called such meeting. In the case of any Special Meeting called by the Chairman of the Board upon the demand of shareholders (a "Demand Special Meeting"), such meeting shall be held at such hour and day as may be designated by the Board of Directors; provided, however, that the date of any Demand Special Meeting shall be not more than 60 days after the Meeting Record Date (as defined in Section
   2.6 hereof); and provided further that in the event that the directors then in office fail to designate an hour and date for a Demand Special Meeting within 10 days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the special Meeting are delivered to the corporation (the "Delivery Date"), then such meeting shall be held at 2:00 P.M. local time on the 60th day after the Delivery Date or, if such 60th day is not a Business Day (as described below), on the first preceding Business Day. In fixing a meeting date for any Special Meeting the Chairman of the Board, the President or the Board of Directors may consider such factors as he or it deems relevant within the good faith exercise of his or its business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting, and any plan of the Board of Directors to call an Annual Meeting or a Special Meeting for the conduct of related business.

             (f) The corporation may engage regionally or nationally recognized independent inspectors of elections to act as an agent of the corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Special Meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been delivered to the corporation until the earlier of (i) 5 Business Days following receipt by the Secretary of such purposed demand and (ii) such date as the independent inspectors certify to the corporation that the valid demands received by the Secretary represent at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting. Nothing contained in this paragraph (f) shall in any way be construed to suggest or imply that the Board of Directors or any shareholder shall not be entitled to contest the validity of any demand, whether during or after such 5 Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

             (g) For purposes of these by-laws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

        2.4. Place of Meeting. The Board of Directors, the Chairman of the Board or the President may designate any place, either within or without the State of Wisconsin, as the place of meeting for any Annual Meeting or for any Special Meeting, or for any postponement thereof. If no designation is made, the place of meeting shall be the principal office of the corporation in the State of Wisconsin. Any meeting may be adjourned to reconvene at any place designated by vote of the Board of Directors, the Chairman of the Board or the President.

        2.5. Notice of Meeting. Written or printed notice stating the place, day and hour of any Annual meeting or Special Meeting shall be delivered not less than 10 days (unless a longer period is required by the Wisconsin Business Corporation Law) nor more than 70 days before the date of such meeting, either personally or by mail, by or at the direction of the Secretary to each shareholder of record entitled to vote at such meeting and to other shareholders as may be required by the Wisconsin Business Corporation Law. In the event of any Demand Special Meeting, such notice of meeting shall be sent not more than 30 days after the Delivery Date.
   If mailed, notice pursuant to this Section 2.5 shall be deemed to be effective when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid. Unless otherwise required by the Wisconsin Business Corporation Law or the articles of incorporation of the corporation, a notice of an Annual Meeting need not include a description of the purpose for which the meeting is called. In the case of any Special Meeting, (a) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (b) in the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement of purpose of the demands received by the corporation in accordance with Section 2.3 of these by-laws and (ii) shall contain all of the information required in the notice received by the corporation in accordance with section 2.15(b) of these by-laws. If an Annual Meeting or Special Meeting is adjourned to a different date, time or place, the corporation shall not be required to give notice of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, the corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new Meeting Record Date.

        2.6. Fixing of Record Date. The Board of Directors may fix in advance a date not less than 10 days and not more than 70 days prior to the date of any Annual Meeting or Special Meeting as the record date for the determination of shareholders entitled to notice of, or to vote at, such meeting (the "Meeting Record Date"). In the case of any Demand Special Meeting, (i) the Meeting Record Date shall be not later than the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within 30 days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. The shareholders of record on the Meeting Record Date shall be the shareholders entitled to notice of and to vote at the meeting. Except as provided by the Wisconsin Business Corporation Law for a court-ordered adjournment, a determination of shareholders entitled to notice of or to vote at any Annual Meeting or Special Meeting is effective for any adjournment of such meeting unless the Board of Directors fixes a new Meeting Record Date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. The Board of Directors may also fix in advance a date as the record date for the purpose of determining shareholders entitled to take any other action or determining shareholders for any other purpose. Such record date shall be not more than 70 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. The record date for determining shareholders entitled to a distribution (other than a distribution involving a purchase, redemption or other acquisition of the corporation's shares) or a share dividend is the date on which the Board of Directors authorizes the distribution or share dividend, as the case may be, unless the Board of Directors fixes a different record date.

        2.7. Voting Records. After a Meeting Record Date has been fixed, the corporation shall prepare a list of the names of all of the shareholders entitled to notice of the meeting. The list shall be arranged by class or series of shares, if any, and show the address of and number of shares held by each shareholder. Such list shall be available for inspection by any shareholder, beginning two business days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, at the corporation's principal office or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder or his agent may, on written demand, inspect and, subject to the limitations imposed by the Wisconsin Business Corporation Law, copy the list, during regular business hours and at his expense, during the period that it is available for inspection pursuant to this Section 2.7. The corporation shall make the shareholders' list available at the meeting and any shareholder or his agent or attorney may inspect the list at any time during the meeting or any adjournment thereof. Refusal or failure to prepare or make available the shareholders' list shall not affect the validity of any action taken at a meeting of shareholders.

        2.8. Quorum and Voting Requirements; Postponements; Adjournments.

             (a) Shares entitled to vote as a separate voting group may take action on a matter at an Annual Meeting or Special Meeting only if a quorum of those shares exists with respect to that matter. If the corporation has only one class of stock outstanding, such class shall constitute a separate voting group for purposes of this Section 2.8. Except as otherwise provided in the articles of incorporation of the corporation or the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter. Once a share is represented for any purpose at any Annual Meeting or Special Meeting, other than for the purpose of objecting to holding the meting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting unless a new Meeting Record Date is or must be set for the adjourned meeting. If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation of the corporation or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Unless otherwise provided in the articles of incorporation of the corporation, each director to be elected shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at any Annual Meeting or Special Meeting at which a quorum is present.

             (b) The Board of Directors acting by resolution may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 60th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum, (i) at anytime, upon a resolution of shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the President or the Board of Directors (acting by resolution). No notice of the time and place of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

        2.9. Conduct of Meeting. The President, and in his absence, a Vice President in the order provided under Section 4.7, and in their absence, any person chosen by the shareholders present shall call any Annual Meeting or Special Meeting to order and shall act as chairman of such meeting, and the Secretary of the corporation shall act as secretary of all Annual Meetings and Special Meetings, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

        2.10. Proxies. At any Annual Meeting or Special Meeting, a shareholder entitled to vote may vote in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by his attorney-in-fact. An appointment of proxy is effective when received by the Secretary or other officer or agent of the corporation authorized to tabulate votes. An appointment is valid for 11 months from the date of its signing unless a different period is expressly provided in the appointment form. Unless otherwise provided, a proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary or the acting secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has filed his appointment of proxy shall not of itself constitute a revocation. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies.

        2.11.     Voting of Shares.

             (a) Each outstanding share shall be entitled to one vote upon each matter submitted to a vote at an Annual Meeting or Special Meeting, except to the extent that the voting rights of the shares of any class or classes are enlarged, limited or denied by the Wisconsin Business Corporation Law or the articles of incorporation of the corporation.

             (b) Shares held by another corporation, if a sufficient number of shares entitled to elect a majority of the directors of such other corporation is held directly or indirectly by this corporation, shall not be entitled to vote at any Annual Meeting or Special Meeting, but shares held in a fiduciary capacity may be voted.

        2.12. Acceptance of Instruments Showing Shareholder Action. If the name signed on a vote, consent, waiver or proxy appointment corresponds to the name of a shareholder, the corporation if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of a shareholder. If the name signed on a vote, consent, waiver or proxy appointment does not correspond to the name of a shareholder, the corporation may accept the vote, consent, waiver or proxy appointment and give it effect as the act of the shareholder if any of the following apply:

             (a) The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity.

             (b) The name purports to be that of a personal representative, administrator, executor, guardian, or conservator representing the shareholder and, if the corporation requests, evidence of fiduciary status acceptable to the corporation is presented with respect to the vote, consent, waiver or proxy appointment.

             (c) The name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the corporation requests, evidence of this status acceptable to the corporation is presented with respect to the vote, consent, waiver or proxy appointment.

             (d) The name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the corporation requests, evidence acceptable to the corporation of the signatory's authority to sign for the shareholder is presented with respect to the vote, consent, waiver or proxy appointment.

             (e) Two or more persons are the shareholders as co-owners or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners.

             The corporation may reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent of the corporation who is authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on its or about the signatory's authority to sign for the shareholder.

        2.13. Waiver of Notice by Shareholders. A shareholder may waive any notice required by the Wisconsin Business Corporation Law, the articles of incorporation of the corporation or these by-laws before or after the date and time stated in the notice. The waiver shall be in writing and signed by the shareholder entitled to the notice, contain the same information that would have been required in the notice under applicable provisions of the Wisconsin Business Corporation Law (except that the time and place of meeting need not be stated) and be delivered to the corporation for inclusion in the corporate records. A shareholder's attendance at any Annual Meeting or Special Meeting, in person or by proxy, waives objection to all of the following: (a) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting; and (b) consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

        2.14. Unanimous Consent without Meeting. Any action required or permitted by the articles of incorporation of the corporation or these by-laws or any provision of the Wisconsin Business Corporation Law to be taken at an Annual Meeting or Special Meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

        2.15.     Notice of Shareholder Business and Nomination of Directors.

             (a)  Annual Meetings.

                  (i) Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the shareholders may be made at an Annual Meeting (A) pursuant to the corporation's notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any shareholder of the corporation who is a shareholder of record at the time of giving of notice provided for in this by-law and who is entitled to vote at the meeting and complies with the notice procedures set forth in this
        Section 2.15.

                  (ii) For nominations or other business to be properly brought before an Annual Meeting by a shareholder pursuant to clause
        (C) of paragraph (a)(i) of this Section 2.15, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder's notice shall be received by the Secretary of the corporation at the principal offices of the corporation not less than 60 days nor more than 90 days prior to the second Thursday in the month of May; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the second Thursday in the month of May, notice by the shareholder to be timely must be so received not earlier than the 90th day prior to the date of such Annual Meeting and not later than the close of business on the later of (x) the 60th day prior to such Annual Meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall be signed by the shareholder of record who intends to make the nomination or introduce the other business (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on this corporation's books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (B) the class and number of shares of the corporation which are beneficially owned by such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (D) in the case of any proposed nomination for election or re-election as a director, (I) the name and residence address of the person or person to be nominated, (II) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder, (III) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors and (IV) the written consent of each nominee to be named in a proxy statement and to serve as a director of the corporation if so elected; and (E) in the case of any other business that such shareholder proposes to bring before the meeting, (I) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these by-laws, the language of the proposed amendment, (II) such shareholder's and beneficial owner's or owners' reasons for conducting such business at the meeting and (III) any material interest in such business of such shareholder and beneficial owner or owners.

                  (iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 2.15 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 70 days prior to the second Thursday in the month of May, a shareholder's notice required by Section 2.15 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

             (b) Special Meetings. Only such business shall be conducted at a Special Meeting as shall have been described in the notice of meeting sent to shareholders pursuant to Section 2.5 of these by-laws.
   Nominations of person for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to such notice of meeting (i) by or at the direction of the Board of Directors or
   (ii) by any shareholder of the corporation who (A) is a shareholder of record at the time of giving such notice of meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 2.15. Any shareholder desiring to nominate persons for election to the Board of Directors at such a Special Meeting shall cause a written notice to be received by the Secretary of the corporation at the principal offices of the corporation not earlier than 90 days prior to such Special Meeting and not later than the close of business on the later of (x) the 60th day prior to such Special Meeting and (y) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected to such meeting. Such written notice shall be signed by the shareholder of record who intends to make the nomination (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on the corporation's books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination is made; (B) the class and number of shares of the corporation which are beneficially owned by such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; (D) the name and residence address of the person or persons to be nominated; (E) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder; (F) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and (G) the written consent of each nominee to be named in a proxy statement and to serve as a director or the corporation if so elected.

             (c)  General.

                  (i) Except as provided in the corporation's articles of incorporation, only persons who are nominated in accordance with the procedures set forth in this Section 2.15 shall be eligible to serve as directors. Only such business shall be conducted at an Annual Meeting or Special Meeting as shall have been brought before such meeting in accordance with the procedures set forth in this Section
        2.15. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.15 and, if any proposed nomination or business is not in compliance with this Section 2.15, to declare that such defective proposal shall be disregarded.

                  (ii) For purposes of this Section 2.15, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

                  (iii)     Notwithstanding the foregoing provisions of this
        Section 2.15, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section
        2.15. Nothing in this Section 2.15 shall be deemed to limit the corporation's obligation to include shareholder proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act.

                        ARTICLE  III. BOARD OF DIRECTORS

        3.1. General Powers; Number and Tenure.

             (a) All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, its Board of Directors.

             (b) Except as provided in the corporation's articles of incorporation, the number of directors of the corporation shall be five
   (5) who are elected by the shareholders for a one year term at the annual meeting of shareholders.

             (c) Notwithstanding the provisions of Section 3.1(b), the term of a director who is an officer of the corporation shall immediately cease at any time that such director is no longer an officer of the corporation.

        3.2. Resignations and Qualifications. A director may resign at any time by delivering written notice which complies with the Wisconsin Business Corporation Law to the Chairman of the Board or to the corporation. A director's resignation is effective when the notice is delivered unless the notice specifies a later effective date. Directors need not be residents of the State of Wisconsin or shareholders of the corporation.

        3.3. Regular Meeting. A regular meeting of the Board of Directors shall be held without other notice than this by-law immediately after the Annual Meeting, and each adjourned session thereof. The place of such regular meeting shall be the same as the place of the Annual Meeting which precedes it, or such other suitable place as may be announced at such Annual Meeting. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Wisconsin, for the holding of additional regular meetings without other notice than such resolution.

        3.4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the President or any two directors. The Chairman of the Board or the President may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting of the Board of Directors, and, if no other place is fixed, the place of the meeting shall be the principal office of the corporation in the State of Wisconsin.

        3.5. Notice; Waiver. Notice of each meeting of the Board of Directors (unless otherwise provided in or pursuant to Section 3.3) shall be given by written notice delivered or communicated in person, by telegram, facsimile or other form of wire or wireless communication, or by mail or private carrier to each director at his business address or such other address as a director shall have designated in writing and filed with the Secretary, in each case not less than 48 hours prior to the time of the meeting. If mailed, such notice shall be deemed to be effective when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be effective when the telegram is delivered to the telegraph company. If notice is give by private carrier, such notice shall be deemed to be effective when the notice is delivered to the private carrier. Whenever any notice whatever is required to be given to any director of the corporation under the articles of incorporation of the corporation or these by-laws or any provision of the Wisconsin Business Corporation Law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the director entitled to such notice, shall be deemed equivalent to the giving of such notice. The corporation shall retain any such waiver as part of the permanent corporate records. A director's attendance at or participation in a meeting waives any required notice to him of the meeting unless the director at the beginning of the meeting or promptly upon his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

        3.6. Quorum. Except as otherwise provided by the Wisconsin Business Corporation Law or by the articles of incorporation of the corporation or these by-laws, a majority of the directors set forth in Section 3.1 shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but a majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

        3.7. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by the Wisconsin Business Corporation Law or by the articles of incorporation of the corporation or these by-laws.

        3.8. Conduct of Meetings. The Chairman of the Board, and in his absence, a Vice President in the order provided under Section 4.7, and in their absence, any director chosen by the directors present, shall call meetings of the Board of Directors to order and shall act as chairman of the meeting. The Secretary of the corporation shall act as secretary of all meetings of the Board of Directors but in the absence of the Secretary, the presiding officer may appoint any Assistant Secretary or any director or other person present to act as secretary of the meeting. Minutes of any regular or special meetings of the Board of Directors shall be prepared and distributed to each director.

        3.9. Compensation. The Board of Directors, irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the corporation as directors, officers or otherwise, or may delegate such authority to an appropriate committee. The Board of Directors also shall have authority to provide for or delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors, officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such directors, officers and employees to the corporation.

        3.10. Presumption of Assent. A director of the corporation who is present at a meeting of the Board of Directors or a committee thereof of which he is a member at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless any of the following occurs: (a) the director objects at the beginning of the meeting or promptly upon his arrival to holding the meeting or transacting business at the meeting; (b) the director's dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice that complies with the Wisconsin Business Corporation Law of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation immediately after adjournment of the meeting. Such right to dissent or abstain shall not apply to a director who voted in favor of such action.

        3.11. Committees. The Board of Directors by resolution adopted by the affirmative vote of a majority of the number of directors set forth in Section 3.1 may create one or more committees, appoint members of the Board of Directors to serve on the committees and designate other members of the Board of Directors to serve as alternates. Alternate members of a committee shall take the place of any absent member or members at any meeting of such committee upon request of the President or upon request of the chairman of the meeting. Each committee shall have two or more members who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors. A committee may be authorized to exercise the authority of the Board of Directors, except that a committee may not do any of the following: (a) authorize distributions; (b) approve or propose to shareholders action that the Wisconsin Business Corporation Law requires to be approved by shareholders; (c) fill vacancies on the Board of Directors or, unless the Board of Directors provides by resolution that vacancies on a committee shall be filled by the affirmative vote of the remaining committee members, on any Board committee; (d) amend the articles of incorporation of the corporation; (e) adopt, amend or repeal by-laws; (f) approve a plan of merger not requiring shareholder approval; (g) authorize or approve requisition of shares, except according to a formula or method prescribed by the Board of Directors; and (h) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee to do so within limits prescribed by the Board of Directors. Unless otherwise provided by the Board of Directors in creating the committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of its authority.

        3.12. Telephonic Meetings. Except as herein provided and notwithstanding any place set forth in the notice of the meeting or these by-laws, members of the Board of Directors (and any committee thereof) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone. If a meeting is conducted by such means, then at the commencement of such meeting the presiding officer shall inform the participating directors that a meeting is taking place at which official business may be transacted. Any participant in a meeting by such means shall be deemed present in person at such meeting. Notwithstanding the foregoing, no action may be taken at any meeting held by such means on any particular matter which the presiding officer determines, in his sole discretion, to be inappropriate under the circumstances for action at a meeting held by such means. Such determination shall be made and announced in advance of such meeting.

        3.13. Unanimous Consent without Meeting. Any action required or permitted by the articles of incorporation of the corporation or these by-laws or any provision of the Wisconsin Business Corporation Law to be taken by the Board of Directors (or any committee thereof) at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all members of the Board of Directors or of the committee, as the case may be, then in office. Such action shall be effective when the last director or committee member signs the consent, unless the consent specifies a different effective date.

                              ARTICLE  IV. OFFICERS

        4.1. Number. The principal officers of the corporation shall be a Chairman of the Board of Directors, a President, any number of Vice Presidents, a Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. The Board of Directors may also authorize any duly appointed officer to appoint one or more officers or assistant officers. Any two or more offices may be held by the same person.

        4.2. Election and Term of Office. The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each Annual Meeting. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Each officer shall hold office until his successor shall have been duly elected or until his prior death, resignation or removal.

        4.3. Removal. The Board of Directors may remove any officer and, unless restricted by the Board of Directors or these by-laws, a officer may remove any officer or assistant officer appointed by that officer, at any time, with or without cause and notwithstanding the contract rights, if any, of the officer removed. Election or appointment shall not of itself create contract rights.

        4.4. Resignations and Vacancies. An officer may resign at any time by delivering notice to the corporation that complies with the Wisconsin Business Corporation Law. The resignation shall be effective when the notice is delivered, unless the notice specifies a later effective date and the corporation accepts the later effective date. A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Board of Directors for the unexpired portion of the term. If a resignation of a officer is effective at a later date as contemplated by this Section 4.4, the Board of Directors may fill the pending vacancy before the effective date if the Board provides that the successor may not take office until the effective date.

        4.5. Chairman of the Board. The Chairman of the Board, if present and acting, shall preside at all meetings of the Board of Directors and perform all such other duties as may be prescribed by the Board from time to time.

        4.6. President. The President shall preside at all Annual Meetings and Special Meetings and at all meetings of the Board of Directors. The President shall be the principal executive officer of the corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation. He shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the corporation as he shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation's regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he may authorize any officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his place and stead.

        4.7. The Vice Presidents. In the absence of the President or in the event of his death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the corporation and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him by the President or the Board of Directors. The execution of any instrument of the corporation by any Vice President shall be conclusive evidence, as to third parties, of his authority to act in the stead of the President.

        4.8. The Secretary. The Secretary shall: (a) keep the minutes of Annual Meetings and Special Meetings and of meetings of the Board of Directors in one or more books provided for that purpose (including records of actions taken without a meeting); (b) see that all notices are duly given in accordance with the provisions of these by-laws or as required by the Wisconsin Business Corporation Law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized; (d) maintain a record of the shareholders of the corporation, in the form that permits preparation of a list of the names and addresses of all shareholders, by class or series of shares and showing the number and class or series of shares held by each shareholder; (e) sign with the President, or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned to him by the President or by the Board of Directors.

        4.9. The Treasurer. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) maintain appropriate accounting records; (c) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of Section 5.4; and (d) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to him by the President or by the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.

        4.10. Assistant Secretaries and Assistant Treasurers. There shall be such number of Assistant Secretaries and Assistant Treasurers as the Board of Directors may from time to time authorize. The Assistant Secretaries may sign with the President or a Vice President certificates for shares of the corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Directors.

        4.11. Other Assistants and Acting Officers. The Board of Directors shall have the power to appoint, or to authorize any duly appointed officer of the corporation to appoint, any person to act as assistant to any officer, or as agent for the corporation in his stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Board of Directors or the appointing officer shall have the power to perform all the duties of the office to which he is so appointed to be an assistant, or as to which he is so appointed to act, except as such power may be otherwise defined or restricted by the Board of Directors or the appointing officer.

        4.12. Salaries. The salaries of the principal officers shall be fixed from time to time by the Board of Directors or by a duly authorized committee thereof, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

                     ARTICLE  V.   CONTRACTS, LOANS, CHECKS

                      AND DEPOSITS; SPECIAL CORPORATE ACTS

        5.1. Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute or deliver any instrument in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances. In the absence of other designation, all deeds, mortgages and instruments of assignment or pledge made by the corporation shall be executed in the name of the corporation by the President or one of the Vice Presidents and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer; the Secretary or an Assistant Secretary, when necessary or required, shall affix the corporate seal thereto; and when so executed no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer or officers.

        5.2. Loans. No indebtedness for borrowed money shall be contracted on behalf of the corporation and no evidences of such indebtedness shall be issued in its name unless authorized by or under the authority of a resolution of the Board of Directors. Such authorization may be general or confined to specific instances.

        5.3. Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by or under the authority of a resolution of the Board of Directors.

        5.4. Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as may be selected by or under the authority of a resolution of the Board of Directors.

        5.5. Voting of Securities Owned by this Corporation. Subject always to the specific directions of the Board of Directors, (a) any shares or other securities issued by any other corporation and owned or controlled by this corporation may be voted at any meeting of security holders of such other corporation by the President of this corporation if he be present or in his absence by any Vice President of this corporation who may be present, and (b) whenever, in the judgment of the President, or in his absence, of any Vice President, it is desirable for this corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by this corporation, such proxy or consent shall be executed in the name of this corporation by the President or one of the Vice Presidents of this corporation, without necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of this corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by this corporation the same as such shares or other securities might be voted by this corporation.

        5.6. No Nominee Procedures. The corporation has not established, and nothing in these by-laws shall be deemed to establish, any procedure by which a beneficial owner of the corporation's shares that are registered in the name of a nominee is recognized by the corporation as the shareholder under Section 180.0723 of the Wisconsin Business Corporation Law.

             ARTICLE  VI. CERTIFICATES FOR SHARES AND THEIR TRANSFER

        6.1. Certificates for Shares. Certificates representing shares of the corporation shall be in such form, consistent with the Wisconsin Business Corporation Law, as shall be determined by the Board of Directors. Such certificates shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except as provided in Section 6.6.

        6.2. Facsimile Signatures and Seal. The seal of the corporation on any certificates for shares may be a facsimile. The signature of the President, a Vice President and the Secretary or Assistant Secretary upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or a registrar, other than the corporation itself or a employee of the corporation.

        6.3. Signature by Former Officers. In case any officer, who has signed or whose facsimile signature has been placed upon any certificate for shares, shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue.

        6.4. Transfer of Shares. Prior to due presentment of a certificate for shares for registration of transfer the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and power of an owner. Where a certificate for shares is presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The corporation may require reasonable assurance that said endorsements are genuine and effective and compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors.

        6.5. Restrictions on Transfer. The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the corporation upon the transfer of such shares.

        6.6. Lost, Destroyed or Stolen Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the person requesting such new certificate or certificates, or his or her legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

        6.7. Consideration for Shares. The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation. Before the corporation issues shares, the Board of Directors shall determine that the consideration received or to be received for the shares to be issued is adequate. In the absence of a resolution adopted by the Board of Directors expressly determining that the consideration received or to be received is adequate, Board approval of the issuance of the shares shall be deemed to constitute such a determination. The determination of the Board of Directors is conclusive insofar as the adequacy of consideration for the issuance of shares relates to whether the shares are validly issued, fully paid and nonassessable. The corporation may place in escrow shares issued in whole or in part for a contract for future services or benefits, a promissory note, or other property to be issued in the future, or make other arrangements to restrict the transfer of the shares, and may credit distributions in respect of the shares against their purchase price, until the services are performed, the benefits or property are received or the promissory note is paid. If the services are not performed, the benefits or property are not received or the promissory note is not paid, the corporation may cancel, in whole or in part, the shares escrowed or restricted and the distributions credited.

        6.8. Stock Regulations. The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the corporation.

                               ARTICLE  VII. SEAL

        7.1. The Board of Directors may provide a corporate seal in an appropriate form.

                           ARTICLE  VIII. FISCAL YEAR

        8.1. The fiscal year of the corporation shall be as fixed by resolution of the Board of Directors.

                          ARTICLE  IX. INDEMNIFICATION

        9.1. Certain Definitions. All capitalized terms used in this Article IX and not otherwise hereinafter defined in this Section 9.1 shall have the meaning set forth in Section 180.0850 of the Statute (as defined herein). The following terms (including any plural forms thereof) used in this Article IX shall be defined as follows:

             (a) "Affiliate" shall include, without limitation, any corporation, partnership, joint venture, employee benefit plan, trust or other enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

             (b) "Authority" shall mean the entity selected by the Director or Officer to determine his or her right to indemnification pursuant to
   Section 9.4.

             (c) "Board" shall mean the entire then elected and serving Board of Directors of the Corporation, including all members thereof who are Parties to the subject Proceeding or any related Proceeding.

             (d) "Breach of Duty" shall mean the Director or Officer breached or failed to perform his or her duties to the Corporation and his or her breach of or failure to perform those duties is determined, in accordance with Section 9.4, to constitute misconduct under Section 180.0851(2)(a)1, 2, 3 or 4 of the Statute.

             (e) "Corporation," as used herein and as defined in Statute and incorporated by reference into the definitions of certain other capitalized terms used herein, shall mean this Corporation, including, without limitation, any successor corporation or entity to this Corporation by way of merger, consolidation or acquisition of all or substantially all of the capital stock or assets of this Corporation.

             (f) "Director or Officer" shall have the meaning set forth in the Statute; provided, that, for purposes of this Article IX, it shall be conclusively presumed that any Director or Officer serving as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of an Affiliate shall be so serving at the request of the Corporation.

             (g) "Disinterested Quorum" shall mean a quorum of the Board who are not Parties to the subject Proceeding or any related Proceeding.

             (h) "Party" shall have the meaning set forth in the Statute; provided, that, for purposes of this Article IX, the term "Party" shall also include any Director or Officer or employee who is or was a witness in a Proceeding at a time when he or she has not otherwise been formally named a Party thereto.

             (i) "Proceeding" shall have the meaning set forth in the Statute; provided, that, in accordance with Section 180.0859 of the Statute and for purposes of this Article IX, the term "Proceeding" shall also include all Proceedings (i) brought under (in whole or in part) the Securities Act of 1933, as amended, the Exchange Act, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing; (ii) brought before an Authority or otherwise to enforce rights hereunder; (iii) any appeal from a Proceeding; and (iv) any Proceeding in which the Director or Officer is a plaintiff or petitioner because he or she is a Director or Officer; provided, however, that any such Proceeding under this subsection (iv) must be authorized by a majority vote of a Disinterested Quorum.

             (j) "Statute" shall mean Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as the same shall then be in effect, including any amendments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than the Statute permitted or required the Corporation to provide prior to such amendment.

        9.2. Mandatory Indemnification. To the fullest extent permitted or required by the Statute, the Corporation shall indemnify a Director or Officer against all Liabilities incurred by or on behalf of such Director or Officer in connection with a Proceeding in which the Director or Officer is a Party because he or she is a Director or Officer.

        9.3. Procedural Requirements.

             (a)  A Director or Officer who seeks indemnification under
   Section 9.2 shall make a written request therefor to the Corporation. Subject to Section 9.3(b), within 60 days of the Corporation's receipt of such request, the Corporation shall pay or reimburse the Director or Officer for the entire amount of Liabilities incurred by the Director or Officer in connection with the subject Proceeding (net of any Expenses previously advanced pursuant to Section 9.5).

             (b) No indemnification shall be required to be paid by the Corporation pursuant to Section 9.2 if, within such 60-day period, (i) a Disinterested Quorum, by a majority vote thereof, determines that the Director or Officer requesting indemnification engaged in misconduct constituting a Breach of Duty or (ii) a Disinterested Quorum cannot be obtained.

             (c) In either case of nonpayment pursuant to Section 9.3(b), the Board shall immediately authorize by resolution that an Authority, as provided in Section 9.4, determine whether the Director's or Officer's conduct constituted a Breach of Duty and, therefor, whether indemnification should be denied hereunder.

             (d) (i) If the Board does not authorize an Authority to determine the Director's or Officer's right to indemnification hereunder within such 60-day period and/or (ii) if indemnification of the requested amount of Liabilities is paid by the Corporation, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has affirmatively determined that the Director or Officer did not engage in misconduct constituting a Breach of Duty and, in the case of subsection
   (i) above (but not subsection (ii)), indemnification by the Corporation of the requested amount of Liabilities shall be paid to the Director or Officer immediately.

        9.4. Procedural Requirements.

             (a) If the Board authorizes an Authority to determine a Director's or Officer's right to indemnification pursuant to Section 9.3, then the Director or Officer requesting indemnification shall have the absolute discretionary authority to select one of the following as such
   Authority:

                  (i) An independent legal counsel; provided, that such counsel shall be mutually selected by such Director or Officer and by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board;

                  (ii) A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Wisconsin; provided, that (A) one arbitrator shall be selected by such Director or Officer, the second arbitrator shall be selected by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board, and the third arbitrator shall be selected by the two previously selected arbitrators, and (B) in all other respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules; or

                  (iii)     A court pursuant to and in accordance with
        Section 180.0854 of the Statute.

             (b) In any such determination by the selected Authority there shall exist a rebuttable resumption that the Director's or Officer's conduct did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Corporation or such other party asserting that such indemnification should not be allowed.

             (c) The Authority shall make its determination within 60 days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Corporation and the Director or Officer.

             (d) If the Authority determines that indemnification is required hereunder, the Corporation shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Section 9.5), including interest thereon at a reasonable rate, as determined by the Authority, within 10 days of receipt of the Authority's opinion; provided, that, if it is determined by the Authority that a Director or Officer is entitled to indemnification against Liabilities' incurred in connection with some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, the Corporation shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.

             (e) The determination by the Authority that indemnification is required hereunder shall be binding upon the Corporation regardless of any prior determination that the Director or Officer engaged in a Breach of Duty.

             (f) All expenses incurred in the determination process under this Section 9.4 by either the Corporation or the Director or Officer, including, without limitation, all Expenses of the selected Authority, shall be paid by the Corporation.

        9.5. Mandatory Advance of Expenses.

             (a) The Corporation shall pay or reimburse from time to time or at any time, within 10 days after the receipt of the Director's or Officer's written request therefor, the reasonable Expenses of the Director or Officer as such Expenses are incurred; provided, the following conditions are satisfied:

                  (i) The Director or Officer furnishes to the Corporation an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a Breach of Duty; and

                  (ii) The Director or Officer furnishes to the Corporation an unsecured executed written agreement to repay any advances made under this Section 9.5 if it is ultimately determined by an Authority that he or she is not entitled to be indemnified by the Corporation for such Expenses pursuant to Section 9.4.

             (b) If the Director or Officer must repay any previously advanced Expenses pursuant to this Section 9.5, such Director or Officer shall not be required to pay interest on such amounts.

        9.6. Indemnification and Allowance of Expenses of Certain Others.

             (a) The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify a director or officer of an Affiliate (who is not otherwise serving as a Director or Officer) against all Liabilities, and shall advance the reasonable Expenses, incurred by such director or officer in a Proceeding to the same extent hereunder as if such director or officer incurred such Liabilities because he or she was a Director or Officer, if such director or officer is a Party thereto because he or she is or was a director or officer of the Affiliate.

             (b) The Corporation shall indemnify an employee who is not a Director or Officer, to the extent he or she has been successful on the merits or otherwise in defense of a Proceeding, for all Expenses incurred in the Proceeding if the employee was a Party because he or she was an employee of the Corporation.

             (c) The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify (to the extent not otherwise provided in Section 9.6(b) hereof) against Liabilities incurred by, and/or provide for the allowance of reasonable Expenses of, an employee or authorized agent of the Corporation acting within the scope of his or her duties as such and who is not otherwise a Director or Officer.

        9.7. Insurance. The Corporation may purchase and maintain insurance on behalf of a Director or Officer or any individual who is or was an employee or authorized agent of the Corporation against any Liability asserted against or incurred by such individual in his or her capacity as such or arising from his or her status as such, regardless of whether the Corporation is required or permitted to indemnify against any such Liability under this Article IX.

        9.8. Notice to the Corporation. A Director, Officer or employee shall promptly notify the Corporation in writing when he or she has actual knowledge of a Proceeding which may result in a claim of indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any liability to the Director, Officer or employee hereunder unless the Corporation shall have been irreparably prejudiced by such failure (as determined, in the case of Directors or Officers, by an Authority selected pursuant to Section 9.4(a)).

        9.9. Severability. If any provision of this Article IX shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article IX contravene public policy, this Article IX shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action or deed by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable; it being understood that it is the Corporation's intention to provide the Directors and Officers with the broadest possible protection against personal liability allowable under the Statute.

        9.10. Nonexclusivity of Article IX. The rights of a Director, Officer or employee (or any other person) granted under this Article IX shall not be deemed exclusive of any other rights to indemnification against Liabilities or allowance of Expenses which the Director, Officer or employee (or such other person) may be entitled to under any written agreement, Board resolution, vote of shareholders of the Corporation or otherwise, including, without limitation, under the Statute. Nothing contained in this Article IX shall be deemed to limit the Corporation's obligations to indemnify against Liabilities or allow Expenses to a Director Officer or employee under the Statute.

        9.11. Contractual Nature of Article IX: Repeal or Limitation of Rights. This Article IX shall be deemed to be a contract between the Corporation and each Director, Officer and employee of the Corporation and any repeal or other limitation of this Article IX or any repeal or limitation of the Statute or any other applicable law shall not limit any rights of indemnification against Liabilities or allowance of Expenses then existing or arising out of events, acts or omissions occurring prior to such repeal or limitation, including, without limitation, the right to indemnification against Liabilities or allowance of Expenses for Proceedings commenced after such repeal or limitation to enforce this
   Article IX with regard to acts, omissions or events arising prior to such repeal or limitation.

                             ARTICLE  X. AMENDMENTS

        10.1. By Shareholders. Except as otherwise provided by the articles of incorporation of the corporation and these by-laws, the by-laws of the corporation may be altered, amended or repealed and new by-laws may be adopted by the shareholders at any Annual Meeting or Special Meeting at which a quorum is in attendance.

        10.2. By Directors. Except as otherwise provided in the articles of incorporation of the corporation and these by-laws, the by-laws of the corporation may also be altered, amended or repealed and new by-laws may be adopted by the Board of Directors by affirmative vote of a majority of the number of directors present at any meeting at which a quorum is in attendance; provided, however, that the shareholders in altering, adopting, amending or repealing a particular by-law may provide therein that the Board of Directors may not amend, repeal or readopt that by-law.

        10.3. Implied Amendments. Any action taken or authorized by the shareholders or by the Board of Directors, which would be inconsistent with the bylaws then in effect but is taken or authorized by affirmative vote of not less than the number of shares or the number of directors required to amend the by-laws so that the by-laws would be consistent with such action, shall be given the same effect as though the by-laws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.